                                                FILED PURSUANT TO RULE 424(b)(5)
                                                   REGISTRATION NUMBER 333-80419

PROSPECTUS

                            [LOGO OF HOMESTORE.COM]

UNITS OF COMMON STOCK, WARRANTS TO PURCHASE COMMON STOCK AND COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS

WARRANTS TO PURCHASE COMMON STOCK AND COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS

                               ----------------

homestore.com, Inc. is offering to home builders up to 35 units consisting of up to 437,500 shares of common stock and warrants to purchase up to 437,500 shares of its common stock. We are offering to Multiple Listing Services and Norwest Mortgage, Inc. warrants to purchase up to 1,736,345 shares of common stock. No public market currently exists for either the warrants or our shares of common stock. We anticipate that the offering price of the common stock will be $6.60 per share, which will give us aggregate proceeds of $2,887,500. The units and warrants will be offered to home builders and Multiple Listing Services in exchange for them agreeing to provide us with real property listings or publicity rights as well as, in the case of the units offered to home builders, $82,500 per unit if the home builder elects a longer term of the listing agreement. A warrant is being offered to Norwest Mortgage, Inc. as partial consideration for entering an advertising agreement.

The warrants will have terms ranging from three to four and one-half years from the date of issue, except the warrant offered to Norwest Mortgage, Inc. which will have a term of one year. The warrants will have an exercise price equal to the per share price of $20.00 per share. The warrants will not be transferable without our consent and the shares issued upon exercise will be subject to resale restrictions which lapse ratably over a 2 1/2, 3 or 4 year period as described in the section entitled "Plan of Distribution" beginning on page 92.

Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "HOMS." The warrants will not be listed on any stock market.

  Investing in our securities involves risks. See "Risk Factors" beginning on page 8.

We will not receive any cash proceeds from the issuance of the warrants. However, when the warrants are exercised, we will receive $20 per share covered by the warrant. If all of these warrants are exercised for cash we would receive an additional $43,476,900. Assuming the sale, issuance and exercise of all units and warrants offered in this offering, homestore.com will receive total proceeds of $46,364,400.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

August 4, 1999

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    3
Risk Factors........................    8
Special Note Regarding Forward-
 Looking Statements.................   21
Use of Proceeds.....................   22
Dividend Policy.....................   22
Capitalization......................   23
Dilution............................   24
Selected Consolidated Financial
 Data...............................   25
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   27
Business............................   44
Management..........................   62
Related Party Transactions..........   74
Principal Stockholders..............   81
Description of Capital Stock........   83
Description of Warrants Offered.....   88
Shares Eligible for Future Sale.....   90
Plan of Distribution................   92
Legal Matters.......................   95
Experts.............................   95
Change in Independent Accountants...   95
Additional Information..............   96
Index to Financial Statements.......  F-1

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

   homestore.com(TM), REALTOR.com(TM), HomeBuilder.com(TM) and CommercialSource.com(TM) are our trademarks or are exclusively licensed to us. This prospectus contains trademarks of other companies and organizations. "REALTOR(R)" is a registered collective membership mark which may be used only by real estate professionals who are members of the National Association of REALTORS, or the NAR, and subscribe to its code of ethics.

   Except as otherwise indicated, all information in this prospectus assumes:

  . a 5-for-2 stock split to be completed immediately prior to the completion of our underwritten initial public offering of common stock.
  . each outstanding share of preferred stock is converted into five shares of common stock upon the closing of this offering, except for one share of our new Series A preferred stock to be issued to the NAR; and
  . no exercise of the underwriters' over-allotment option in our underwritten initial public offering.

                               PROSPECTUS SUMMARY

   You should read this summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

                                  OUR COMPANY

   We are the leading destination on the Internet for real estate information, advertising products and services, based on the number of visitors, time spent on our web sites and number of property listings, and are pioneering the use of the Internet to bring the real estate industry online. Our family of web sites, consisting of homestore.com, REALTOR.com, HomeBuilder.com, SpringStreet.com and CommercialSource.com provides the most comprehensive source of real estate listings and content on the Internet. Through our family of web sites, we provide a wide variety of information and tools for consumers, real estate industry professionals, advertisers and providers of real estate related products and services. To provide consumers with real estate listings, access to real estate professionals and other real estate related information and resources throughout the home and real estate life cycle, we have established relationships with key industry participants. These participants include real estate market leaders such as the National Association of REALTORS, or the NAR, the National Association of Home Builders, or the NAHB, the largest Multiple Listing Services, or MLSs, real estate franchises, brokers, builders and agents. The NAR is a not for profit trade organization whose members include over 720,000 real estate brokers and agents across the U.S. The NAHB is the largest trade organization of new home builders in the U.S. MLSs operate proprietory networks that provide real estate professionals with listings of properties for sale and are regulated by a governing body of local brokers and/or agents.

   In order to draw additional traffic to our family of web sites, we also have distribution agreements with the following Internet portal sites America Online, @Home, Excite, Go Network/Infoseek and Lycos. These agreements typically provide that our content will be displayed on the real estate related sections of those sites along with links to our web sites. We currently generate revenues from several sources, including fees from agents, brokers, home builders rental property owners and other advertisers.

                             OUR MARKET OPPORTUNITY

   Every participant in the home and real estate life cycle faces a unique set of challenges. Consumers are continually searching for a comprehensive, convenient and integrated source of information to assist them in every aspect of the real estate transaction. Real estate agents and brokers depend on attracting and retaining customers in order to generate increasing numbers of transactions and are looking for additional opportunities to market their services, become more productive and compete more effectively for transactions. Home building and real estate professionals also depend on attracting and retaining customers in order to sell new properties in a timely manner and continue to seek new ways to market their products and services as well as inform prospective home buyers of the availability of new properties. To make an informed decision, renters need access to comprehensive information about available rental units, specific neighborhoods and rental prices in a given geographic location. In addition, due to the high turnover rate in rental units, property managers and owners must regularly attract new tenants to minimize their vacancy rates and consequently continue to seek to market their available units in a cost-effective manner. Finally, service providers and retailers of real estate related products or services need an effective mechanism or centralized location to reach consumers who are most interested in their offerings.

   Because of the size and fragmented nature of the real estate industry and reliance on the exchange of information, the Internet offers a compelling means for consumers, real estate professionals, home builders, renters, property managers and owners and ancillary service providers to come together to improve the dissemination of information and enhance communications.

                                 OUR WEB SITES

   We operate the homestore.com, REALTOR.com, HomeBuilder.com, SpringStreet.com and CommercialSource.com web sites.

  . homestore.com serves as a gateway to our entire family of web sites.

  . REALTOR.com contains listings of over 1.37 million of the approximately
    1.47 million homes that we estimate are listed nationally for sale as of June 30, 1999. Users can search our database of homes for sale and find detailed information on the available homes and their surrounding neighborhoods. They can also use REALTOR.com to find REALTORS to assist them in the buying or selling process. The site's primary areas, Getting Started, Buying, Selling, Offer/Closing, Moving and Owning, also provide users with information for each stage of the home and real estate life cycle. Our consumer products and services are available free of charge. REALTORS can purchase our advertising products and services, which provide detailed information about their listings, including photos, and can link their listings to their personal web site pages.

  . HomeBuilder.com contains listings of over 100,000 new homes across the U.S. as of June 30, 1999. Users can use HomeBuilder.com free of charge, to search for detailed information on a particular builder or geographic location as well as home attributes. Builders of all sizes can purchase our advertising products and services and display their new homes, models or floor plans. Potential buyers can also contact builders through the site via electronic mail or facsimile.

  . SpringStreet.com contains listings for over 45,000 rental properties in over 6,000 U.S. cities as of June 30, 1999. Users can use SpringStreet.com, free of charge, to search for detailed information on particular rental units, buildings and neighborhoods. SpringStreet.com also provides information for services targeted at renters, such as moving services, insurance, furniture rental and other local services. Property owners and managers can list their rental properties using basic text-based listings or, for additional fees, list their properties using enhanced listings containing additional features, such as color photos and maps.

  . CommercialSource.com provides links to commercial property listings in the U.S. and other countries. The site also offers links to a number of financing sources and other information service providers for commercial real estate.

   In addition to fees we receive from real estate professionals for our advertising products and services, we also offer to other types of advertisers a variety of standard Internet advertising products and services on our family of web sites, such as banner advertisements and sponsorships.

                                  OUR STRATEGY

   Our objective is to extend our position as the leading real estate destination on the Internet. The key elements of our strategy include: increasing the number of listings and enhancing the real estate content on our websites; increasing the number of users on our web sites as well as the amount of time they spend on the sites; pursuing additional relationships with key real estate industry participants; continuing to extend our brand name and brand recognition among consumers and real estate professionals; and incorporating new Internet technologies into our web sites to provide enhanced functions and features.

       WE HAVE A HISTORY OF NET LOSSES AND MAY NOT ACHIEVE PROFITABILITY

   We have incurred losses from our operations since we were formed in 1993. For example, for 1998, we incurred operating losses on a pro forma basis of $69.4 million and for the six months ended June 30, 1999, we incurred operating losses on a pro forma basis of $50.0 million. On an actual basis, we incurred operating losses of $28.7 million for the six months ended June 30, 1999. We also have an accumulated deficit of $91.5 million as of June 30, 1999. We also expect to incur significant non-cash charges relating to stock-based compensation and the issuance of warrants. Therefore, we may not achieve or sustain profitability.

                                  THE OFFERING

Warrants offered to MLSs and
 Norwest Mortgage, Inc............ 1,762,660 shares
Units of 5,000 shares of common
 stock and a warrant for up to
 5,000 shares offered to home      35 units (an aggregate of 437,500 shares
 builders......................... and 437,500 shares subject to warrants)
Common stock offered in our
 underwritten initial public
 offering......................... 7,000,000 shares
Common stock to be outstanding
 after the offering............... 67,475,360 shares
Use of proceeds................... For property listings and general corporate purposes, including capital expenditures
                                   and working capital. See "Use of Proceeds."
Nasdaq National Market symbol for
 our common stock................. HOMS

   The number of shares of our common stock to be outstanding immediately after the offering is based on the number of shares outstanding at June 30, 1999. This number does not take into account:

  . 7,802,720 shares subject to options outstanding under our stock plans and outstanding warrants with an average exercise price per share of $4.37, of which 3,031,137 shares are subject to vested options or warrants exercisable within 60 days of June 30, 1999;

  . up to 2,173,845 shares subject to warrants being offered to home builders, MLSs and Norwest Mortgage, Inc. in this offering; and

  . 118,750 shares subject to warrants with a weighted average exercise price of $25.26.

   Following our underwritten initial public offering, the NAR will own approximately 6.8% of our common stock, venture capital funds affiliated with our board members will own approximately 35.6% of our common stock and our remaining officers and directors will own approximately 11.3% of our common stock.

   We are offering the securities described in this prospectus to MLSs and home builders in exchange for them agreeing to provide us with real property listings on a preferred or exclusive basis for a term of one to three years, and in the case of the units offered to home builders, $82,500 per unit. The number of shares subject to the warrants offered will vary depending on the number of listings provided by the particular MLS or home builder.

   The warrants being offered under this prospectus:

  . may be exercised during a specified period, typically three to four and one-half years, beginning on the date of purchase of the warrant;

  . will have an exercise price equal to the price of our common stock in our underwritten initial public offering;

  . may also be exercised, or converted to common stock, on a "net exercise" or "cashless" basis; and

  . may not be transferred or assigned by the holder without our prior written consent.

   The shares offered in the units and the shares issued upon exercise of the warrants will not be transferable for a period of 180 days after the date of purchase. In addition, the shares issued upon exercise of the warrants will not be transferable. This restriction will lapse over the exercise period of the warrant as follows:

  . for MLSs with existing exclusive listing agreements with us, 10% of the shares subject to the warrant will become transferable every three months, so that after two and one-half years, none of the shares subject to the warrant will be subject to these restrictions;

  . for MLSs that have existing non-exclusive listing agreements with us and for home builders, 8.33% of the shares subject to the warrant will become transferable every three months so that after three years, none of the shares subject to the warrants will be subject to these restrictions; and

  . for the MLSs who receive a second group of warrants, 6.25% of the shares subject to the warrant will become transferable every three months so that after four years, none of the shares subject to the warrants will be subject to these restrictions.

   Please read pages 93 and 94 for a description of these transfer restrictions.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

   The following table presents consolidated statement of operations data of homestore.com. The pro forma net loss per share data below gives effect to (1) the conversion of each outstanding share of preferred stock into two shares of common stock upon the closing of the offering and (2) the pro forma basis of presentation described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 27. See Note 2 of homestore.com's Notes to Consolidated Financial Statements and Unaudited Pro Forma Condensed Consolidated Financial Information.

                                         Actual                              Pro Forma
                          ----------------------------------------  ---------------------------
                               Year Ended           Six Months
                              December 31,        Ended June 30,     Year Ended    Six Months
                          ----------------------  ----------------  December 31, Ended June 30,
                           1996    1997    1998    1998     1999        1998          1999
                          ------  ------  ------  ------  --------  ------------ --------------
Consolidated statement
 of operations data:
 Revenues...............  $1,360  $   42  $   --  $   --  $ 16,586    $ 19,125      $ 21,365
 Gross profit...........   1,318      36      --      --     9,476       9,595        11,788
 Loss from operations...    (231)    (16)     (3)     (2)  (28,732)    (69,382)      (49,983)
 Net loss...............  $ (252) $  (17) $   (3) $   (2) $(28,766)   $(69,042)     $(49,978)
 Net loss applicable to
  common stockholders...  $ (252) $  (17) $   (3) $   (2) $(30,243)   $(76,769)     $(49,978)
 Net loss per share
  applicable to common
  stockholders:
 Basic and diluted......  $ (.07) $   --  $   --  $   --  $  (1.48)   $  (1.79)     $   (.89)
 Weighted average
  shares--basic and
  diluted...............   3,477   8,650   9,173   8,650    20,502      43,001        56,455

   The following table presents consolidated balance sheet data of homestore.com at June 30, 1999. The pro forma column in the consolidated balance sheet data below gives effect to (1) the conversion of each outstanding share of preferred stock into five shares of common stock upon the closing of this offering, except for the one share of our new Series A preferred stock to be issued to the NAR and (2) the conversion of substantially all of the shares of RealSelect held by the NAR for 3,917,265 shares of homestore.com. The pro forma as adjusted data gives effect to the sale of common stock and issuance of the warrants in this offering and to the sale of the 7,000,000 shares of common stock that we are offering in our underwritten initial public offering at the initial public offering price of $20.00 per share after deducting the estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                                          June 30, 1999
                                                  ------------------------------
                                                                      Pro Forma
                                                   Actual  Pro Forma As Adjusted
                                                  -------- --------- -----------
Consolidated balance sheet data:
 Cash and cash equivalents....................... $ 18,183 $ 18,183   $139,438
 Working capital (deficit).......................    1,463    1,463    131,551
 Total assets....................................  104,303  104,303    255,558
 Notes payable, long-term and current portion....    3,958    3,958      3,025
 Redeemable convertible preferred stock..........    5,094       --         --
 Total stockholders' equity......................   64,975   70,069    200,157

                   RECENT LITIGATION INVOLVING HOMESTORE.COM

   On July 28, 1999, Cendant Corporation, the parent company of the Century 21, Coldwell Banker and ERA real estate franchises, filed a lawsuit against us. Please see "Business--Litigation" on page 60 for a description of this lawsuit. We entered into a Listings License Agreement with Cendant in June 1998. Under this agreement, Cendant granted us the right to obtain listing information from Cendant regarding new and existing homes for sale through Cendant real estate brokerage franchises. However, we currently receive all of our property listings from MLSs with which we have separate listings agreements. While we do not believe that Cendant has direct control over how these entities display or license their listings, Cendant claims to have approximately 200,000 real estate agents who are affiliated with franchises owned by Cendant. Therefore, it is possible that Cendant could seek to influence its affiliated brokers and agents to encourage MLSs not to renew their listings agreements with us in the future.

                     NORWEST MORTGAGE ADVERTISING AGREEMENT

   We will enter into an advertising agreement with Norwest Mortgage. We will also issue a warrant to Norwest Mortgage to purchase 500,000 shares of our common stock at $20.00 per share.

                                  OUR HISTORY

   We were incorporated in July 1993 as InfoTouch, Inc. InfoTouch's initial business plan was to develop kiosks, or booths with computer screens, to allow consumers to search for home listings. In December 1996, our RealSelect subsidiary was formed to operate the REALTOR.com web site. RealSelect was initially owned by the NAR and an entity called NetSelect LLC. NetSelect LLC was in turn owned by InfoTouch and another holding company, NetSelect, Inc. In February 1999, NetSelect, Inc. and NetSelect LLC were merged into InfoTouch and InfoTouch was renamed NetSelect, Inc. Immediately prior to this offering we will change our name to homestore.com, Inc. and the NAR will exchange substantially all of its RealSelect shares for shares of our common stock. After this exchange we will own in excess of 99% of RealSelect's stock and the NAR will own less than 1%. Our current subsidiaries include RealSelect, which owns our REALTOR.com web site, SpringStreet, Inc. which owns the SpringStreet.com web site, and National New Homes, which owns the HomeBuilder.com web site.

   The NAR has the right to appoint one member to our board of directors and two members to RealSelect's board of directors. The RealSelect board members appointed by the NAR must approve RealSelect's undertaking of a number of actions. Under a stockholders agreement with the NAR, if we propose to enter into a new real estate related business, we must first give RealSelect the opportunity to invest in that business. We pay royalties to the NAR on a quarterly basis based on REALTOR.com's and SpringStreet.com's revenues. In addition, the NAR must consent to transfers of stock by many of our existing stockholders and to any proposed sale of substantially all of our assets. This could have the effect of delaying or restricting a change of control. Our relationship with the NAR is described in more detail on pages 8-9 and 74-78.

   We are a Delaware corporation. Our principal executive offices are located at 225 West Hillcrest Drive, Suite 100, Thousand Oaks, California 91360. Our telephone number is (805) 557-2300. Our world wide web addresses are "www.homestore.com," "www.REALTOR.com," "www.HomeBuilder.com,"
"www.SpringStreet.com" and "www.CommercialSource.com." The information on our family of web sites is not incorporated into this prospectus.

   We face a number of risks related to our business including the potential termination of our agreements with the NAR and NAHB, the influence the NAR has over how we operate the REALTOR.com and SpringStreet.com web sites and our need to obtain real estate listings. You should read the information contained in the section entitled "Risk Factors" carefully.

   Neither the NAR nor the NAHB makes any endorsement or recommendation regarding any purchase of the shares of common stock being sold in this offering.

                                 RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to our Business

   Our agreement with the National Association of REALTORS could be terminated by it.

   The REALTOR.com trademark and web site address and the REALTOR trademark are owned by the NAR. The NAR licenses these trademarks to our RealSelect subsidiary under a license agreement, and RealSelect operates the REALTOR.com web site under an operating agreement with the NAR.

   Although the REALTOR.com operating agreement is a lifetime agreement, the NAR may terminate it for a variety of reasons. These include:

  . the acquisition of homestore.com or RealSelect;

  . a substantial decrease in the number of property listings on our REALTOR.com site; and

  . a breach of any of our other obligations under the agreement that we do not cure within 30 days of being notified by the NAR of the breach.

   Absent a breach by the NAR, the agreement does not contain provisions that allow us to terminate.

   Our agreement with the NAR contains a number of provisions that could restrict our operations.

   Our operating agreement with the NAR contains a number of provisions that restrict how we operate our business. These restrictions include:

  . we must make quarterly royalty payments of up to 15% of RealSelect's operating revenues in the aggregate to the NAR and the entities that provide us the information for our real property listings, which we refer to as our data content providers;

  . we are restricted in the type and subject matter of, and the manner in which we display, advertisements on the REALTOR.com web site;

  . the NAR has the right to approve how we use its trademarks, and we must comply with its quality standards for the use of these marks;

  . we must meet performance standards relating to the availability time of the REALTOR.com web site;

  . the NAR has the right to review, approve and request changes to the content on the pages of our REALTOR.com web site; and

  . we may be restricted in our ability to create additional web sites or pursue other lines of business that engage in displaying real property advertisements in electronic form by the terms of our agreements with the NAR.

   In addition, our operating agreement with the NAR contains restrictions on how we can operate the REALTOR.com web site. For instance, we can only enter into agreements with entities that provide us with real estate listings, such as MLSs, on terms approved by the NAR. In addition, the NAR can require us to include on REALTOR.com real estate related content it has developed. See "Related Party Transactions--Operating Agreement with the National Association of REALTORS."

   If our operating agreement for REALTOR.com terminates, the NAR would be able to operate the REALTOR.com web site.

   If our operating agreement terminates, we must transfer a copy of the software that operates the REALTOR.com web site and assign our agreements with data content providers, such as real estate brokers or MLSs, to the NAR. The NAR would then be able to operate the REALTOR.com web site itself or with a third party. Many of these data content agreements are exclusive, and we could be prevented from obtaining and using listing data from the providers covered by these transferred agreements until the exclusivity periods lapse.

   We are subject to noncompetition provisions with the NAR which could adversely affect our business.

   We were required to obtain the consent of the NAR prior to our acquisition of SpringStreet and the launch of our HomeBuilder.com and CommercialSource.com web sites. In the future, if we were to acquire or develop another service which provides real estate listings on an Internet site or through other electronic means, we will need to obtain the prior consent of the NAR. Any future consents from the NAR, if obtained, could be conditioned on our agreeing to operational conditions for the new web site or service. These conditions could include paying fees to the NAR, limiting the types of content or listings on the web sites or service or other terms and conditions. Our business could be adversely affected if we do not obtain consents from the NAR, or if a consent we obtain contains restrictive conditions. These noncompetition provisions and any required consents, if accepted by us at our discretion, could have the effect of restricting the lines of business we may pursue.

   Our agreement with the National Association of Home Builders contains provisions that could restrict our operations.

   Our operating agreement with the NAHB includes a number of restrictions on how we operate our HomeBuilder.com web site:

  . starting in June 2000, the NAHB can terminate this agreement with six months' prior notice;

  . we are restricted in the type and subject matter of advertisements on the pages of our HomeBuilder.com web site that contain new home listings; and

  . the NAHB has the right to approve how we use its trademarks and we must comply with its quality standards for the use of its marks.

   Our SpringStreet.com web site is subject to a number of restrictions on how it may be operated.

   In agreeing to our acquisition of SpringStreet Inc., the NAR imposed a number of important restrictions on how we can operate the SpringStreet.com web site. These include:

  . if the consent terminates for any reason, we will have to transfer to the NAR all data and content, such as listings, on the rental site that were provided by real estate professionals who are members of the NAR, known as REALTORS;

  . listings for rental units in smaller non-apartment properties generally must be received from a REALTOR or REALTOR-controlled MLSs in order to be listed on the web site;

  . if the consent is terminated, we could be required to operate our rental properties web site at a different web address;

  . if the consent terminates for any reason, other than as a result of a breach by the NAR, the NAR will be permitted to use the REALTOR-branded web address, resulting in increased competition;

  . without the consent of the NAR, prior to the time we are using a REALTOR-branded web address, we cannot provide a link on the SpringStreet.com web site linking to the REALTOR.com web site and vice versa;

  . we cannot list properties for sale on the rental web site for the duration of our REALTOR.com operating agreement and for an additional two years;

  . we are restricted in the type and subject matter of, and the manner in which we display, advertisements on the rental web site;

  . we must make royalty payments based on the operating revenues of the rental site to the NAR and our data content providers at the same rates as under our REALTOR.com operating agreement, except that the amount payable to data content providers in the aggregate will be proportionately based on the percentage of the total content on the site supplied by them; and

  . we must offer REALTORS preferred pricing for home pages or enhanced advertising on the rental web site.

   The NAR could revoke its consent to our operating SpringStreet.com.

   The NAR can revoke its consent to our operating the SpringStreet.com web site for reasons which include:

  . the acquisition of homestore.com or RealSelect;

  . a substantial decrease in property listings on our REALTOR.com web site;
    and

  . a breach of any of our obligations under the consent or the REALTOR.com operating agreement that we do not cure within 30 days of being notified by the NAR of the breach.

   The National Association of REALTORS has significant influence over aspects of our RealSelect subsidiary's corporate governance.


   The NAR will have significant influence over RealSelect's corporate governance.

   Board representatives. The NAR is entitled to have one representative as a member of our board of directors and two representatives as members of our RealSelect subsidiary's board of directors.

   Approval rights. RealSelect's certificate of incorporation contains a limited corporate purpose, which purpose is the operation of the REALTOR.com web site and real property advertising programming for electronic display and related businesses. Without the consent of six of RealSelect's seven directors, which would have to include at least one NAR appointed director, this limited purpose provision cannot be amended.

   RealSelect's bylaws also contain protective provisions which could restrict portions of its operations or require us to incur additional expenses. If the RealSelect board of directors cannot agree on an annual operating budget for RealSelect, it would use as its operating budget that from the prior year, adjusted for inflation. Any expenditures in excess of that budget would have to be funded by homestore.com. In addition, if RealSelect desired to incur debt or invest in assets in excess of $2.5 million without the approval of a majority of its board, including an NAR representative, we would need to fund those expenditures.

   RealSelect cannot take the following actions without the consent of at least one of the NAR's representatives on its board of directors:

  . amend its certificate of incorporation or bylaws;

  . pledge its assets;

  . approve transactions with affiliates, stockholders or employees in excess of $100,000;

  . change its executive officers;

  . establish, or appoint any members to, a committee of its board of directors; or

  . issue or redeem any of its equity securities.

   The NAR can restrict a change of control of homestore.com.

   Stockholders holding approximately 67.8% of our outstanding capital stock at June 30, 1999 have agreed to restrict the sale of their shares of common stock. Without the prior consent of the NAR, these stockholders may not transfer these shares of common stock to a person, other than to each other, whose primary business is "real estate-related" or to a transferee who will become a holder of more than 5% of our capital stock as a result of the transfer from the stockholder. Accordingly, these types of changes of control, even if favorable to stockholders, could be prohibited or restricted absent the NAR's consent.

   It is difficult to evaluate our current business due to our limited history with our current business.

   HomeBuilder.com was added to our family of web sites in July 1998 after our acquisition of MultiSearch Solutions. Our CommercialSource.com web site was launched in October 1998. We acquired our SpringStreet.com web site in June 1999. Therefore, we have only a limited operating history with our current business. This limited history makes it difficult to evaluate our current business and prospects.

   We have a history of losses and expect losses for the foreseeable future.

   We have experienced operating losses in each quarterly and annual period since 1993, and we incurred operating losses of $28.7 million for the first two quarters of 1999. On a pro forma basis, we incurred operating losses of $69.4 million in 1998 and $50.0 million for the first two quarters of 1999. As of June 30, 1999, we had an accumulated deficit of $91.5 million, and we expect to incur losses for the foreseeable future. The size of these losses will depend, in part, on the rate of growth in our revenues from broker, agent, home builder and rental property owner web hosting fees, advertising sales and sales of other products and services. The size of our future losses will also be impacted by non-cash stock-based charges relating to deferred compensation, stock and warrant issuances and amortization of intangible assets. As of June 30, 1999, we had approximately $81.8 million of deferred stock-based compensation and intangible assets to be amortized. After this offering we will incur substantial stock-based charges in connection with the following warrants to acquire our common stock:

  . warrants held by America Online;

  . warrants held by MLSs;

  . warrants being offered to home builders, MLSs and Norwest Mortgage concurrently with this offering;

  . warrants or other securities which may be offered to brokers or other real estate industry participants in the future; and

  . warrants held by real estate brokers who participated in our Broker Gold program.

We anticipate that we will incur additional charges of approximately $44.3 million in the aggregate for these warrants. These charges will be expensed each quarter over the term of the applicable agreement.

   It is critical to our success that we continue to devote financial, sales and management resources to developing brand awareness for our web sites as well as for any other products and services we may add. To accomplish this, we will continue to develop our content and expand our marketing and promotion activities, direct sales force and other services. As a result, we expect that our operating expenses will increase significantly during the next several years, especially in sales and marketing. With increased expenses, we will need to generate significant additional revenues to achieve profitability. As a result, we may never achieve or sustain profitability, and, if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   We must continue to obtain listings from real estate agents, brokers, home builders, Multiple Listing Services and property owners.

   We believe that our success depends in large part on the number of real estate listings received from agents, brokers, home builders, MLSs and residential, rental and commercial property owners. Many of our agreements with MLSs, brokers and agents to display property listings have fixed terms, typically 12 to 30 months. At the end of the term of each agreement, the other party may choose not to continue to provide listing information to us on an exclusive basis or at all and may choose to provide this information to one or more of our competitors instead. We have expended significant amounts to secure both our exclusive and non-exclusive agreements for listings of real estate for sale and may be required to spend additional large amounts or offer other incentives in order to renew these agreements. If owners of large numbers of property listings, such as large brokers, MLSs, or property owners in key real estate markets choose not to renew their relationship with us, our family of web sites could become less attractive to other real estate industry participants or consumers.

   We must dedicate significant resources to market our advertising products and services to real estate professionals.

   Because the annual fee for our services sold to real estate professionals is relatively low, we depend on obtaining sales from a large number of these customers. It is difficult to reach and enroll new subscribers cost-effectively. A large portion of our sales force targets real estate professionals who are widely distributed across the United States. This results in relatively high fixed costs associated with our sales activities. In addition, our sales personnel generally cannot efficiently contact real estate professionals on an individual basis and instead must rely on sales presentations to groups of agents and/or brokers. Real estate agents are generally independent contractors rather than employees of brokers. Therefore, even if a broker uses our advertising products and services, its affiliated agents are not required to use them.

   It is important to our success that we support our real estate professional customers.

   Since many real estate professionals are not sophisticated computer users and often spend limited amounts of time in their offices, it is important that these customers find that our products and services significantly enhance their productivity and are easy to use. To meet these needs, we provide customer training and have developed a customer support organization that seeks to respond to customer inquiries as quickly as possible. If our real estate professional customer base grows, we may need to expand our support organization further to maintain satisfactory customer support levels. If we need to enlarge our support organization, we would incur higher overhead costs. If we do not maintain adequate support levels, these customers could choose to discontinue using our service.

   Our SpringStreet.com web site may not be able to retain its customer base.

   We offer listing services on the SpringStreet.com web site on a subscription basis. To establish its customer base, SpringStreet signed a number of customers for its upgraded services on a discounted basis during 1998. We do not know what portion of current customers will renew their subscriptions to the upgraded services on a fully paid basis.

   Our quarterly financial results are subject to significant fluctuations.

   Our results of operations could vary significantly from quarter to quarter. In the near term, we expect to be substantially dependent on sales of our advertising products and services. We also expect to incur significant sales and marketing expenses to promote our brand and services. Therefore, our quarterly revenues and operating results are likely to be particularly affected by the number of persons purchasing advertising products and services as well as sales and marketing expenses for a particular period. If revenues fall below our expectations, we will not be able to reduce our spending rapidly in response to the shortfall.

   Other factors that could affect our quarterly operating results include those described below and elsewhere in this prospectus:

  . the amount of advertising sold on our family of web sites and the timing of payments for this advertising and whether these advertisements are sold by us directly or on our behalf by America Online or other third parties;

  . the level of renewals for our advertising products and services by real estate agents, brokers and rental property owners and managers;

  . the amount and timing of our operating expenses and capital expenditures;

  . the amount and timing of non-cash stock-based charges, such as charges related to deferred compensation or warrants issued to real estate industry participants; and

  . costs related to acquisitions of businesses or technologies.

   We will depend on a third party to sell banner and sponsorship advertising on some of our web sites.

   To date, we have developed only a small internal direct sales force to sell banner and sponsorship advertising on our family of web sites. For the near term, we intend to rely on America Online to sell the substantial majority of this kind of advertising on our REALTOR.com and HomeBuilder.com web sites. If we are required to develop a large advertising sales force, our overhead would increase significantly. Similarly, if we were to replace America Online as our advertising representative, our revenues could be adversely impacted as we sought a satisfactory replacement. While we are guaranteed minimum quarterly payments, the amount of these guaranteed payments will be adjusted based on traffic levels to our web sites. Therefore, we cannot estimate the amount or the timing of any advertising or other payments we may receive from America Online.

   Because we have expanded our operations, our success will depend on our ability to manage our growth.

   We have rapidly and significantly expanded our operations, both by acquisition and organic growth, and expect to continue to expand our operations. This growth has placed, and is expected to continue to place, a significant strain on our managerial, operational, financial and other resources. For example, we have grown to 733 employees on June 30, 1999 from 79 employees on December 31, 1997 and we recently added to our sales force throughout the United States. We intend to implement and integrate new accounting and control systems and we may not be able to do so successfully.

   We depend on distribution agreements with a number of Internet portals to generate traffic on our family of web sites.

   We believe that a significant portion of our consumer traffic comes from the following Internet portal sites: America Online, @Home, Excite, Go Network/Infoseek and Lycos. On some of these sites we are featured as the exclusive provider of home listings. We intend to pursue additional distribution relationships in the future although we may not succeed in these efforts. To secure both exclusive and non-exclusive distribution relationships, we often pay significant fees. However, we may not experience sustained increases in user traffic from these distribution relationships.

   There is intense competition for placement on Internet portals. Our distribution agreements have terms ranging from two to four years. When they expire, we may be unable to renew our existing agreements or enter into replacement agreements. If any of these agreements terminates without our renewing it, we could experience a decline in the number of our users and our competitive position could be significantly weakened. Even if we renew our agreements or enter into agreements with new providers, we may be required to pay significant fees to do so and may be unable to retain any exclusivity that we may have enjoyed under these agreements.

   Our family of web sites may not achieve the brand awareness necessary to succeed.

   In an effort to obtain additional consumer traffic, increase usage by the real estate community and increase brand awareness, we intend to continue to pursue an aggressive online and off-line brand enhancement strategy. These efforts will involve significant expense. If our brand enhancement strategy is unsuccessful, we may fail to attract new or retain existing consumers or real estate professionals, which would have a material adverse impact on our revenues.

   The market for web-based advertising products and services relating to real estate is intensely competitive.

   Our main existing and potential competitors for real estate professionals, home buyers, sellers and renters and related content include:

  . web sites offering real estate listings together with other related services, such as Apartments.com, CyberHomes, HomeHunter.com, HomeSeekers, iOwn, LoopNet, Microsoft's HomeAdvisor, NewHomeNetwork.com and RentNet;

  . web sites offering real estate related content and services such as mortgage calculators and information on the home buying, selling and renting processes;

  . general purpose consumer web sites such as AltaVista and Yahoo! that also offer real estate-related content on their site; and

  . traditional print media such as newspapers and magazines.

   Our main existing and potential competitors for advertisements include:

  . general purpose consumer web sites such as AltaVista, America Online, Excite, Lycos, Netscape's Netcenter and Yahoo!;

  . general purpose online services that may compete for advertising dollars;

  . online ventures of traditional media, such as Classified Ventures; and

  . traditional media such as newspapers, magazines and television.

   The barriers to entry for web-based services and businesses are low, making it possible for new competitors to proliferate rapidly. In addition, parties with whom we have listing and marketing agreements could choose to develop their own Internet strategies or competing real estate sites upon the termination of their agreements with us. Many of our existing and potential competitors have longer operating histories in the Internet market, greater name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do.

   We must attract and retain personnel while competition for personnel in our industry is intense.

   We may be unable to retain our key employees or to attract, assimilate or retain other highly qualified employees. We have from time to time in the past experienced, and we expect in the future to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications as a result of our rapid growth and expansion. Attracting and retaining qualified personnel with experience in the real estate industry, a complex industry that requires a unique knowledge base, is an additional challenge for us. In addition, there is significant competition for qualified employees in the Internet industry. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

   We need to continue to develop our content and our product and service offerings.

   To remain competitive we must continue to enhance and improve the ease of use, responsiveness, functionality and features of our family of web sites. These efforts may require us to develop internally or to license increasingly complex technologies. In addition, many companies are continually introducing new Internet-related products, services and technologies, which will require us to update or modify our technology.

Developing and integrating new products, services or technologies into our family of web sites could be expensive and time consuming. Any new features, functions or services may not achieve market acceptance or enhance our brand loyalty. If we fail to develop and introduce or acquire new features, functions or services effectively and on a timely basis, we may not continue to attract new users and may be unable to retain our existing users. Furthermore, we may not succeed in incorporating new Internet technologies, or in order to do so, we may incur substantial expenses.

   We may experience difficulty in integrating our recent acquisitions.

   Our recent acquisitions and any future acquisitions may result in our not achieving the desired benefits of the transaction. Risks related to our acquisitions include:

  . difficulties in assimilating the operations of the acquired businesses;

  . potential disruption of our existing businesses;

  . the need to obtain the consent of the NAR;

  . assumption of unknown liabilities and litigation;

  . our inability to integrate, train, retain and motivate personnel of the acquired businesses;

  . diversion of our management from our day-to-day operations;

  . our inability to incorporate acquired products, services and technologies successfully into our family of web sites;

  . potential impairment of relationships with our employees, customers and strategic partners; and

  . inability to maintain uniform standards, controls procedures and policies.

   Our inability to successfully address any of these risks could materially harm our business.

   Our business is dependent on our key personnel.

   Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly Stuart
H. Wolff, Ph.D. The loss of the services of Dr. Wolff or other key employees would likely have a significantly detrimental effect on our business.

   We have no employment agreements that prevent any of our key personnel from terminating their employment at any time. Although we have obtained "key-person" life insurance for some of our personnel, we believe this coverage will not be sufficient to compensate us for the loss of these personnel.

   We rely on intellectual property and proprietary rights.

   We regard substantial elements of our family of web sites and underlying technology as proprietary. Despite our precautionary measures, third parties may copy or otherwise obtain and use our proprietary information without authorization or develop similar technology independently. Although we have one patent, we may not achieve the desired protection from, and third parties may design around, this patent. In addition, in any litigation or proceeding involving our patent, the patent may be determined invalid or unenforceable. Any legal action that we may bring to protect our proprietary information could be expensive and distract management from day-to-day operations.

   Other companies may own, obtain or claim trademarks that could prevent or limit or interfere with use of the trademarks we use. The REALTOR.com web site address, or domain name, and trademark and the REALTOR(R) trademark are important to our business and are licensed to us by the NAR. If we were to lose the REALTOR.com domain name or the use of these trademarks, our business would be harmed and we would need to devote substantial resources towards developing an independent brand identity.

   Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are uncertain and evolving, and we can give no assurance regarding the future viability or value of any of our proprietary rights.

   We may not be able to protect the web site addresses that are important to our business.

   Our web site addresses, or domain names, are important to our business. The regulation of domain names is subject to change. Some proposed changes include the creation of additional top-level domains in addition to the current top-level domains, such as ".com," ".net" and ".org." It is also possible that the requirements for holding a domain name could change. Therefore, we may not be able to obtain or maintain relevant domain names for all of the areas of our business. It may also be difficult for us to prevent third parties from acquiring domain names that are similar to ours, that infringe our trademarks or that otherwise decrease the value of our intellectual property.

   We could be subject to litigation with respect to our intellectual property rights.

   Other companies may own or obtain patents or other intellectual property rights that could prevent or limit or interfere with our ability to provide our products and services. Companies in the Internet market are increasingly making claims alleging infringement of their intellectual property rights. For example, in December 1997, we received a letter claiming that our map technology infringes patents held by another person. We believe this person may have instituted legal proceedings against two of our competitors. We have received no further correspondence with respect to this issue and, after discussions with our patent counsel, we do not believe any of our technology infringes these patents. However, we could incur substantial costs to defend against these or any other claims or litigation. If a claim were successful, we could be required to obtain a license from the holder of the intellectual property or redesign our advertising products and services.

Real Estate Industry Risks:

   Our business is dependent on the strength of the real estate industry, which is both cyclical and seasonal.

   The real estate industry traditionally has been cyclical. Recently, sales of real estate in the United States have been at historically high levels. Economic swings in the real estate industry may be caused by various factors. When interest rates are high or general national and global economic conditions are or are perceived to be weak, there is typically less sales activity in real estate. A decrease in the current level of sales of real estate and products and services related to real estate could adversely affect demand for our family of web sites and our advertising products and services. In addition, reduced traffic on our family of web sites would likely cause our advertising revenues to decline, which would materially and adversely affect our business.

   We may experience seasonality in our business. The real estate industry experiences a decrease in activity during the winter. However, because of our limited operating history under our current business model, we do not know if or when any seasonal pattern will develop or the size or nature of any seasonal pattern in our business.

   We may particularly be affected by general economic conditions.

   Purchases of real property and related products and services are particularly affected by negative trends in the general economy. The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer and business spending, and the overall economy, as well as regional and local economic conditions in markets where we operate, including:

  . perceived and actual economic conditions;

  . interest rates;

  . taxation policies;

  . availability of credit;

  . employment levels; and

  . wage and salary levels.

   In addition, because a consumer's purchase of real property and related products and services is a significant investment and is relatively discretionary, any reduction in disposable income in general may affect us more significantly than companies in other industries.

   We have risks associated with changing legislation in the real estate industry.

   Real estate is a heavily regulated industry in the U.S., including regulation under the Fair Housing Act, the Real Estate Settlement Procedures Act and state advertising laws. In addition, states could enact legislation or regulatory policies in the future which could require us to expend significant resources to comply. These laws and related regulations may limit or restrict our activities. For instance, we are limited in the criteria upon which we may base searches of our real estate listings such as age or race. As the real estate industry evolves in the Internet environment, legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives. Should existing laws or regulations be amended or new laws or regulations be adopted, we may need to comply with additional legal requirements and incur resulting costs, or we may be precluded from certain activities. For instance, SpringStreet.com recently was required to qualify and register as a real estate agent/broker in the State of California. To date, we have not spent significant resources on lobbying or related government issues. Any need to significantly increase our lobbying or related activities could substantially increase our operating costs.

Internet Industry Risks

   We depend on increased use of the Internet to expand our real estate related advertising products and services.

   If the Internet fails to become a viable marketplace for real estate content and information, our business will not grow. Broad acceptance and adoption of the Internet by consumers and businesses when searching for real estate and related products and services will only occur if the Internet provides them with greater efficiencies and improved access to information.

   In addition to selling advertising products and services to real estate professionals, we depend on selling other types of advertisements on our family of web sites.

   Our business would be adversely affected if the market for web advertising fails to develop or develops more slowly than expected. Our ability to generate advertising revenues from selling banner advertising and sponsorships on our web sites will depend on, among other factors, the development of the Internet as an advertising medium, the amount of traffic on our family of web sites and our ability to achieve and demonstrate user demographic characteristics that are attractive to advertisers. Most potential advertisers and their advertising agencies have only limited experience with the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Internet-based advertising. No standards have been widely accepted to measure the effectiveness of web advertising. If these standards do not develop, existing advertisers might reduce their current levels of Internet advertising or eliminate their spending entirely. The widespread adoption of technologies that permit Internet users to selectively block out unwanted graphics, including advertisements attached to web pages, could also adversely affect the growth of the Internet as an advertising medium. In addition, advertisers in the real estate industry including real estate professionals have traditionally relied upon other advertising media, such as newsprint and magazines, and have invested substantial resources in other advertising methods. These persons may be reluctant to adopt a new strategy and advertise on the Internet.

   Government regulations and legal uncertainties could affect the growth of the Internet.

   A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including online content, user privacy, access charges, liability for third-party activities and jurisdiction. Additionally, it is uncertain as to how existing laws will be applied to the Internet. The adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet, which could in turn decrease the usage and demand for our services or increase our cost of doing business.

   Some local telephone carriers have asserted that the increasing popularity and use of the Internet have burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers and online service providers. If access fees are imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the increasing use of the Internet. This could in turn decrease demand for our services or increase our cost of doing business.

   Taxation of Internet transactions could slow the use of the Internet.

   The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by various foreign governments to impose taxes on the sale of goods and services and other Internet activities. Recently, the Internet Tax Information Act was signed into law placing a three-year moratorium on new state and local taxes on Internet commerce. However, future laws may impose taxes or other regulations on Internet commerce, which could substantially impair the growth of electronic commerce.

   We depend on continued improvements to our computer network and the infrastructure of the Internet.

   Any failure of our computer systems that causes interruption or slower response time of our web sites or services could result in a smaller number of users of our family of web sites or the web sites that we host for real estate professionals. If sustained or repeated, these performance issues could reduce the attractiveness of our web sites to consumers and our advertising products and services to real estate professionals, providers of real estate related products and services and other Internet advertisers. Increases in the volume of our web site traffic could also strain the capacity of our existing computer systems, which could lead to slower response times or system failures. This would cause the number of real property search inquiries, advertising impressions, other revenue producing offerings and our informational offerings to decline, any of which could hurt our revenue growth and our brand loyalty. We may need to incur additional costs to upgrade our computer systems in order to accommodate increased demand if our systems cannot handle current or higher volumes of traffic.

   The recent growth in Internet traffic has caused frequent periods of decreased performance. Our ability to increase the speed with which we provide services to consumers and to increase the scope of these services is limited by and dependent upon the speed and reliability of the Internet. Consequently, the emergence and growth of the market for our services is dependent on the performance of and future improvements to the Internet.

   Our internal network infrastructure could be disrupted.

   Our operations depend upon our ability to maintain and protect our computer systems, most of which are located at our corporate headquarters in Thousand Oaks, California and SpringStreet's web hosting facility in San Jose, California. Although we have not experienced any material outages to date, we currently do not have a redundant system for our family of web sites and other services at an alternate site. Therefore, our systems are vulnerable to damage from break-ins, unauthorized access, vandalism, fire, floods, earthquakes, power loss, telecommunications failures and similar events. Although we maintain insurance against fires, floods, earthquakes and general business interruptions, the amount of coverage may not be adequate in any particular case.

   Experienced computer programmers, or hackers, may attempt to penetrate our network security from time to time. Although we have not experienced any material security breaches to date, a hacker who penetrates our network security could misappropriate proprietary information or cause interruptions in our services. We might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by hackers. We are in the final stages of implementing a network firewall, and we do not currently have a fully redundant system for our family of web sites. We also may not have a timely remedy against a hacker who is able to penetrate our network security. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could expose us to litigation or to a material risk of loss.

   We could face liability for information on our web sites and for products and services sold over the Internet.

   We provide third-party content on our family of web sites, particularly real estate listings. We could be exposed to liability with respect to this third-party information. Persons might assert, among other things, that, by directly or indirectly providing links to web sites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by the third parties operating those web sites. They could also assert that our third party information contains errors or omissions, and consumers could seek damages for losses incurred if they rely upon incorrect information.

   We enter into agreements with other companies under which we share with these other companies revenues resulting from advertising or the purchase of services through direct links to or from our family of web sites. These arrangements may expose us to additional legal risks and uncertainties, including local, state, federal and foreign government regulation and potential liabilities to consumers of these services, even if we do not provide the services ourselves. We cannot assure you that any indemnification provided to us in our agreements with these parties, if available, will be adequate.

   Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against these claims. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed.

   We face Year 2000 related risks.

   Our computer systems could have failures or miscalculations resulting from issues with respect to the Year 2000, causing disruptions of operations, including, among other things, a temporary inability to process searches, post listings, track advertising or engage in similar normal business activities. Any significant Year 2000 failure could prevent us from operating our business, prevent users from accessing our family of web sites or change the behavior of advertisers, consumers or persons accessing our family of web sites.

   In addition, the parties which give us property listings may not accurately provide date data with respect to home and commercial real estate listings. For example, during the year 2000, a home constructed in 1900 might inadvertently be listed on our family of web sites as a newly built home. A significant number of these failures could cause consumers to doubt the reliability of information contained in our listings with a potential resulting reduction in traffic on our family of web sites. Any of these eventualities could adversely affect our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

Risks Related to this Offering

   Our officers and directors and stockholders affiliated with them own a large percentage of our voting stock.

   As of June 30, 1999, our 15 officers and directors named in this prospectus and 5% or greater stockholders, all of which are affiliates of these officers and directors, beneficially owned or controlled, directly, or indirectly, 36,970,587 shares of common stock and/or preferred stock, which in the aggregate represented approximately 60.1% of the outstanding shares of common stock on an as converted to common stock basis. After this offering and assuming no additional issuances of common stock, these officers, directors and 5% or greater stockholders will beneficially own or control, directly, or indirectly, 37,120,587 shares, which in the aggregate will represent approximately 54.2% of the outstanding shares of common stock. As a result, if these persons act together, they will have the ability to influence all matters submitted to our stockholders for approval, including (1) the election and removal of directors, other than the director appointed by the NAR, and
(2) any merger, consolidation or sale of all or substantially all of our assets. So long as the NAR holds its one share of our new Series A preferred stock, it will be entitled to elect one member to our board of directors.

   Our certificate of incorporation and bylaws, Delaware law and other agreements contain provisions that could discourage a takeover.

   Delaware law, our certificate of incorporation and bylaws, our operating agreement with the NAR and a stockholders agreement could have the effect of delaying or preventing a third party from acquiring us, even if a change in control would be beneficial to our stockholders. For example, we will have a classified board of directors. In addition, our stockholders are unable to act by written consent or to fill any vacancy on the board of directors. Our stockholders cannot call special meetings of stockholders for any purpose, including to remove any director or the entire board of directors without cause. In addition, the NAR could terminate the REALTOR.com operating agreement if homestore.com or RealSelect is acquired. These provisions and other provisions of Delaware law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders.

   There will be no market for the warrants and the liquidity of our stock is uncertain and any public market for our common stock may be volatile.

   We will not apply to list the warrants for trading on any securities exchange. Therefore, there will be no public market for the warrants. Furthermore, an active trading market for our common stock may never develop or be sustained. Up to 1,100,000 shares in our underwritten initial pubic offering are being offered to members of the NAR and the NAHB and to our directors, officers, employees and business associates, each at the public offering price. Purchasers of most of these shares will be subject to lock-up agreements with the underwriters. Therefore, there will be a smaller amount of shares available for sale in the public market after the offerings, which could result in greater volatility of our stock price. Further, the market price of our common stock could decline below the underwritten initial public offering price.

   The stock markets, particularly the Nasdaq National Market on which our common stock has been approved for listing, have experienced substantial price and volume fluctuations. These fluctuations have particularly affected the market prices of equity securities of many technology and Internet related companies and have often been unrelated or disproportionate to the operating performance of those companies.

  Future sales of our common stock may depress our stock price.

   After our underwritten initial public offering, we will have outstanding 67,037,860 shares of common stock, calculated as of June 30, 1999. Sales of a substantial number of shares of common stock in the public market following this offering could cause the market price of our common stock to decline. All the shares sold in our underwritten initial public offering will be freely tradable. Of the remaining 60,037,860 shares of common stock outstanding after that offering:

  . 15,873,690 shares will be eligible for sale in the public market beginning 181 days after the date of this prospectus;

  . 36,747,250 shares will become available for sale on February 4, 2000;

  . 1,125,000 shares will become available for sale on February 18, 2000;

  . 1,704,775 shares will become available for sale on April 9, 2000; and

  . 5,309,057 shares will become available for sale on June 30, 2000; and

   In addition, the 3,222,456 shares of common stock and shares issuable upon exercise of the warrants offered by this prospectus will become freely tradeable beginning 181 days after the date of this offering subject to the contractual restrictions described in "Plan of Distribution" beginning on page
90. As of June 30, 1999 there
were outstanding options and warrants to purchase up to 7,802,720 shares of common stock. See "Shares Eligible for Future Sale."

  We are uncertain of our ability to obtain additional financing for our future capital needs.

   We may need to raise additional funds in order to fund more rapid expansion, to expand our marketing activities, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary services, businesses or technologies. We may also need to raise funds in the future to meet our working capital needs. Banks and other commercial lending institutions often require a parent company to pledge as collateral for any loans the stock or assets of its subsidiary. The protective provisions contained in RealSelect's bylaws and the restrictions on transfer of shares contained in a stockholders' agreement for RealSelect could deter these types of lenders from providing us loans. Additional financing may not be available on terms favorable to us, or at all.

  New investors will experience immediate and substantial dilution from this offering.

   Investors purchasing stock in this offering or exercising warrants will experience an immediate dilution in the net tangible book value of the common stock of $17.13 per share, based on the number of outstanding shares as of June 30, 1999 and the initial public offering price in our underwritten initial public offering of $20.00 per share. See "Dilution."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of these terms or other comparable terminology. The forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include those listed under "Risk Factors" and elsewhere in this prospectus.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements.

                                USE OF PROCEEDS

   We will not receive any cash proceeds from the issuance of the warrants. We estimate that our net proceeds from the sale of the 437,500 shares of common stock that we are offering will be approximately $2,887,500, at the price of $6.60 per share in this offering. We also estimate that the net proceeds from our underwritten initial public offering will be $127.2 million after deducting the estimated underwriting discounts, and commissions and estimated offering expenses of $3.0 million.

   The following table sets forth agreements that require that payments aggregating approximately $8.8 million will be accelerated and become payable upon the closing of this offering, for which we intend to use some of the net proceeds of this offering to pay:

                                                        Purpose of use of
 Payment to                  Amount                     proceeds
-------------------------------------------------------------------------------
 America Online              Approximately $6.3 million As part of an agreement
                                                        under which America
                                                        Online provides online
                                                        distribution services
-------------------------------------------------------------------------------
 RE/MAX                      $1.0 million               As part of an agreement
                                                        with RE/MAX under which
                                                        we are the preferred
                                                        provider of Internet
                                                        marketing services to
                                                        its affiliated real
                                                        estate agents and
                                                        brokers
-------------------------------------------------------------------------------
 A homestore.com stockholder Approximately $900,000     Under a note issued in
                                                        connection with our
                                                        acquisition of The
                                                        Enterprise of America,
                                                        Ltd.
-------------------------------------------------------------------------------
 The NAR                     $600,000                   As part of the
                                                        REALTOR.com operating
                                                        agreement with the NAR

   We intend to use the remainder of the net proceeds for working capital, capital expenditures and other general corporate purposes. We may also use a portion of the net proceeds from this offering to acquire or invest in businesses, technologies or products that are complementary to our business. Pending our use of the net proceeds, we intend to invest them in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future. Except for an $.08 annual dividend expected to be paid on the one share of our new Series A preferred stock to be issued to the NAR upon the closing of this offering, we do not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 1999. The pro forma column reflects (1) the conversion of each outstanding share of preferred stock into five shares of common stock upon the closing of this offering, except for the one share of our new Series A preferred stock to be issued to the NAR, and (2) 3,917,265 shares to be issued to the NAR when it exchanges substantially all the shares of RealSelect common stock it currently holds for shares of homestore.com common stock.

   The pro forma as adjusted column reflects the sale of the 437,500 shares of common stock that we are offering in this offering at a price of $6.60 per share, and the sale of the shares in, and application of the net proceeds we will receive from, our underwritten initial public offering at the initial public offering price of $20.00 per share.

                                                        June 30, 1999
                                                -------------------------------
                                                            Pro      Pro Forma
                                                 Actual    Forma    As Adjusted
                                                --------  --------  -----------
                                                       (in thousands)
Notes payable, long-term and current portion... $  3,958  $  3,958   $  3,025
                                                --------  --------   --------
Series E redeemable convertible preferred
 stock, $.001 par value per share; actual--
 325,000 shares authorized, issued and
 outstanding; pro forma and pro forma as
 adjusted--no shares authorized, issued or
 outstanding...................................    5,094        --         --
                                                --------  --------   --------
Stockholders' equity:
  Convertible preferred stock, $.001 par value
   per share; actual--9,675,000 shares
   authorized, 6,242,000 shares issued and
   5,810,000 shares outstanding; pro forma and
   pro forma as adjusted--5,000,000 shares
   authorized, one share issued and
   outstanding.................................        6        --         --
  Common stock, $.001 par value per share;
   actual--225,000,000 shares authorized,
   28,348,000 shares issued and 25,445,000
   shares outstanding; pro forma--225,000,000
   shares authorized, 65,100,000 shares issued
   and 60,038,000 shares outstanding; pro forma
   as adjusted--500,000,000 shares authorized,
   67,475,500 shares issued and outstanding....       28        59         66
  Additional paid-in capital...................  198,142   203,211    333,292
  Treasury stock...............................  (13,676)  (13,676)   (13,676)
  Notes receivable from stockholders...........   (5,814)   (5,814)    (5,814)
  Deferred stock compensation..................  (22,219)  (22,219)   (22,219)
  Accumulated deficit..........................  (91,492)  (91,492)   (91,492)
                                                --------  --------   --------
    Total stockholders' equity.................   64,975    70,069    200,157
                                                --------  --------   --------
      Total capitalization..................... $ 74,027  $ 74,027   $203,182
                                                ========  ========   ========

   The data in the table above excludes:

  . 6,643,550 shares issuable upon the exercise of outstanding stock options as of June 30, 1999, at a weighted average per share exercise price of $4.24;

  . 7,733,630 shares available as of that date for future grant under our current stock plans and additional shares to be reserved for issuance under our proposed stock plans described in this prospectus;

  . 591,475 shares issuable upon the exercise of warrants outstanding as of June 30, 1999, at a weighted average per share exercise price of $1.41;

  . 2,173,845 shares subject to warrants that we are offering in this offering;

  . 567,695 shares subject to warrants outstanding as of June 30, 1999 with an exercise price of $20.00;

  . 118,750 shares subject to warrants with a weighted average exercise price of $25.26; and

  . up to 425,000 shares subject to warrants, which are contingent upon defined events occurring in the future. The exercise price will be the fair value of our common stock when the warrants are issued.

   You should read this table together with "Management--Director
Compensation," "Management--Employee Benefit Plans," "Description of Capital Stock," Notes 12, 13, 14 and 20 of homestore.com's Notes to Consolidated Financial Statements and Unaudited Pro Forma Condensed Consolidated Financial Information.

                                   DILUTION

   Our pro forma net tangible book value as of June 30, 1999 was $10.5 million or $.17 per share, assuming the conversion of all of the then outstanding shares of preferred stock into shares of common stock and the issuance of 3,917,265 shares of common stock to the NAR in exchange for substantially all of the shares of RealSelect stock it currently holds. Pro forma net tangible book value per share is determined by dividing the pro forma number of outstanding shares of common stock into our net tangible book value, which is our pro forma total tangible assets less total liabilities. After giving effect to the receipt of the proceeds from this offering and our underwritten initial public offering, after deducting the underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of June 30, 1999 would have been approximately $140.6 million, or $2.08 per share. This represents an immediate increase in pro forma net tangible book value of $1.91 per share to existing stockholders and an immediate dilution of $17.13 per share to new investors purchasing shares in this offering. The following table illustrates the per share dilution:

      Public offering price per share in this offering and in
       our initial public offering..............................       $19.21
        Pro forma net tangible book value per share as of June
         30, 1999............................................... $ .17
        Increase per share attributable to new investors........  1.91
                                                                 -----
      Pro forma net tangible book value per share after
       offering.................................................         2.08
                                                                       ------
      Dilution per share to new investors.......................       $17.13
                                                                       ======

   The following table summarizes as of June 30, 1999, on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by investors purchasing shares of common stock in this offering and in our underwritten initial public offering at an assumed initial public offering price of $9.00 per share and before deducting underwriting discounts and commissions and estimated offering expenses:

                               Shares Purchased  Total Consideration  Average
                              ------------------ -------------------   Price
                                Number   Percent   Amount    Percent Per Share
                              ---------- ------- ----------- ------- ---------
     Existing stockholders... 60,037,860  86.8%  130,093,000  47.66%  $ 2.17
     New investors in this
      offering...............    437,500    .6     2,887,500   1.05   $ 6.60
     New investors in our
      underwritten initial
      public offering........  7,000,000  10.4   140,000,000  51.29   $20.00
                              ----------  ----   -----------  -----
     Total................... 67,475,360   100%  272,980,500    100%
                              ==========  ====   ===========  =====

   As of June 30, 1999, there were options and warrants outstanding to purchase a total of 7,235,025 shares of common stock. In addition there are,

  . up to 2,173,845 shares subject to warrants being offered to home builders, MLSs and Norwest Mortgage in this offering; and

  . 118,750 shares subject to warrants with a weighted average exercise price of $25.26 are held by America Online.

   To the extent that any of these options or warrants are exercised or shares are issued, there will be further dilution to new public investors. See "Capitalization," "Management--Employee Benefit Plans," "Description of Capital Stock," Notes 9, 10, 11, and 17 of homestore.com's Notes to Consolidated Financial Statements and Unaudited Pro Forma Condensed Consolidated Financial Information.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   You should read the following selected consolidated financial data with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the consolidated balance sheet data as of December 31, 1997 and 1998, are derived from the audited consolidated financial statements of homestore.com included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1994, 1995 and 1996, and as of June 30, 1999 have been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on substantially the same basis as the consolidated audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for the period. The unaudited pro forma net loss per share data for the year ended December 31, 1998 and six months ended June 30, 1999, are derived from unaudited pro forma condensed consolidated financial information included elsewhere in this prospectus.

   As a result of the reorganization of our holding company structure and due to the fact that our historical results of operations, financial condition and cash flows were insignificant prior to December 4, 1996, management believes that a pro forma presentation, which includes a comparison of results of operations and financial condition of NetSelect, Inc., NetSelect, LLC, homestore.com and RealSelect on a combined basis for 1997 and 1998 and the six months ended June 30, 1999 is the only meaningful basis of presentation for investors in evaluating our historical financial performance. See the basis of presentation described in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   The pro forma consolidated statement of operations data assume that the following transactions occurred on January 1, 1998:

  . our acquisition of The Enterprise for 525,000 shares of common stock with an estimated fair value of $525,000, a note payable in the amount of $2.2 million, and $705,000 in cash and other acquisition related expenses;

  . our acquisition of MultiSearch for 325,000 shares of our Series E redeemable convertible preferred stock, which will be converted into an aggregate of 1,625,000 shares of our common stock on the closing of this offering, with an estimated fair value of $4.8 million, a note payable in the amount of $3.6 million, and $875,000 in cash and other acquisition related expenses;

  . our acquisition of SpringStreet for 844,569 shares of our Series H convertible preferred stock and 1,086,213 shares of common stock with an estimated fair value of $51.7 million or an aggregate of 5,309,058 shares of common stock, including 721,915 shares of common stock subject to assumed options, assuming a five-for-one conversion of our convertible preferred stock into common stock prior to this offering; and

  . the reorganization of our holding company structure in February 1999 by merging NetSelect, Inc. and NetSelect, LLC with InfoTouch.

   The consolidated pro forma data may not, however, be indicative of the consolidated results of operations of homestore.com that actually would have occurred had the transactions reflected in the consolidated pro forma results of operations occurred at the beginning of the periods presented, or of the consolidated results of operations that we may achieve in the future.

                                               Actual                              Pro Forma (unaudited)
                          ------------------------------------------------------  -----------------------
                                                                   Six Months                  Six Months
                               Year Ended December 31,           Ended June 30,    Year Ended    Ended
                          -------------------------------------  ---------------  December 31,  June 30,
                           1994     1995    1996   1997   1998   1998     1999        1998        1999
                          -------  ------  ------  -----  -----  -----  --------  ------------ ----------
                                         (in thousands, except for per share data)
Consolidated Statement
 of Operations Data:
Revenues................  $   416  $  857  $1,360  $  42  $  --  $  --  $ 16,586    $ 19,125    $ 21,365
Cost of revenues........       63      58      42      6     --     --     7,110       9,530       9,583
                          -------  ------  ------  -----  -----  -----  --------    --------    --------
 Gross profit...........      353     799   1,318     36     --     --     9,476       9,595      11,782
Operating expenses:
 Sales and marketing
  (includes $1,250 in
  non-cash charges for
  the six months ended
  June 30, 1999)........      956     559     479     14     --           25,611      32,787      35,182
 Product development....      428     474     629     --     --     --     1,368       5,252       2,675
 General and
  administrative........      520     649     441     38      3      2     5,918       9,241      11,388
 Amortization of
  intangible assets.....       --      --      --     --     --     --     1,311      11,242       5,708
 Stock-based
  compensation..........       --      --      --     --     --     --     4,000      20,455       6,812
                          -------  ------  ------  -----  -----  -----  --------    --------    --------
  Total operating
   expenses.............    1,904   1,682   1,549     52      3      2    38,208      78,977      61,765
                          -------  ------  ------  -----  -----  -----  --------    --------    --------
Loss from operations....   (1,551)   (883)   (231)   (16)    (3)    (2)  (28,732)    (69,382)    (49,983)
Interest and other
 income (expense), net..      (17)    (30)    (21)    (1)    --     --       (34)        118           5
                          -------  ------  ------  -----  -----  -----  --------    --------    --------
Net loss before minority
 interest...............   (1,568)   (913)   (252)   (17)    (3)    (2)  (28,766)    (69,264)    (49,978)
Minority interest.......       --      --      --     --     --     --        --         222          --
                          -------  ------  ------  -----  -----  -----  --------    --------    --------
Net loss................   (1,568)   (913)   (252)   (17)    (3)    (2)  (28,766)    (69,042)    (49,978)
Accretion of redemption
 value and stock
 dividends on
 convertible preferred
 stock..................       --      --      --     --     --     --    (1,477)         --          --
Repurchase of
 convertible preferred
 stock..................       --      --      --     --     --     --        --      (7,727)         --
                          -------  ------  ------  -----  -----  -----  --------    --------    --------
Net loss applicable to
 common stockholders....  $(1,568) $ (913) $ (252) $ (17) $  (3) $  (2) $(30,243)   $(76,769)   $(49,978)
                          =======  ======  ======  =====  =====  =====  ========    ========    ========
Net loss per share
 applicable to common
 stockholders:
 Basic and diluted......  $  (.76) $ (.37) $ (.07) $  --  $  --  $  --  $  (1.48)   $  (1.79)   $   (.89)
                          =======  ======  ======  =====  =====  =====  ========    ========    ========
 Weighted average
  shares--basic and
  diluted...............    2,053   2,435   3,477  8,650  9,173  8,650    20,502      43,001      56,455

                                          December 31,
                                  --------------------------------   June 30,
                                  1994   1995   1996   1997   1998     1999
                                  -----  -----  -----  -----  ----  -----------
                                                (in thousands)      (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents.......  $  31  $   5  $  36  $ 155  $ 71   $ 18,183
Working capital (deficiency)....   (210)  (200)   (46)   (37)    1      1,463
Total assets....................    550    181     77    155    71    104,303
Notes payable, long term and
 current........................     --     --     --     --    --      3,958
Redeemable convertible preferred
 stock..........................     --     --     --     --    --      5,094
Total stockholders' equity
 (deficit)......................    203   (150)  (116)  (133)  (95)    64,975

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion in conjunction with the unaudited pro forma condensed consolidated financial statements and the consolidated financial statements and related notes of homestore.com appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risk and uncertainties, including, among other things, statements regarding anticipated costs and expenses, mix of revenues and plans for addressing Year 2000 issues. Our actual results could differ materially from the results contemplated by these forward-looking statements as a result of different factors, including those discussed below and elsewhere in this prospectus.

Overview

  Basis of Presentation

   Initial Business and RealSelect Holding Structure. We were incorporated in 1993 under the name of InfoTouch Corporation, or InfoTouch, with the objective of establishing an interactive network of real estate "kiosks" for consumers to search for homes. In 1996, we began to develop the technology to build and operate real estate related Internet sites. Effective December 4, 1996, we entered into a series of agreements with the NAR and several investors. Under these agreements, we transferred technology and assets relating to advertising the listing of residential real estate on the Internet to a newly-formed company, NetSelect LLC, or LLC, in exchange for a 46% ownership interest in LLC. The investors contributed capital to a newly-formed company, NetSelect, Inc., or NSI, which owned 54% of LLC. LLC received capital funding from NSI and in-turn contributed the assets and technology contributed by InfoTouch as well as the NSI capital to a newly formed entity, RealSelect, Inc., or RealSelect, in exchange for common stock representing an 85% ownership interest in RealSelect. Also effective December 4, 1996, RealSelect entered into a number of formation agreements with and issued cash and common stock representing a 15% ownership interest in RealSelect to the NAR in exchange for the rights to operate the REALTOR.com web site and pursue commercial opportunities relating to the listing of real estate on the Internet.

   The agreements governing RealSelect required us to terminate our remaining activities, which were insignificant at that time, and dispose of our remaining assets and liabilities, which we did in early 1997. Accordingly, following the formation, NSI, LLC and InfoTouch were shell holding companies for their investments in RealSelect.

   Our initial operating activities primarily consisted of recruiting personnel, developing our web site content and raising our initial capital. We developed our first web site, REALTOR.com, in cooperation with the NAR and actively began marketing our advertising products and services to real estate professionals in January 1997.

   Reorganization of Holding Structure. Under the formation agreements of RealSelect, the reorganization of the initial holding structure was provided for at an unspecified future date. On February 4, 1999, NSI stockholders entered into a non-substantive share exchange with and were merged into InfoTouch. In addition, LLC was merged into InfoTouch. We refer to this transaction as the Reorganization. The share exchange lacked economic substance and, therefore, was accounted for at historical cost. For a further discussion relating to the accounting for the Reorganization, see Note 4 of homestore.com's Notes to Consolidated Financial Statements. We (InfoTouch) changed our corporate name to homestore.com, Inc. in August 1999.

   The following chart illustrates our corporate structure immediately prior to the Reorganization in February 1999:

             [PRIOR CORPORATE STRUCTURE CHART OF REALSELECT, INC.]

   The following chart illustrates our current corporate structure:

           [CURRENT CORPORATE STRUCTURE CHART FOR REALSELECT, INC.]
--------
* Gives effect to the NAR's exchange of substantially all its RealSelect shares for shares of homestore.com immediately prior to our underwritten initial public offering offering.

   Our historical consolidated financial statements reflect the results of operations of homestore.com, Inc., formerly InfoTouch. For the years ended December 31, 1997 and 1998, and through the Reorganization on February 4, 1999, homestore.com was a holding company whose sole business was managing its investment in RealSelect through LLC. This investment was accounted for under the equity method, and accordingly, homestore.com did not record the results of operations related to the operating entity, RealSelect, until the Reorganization occurred on February 4, 1999. Prior to February 4, 1999, the results of operations of RealSelect were consolidated by NSI. Thus, all revenues through February 4, 1999, were recorded by NSI. Pro forma financial information that includes a comparison of the results of operations of NSI, LLC, homestore.com and RealSelect on a combined basis for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1998 and 1999, has been presented to assist investors in evaluating our historical financial performance. A comparison of the historical results of operations of NSI for the years ended December 31, 1997 and 1998 has also been presented to assist investors in evaluating our historical financial performance. A comparison of the historical results of operations of homestore.com has not been presented because the financial position, results of operations and cash flows were insignificant for all periods presented prior to the Reorganization.

   Acquisitions. In March 1998, we acquired The Enterprise of America, Ltd., or The Enterprise, a provider of web hosting services for real estate brokers, for $3.0 million in cash, notes and stock, less assumed liabilities. In July 1998, we acquired MultiSearch Solutions, Inc., or MultiSearch, the initial developer of the

HomeBuilder.com web site, for $8.7 million in cash, notes and stock. In June 1999, we acquired SpringStreet for 844,569 shares of Series H convertible preferred stock and 1,086,213 shares of common stock, or an aggregate of 5,309,058 shares of common stock, including 721,915 shares of common stock to be subject to assumed options, assuming a five-for-one conversion of our convertible preferred stock into our common stock prior to our underwritten initial public offering. Each of these acquisitions has been included in the pro forma results of operations as if they occurred on January 1, 1998.

   We will seek to continue to expand our current offerings by acquiring additional businesses, technologies, product lines or service offerings from third parties. We may be unable to identify future acquisition targets and may be unable to complete future acquisitions. Even if we complete an acquisition, we may have difficulty in integrating it with our current offerings, and any acquired features, functions or services may not achieve market acceptance or enhance our brand loyalty. Integrating newly acquired organizations and products and services could be expensive, time consuming and a strain on our resources.

  Accounting Policies

   Revenues. We derive our revenues from the sale of advertising products and services to real estate agents and brokers, home builders, property owners and managers. We also sell advertising banners and traditional Internet sponsorships on our web sites. Substantially all of our agent advertising products and many of our property owner and manager advertising products are sold in annual subscriptions and, accordingly, we defer these revenues and recognize them ratably over the life of the contract, generally 12 months. These prepayments appear on our balance sheet as deferred revenues, totaling approximately $11.3 million as of June 30, 1999. We also generate revenues from the sale of advertising products and services to real estate brokers and home builders that are sold on a monthly subscription basis, with revenues being recognized on a monthly basis. In addition, we generate banner advertising revenues on our family of web sites. Substantially all of our banner advertising revenues are derived from short-term advertising contracts, which may include the guarantee of a minimum number of impressions or times that an advertisement appears in pages viewed by the users. This advertising revenue is recognized ratably based upon the lesser of impressions delivered over the total number of guaranteed impressions or ratably over the period in which the advertisement is displayed. We signed an agreement with America Online in March 1999, in which they agreed to act as our exclusive third-party advertising sales agent on the REALTOR.com and HomeBuilder.com web sites through March 2001. In connection with this agreement, America Online has agreed to pay us minimum quarterly payments, subject to adjustment based on the number of page views, or number of times a page on a web site is displayed to a user.

   Cost of revenues. Cost of revenues consists of salaries, benefits, and consulting fees related to our web site operations, credit card processing fees, data aggregation costs and costs associated with printing our new home directories. Cost of revenues also includes royalties paid to third-party real estate listings providers. These royalties are capitalized and amortized over the related contract period and are classified on our balance sheet as deferred royalties, totaling approximately $2.0 million as of June 30, 1999.

   Real estate listings providers generally receive 10% to 12% of the gross revenues that we generate from their listings. Some real estate listings providers have entered into national arrangements with us, under which we have the exclusive right to list their properties on the Internet. The royalty rate for agreements with these real estate listings providers is slightly higher than for other providers. We anticipate continuing increases in cost of revenues in absolute dollars as our revenues increase. We also expect that cost of revenues will increase as we continue to make investments to increase the capacity and speed of our family of web sites.

   Sales and marketing. Sales and marketing expenses include salaries, sales commissions, including commissions under our America Online sales agent arrangement, benefits, travel and related expenses for our direct sales force, customer service, marketing, and sales support functions. Sales and marketing expenses also include fees associated with our Internet portal distribution agreements and marketing and listing agreements with real estate franchises. These fees are amortized on a pro rata basis over the terms of the agreements. We expect to significantly increase the absolute dollar amount of spending in sales and marketing activities over the next year in an effort to drive consumer traffic to our family of web sites and to increase brand awareness. We also anticipate that sales and marketing expenses may fluctuate as a percentage of total revenues from period to period as new sales personnel are hired and begin to achieve productivity.

   In addition, in the six months ended June 30, 1999, we recorded the $6.0 million difference between the deemed fair value of the stock sold in connection with our Broker Gold program and the price paid as deferred compensation. We are amortizing this amount ratably over the two-year term of the Broker Gold agreements, resulting in a non-cash charge of $1.3 million for the six months ended June 30, 1999.

   Product development. Product development costs include expenses for the development of new or improved technologies designed to enhance the performance of our family of web sites, including salaries and related expenses for our web site design staff, as well as costs for contracted services, content, facilities and equipment. We believe that a significant level of product development activity and expense is required in order to remain competitive with new and existing web sites. Accordingly, we anticipate that we will continue to devote substantial resources to product development and that the absolute dollar amount of these costs will increase in future periods.

   General and administrative. General and administrative expenses include salaries, benefits and expenses for our executive, finance, legal and human resources personnel. In addition, general and administrative expenses include occupancy costs, fees for professional service, and depreciation. We expect general and administrative expenses to increase in absolute dollars as we continue to expand our administrative infrastructure to support the anticipated growth of our business, including costs associated with being a public company.

   Amortization of intangible assets. Amortization of intangible assets consists of goodwill resulting from the acquisitions of The Enterprise, MultiSearch and SpringStreet. This goodwill is being amortized on a straight-line basis over the estimated periods of benefit of five years. In addition, in connection with our formation, we entered into an operating agreement with the NAR and received intellectual property. Under the operating agreement with the NAR, we made various payments in which we issued common stock to the NAR for the right to use the REALTOR.com trademark and domain name and the "REALTOR" trademark and for the exclusive use of the web site for real estate listings. The intellectual property, the stock issued and payments made to the NAR, as well as milestone-based amounts subsequently earned by the NAR have been recorded as intangible assets and are being amortized on a straight-line basis over the estimated period of benefit of 15 years.

   Stock-based compensation

   Stock Options. In connection with the grant of stock options to employees during 1997 and 1998 and the six months ended June 30, 1999, we recorded aggregate deferred compensation of approximately $23.9 million. This deferred compensation represented the difference between the deemed fair value of our common stock for accounting purposes and the exercise price of these options at the date of grant. Deferred compensation is presented as a reduction of stockholders' equity and amortized over the vesting period of the applicable options, generally four years.

   Warrants. In connection with entering into a distribution agreement with America Online in April 1998, we issued a warrant to purchase 566,475 shares of our common stock at an exercise price of $1.26 per share. America Online also holds warrants to acquire 118,750 shares of common stock with a weighted average exercise price of $25.26 per share. The fair value will be measured at the date of our underwritten initial public offering and amortized to sales and marketing expense over the remaining term of the distribution agreement, approximately two years. We anticipate that the aggregate amount of this charge will be approximately $12.1 million.

   During 1998 and early 1999, we issued warrants to purchase up to 209,380 shares of common stock to MLSs that agreed to provide their real estate listings to us for publication on the Internet on a national basis. The issuance of these warrants is contingent upon our underwritten initial public offering. The exercise price will be equal to the initial public offering price per share in our underwritten initial public offering. The fair value of issuable warrants will be measured at the date of our underwritten initial public offering and recognized as expense over the term of the applicable MLS agreement, approximately one to two years. We anticipate the aggregate amount of this charge will be approximately $2.0 million.

   In February 1999, we closed a private equity offering to real estate brokers under our Broker Gold program. We also issued warrants to purchase up to 358,315 shares of our common stock with an exercise price to be equal to the per share price in our underwritten initial public offering. The issuance of these warrants is contingent upon our underwritten initial public offering. The fair value of these warrants will be measured at the date of our underwritten initial public offering. Based on an assumed offering price of $19.00 in our underwritten initial public offering, we expect to incur an additional charge of approximately $3.9 million which will be recognized as expense over the remaining term of the initial two year Broker Gold program agreements.

   With respect to the warrants and common stock offered in this offering, at an offering price of $20.00 and $6.60, respectively, we will incur an additional charge of approximately $22.8 million, which will be recognized as expense over the remaining terms of the applicable content agreements with the MLS or home builder.

   In exchange for entering into an advertising agreement with Norwest Mortgage, we will issue it a warrant to purchase 500,000 shares of our common stock at an exercise price of $20.00 per share. The warrant issued will be fully vested, non-forfeitable and will be immediately exercisable upon the closing of this offering. We expect to incur an additional charge of approximately $3.5 million.

   In the future, we may offer up to 425,000 warrants to the Broker Gold program members who elect to renew their existing listing agreements with us after their original two year term expires. The broker must also maintain a minimum number of property listings as well as continue to hold our securities. If issued, these warrants would have an exercise price based upon the average of the closing market price of the common stock for the ten trading days preceding the date which is one day before the warrant is issued. We would recognize the fair value of the warrants, when issued, as expense over the term of the renewed agreement, approximately two years. This could result in homestore.com incurring substantial additional charges in the future.

   We have only a limited operating history under our current business model. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as the Internet. To address these risks, we must, among other things, be able to continue to respond to highly competitive developments, attract, retain and motivate qualified personnel, implement and successfully execute our marketing plans, continue to upgrade our technologies, develop new distribution channels, and improve operational and financial systems. Although our revenues have grown significantly in recent periods, we may be unable to sustain this growth. Therefore, you should not consider our historical growth indicative of future revenue levels or operating results. We may never achieve profitability or, if we do, we may not be able to sustain it. A more complete description of other risks relating to our business is set forth under the caption "Risk Factors."

Pro Forma Results of Operations

   The following tables set forth certain pro forma consolidated statement of operations data for the periods indicated and assume that the following transactions occurred on January 1, 1998:

  . our acquisition of The Enterprise for 525,000 shares of common stock with an estimated fair value of $525,000, a note payable in the amount of $2.2 million, and $705,000 in cash and other acquisition related expenses;

  . our acquisition of MultiSearch for 325,000 shares of our Series E redeemable convertible preferred stock, which will be converted into an aggregate of 1,625,000 shares of our common stock on the closing of our underwritten initial public offering with an estimated fair value of $4.8 million, a note payable in the amount of $3.6 million, and $875,000 in cash and other acquisition related expenses;

  . our acquisition of SpringStreet for 844,569 shares of our Series H convertible preferred stock and 1,086,213 shares of common stock, or an aggregate of 5,309,058 shares of common stock, including 721,915 shares of common stock subject to assumed options, assuming a five-for-one conversion of our convertible preferred stock into common stock prior to our underwritten initial public offering, with an aggregate purchase price of $51.7 million; and

  . the reorganization of our holding company structure as previously described.

                                                           Six Months Ended
                                               Year Ended      June 30,
                                              December 31, -------------------
                                                  1998       1998       1999
                                              ------------ --------   --------
     Consolidated Statement of Operations
      Data:
     Revenues...............................    $ 19,125   $  7,186   $ 21,365
     Cost of revenues.......................       9,530      3,942      9,583
                                                --------   --------   --------
       Gross profit.........................       9,595      3,244     11,782
     Operating expenses:
       Sales and marketing (includes $1,250
        in non-cash charges for the six
        months ended June 30, 1999).........      32,787      9,368     35,182
       Product development..................       5,252      2,055      2,675
       General and administrative...........       9,241      3,330     11,388
       Amortization of intangible assets....      11,242      5,604      5,708
       Stock-based compensation.............      20,455        240      6,812
                                                --------   --------   --------
        Total operating expenses............      78,977     20,597     61,765
                                                --------   --------   --------
     Loss from operations...................     (69,382)   (17,353)   (49,983)
     Interest and other income (expense),
      net...................................         118          2          5
                                                --------   --------   --------
     Net loss before minority interest......     (69,264)   (17,351)   (49,978)
     Minority interest......................         222        222         --
                                                --------   --------   --------
     Net loss...............................    $(69,042)  $(17,129)  $(49,978)
                                                ========   ========   ========
                                                           Six Months Ended
                                               Year Ended      June 30,
                                              December 31, -------------------
                                                  1998       1998       1999
                                              ------------ --------   --------
     As a Percentage of Revenues:
     Revenues...............................         100 %      100 %      100 %
     Cost of revenues.......................          50         55         45
                                                --------   --------   --------
       Gross profit.........................          50         45         55
     Operating expenses:
       Sales and marketing..................         171        130        165
       Product development..................          27         29         12
       General and administrative...........          48         46         53
       Amortization of intangible assets....          59         78         27
       Stock-based compensation.............         107          3         32
                                                --------   --------   --------
        Total operating expenses............         412        286        289
                                                --------   --------   --------
     Loss from operations...................        (362)      (241)      (234)
     Interest and other income (expense),
      net...................................          --         --         --
                                                --------   --------   --------
     Net loss before minority interest......        (362)      (241)      (234)
     Minority interest......................           1          3         --
                                                --------   --------   --------
     Net loss...............................        (361)%     (238)%     (234)%
                                                ========   ========   ========

Pro Forma Six Months Ended June 30, 1998 and 1999

   Revenues

   Pro forma revenues increased to $21.4 million for the six months ended June 30, 1999 from $7.2 million for the six months ended June 30, 1998. The increase was primarily due to growth across our business, including the number of agent and broker web site home pages sold. Banner advertising revenues also increased primarily as a result of increased traffic to our web sites in the first six months of 1999 as compared to the first six months of 1998.

   Cost of Revenues

   Pro forma cost of revenues increased to $9.6 million for the six months ended June 30, 1999 from $3.9 million for the six months ended June 30, 1998. The increase was due primarily to our overall increased sales volume and increased activity during the first six months of 1999 as compared to the first six months of 1998.

   Operating Expenses

   Sales and marketing. Pro forma sales and marketing expenses increased to $35.2 million for the six months ended June 30, 1999 from $9.4 million for the six months ended June 30, 1998. The increase was primarily attributable to a significant increase in costs associated with Internet portal distribution and marketing and listing agreements which we entered into throughout 1998. The increase was also due to the significant growth of our direct sales force in the third and fourth quarters of 1998, resulting in increased salaries and commissions and related travel and entertainment expenses. Increased sales volume also attributed to an increase in sales related collateral materials. Increases in advertising, promotional material and trade shows expenses also contributed to the increase.

   In addition, in the six months ended June 30, 1999, we recorded the $6.0 million difference between the deemed fair value of the stock sold in connection with our Broker Gold program and the price paid as pro forma deferred compensation. We are amortizing this amount ratably over the two-year term of the Broker Gold agreements, resulting in a non-cash charge of $1.3 million for the six months ended June 30, 1999.

   Product development. Pro forma product development expenses increased to $2.7 million for the six months ended June 30, 1999 from $2.1 million for the six months ended June 30, 1998. The increase was primarily due to salaries and related expenses for staff, as well as costs for contracted services.

   General and administrative. Pro forma general and administrative expenses increased to $11.4 million for the six months ended June 30, 1999 from $3.3 million for the six months ended June 30, 1998. The increase was primarily due to hiring key management personnel and increased staffing levels required to support our expanded operations and significant growth. Facility costs associated with our new corporate office also increased.

   Amortization of intangible assets. Pro forma amortization of intangible assets was $5.7 million for the six months ended June 30, 1999 as compared to $5.6 million for the six months ended June 30, 1998.

   Stock-based charges. During the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999, we recorded total pro forma deferred compensation of $23.9 million in connection with stock option grants. We are amortizing this amount over the vesting periods of the applicable options, resulting in expense of $6.8 million for the six months ended June 30, 1999, as compared to $240,000 for the six months ended June 30, 1998.

   Interest and Other Income, Net

   Pro forma interest income consists of earnings on our cash and cash equivalents. Pro forma interest expense consists primarily of interest expense on the notes payable issued in connection with our acquisitions of The Enterprise and MultiSearch. Interest income increased to $248,000 for the six months ended June 30, 1999 from $246,000 for the six months ended June 30, 1998. The increase was primarily due to higher average cash balances. Pro forma interest expense decreased to $98,000 for the six months ended June 30, 1999 from $244,000 for the six months ended June 30, 1998.

   Income Taxes

   As a result of operating losses and our inability to recognize a benefit from our deferred tax assets, we have not recorded a provision for income taxes for the six months ended June 30, 1999 and 1998. As of December 31, 1998, we had $36.7 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2007. We have provided a full valuation allowance on our deferred tax assets, consisting primarily of net operating loss carryforwards, due to the likelihood that homestore.com may not generate sufficient taxable income during the carry-forward period to utilize the net operating loss carryforwards.

Pro Forma Revenues and Cost of Revenues for the Years Ended December 31, 1998 and 1997

   Revenues

   Pro forma revenues increased to $19.1 million for the year ended December 31, 1998 from $8.6 million for the year ended December 31, 1997. The increase was primarily due to growth across our business, including the number of agent and broker web site home pages sold and an increase in banner advertising revenues primarily as a result of increased traffic to our web sites in 1998.

   Cost of Revenues

   Pro forma cost of revenues increased to $9.5 million for the year ended December 31, 1998 from $4.2 million for the year ended December 31, 1997. The increase was primarily due to our overall increased sales volume and activity during the year ended December 31, 1998.

Selected Quarterly Pro Forma Results of Operations

   The following table sets forth our unaudited pro forma statement of operations data for each quarter of 1998 and the first two quarters of 1999, as well as this data expressed as a percentage of our pro forma revenues for the quarters presented. This unaudited quarterly pro forma information has been prepared on the same basis as our pro forma financial statements and, in the opinion of management, reflects all normal recurring adjustments that we consider necessary for a fair presentation of the information for the periods presented. The pro forma data may not, however, be indicative of the results of operations of homestore.com that actually would have occurred had the transactions reflected in the pro forma results of operations occurred at the beginning of the periods presented, or of the results of operations that we may achieve in the future. Operating results for any quarter are not necessarily indicative of the results for any future period.

                                            Three Months Ended
                          ----------------------------------------------------------------
                          Mar. 31,   June 30,   Sept. 30,   Dec. 31,   Mar. 31,   June 30,
                            1998       1998       1998        1998       1999       1999
                          --------   --------   ---------   --------   --------   --------
Pro Forma Statement of
 Operations Data:
Revenues................  $ 3,257    $  3,929   $  4,900    $  7,039   $  8,871   $ 12,494
Cost of revenues........    1,752       2,190      2,448       3,140      4,399      5,184
                          -------    --------   --------    --------   --------   --------
  Gross profit..........    1,505       1,739      2,452       3,899      4,472      7,310
                          -------    --------   --------    --------   --------   --------
Operating expenses:
  Sales and marketing
   (includes $1,250 in
   non-cash charges for
   the six months ended
   June 30, 1999).......    3,481       5,887     10,535      12,884     15,123     20,059
  Product development...      514       1,541      2,083       1,114      1,181      1,494
  General and
   administrative.......    1,395       1,935      2,250       3,661      4,749      6,639
  Amortization of
   intangible assets....    2,802       2,802      2,813       2,825      2,850      2,858
  Stock-based
   compensation.........      104         136     19,278         937      2,134      4,678
                          -------    --------   --------    --------   --------   --------
    Total operating
     expenses...........    8,296      12,301     36,959      21,421     26,037     35,728
                          -------    --------   --------    --------   --------   --------
Loss from operations....   (6,791)    (10,562)   (34,507)    (17,522)   (21,565)   (28,418)
Interest and other
 income (expense), net..        6          (4)        75          41        (37)        42
                          -------    --------   --------    --------   --------   --------
Net loss before minority
 interest...............   (6,785)    (10,566)   (34,432)    (17,481)   (21,602)   (28,376)
Minority interest.......      222          --         --          --         --         --
                          -------    --------   --------    --------   --------   --------
Net loss................  $(6,563)   $(10,566)  $(34,432)   $(17,481)  $(21,602)  $(28,376)
                          =======    ========   ========    ========   ========   ========
As a Percentage of Pro
 Forma Revenues:
Revenues................      100%        100%       100%        100%       100%       100%
Cost of revenues........       54          56         50          45         50         41
                          -------    --------   --------    --------   --------   --------
  Gross profit..........       46          44         50          55         50         59
                          -------    --------   --------    --------   --------   --------
Operating expenses:
  Sales and marketing...      107         150        215         183        171        161
  Product development...       16          39         43          16         13         12
  General and
   administrative.......       43          49         46          52         54         53
  Amortization of
   intangible assets....       86          71         57          40         32         23
  Stock-based
   compensation.........        3           4        393          13         24         37
                          -------    --------   --------    --------   --------   --------
    Total operating
     expenses...........      255         313        754         304        294        286
                          -------    --------   --------    --------   --------   --------
Loss from operations....     (209)       (269)      (704)       (249)      (244)      (227)
Interest and other
 income (expense), net..       --          --          2           1         --         --
                          -------    --------   --------    --------   --------   --------
Net loss before minority
 interest...............     (209)       (269)      (702)       (248)      (244)      (227)
Minority interest.......        7          --         --          --         --         --
                          -------    --------   --------    --------   --------   --------
Net loss................     (202)%      (269)%     (702)%      (248)%     (244)%     (227)%
                          =======    ========   ========    ========   ========   ========

   We have experienced growth in pro forma revenues in all quarters presented due primarily to an increase in the number of real estate broker and agent advertising products sold due to increased traffic. The increase in revenues was also due to price increases during the second quarter of 1998. To establish its subscriber base, during 1998 SpringStreet signed a number of subscribers for its upgrade advertising services on a discounted basis. We do not know what portion of SpringStreet's current subscribers will renew their subscriptions to SpringStreet's upgraded advertising services on a fully paid basis.

   Pro forma cost of revenues increased for each quarter presented. In addition, during 1998, we entered into arrangements with some of our data content providers under which we paid a percentage of gross pro forma revenues for property listings provided exclusively to us. This program resulted in increased royalty fees for the period beginning in July 1998. In addition, we incurred significant costs in the second and third quarter of 1998 due to the redesign and upgrade of our REALTOR.com web sites.

   Pro forma operating expenses, excluding pro forma stock-based charges and pro forma product development, have increased in each of the quarters presented reflecting the growth of our operations. Pro forma sales and marketing expenses for each quarter in 1998 increased primarily due to the addition of sales and marketing personnel and increased commissions associated with higher sales. The increase was also attributable to an increase in web portal distribution and preferred alliance fees which began in the second quarter of 1998. Pro forma sales and marketing expenses for the first and second quarters of 1999 included non-cash charges of $500,000 and $750,000 related to the Broker Gold program. Pro forma product development expenses increased during the second and third quarters of 1998 due to an increase in our site design costs resulting from our redesign of our REALTOR.com web site, which began in June 1998 and was completed in December 1998. These costs were expensed as incurred during the development period. The increase in pro forma general and administrative expenses for each of the quarters was due primarily to the expansion of our corporate infrastructure and recruiting and relocation costs related to the hiring of additional personnel. We also incurred costs related to the move of our new corporate office during the fourth quarter of 1998.

   Our results of operations could vary significantly from quarter to quarter. We expect that over time our revenues will come from a variety of sources. However, in the near term, we expect to be substantially dependent on fees from real estate agents and brokers. We also expect to incur significant sales and marketing expenses to promote our brand and our services. Therefore, our quarterly revenues and operating results are likely to be particularly affected by the number of subscribers as well as sales and marketing expenses for a particular period. If revenues fall below our expectations, we will not be able to reduce our spending rapidly in response to a shortfall.

Historical Results of Operations of NetSelect, Inc.

   The following table sets forth certain historical data from NetSelect, Inc.'s consolidated statement of operations. These results reflect NSI's consolidation of RealSelect for the indicated periods prior to the Reorganization. On February 4, 1999, NetSelect, Inc. entered into a non-substantive share exchange and was merged into InfoTouch. The information for the period from January 1, 1999 to February 4, 1999 has been derived from NetSelect, Inc.'s unaudited consolidated financial statements, which, in management's opinion, have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. This information should be read in conjunction with NetSelect, Inc.'s consolidated financial statements and related notes contained elsewhere in this prospectus.

                              October 28, 1996    Year Ended
                               (Inception) to    December 31,     January 1 to
                                December 31,   -----------------  February 4,
                                    1996        1997      1998        1999
                              ---------------- -------  --------  ------------
                                                                  (unaudited)
Consolidated Statement of
 Operations Data:
Revenues.....................      $  --       $ 1,282  $ 15,003    $ 2,433
Cost of revenues.............         --           335     7,338        798
                                   -----       -------  --------    -------
  Gross profit...............         --           947     7,665      1,635
                                   -----       -------  --------    -------
Operating expenses:
  Sales and marketing........          9         3,200    25,560      4,064
  Product development........          4           506     4,139        174
  General and
   administrative............        348         2,687     6,929      1,053
  Amortization of intangible
   assets....................         30           360     1,893        261
  Stock-based compensation...         --           257    20,455        569
                                   -----       -------  --------    -------
    Total operating
     expenses................        391         7,010    58,976      6,121
                                   -----       -------  --------    -------
Loss from operations.........       (391)       (6,063)  (51,311)    (4,486)
Interest and other income
 (expense), net..............          1            74       121         (5)
                                   -----       -------  --------    -------
Net loss before minority
 interest....................       (390)       (5,989)  (51,190)    (4,491)
Minority interest............        213         1,239       222         --
                                   -----       -------  --------    -------
Net loss.....................      $(177)      $(4,750) $(50,968)   $(4,491)
                                   =====       =======  ========    =======

                                                  Year Ended
                                                 December 31,      January 1 to
                                                 ---------------    February 4,
                                                  1997     1998        1999
                                                 ------   ------   -------------
                                                                     (unaudited)
As a Percentage of Revenues:
Revenues........................................    100%     100%       100%
Cost of revenues................................     26       49         33
                                                 ------   ------       ----
  Gross profit..................................     74       51         67
                                                 ------   ------       ----
Operating expenses:
  Sales and marketing...........................    250      170        167
  Product development...........................     39       28          7
  General and administrative....................    211       46         43
  Amortization of intangible assets.............     28       13         11
  Stock-based compensation......................     20      136         23
                                                 ------   ------       ----
    Total operating expenses....................    548      393        251
                                                 ------   ------       ----
Loss from operations............................   (474)    (342)      (184)
Interest and other income (expense), net........      6        1         --
                                                 ------   ------       ----
Net loss before minority interest...............   (468)    (341)      (184)
Minority interest...............................     97        1         --
                                                 ------   ------       ----
Net loss........................................   (371)%   (340)%     (184)%
                                                 ======   ======       ====

Years Ended December 31, 1998 and 1997 and the Period From October 28, 1996 (Inception) to December 31, 1996

   Due to the fact that NetSelect, Inc.'s historical results of operations from the period of October 28, 1996 (Inception) to December 31, 1996 are insignificant, management believes that a comparison analysis between this period and the comparable period in 1997 would not be meaningful.

   Revenues

   Revenues increased to $15.0 million for the year ended December 31, 1998 from $1.3 million for the year ended December 31, 1997. The increase was primarily due to growth across our business, including the number of agent and broker web site home pages sold and an increase in banner advertising revenues primarily as a result of increased traffic to our web sites in 1998.

   Cost of Revenues

   Cost of revenues increased to $7.3 million for the year ended December 31, 1998 from $335,000 for the year ended December 31, 1997. The increase was primarily due to our overall increased sales volume and activity during the year ended December 31, 1998.

   Operating Expenses

   Sales and marketing. Sales and marketing expenses increased to $25.6 million for the year ended December 31, 1998 from $3.2 million for the year ended December 31, 1997. The increase was primarily due to our overall increased sales volume and activity during 1998. Specifically, sales and marketing-related payroll, including commissions, increased as a result of the increased sales volume and growth in our sales force in 1998. This increase was also due to costs related to Internet portal distribution fees and marketing and listing fees paid to real estate franchises. Increases in public relations campaign, promotional material and trade show expenses also contributed to the increase.

   Product development. Product development expenses increased to $4.1 million for the year ended December 31, 1998 from $506,000 for the year ended December 31, 1997. The increase was primarily due to increases in site design expenses, including salaries and related expenses, as well as costs for contracted services. In addition, costs incurred in the redesign of our REALTOR.com web site, which began in June 1998 and was completed in December 1998, contributed to the increase.

   General and administrative. General and administrative expenses increased to $6.9 million for the year ended December 31, 1998 from $2.7 million for the year ended December 31, 1997. The increase was primarily due to hiring key management personnel and additional staff to manage and support our significant growth during 1998. Personnel-related costs, including recruiting costs, legal and, to a lesser extent, consulting fees also contributed to the increase. We also incurred costs associated with the relocation of our corporate office.

   Amortization of intangible assets. Amortization of intangible assets was $1.9 million for the year ended December 31, 1998 as compared to $360,000 for the year ended December 31, 1997 as a result of The Enterprise and MultiSearch acquisitions in March and July of 1998.

   Stock-based compensation. During the years ended December 31, 1997 and 1998, we recorded total deferred compensation of $10.5 million in connection with stock option grants. We are amortizing this amount over the vesting periods of the applicable options, resulting in expense of $1.6 million in 1998, as compared to $257,000 in 1997.

   In connection with the August 1998 Series F financing, we recognized the $18.9 million difference between the deemed fair value of the stock and the price paid by investors as stock-based charges in 1998.

   Interest and Other Income (Expense), Net

   Interest income increased to $583,000 for the year ended December 31, 1998 from $98,000 for the year ended December 31, 1997. The increase was primarily due to higher average cash balances. Interest expense increased to $365,000 for the year ended December 31, 1998 from $24,000 for the year ended December 31, 1997.

   Other expense in 1998 included a write-off or leasehold improvements and a loss on disposal or certain office furniture and equipment relating to the relocation of our corporate office.

   Income Taxes

   As of December 31, 1998, we had $36.7 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2007. We have provided a full valuation allowance on our deferred tax assets, consisting primarily of net operating loss carryforwards, due to a likelihood that homestore.com many note generate sufficient taxable income during the carry-forward period to utilize the net operating loss carryforwards.

Quantitative and Qualitative Disclosures About Market Risk

   homestore.com does not currently hold any derivative instruments and does not engage in hedging activities. Also, homestore.com currently does not hold any variable interest rate debt or lines of credit, and currently does not enter into any transaction denominated in a foreign currency. Thus, homestore.com's exposure to interest rate and foreign exchange fluctuations is minimal.

Liquidity and Capital Resources

   Since 1993, we have funded our operations and met our capital expenditure requirements through the private sale of equity securities and through cash generated from the sale of our products and services and, to a lesser extent, equipment lease financing. Proceeds from the sale of common and preferred stock through June 30, 1999 totaled approximately $92.4 million.

   We have had negative cash flows from operating activities since 1997. Net cash used in operating activities was $4.0 million in 1997, $28.2 million in 1998 and $18.0 million in the first six months of 1999. Net cash used in operating activities in each of these periods was primarily the result of net operating losses and payments required to be made relating to our Internet portal distribution and marketing and listing agreements entered into in 1998. These operating cash outflows were partially offset by increases in accounts payable, accrued liabilities, deferred revenues and stock-based charges.

   Net cash used in investing activities was $2.5 million in 1996, $1.6 million in 1997, and $5.3 million in 1998 and net cash provided by investing activities was $9.9 million during the six months ended June 30, 1999. To date, our investing activities have consisted of purchases of property and equipment, acquisitions and strategic operating agreements. Capital expenditures for property and equipment totaled $165,000 in 1996, $372,000 in 1997 and $3.9 million in 1998. During the six months ended June 30, 1999, $3.0 million of our capital expenditures were funded through an equipment lease financing arrangement. In March 1998 and July 1998, we acquired The Enterprise and MultiSearch, respectively for an aggregate purchase price of $11.7 million, of which $1.6 million represented cash payments.

   Net cash provided by financing activities was $4.1 million in 1996, $7.2 million in 1997, and $45.0 million in 1998 and $11.6 million for the six months ended June 30, 1999. Cash was provided primarily from net proceeds from the sale of our common and preferred stock. We also repurchased shares of our common and preferred stock in 1998 and during the six months ended June 30, 1999.

   As of December 31, 1998, our principal commitments consisted of a five-year lease for our corporate offices, various Internet portal distribution and marketing and listing agreements and our equipment lease. Future cash payments under these non-cancelable commitments are $75.1 million, of which approximately $67.4 million are due through 2001. We expect that our capital expenditures will increase as our employee base continues to grow. We do not have any material commitments for capital expenditures, although we anticipate that our planned purchases of capital equipment and leasehold improvements will require additional expenditures over the next 12 months.

   As of June 30, 1999, we had $18.2 million in cash and cash equivalents. We currently anticipate that our existing cash and cash equivalents and the net proceeds from our underwritten initial public offering and this offering, and any cash generated from operations will be sufficient to fund our operating activities, capital expenditures and other obligations through at least the next 12 months. However, we may need to raise additional funds in order to fund more rapid expansion, to expand our marketing activities, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary services, businesses or technologies. If we are not successful in generating sufficient cash flow from operations, we may need to raise additional capital through public or private financing, strategic relationships or other arrangements. This additional funding, if needed, might not be available on terms acceptable to us, or at all. Our failure to raise sufficient capital when needed could have a material adverse effect on our business, results of operations and financial condition. If additional funds were raised through the issuance of equity securities, the percentage of our stock owned by our then-current stockholders would be reduced. Furthermore, such equity securities might have rights, preferences or privileges senior to those of our common and preferred stock.

Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of this statement of position in the first quarter of fiscal 1999 did not have a material impact on our financial position, results of operations or cash flows.

   In April 1998, the American Institute of Certified Public Accountants issued statement of position No. 98-5, "Reporting on the Costs of Start-Up activities." This statement of position requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when this statement of position is adopted. The adoption of this statement of position in the first quarter of fiscal 1999 did not have a material impact on our financial position, results of operations or cash flows.

   In June 1998, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities." The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. Because we do not currently hold any derivative instruments and do not engage in hedging activities, we believe the impact of adoption of SFAS No. 133 will not have a material impact on our financial position, results of operations or cash flows. We will be required to implement SFAS No. 133 in the first quarter of fiscal 2001.

Year 2000 Compliance

   The Year 2000 Issue refers generally to the problems that some computer systems may have in determining the correct century for the year. For example, software with date-sensitive functions that is not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results.

   We have been actively involved in initiatives to reduce or eliminate our exposure to Year 2000 issues. We intend to achieve remediation and compliance for all our critical infrastructure components, systems, interfaces and key suppliers by August 1999. We are following a methodology which includes six phases: Inventory, Assessment, Planning, Remediation, Testing and Implementation. The Inventory and Assessment Phases were complete at the end of March 1999. The Planning through Testing Phases are planned for completion by July 1999, with final implementation by the end of August 1999.

   Internal Infrastructure. As a result of building a new data center in our Thousand Oaks, California facility, we believe our computer network for running our REALTOR.com and CommercialSource.com web sites is running on Year 2000 compliant hardware and software purchased within the previous six months. Our primary Internet service providers have provided statements of compliance for the networks. In addition, our equipment vendors have informed us that the hardware and software components used for these web sites are Year 2000 compliant.

   We host our HomeBuilder.com web site at a network facility in Dallas, Texas. We have been informed by our vendors that the hardware and software components used for the HomeBuilder.com web site are Year 2000 compliant.

   We host broker home pages from our data center in Milwaukee, Wisconsin. We have not yet been informed by our vendors that the hardware and software components used to host these pages are Year 2000 compliant.

   Except as described below, we obtained representations from SpringStreet's former stockholders that the computers and software used to operate the SpringStreet.com web site are Year 2000 compliant. SpringStreet.com's database software program is not Year 2000 compliant. We are in the process of replacing this software. However, if the software is not timely replaced our business and operating results could be materially adversely impacted. In addition, if these representations are incorrect or if we experience unforseen problems with respect to the Year 2000, we could incur substantial additional expenses to correct these problems.

   Internal Business Systems. Our primary management information and business systems are running on third party software packages purchased and implemented during the first quarter of 1999. The vendors of each of these packages have provided Year 2000 compliance statements. For internally developed software, we have supplemented our development staff with a third party consulting company specializing in Year 2000 remediation. We work with hundreds of Multiple Listing Services to obtain listings data for the REALTOR.com web site. We are in the process of contacting each of these MLSs to determine their state of readiness with respect to the Year 2000. The failure of an MLS's system to be Year 2000 compliant would severely affect our ability to download and receive listings data from them.

   Suppliers and Vendors. During the inventory and assessment phases of our Year 2000 Program, key vendors and suppliers were listed and prioritized based on their importance to the business. We are validating compliance with all vendors and have initiated communications to all priority suppliers and vendors requesting compliance for their products and services.

   Our Internet Service Providers have represented to us that their systems are Year 2000 compliant.

   We have contacted our landlord to determine whether our building and related systems are Year 2000 compliant. Our building and systems and telephone, facsimile and other communications have been certified as being Year 2000 compliant.

   Costs. We believe that the total cost of our Year 2000 compliance efforts will not be material to our business. In addition, the majority of these costs are attributable to employee time spent in our Year 2000 compliance efforts as compared to cash outlays. However, if we encounter unexpected problems with respect to the Year 2000 issue, we could incur additional costs, including significant cash outlays, which could be material.

   Year 2000 Risks. Despite our investigations of the Year 2000 issue, we have not received certifications from all of our third party suppliers and vendors and it is possible that those certifications as well as the other representations we have obtained could be erroneous. Failures of our or our customers' systems to operate properly with regard to the Year 2000 could result in one or more of our web sites being unavailable and our products and services not functioning properly. Unavailability of our web sites due to a lack of Year 2000 compliance could have a material adverse impact on our revenues and operating expenses.

   In addition, the Internet is a network of computer systems which depends on the functioning of a number of parts such as communications connections, Internet Service Providers and power supplies, all of which are beyond our control. The failure of these companies to be Year 2000 compliant could result in a variety of systems failures such as electrical outages, Internet outages or slower response times or telecommunications failures. These events could prevent users from accessing our products and services or prevent us from updating our listings for a period of time, from delivering our services to our subscribers or from selling advertising on our web sites for a period of time. Any of these events could have a material adverse effect on our business, operating results and financial condition.

   Contingency Planning. We have not yet developed a formal contingency plan for any Year 2000 problems, as our contingency plan depends in significant part upon the results of our Year 2000 investigation. We expect to have a contingency plan completed by August 1999.

                                   BUSINESS

Overview

   Our family of web sites, consisting of homestore.com, REALTOR.com, HomeBuilder.com, SpringStreet.com and CommercialSource.com, is the leading destination on the Internet for real estate-related information, and advertising products and services, based on the number of visitors, time spent on our web sites and number of property listings. As of June 30, 1999, we had listings on our web sites for over 1.37 million of the approximately 1.47 million homes that we estimate are listed nationally for sale, over 100,000 new homes for sale and over 45,000 rental properties. Our family of web sites also offer a wide variety of real estate related information, advertising products and services and tools. We have relationships with the NAR, the NAHB, MLSs, real estate franchises, brokers, builders and agents. We also have distribution agreements with a large number of leading Internet portal web sites.

Industry Background

   The Real Estate Industry

   The real estate industry accounts for approximately 15% of the gross domestic product of the United States and is therefore one of the largest sectors of the economy. The real estate industry is commonly divided into the residential and commercial sectors. The residential sector includes the purchase, sale, rental, remodeling and new construction of homes and represents approximately $1 trillion per year. The commercial sector includes the lease, resale, and new construction of property for businesses and represents approximately $300 billion per year.

   The Residential Real Estate Market

   Buying a home is the largest financial decision, and represents one of the most difficult and complex processes, most consumers will ever undertake. The process of finding a home begins a lifelong cycle which most consumers will move through once every seven to eleven years. This cycle tracks major life events such as employment, marriage, children and retirement and is illustrated below:

              [RESIDENTIAL REAL ESTATE MARKET CHART APPEARS HERE]

   A significant portion of the United States economy has evolved around helping consumers as they navigate through this home and real estate cycle. An enormous network of support services and products exists to assist consumers in finding a property, building a property, renting or buying a property, moving, owning a property and selling a property.

   Find a Property. The following real estate professionals and organizations assist consumers in finding a property:

  . Real Estate Agents. Real estate agents are independent contractors that are licensed to negotiate and transact the sale of real estate on behalf of prospective buyers and sellers. There are over 1.0 million real estate agents in the United States. Consumers spend in excess of $30 billion annually for assistance with the finding, buying and selling of residential property.

  . Real Estate Brokers. Real estate brokers are paid a commission to bring buyers and sellers together and assist in negotiating contracts. Real estate brokers often have their own independent offices and may employ other licensed real estate agents. There are over 100,000 real estate brokers in the United States.

  . Residential Franchisers. There are six major residential franchisers in the United States: Century 21, Coldwell Banker and ERA, which collectively comprise the Cendant franchise; RE/MAX; Prudential; and Better Homes & Gardens. These franchisers together represent thousands of independently owned and operated real estate offices and hundreds of thousands of real estate professionals in the United States.

  . Multiple Listing Services. MLSs operate proprietary networks that provide real estate professionals with listings of properties for sale, and are regulated by a governing body of local brokers and/or agents. There are approximately 800 MLSs nationwide that aggregate local property listings by geographic location. We estimate that, as of June 30, 1999, MLSs provided approximately 1.47 million resale home listings nationwide.

  . National Association of REALTORS. The NAR is the largest trade association in the United States that represents real estate professionals. The NAR consists of residential and commercial REALTORS, including brokers, agents, property managers, appraisers, counselors and others engaged in all aspects of the real estate industry. The NAR has approximately 720,000 members.

   Build a Property. In addition to the real estate professionals and organizations involved in finding a home, the new home market is also served by a large group of dedicated professionals including:

  . Home Builders. New homes are built primarily by a limited number of national home builders and a much larger number of local volume and custom builders. In 1998, home builders built over 800,000 homes, generating over $160 billion in sales.

  . National Association of Home Builders. The NAHB is the second largest real estate trade association in the United States. As of December 31, 1998, the NAHB's members include approximately 197,000 firms. Approximately one-third of the NAHB's members are home builders and/or remodelers, and the remainder work in closely related fields within the residential real estate industry, such as mortgage, finance, building products, and building services including subcontractors.

   Rent a Property. Today, over 30 million households in the United States reside in rental housing. In addition to real estate agents and brokers who assist in the leasing of residential rental units, professionals serving this segment of the market include the following:

  . Property Owners. Property owners include owners of individual apartment units, multi-family apartment complexes, individual single family rental homes or other residential rental properties.

     Property owners may lease and operate their rental properties themselves or outsource those functions to other real estate professionals, such as property managers. The residential rental ownership market is highly fragmented, with the 50 largest owners of multi-family apartment complexes owning approximately 10% of all apartment rental units in the United States.

  . Property Managers. Property managers are typically responsible for leasing available rental units, collecting rents, and maintaining the property. Property managers typically manage a number of apartment complexes, and will employ third party leasing agents to assist them with the leasing function. The property manager market is also highly fragmented, with the 50 largest property managers, many of whom also own their properties, managing approximately 10% of all apartment rental units in the United States.

   Buy and Sell a Property. Because of the complexity and size of the purchase or sale transaction, consumers buying or selling a home typically rely upon a series of professionals, including real estate agents and ancillary service providers, such as mortgage brokers, title agents, escrow agents, attorneys, inspectors and appraisers. These professionals and ancillary service providers offer products and services, such as mortgages, title insurance, credit reports, appraisals and inspections, that generated in excess of $49 billion in transactional fees in 1998.

   Move. Every time consumers buy, sell or rent a home, they need assistance with various relocation related services, such as insurance and moving supplies and services. We estimate that consumers spend over $100 billion each year for home and apartment moves including moving services and related product purchases. In addition, real estate transactions often lead to significant lifestyle changes for consumers, including changing neighborhoods, schools, shopping malls, banks, grocers, cleaners and other retail relationships. As a result, consumers need information about the wide range of available product and service alternatives relating to all aspects of their relocation.

   Maintain a Property. Ownership represents the longest portion of the home and real estate life cycle. Homeowners purchase a large number of household and home related products including furniture, appliances, hardware and supplies. During this phase of the home and real estate life cycle, homeowners also require a number of ancillary services, relating to such activities as home maintenance and repairs, refinancing, remodeling and landscaping. As a result, homeowners are continuously seeking sources of information to assist them in locating providers of these products and services.

   Challenges in the Real Estate Market

   Every participant in the home and real estate life cycle faces a unique set of challenges:

   Home Buyers. In order to dispel the fear of purchasing the wrong home or paying too much for a home, consumers must be assured that they have considered all available options. Therefore, home buyers require an extensive amount of information and several decision tools to help bolster confidence during the home buying process. To make an informed decision, consumers need access to a comprehensive listing of homes for sale and require information about specific neighborhoods and listed prices of comparable homes for sale in a given geographic location.

   Once a home has been selected, consumers must consider a broad range of related services, including mortgage, title, escrow, insurance, moving and relocation services as well as remodeling alternatives. As a result, consumers are continually searching for additional information and resources to assist them in every aspect of the real estate transaction and need a comprehensive, convenient and integrated source of information that assists them in each step of the process.

   Real Estate Agents and Brokers. Real estate agents and brokers depend on attracting and retaining customers in order to generate increasing numbers of transactions. Due to its size and complexity, it is not uncommon for the real estate transaction to take several months to complete. As a result, the job of real estate agents and brokers is complicated by a variety of factors. Therefore real estate agents and brokers are looking for additional opportunities to market their services, become more productive and compete more effectively for transactions. In addition, they seek greater efficiency in disseminating information to their prospective clients and are looking for tools that can help them streamline their current practices.

   Home Builders. Home building and real estate professionals who focus on new homes and new home developments also depend on attracting and retaining customers in order to sell new properties in a timely manner. However, home builders have not developed an infrastructure similar to an MLS to aggregate, update and share data regarding available inventory. Nor do they have the infrastructure to communicate this information to potential buyers. As a result, home building and real estate professionals continue to seek new ways to market their products and services and inform prospective home buyers of the availability of new properties.

   Renters, Property Managers and Owners. To make an informed decision, renters need access to comprehensive information about available rental units, specific neighborhoods and rental prices in a given geographic location. Because of the high turnover rate in rental units, property managers and owners must regularly attract new tenants to minimize their vacancy rates. We estimate that approximately $1.8 billion was spent in 1998 to market apartments and rental homes. The rental market has not developed a central repository for comprehensive listings accessable by potential renters nationwide and property managers and owners are continuously seeking to market their available units in a cost-effective manner.

   Ancillary Service Providers. Consumers require a variety of products and services throughout the home and real estate life cycle. The real estate transaction provides service providers and retailers the opportunity to target consumers at a time when they are shifting their buying patterns. Providers and retailers of these products or services need an effective mechanism to reach consumers who are most interested in their offerings. Ideally, these providers of products and services would have a centralized location where they could advertise their offerings to a target group of consumers who are engaged in the real estate process.

   The Internet and Real Estate

   The emergence and acceptance of the Internet is fundamentally changing the way that consumers and businesses communicate, obtain information, purchase goods and services and transact business. Because of its size, fragmented nature and reliance on the exchange of information, the real estate industry is particularly well suited to benefit from the Internet. The real estate industry currently spends $3.5 billion a year on advertising and print media. Traditional sources of advertising and print media, including classifieds and other off-line sources, are not interactive and are limited by incomplete and inaccurate data that is local in scope and is typically disseminated on a weekly basis. These traditional sources also lack content that can be searched based on specified terms, a centralized database of information and the ability to conduct two-way communications. The Internet offers a compelling means for consumers, real estate professionals, home builders, renters, property managers and owners and ancillary service providers to come together to improve the dissemination of information and enhance communications.

homestore.com

   We are pioneering the use of the Internet to bring the real estate industry online and enabling real estate industry participants to benefit from the Internet. We currently operate the most frequently visited real estate-focused family of web sites, including REALTOR.com, HomeBuilder.com and SpringStreet.com, based on the number of our users, the time users spend on our web sites and the number of listings. We also recently launched our homestore.com and CommercialSource.com web sites. Our family of web sites allows searches of information that previously had never been compiled as comprehensively in a single location. The principal benefits of our advertising products and services include the following:

   Comprehensive Source of Real Estate Listings. Our family of web sites provides the most comprehensive source of real estate listings on the web. As of June 30, 1999, of the 1.47 million homes that we estimate are listed for sale in the United States, our REALTOR.com web site had listings for approximately 1.37 million. As of June 30, 1999, we aggregated information on over 100,000 new homes and planned developments for sale throughout the United States on our HomeBuilder.com web site. We also provide comprehensive rental property related listing information through our SpringStreet.com web site, which included listings for over 45,000 properties as of June 30, 1999.

   Key Industry Relationships. We have a number of relationships with key real estate industry participants. We believe that none of our competitors have as many comparable relationships. Under our agreements with the NAR and NAHB, we operate their official web sites and we receive preferential promotion in their marketing activities. We also have content relationships under which parties have given us the right to display their property listings on our web sites for a period of time with approximately 70 of the 200 largest brokers in the United States through our Broker Gold program, nine of the ten largest home builders in the United States, five of the six largest real estate franchises and over 650 of the approximately 800 MLSs in the United States. Cendant Corporation, which owns three of the six largest franchises, has filed a lawsuit against us as described in the section entitled "Legal Proceedings" on page 60. Under our Broker Gold program, which was completed in April 1999, participating real estate brokerage companies agreed to provide us with their listings for posting on the Internet on a national basis and not to any of our direct competitors. These brokers signed written agreements with us to provide us the real estate listings over which they have control for a period of up to two years. They also agreed to use all reasonable efforts to cause their employees and agents to provide us with their listings on an exclusive basis. The brokers are permitted to displays their listings on their own web site. These brokers also purchased shares of our preferred stock, common stock and warrants at that time. Our close working relationships with these organizations allow us to keep pace with the complicated and evolving real estate industry. In order to draw additional traffic to our family of web sites, we also have distribution agreements with the following Internet portals: America Online, @Home, Excite, Go Network/Infoseek and Lycos.

   Provide Comprehensive Set of Products and Services for Consumers. We provide consumers with access to real estate professionals and to accurate and timely nationwide listings. Through our family of web sites, consumers can easily search through substantial amounts of real estate related information at all stages of the home and real estate life cycle. For example, we provide decision support information and tools, such as calculators and worksheets for helping to select financing options and information about specific neighborhoods, directories of real estate professionals and financing options. We believe that providing consumers with a comprehensive and integrated information source for each stage of the home and real estate life cycle allows them to be better informed and feel more confident about their real estate decisions.

   Enable Industry Professionals to Benefit from the Internet. Our services allow real estate professionals to utilize the Internet to expand and grow their customer base. We design and maintain personal home pages for real estate professionals. They can also have their listings displayed with detailed information about a property and can have links from their real estate listings to their personal home page. Through the reach of our family of web sites, real estate professionals can significantly increase their visibility among prospective buyers and sellers, especially those outside of their region. In addition, we believe buyers and sellers that have used REALTOR.com to research their real estate transaction prior to selecting a real estate professional are more likely to reach an informed purchase or sale decision in a shorter period of time.

   Provide Attractive Demographic for Advertisers and Service Providers. Our family of web sites draws an attractive target audience for advertisers and providers of real estate-related products and services. Because we attract consumers interested in real estate near the time of a transaction, we provide businesses with an efficient way to find and communicate with potential customers. In addition, our audience tends to use our family of web sites for extended periods of time. According to Media Metrix, in May 1999, the average time spent per visit to REALTOR.com was 12.8 minutes, ranking it fourth among the top 200 web sites as measured by the number of unique visitors, or individual Internet users who visited our web site at least once during the month.

   Our Business Model Provides Multiple Revenue Opportunities. Our business model is designed to support continued growth in the utilization of the Internet as a tool for all phases of the home and real estate life cycle. We currently generate revenues from selling our advertising products and services to a number of different types of real estate industry participants, including agents and brokers, home builders, rental property owners and other advertisers.

Our Strategy

   Our objective is to extend our position as the leading real estate destination on the Internet. The key elements of our strategy include:

   Enhance Our Real Estate Content and Data. We will continue to focus on connecting consumers and professional service providers by increasing the content and relevant data available on our family of web sites. To achieve this objective, we will seek to increase the number of new and existing homes, rental properties and commercial properties listed on our family of web sites and we will also display additional real estate related content.

   Increase Usage of Our Family of Web Sites. We seek to increase the number of people using our family of web sites as well as the amount of time they spend there. To expand our user base, we plan to strengthen our existing distribution arrangements with Internet portals to apply across our family of sites. We also intend to pursue distribution relationships with other high traffic web sites and web sites offering real estate related services. We also expect to significantly increase our marketing efforts in traditional media, such as newspaper advertisements, radio and television promotions. We also intend to add features and content to our web sites designed to encourage users to spend more time on our web sites.

   Continue to Pursue Relationships with Real Estate Industry Professionals. We believe that our relationships with key real estate industry participants, such as the NAR, the NAHB, MLSs, brokers and builders, provide us with a distinct competitive advantage. These relationships provide us with opportunities to market our services to their members. These relationships also allow us to provide consumers with comprehensive information and resources related to all aspects of the home and real estate life cycle, such as real estate listings and neighborhood information, directories of REALTORS and real estate news. We plan to pursue additional or broader listing and marketing relationships with key industry participants.

   Continue to Develop and Extend Our Brand Recognition. As more consumers and real estate professionals utilize the Internet for their real estate needs, we believe that brand awareness will provide us with a significant competitive advantage. We plan to expand our marketing efforts with advertising campaigns in traditional media as well as on the Internet in order to build greater recognition for our family of web sites.

   Incorporate Emerging Internet Technologies. We believe the evolution of the Internet will provide us with the opportunity to move more real estate related information and activities onto the Internet. For example, earlier this year we introduced 360 degree panoramic video "tours" of homes listed for sale and plan to offer REALTORS the enhanced ability to update their property listing information, such as photos and text descriptions, from their computer desktop. We also plan to incorporate new Internet technologies which we believe will help us provide enhanced functionality and increase overall ease-of-use of our family of web sites. We believe that continuing to incorporate enhanced functionality will be a key element in increasing traffic and time spent on our family of web sites.

Products and Services

   We offer a family of web sites including homestore.com, REALTOR.com, HomeBuilder.com, SpringStreet.com and CommercialSource.com.

   homestore.com

   homestore.com is a gateway to our family of web sites providing links and general information relating to each of our other web sites.

   REALTOR.com

   Our primary site, REALTOR.com, enables potential home buyers to browse, free of charge, from our searchable database of approximately 1.37 million homes as of June 30, 1999. We have content arrangements with over 650 of the approximately 800 Multiple Listing Services across the United States to provide the listings for REALTOR.com. Our property listings typically provide information that is significantly more detailed and timely than that included in alternative media channels, such as newspaper classified advertisements. Many of these listings are from MLSs that have agreed to provide listings exclusively to us for publication on the Internet. A Multiple Listing Service operates proprietary networks that provide real estate professionals with listings of properties for sale and are regulated by a governing body of local brokers and/or agents. We receive the balance of our listings on REALTOR.com from real estate brokers. We do not provide "for sale by owner" listings, as this is prohibited under terms of our agreement with the NAR.

   Additionally, REALTOR.com provides decision support tools, such as mortgage calculators and finance worksheets, information concerning the home buying and selling process and features that aid users in evaluating the attributes of particular neighborhoods or geographic locations.

   Consumer Products

   Our consumer products are offered free to REALTOR.com visitors and are designed to help them throughout the home and real estate life cycle. REALTOR.com, has sections representing the various stages of the home and real estate life cycle, including Getting Started, Buying, Selling, Offer/Closing, Moving and Owning. For example, at the beginning of the home and real estate life cycle we offer Find a Home, Find a Neighborhood and Personal Planner. In addition, we offer information and tools regarding mortgages and home affordability as well as a specific guide to the home buying process. When users have made their home selection, they can find information about the offer process, applying for a loan, closing the purchase or planning the move. As homeowners, users can find information about remodeling, refinancing and other aspects of owning a home. When users are ready to sell their home, they can use Find a REALTOR to find information regarding relocation planning, pricing, accepting an offer and closing the sale. In addition, while they are in the process of selling their homes, sellers can use our Find a Home, Find a Neighborhood and Personal Planner tools to begin the search for their next home. At all stages, users can visit our Resource Center, for links to a wide variety of real estate information such as moving services, insurance, home improvement and appliances.

   Find a Home. Our Find a Home feature allows potential home buyers to search our database of home listings. The user selects a geographic region or a specific MLS property identification number. The user can refine their home search by selecting neighborhood and home characteristics. Our search engine returns a list of homes ranked by their conformity to the users' search criteria. The search results provide pictures of the homes, if available, descriptions of the properties, the name and contact information of the agent that represents the home seller and, for certain homes, virtual tours. For agents purchasing our Agent Simple product, the consumer's search results also provide a direct link to their personalized web site displaying each property listed by the agent.

   Find a REALTOR. Our Find a REALTOR feature allows a user to contact a REALTOR to buy or sell a home in a given geographic area. The user can search our Yellow Pages Directory for REALTORS who specialize in the cities or zip codes specified by the user. Users can also search by keyword and/or by office name or name of the REALTOR. Our Yellow Pages Directory provides a list of REALTORS meeting the search criteria, which includes a link to each REALTOR's home page, their office name, phone and fax numbers, their e-mail address and a brief description of their specialty. We also have a White Pages Directory listing all REALTORS.

   Resource Center. Our MarketPlace area provides potential home buyers access to ancillary services that can be helpful at all stages of the home and real estate life cycle. The services consist of:

  . moving services, such as self-storage by Storage Locator, change of address by Change My Address and moving tools by Homefair;

  . home improvement services, such as Improvement Center at Home Depot, Tool
    Dictionary by Sierra Home and Improvement Encyclopedia by Sierra Home;

  . insurance services, such as auto, life and home insurance by InsWeb and title insurance by Stewart Title;

  . finance center, such as calculators from Quicken.com, employment by Monster.com, interest rate information from Bankrate.com and credit reports by Qspace;

  . home technology, such as Home Business Center by IBM and Communications
    Center by GTE; and

  . home and family, such as appliances by Whirlpool, furniture by Cort, child and elderly care by CareGuide, and health and wellness by WebMD, bookstore by Amazon.com and furniture and window coverings by JC Penney.

   Through MarketPlace, companies can sponsor new services and buy targeted advertising for their products and services.

   Find a Neighborhood. Our Find a Neighborhood feature enables users to locate desired neighborhoods by searching information such as quality of schools, crime rate, average home cost, and urban/rural profiles. Once a profile has been established, our search engine returns a map ranking geographic areas according to the user's criteria.

   Personal Planner. Users can use our Personal Planner feature to save search results, search criteria, and articles and related content from all areas of REALTOR.com. Users can create their Personal Planner account by registering their e-mail address and can choose to be notified via e-mail whenever new listings match their saved search criteria.

Advertising Products and Services for Real Estate Professionals

   Agent Simple. Agent Simple, our primary offering for the REALTOR, is a customized web page that links a REALTOR's professional biography and their inventory of listings to their web page. This advertising product is sold on an annual basis. The charge for this advertising product can vary based on the features selected for the REALTOR's homepage. The home page and property listing pages can contain:

  . customized textual descriptions and banners on the REALTOR's listed properties;

  . multiple photographs of the properties;

  . a personalized voice message from the REALTOR;

  . the REALTOR's professional information, including name, photograph, telephone number, significant accomplishments and mailing and e-mail addresses; and

  . the REALTOR's listing in our Yellow Pages Directory, which is linked to Find a REALTOR.

   In July 1999, we introduced iLEAD, an enchanced version of Agent Simple, which includes enhanced features for the real estate professional's custom web page, such as email communication with potential buyers, searches of all of the real estate professional's listings from the page and neighborhood information about the homes. This enhanced version will also be offered on an annual basis.

   Office Simple. Office Simple is targeted to individual real estate brokerage offices. Office Simple provides real estate brokers the opportunity to have their entire inventory of real estate properties linked to the office's customized web page, whether or not their agents purchase our Agent Simple product. The agents of the broker are listed on its web page with Agent Simple subscribers receiving placement above those who do not use Agent Simple. An embedded link to an office's web address is also available as an upgrade to Office Simple users, as well as the display of their office logo on every one of their listings for the entire year. Office Simple subscribers are also listed in our Yellow Pages Directory of REALTORS. This advertising product is sold on an annual basis.

   One Place. One Place integrates Agent Simple with an interactive voice response system, linked to a pager network. With One Place, REALTORS are immediately paged when a potential home buyer or seller inquires about a specific house. In addition, if the buyer sees the telephone number on the "for sale" sign posted in front of the property and calls the interactive voice response system, the REALTOR is also paged. The pager message includes a display of the caller's telephone number and specific property information, which allows the REALTOR to respond instantaneously and knowledgeably to interested consumers. One Place is sold on an annual subscription basis, plus additional upgrades. One Place is typically sold to brokers with at least 100 real estate professionals and/or brokers who commit to obtaining a minimum agent participation rate.

   HomeBuilder.com

   HomeBuilder.com is our web site focused on builder information, including new homes, subdivisions and developments. We have developed a nationwide listing of builders' models, newly built homes, and housing plans, which we aggregate directly from builders and organize in a similar fashion to listings on REALTOR.com.

   Consumer Products

   HomeBuilder.com, like REALTOR.com, allows potential home buyers to browse, free of charge, through our searchable database of new homes. Many of the features available on the REALTOR.com web site, such as mapping and community profiles, are also available on HomeBuilder.com. The site's Lead Generation Program allows consumers to send the builder detailed requests via electronic mail or facsimile for information on each property. Potential buyers can search for new homes using the following features:

   Find a New Home. Our Find a New Home feature allows potential home buyers to search our database of new homes using criteria they select. A user initiates a search by selecting Find a New Home on the HomeBuilder.com home page and may refine the search by geographic location.

   Market Level Searching. Users may search listings of models, newly built homes and housing plans within a market as follows:

  . New Homes. This feature enables the user to search by geographic location with individual home details such as price, square footage and number of bedrooms and bathrooms. Users can view other details about the home such as the floor plan, elevation and picture along with maps, school information and other demographic data pertaining to the community. A text link from the builder's name to its web site is also available.

  . Builders. This feature enables users to search within the market for homes built by a particular builder. The search offers the same criteria as the New Homes search. By clicking on the builder's name, the user can view a detailed list of the selected builder's homes.

  . Custom Builders. This search produces a list of custom builders within a specified geographic region. The list includes the name and phone number of the builder, the price range of the builder's homes and a text link to view the builder's inventory. Links to the builders' web site are also available.

  . Real Estate Agents. This search enables users desiring to find a REALTOR to assist them in their new home search in a specified geographic area. After entering search criteria, the results display a list of agents by real estate office. By clicking on the agent's name, users go to the selected agent's home page. Links to real estate office are also available.

   Professional Basic Services Package. We collect, store and display the builder's information and train the builder's salespeople how to respond to sales leads generated from the Internet. This advertising product is sold on a monthly or annual basis.

   Our Basic Services Package includes the following:

  . collection, entry and periodic updating of the builder's inventory of models, newly built homes and floor plans and community information;

  . scanning and entry of the builder's floor plans, elevations and available pictures;

  . detailed property profiles with floor plans, descriptions, mapping, photographs, specifications, elevations and virtual tours;

  . participation in our Home Builder Lead Generation Program;

  . direct links to the builder's web sites and home pages through our Builder Link feature; and

  . page header advertising banners with direct links to the builder's web site.

   SpringStreet.com

   On our SpringStreet.com web site, potential renters have access to rental property listings, free of charge, just as home buyers have to sale listings on our REALTOR.com and HomeBuilder.com web sites. Potential renters can access listing information from more than 45,000 properties located in over 6,000 cities nationwide. Users can develop their own lists of favorite properties and store them on the site. They can also access our information resource center which is designed to help make the relocation process easier, and includes information relating to moving services, renter's insurance, furnishings, and local content and statistics about a user's new neighborhood. In addition, users can build and develop customized moving checklists, store them on our site and receive reminders from us by electronic mail as each item on the checklist is triggered over time.

   SpringStreet.com, like our REALTOR.com and HomeBuilder.com web sites, generates revenues primarily from advertising products and services offered to real estate professionals. These products are targeted to property owners who operate their own rental properties and to property managers. In addition, we sell to other advertisers Internet banner advertising and sponsorships on SpringStreet.com.

   Properties listed on our web site include large multi-family apartment complexes as well as smaller, single family homes.

   Multi-Family Apartment Complexes. SpringStreet.com offers property owners and managers of multi-family apartment complexes the opportunity to list basic rental information free of charge. Basic listing information is a text-based presentation of information which summarizes rental listings in a manner similar to that which might be found in a local listing publication. We also offer enhanced features to owners and managers for a monthly subscription fee. These enhanced features can include:

  . color photos and detailed property and rental unit descriptions for all unit types, including monthly rental ranges;

  . premium placement of listings at the top of rental search results returned, as well as links to an owner's or manager's web page;

  .  maps and driving instructions to the property;

  . inquiries from renters inquiring about specific properties sent by electronic e-mail; and

  .  detailed monthly reports of web page and lead activity.

   Single Family Homes. Owners of individual units or small buildings listed with a REALTOR, and in some areas other real estate professionals, can list their available rental units with the individual unit listing service. The owner completes a form which contains up to 24 standard features about the unit and its amenities. The owner can also designate special amenities about the unit and have a photo of the unit posted for an additional fee.

   We offer these services to real estate professionals on a subscription basis. To establish its customer base, during 1998 SpringStreet signed a number of subscribers for its upgraded services on a discounted basis. We do not know what portion of SpringStreet's current customers, if any, will renew their subscriptions to the upgraded services on a fully paid basis.

   We also sell Internet banner advertising and sponsorships on the SpringStreet.com web site to advertisers other than property owners and property managers, and offer a fee-based consumer service. The consumer service allows consumers to receive access to less widely disseminated rental listings in markets where vacancies are very low, such as in New York City, San Francisco and Seattle.

   CommercialSource.com

   CommercialSource.com serves as a portal site for commercial real estate and includes an organized list of links to domestic and international commercial property listings as well as other related sites of interest for industry professionals. The site includes several channels of information including:

   Property Listings. The property listings feature provides access to commercial property listings by linking to a comprehensive collection of web sites containing commercial property listings. By providing access to a centralized resource for commercial property links, we enable commercial real estate professionals to connect quickly and easily to web sites containing listings that were not previously accessible from a single source.

   Finance. Our finance feature offers links to a number of financing sources for commercial real estate such as general lending institutions, direct lenders, brokers and key industry sites including Fannie Mae, GE Capital, and GMAC. This allows parties in need of financing to research a number of different providers and financing options to identify optimal financing terms.

   Products and Services. CommercialSource.com also offers links to a number of information service providers related to the commercial real estate industry. These include providers of property valuation services, credit services, demographic data and analytic services, environmental and flood reports, market reports and insurance services.

   News. Our News area provides access to a group of industry news sources. RealTimes is featured with their daily online overview of late breaking news related specifically to the commercial real estate industry.

   Other Advertising Services

   We currently offer the following traditional Internet advertising options on our family of web sites that may be purchased individually or in packages:

   Banner Advertising. Advertisers can purchase banner advertisements on various content areas of our family of web sites to reach consumers interested in specific regions or in specific products or services relating to the home and real estate life cycle.

   Sponsorships. Sponsorships allow advertisers to maximize their exposure on our family of web sites by featuring fixed "buttons" or other prominent placements on certain pages to gain fixed positions on our sites and present a user with the opportunity to click-through directly to their site. Sponsorships are typically sold for a fixed monthly fee over the life of the contract and may include other advertising components such as content or banner advertisements.

   Content Centers. Advertisers can sponsor a page of content featuring their products or services or purchase pop-up ads that appear in a new window when the user enters the MarketPlace Resource Center. Typically, these advertisers pay us a monthly fee to sponsor the content page. These arrangements usually have a duration of six to twelve months. We also offer Finance Centers and other content areas on our sites on which advertisers can purchase banner advertisements or sponsorship buttons. We typically charge premium rates for placement in these areas because of the targeted nature of their content. Our operating agreement with the NAR contains limitations on the types of advertisers from which we can accept advertising for the real estate listings pages as well as the manner in which advertisements can be displayed on the REALTOR.com web site. Our agreement with the NAHB also contains limitations on the types of advertisers from which we can accept advertising for the HomeBuilder.com web site.

   We will enter into an advertising agreement with Norwest Mortgage. Under this agreement, we will (1) display Internet banner ads on our web sites for Norwest's services and (2) feature its services in content areas of our family of web sites. In addition, we have guaranteed that its advertisements will be viewed a specified number of times. If we do not meet these guarantees, the term of the agreement will be extended until we have provided the guaranteed number of viewings. Under the agreement, we will be paid $20.0 million over the two year term of the agreement. We will also issue Norwest Mortgage a warrant to purchase up to 500,000 shares of our common stock at $20.00 per share.

Real Estate Industry Relationships

   We have relationships with a number of important participants in the real estate industry. These include our relationships with the NAR and the NAHB, our content relationships with brokers, homebuilders and MLSs and our marketing relationships with major real estate franchises.

   National Association of REALTORS. The NAR is the largest trade association in the United States that represents real estate professionals. We have an exclusive agreement with the NAR to operate REALTOR.com as well as a license to use the "REALTOR.com" domain name and trademark and the "REALTORS" trademark. As a result of our close relationship with the NAR, we are also featured prominently for Internet-based REALTOR services in the NAR's marketing activities, conventions and conferences.

   On May 28, 1999, we issued 187,500 shares of common stock to the NAR in cancellation of $600,000 of our $1.2 million outstanding obligation to the NAR related to the reimbursement for advertising costs as well as for our payment obligation once our REALTOR.com web site achieved property listings. The remaining $600,000 will be paid upon closing of our underwritten initial public offering.

   Beginning in 1999, we are required to make quarterly payments to the NAR as follows:

   In 1999, we must pay the NAR the lesser of:

  . 5% of RealSelect's operating revenues; or

  . 12.5% of RealSelect's operating revenues less the percentage of our operating revenues paid to real property listing providers, which are MLSs to whom we have agreed to pay a royalty for their property listings.

   In 2000 and each year after 2000, we must pay the NAR annually the lesser of:

  . 5% of RealSelect's operating revenues; or

  . 15% of RealSelect's operating revenues less the percentage of our operating revenues paid to the real property listing providers described above.

We must also pay the NAR an annual royalty equal to the lesser of (1) 5% of SpringStreet.com's rental site's operating revenues and (2) 15% of the rental site's operating revenues multiplied by the percentage of our rental property listings provided by REALTORS less the percentage of our operating revenues paid to rental property listings providers. For a discussion of the other terms of our agreements with the NAR, please see pages 75 through 79.

   National Association of Home Builders. The NAHB is the largest trade organization of home builders in the United States. In 1998, we entered into an agreement with the NAHB under which we became the exclusive provider of Internet real estate related listing services to the NAHB and its members. We also participate in their national trade shows.

   Under our agreement, the NAHB agreed it would not engage in types of activities that are competitive with HomeBuilder.com during the term of the operating agreement and for the one year period after the agreement terminates it would not:

  . engage in the electronic display, other than through analog television, of advertisements for new residential property;

  . develop, maintain or house home pages for members of the NAHB; or

  . create Internet sites for persons affiliated with the sale or marketing of new residential real estate.

This agreement expires in June 2003 and automatically renews for successive one year periods. However, starting in June 2000, the NAHB can terminate the agreement at any time, for any reason if it provides us with six months' prior notice. For a discussion of the other terms of our agreements with the NAHB, please see pages 79 and 80.

   Multiple Listing Services. As of June 30, 1999, we had agreements with approximately 650 of the approximately 800 MLSs. These agreements allow us to aggregate and display the MLS's property listings on our REALTOR.com web site. As of that date, these agreements gave us access to approximately 1.37 million of the approximately 1.47 million homes that we estimate are listed nationally. We have exclusive national Internet listing rights in key real estate markets such as Boston, Cleveland, Dallas, Denver, Philadelphia and St. Louis. We also have agreements in many key markets including Chicago, Detroit, Long Island, many portions of the greater Los Angeles area, many portions of the New York City metropolitan area, Pittsburgh and Washington, D.C under which the respective MLSs agreed to promote REALTOR.com as its preferred Internet site. Under each of these agreements, the MLS gives us the right to display their property listings for an agreed to period of time. In exchange, we pay each MLS royalties based on revenues received from banner advertisements sold on our web site pages that contain listings from those MLSs. In addition, we pay royalties based on any revenues received from advertising products and services, such as customized home pages sold to MLS's members. These royalty rates range from 10% to 12% of these revenues.

   Residential Franchisers. We have agreements with five of the six major residential franchisers--Century21, Coldwell Banker, ERA, RE/MAX and Prudential, which together represent over 280,000 real estate professionals in over 15,000 offices. Cendant Corporation, which owns three of the six largest franchises, has filed a lawsuit against us as described in the section entitled "Legal Proceedings" on page 60. These agreements are marketing relationships and typically provide that homestore.com will be featured as the real estate franchise's preferred vendor of Internet products and services to its members. In many cases, we agree to operate a web site for these companies. These agreements have terms of varying lengths, from two to five years. In addition, these agreements typically provide that the broker franchise will receive a royalty based on a percentage of sales of our advertising products and services, such as customized web pages, to its members. Under the terms or our agreement with RE/MAX, we must pay the remaining $1.0 million owed to it within 90 days of our underwritten initial public offering.

   Real Estate Brokers and Agents. We have relationships with approximately 70 major brokers which allow us to exclusively list their properties on the Internet on a national basis. The brokers gave us the right to display their property listing for an agreed to period of time. Brokers who participated in our Broker Gold Program agreed to do so on an exclusive basis and also purchased shares of our preferred stock, common stock and warrants to purchase common stock. We do not make any payments to these brokers. We also operate over 100 web sites for brokers not affiliated with the major residential franchisers. We market to these group's members and promote our products and services in their publications and at their conferences.

   Home Builders. We have agreements with nine of the ten largest home builders in the United States including Centex, Pulte Home, The Ryland Group and US Home. These agreements allow us to aggregate a large number of new home listings on a national basis.

   You should read the risk factors on pages 8, 9 and 10 which more fully describe risks relating to these relationships in more detail.

Sales and Marketing

   An important element of our business strategy is to build brand recognition around our family of web sites and our products and services.

   Consumer Marketing. We employ a variety of methods to promote our brands. In addition to our distribution arrangements with a number of web portals and our online advertising efforts, we have an internal public relations staff. We also engage in other off-line advertising efforts, such as advertisements in targeted real estate industry publications, on radio stations and in other traditional media. The NAR currently highlights REALTOR.com in its television commercials as part of its ongoing consumer awareness campaign. We also conduct focus group studies, consumer surveys and usability testing to help us in designing new products and services.

   Real Estate Professional Marketing. Our sales and marketing group markets our advertising products and services to the real estate professional market, including residential and commercial REALTORS and home builders. With our relationships with leading trade organizations, as well as our relationships with major real estate franchisers and brokers, we market to these group's members and promote our advertising products and services in their publications and at their conferences.

   In addition to our advertising campaigns, our sales force is involved in our marketing process. Our account executives host office-based seminars and events coordinated with local real estate associations. We also promote our advertising products and services in local real estate professional publications and at real estate conventions and functions.

   Web Portals. We believe that our Internet distribution relationships are an important means of generating traffic on our family of web sites and building brand recognition. For example, we have an agreement with America Online which provides that our branding and content will be placed within primary real estate related areas on AOL.com, CompuServe, America Online's Digital City and America Online's proprietary service and that we will receive a number of guaranteed impressions. We also have distribution agreements with other Internet portal sites, including @Home, Excite, Go Network/Infoseek and Lycos. These agreements typically provide that our web sites will, for a fee, be featured through links on portions of these portals and affiliated portals dedicated to real estate. Often we provide customized versions of our web sites to these web portal sites in exchange for featuring our web sites and sharing advertising revenues. These agreements typically require us to pay a significant annual fee for these arrangements.

   Advertising. A group of our sales and marketing staff focuses on selling traditional Internet advertising, such as banner advertising, on our web sites. In instances where we develop co-branded content for a web portal site, the portal's internal sales force is typically responsible for selling advertisements on the co-branded areas. Under our advertising agreement, America Online will act as our exclusive advertising sales agent on the REALTOR.com and HomeBuilder.com web sites through March 2001. In connection with this arrangement, America Online has agreed to pay us minimum quarterly payments, subject to adjustments based on the number of page views delivered on these web sites.

   Since January 1, 1997, more than 130 companies have purchased advertising on our family of web sites. General Motors, Home Depot, IBM, Kmart and Stewart Title have each purchased in excess of $100,000 of advertising on our family of web sites since January 1, 1997. No single advertising customer accounted for more than 10% of our total revenues for any period.

Product Development

   We believe that it is important for us to continually enhance the performance of, and features on, our family of web sites. Our development team is focused on developing products and services for consumers and real estate professionals that differentiate us from our competitors. We seek to maintain and enhance our market position by building proprietary systems and features, such as search engines for real estate listings and the technologies used to aggregate real estate content. We expect that enhancements to our family of web sites and to our products and services will come from both internally and externally developed technologies.

   Our current development activities relate to improving the functionality and performance of our family of web sites, enhancing as well as the ability of our sites to handle larger numbers of users, and extending our custom developed web sites and other advertising products and services, as well as the development of web sites supporting new business opportunities. Future delays or unforeseen problems in these development efforts could delay the introduction of new products, services or features on our family of web sites.

   Our market is characterized by rapid technological developments, new products and services and evolving industry standards. We will be required to continually and timely improve the performance and features of our products and services, particularly in response to competitive offerings. If we do not develop new features, products or services in a timely manner or if our introductions are not commercially successful, our web sites and products and services might not be as attractive to consumers or real estate industry professionals. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or standards or other technological changes could render our products and services obsolete.

Infrastructure and Technology

   Our family of web sites is designed to provide fast, secure and reliable, high-quality access to our services, while minimizing the capital investment needed for our computer systems. Our systems supporting our family of web sites must accommodate a high volume of user traffic, store a large amount of listings and other related data, process a significant number of user searches and deliver frequently updated information. Any significant increases in these could strain the capacity of our computers, causing slower response times or outages. We intend to pursue the development of a duplicate web site for each of our web sites' server computers to be located at a third party service provider in order to help insure maximum disaster recovery and business continuity. We host our REALTOR.com and CommercialSource.com web sites in Thousand Oaks, California and custom broker web pages in our Milwaukee, Wisconsin facility. Our HomeBuilder.com web site is located at a third party's facility in Dallas, Texas. The SpringStreet.com web site is located in San Jose, California. Because substantially all of our computer and communications hardware for each of our web sites is located at one location, our systems are vulnerable to fire, floods, telecommunications failures, break-ins, earthquakes and similar events. You should read the risk factors on pages 18 and 19 which more fully describe risks relating to our computer infrastructure and technology.

Customer Care

   Our success depends in part on our ability to provide efficient and personalized customer support for the real estate professional and the consumer. Our customer support process has been designed to have a member of our staff respond to customer calls in person. We believe this is critical as typical real estate professionals primarily work outside of their offices and are difficult to reach. We have also developed a call tracking system to provide personalized and timely customer care. In addition, customer care representatives respond to inquiries on how to update and edit a real estate professional's web page. They also accept inquiries from real estate professionals by electronic mail and attempt to answer them within 24 hours.

Competition

   We believe that the principal competitive factors in attracting consumers to our family of web sites are:

  . the total number of listings and the number of listings for the consumer's specific geographic area of interest available on our web sites;

  . the parties with which web site operators have listing, marketing or distribution relationships;

  . the quality and comprehensiveness of general real estate related, particularly home-buying, information available on our web sites;

  . the availability and quality of other real estate related products and services available through our web sites; and

  . the ease of use of our web sites.

   We believe that the principal competitive factors in attracting advertisers, content providers and real estate professionals to our family of web sites are:

  . the number of visitors to our web sites;

  . the average length of time these visitors spend viewing pages on our web sites;

  . our relationships with, and support for our services by, the NAR and the NAHB; and

  . our relationships and national contracts with the major home builders and rental property owners and managers in the United States.

   Our main existing and potential competitors for home buyers, sellers and renters and related content include:

  . web sites offering real estate listings together with other related services, such as Apartments.com, CyberHomes, HomeHunter.com, HomeSeekers, iOwn, LoopNet, Microsoft's HomeAdvisor, NewHomeNetwork.com and RentNet;

  . web sites offering real estate related content and services such as mortgage calculators and information on the home buying, selling and renting processes;

  . general purpose consumer web sites, such as AltaVista and Yahoo! that also offer real estate-related content; and

  . traditional print media such as newspapers and magazines.

   Our main existing and potential competitors for advertisements may include:

  . general purpose consumer web sites such as AltaVista, America Online, Excite, Lycos, Netscape's Netcenter and Yahoo!;

  . general purpose online services that may compete for advertising dollars;

  . online ventures of traditional media, such as Classified Ventures; and

  . traditional media such as newspapers, magazines and television.

   The barriers to entry for web-based services and businesses are low, making it possible for new competitors to proliferate rapidly. In addition, parties with whom we have listing and marketing agreements could choose to develop their own Internet strategies or competing real estate sites upon the termination of their agreements with us. Many of our existing and potential competitors have longer operating histories in the Internet market, greater name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do.

Intellectual Property

   We regard substantial elements of our family of web sites and underlying technology as proprietary. We attempt to protect these elements and underlying technology by relying on trademark, service mark, patent, copyright and trade secret laws, restrictions on disclosure and other methods. We have been issued a patent with respect to the technology we use to enable searches of the real estate listings posted on our family of web sites. Despite our precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently.

   Our REALTOR.com domain name and the REALTOR(R) trademark are licensed to us by the NAR. If we were to lose the use of these trademarks or the "REALTOR.com" domain name, our business would suffer, and we would need to devote substantial resources towards developing an independent brand identity.

   We also hold other domain names that are important to our business. The regulation of domain names is subject to change. Some proposed changes include the creation of additional top-level domains in addition to the current top-level domains, such as ".com," ".net" and ".org." It is also possible that the requirements for holding a domain name could change. Therefore, we may not be able to obtain or maintain relevant domain names for all of the areas of our business. It may also be difficult for us to prevent third parties from acquiring domain names that are similar to ours, that infringe our trademarks or that otherwise decrease the value of our intellectual property.

   We currently license from third parties technologies and information incorporated into our family of web sites. As we continue to introduce new services that incorporate new technologies and information, we may be required to license additional technology and information from others.

   Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are uncertain and still evolving, and we can give no assurance regarding the future viability or value of any of our proprietary rights.

   Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or trademarks or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and management attention. Furthermore, other parties may assert infringement claims against us, including claims that arise from directly or indirectly providing hypertext links to web sites operated by third parties or claims based on the content on our site. These claims and any resultant litigation, should it occur, might subject us to significant liability for damages, might result in invalidation of our proprietary rights and, even if not meritorious, might result in substantial costs and diversion of resources and management attention.

Employees

   As of June 30, 1999, we had 733 full-time equivalent employees. We consider our relations with our employees to be good. We have never had a work stoppage, and none of our employees is represented by collective bargaining agreements. We believe that our future success will depend in part on our ability to attract, integrate, retain and motivate highly qualified personnel, and upon the continued service of our senior management and key technical personnel. None of our key personnel are bound by employment agreements that prohibit them from ending their employment at any time. Competition for qualified personnel in our industry and geographical locations is intense. We cannot assure you that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified employees to conduct our business in the future.

Facilities

   Our principal executive and corporate offices and network operations center are located in Thousand Oaks, California in approximately 50,000 square feet of office space under a lease that expires in 2003. We also maintain operations in Dallas, Texas and Milwaukee, Wisconsin in approximately 11,500 and 16,800 square feet of office space under leases that expire in 2000 and 2003, respectively. SpringStreet maintains operations in Scottsdale, Arizona and San Francisco, California, in approximately 11,000 and 16,000 square feet of office space under leases that expire in 2001 and 2004, respectively. In addition we also maintain a sales support office in San Diego, California in approximately 6,000 square feet of office space that is leased on a month-to-month basis. We believe that our facilities are adequate for our current operations and that additional space can be obtained if needed.

Legal Proceedings

   From time to time, we are involved in legal proceedings and litigation arising in the ordinary course of business. As of the date of this prospectus, except as described below, we are not a party to any litigation or other legal proceeding that, in our opinion, could have a material adverse effect on our business, operating results or financial condition.

   On July 28, 1999, Cendant Corporation, the parent company of the Century21, ERA and Coldwell Banker real estate franchisers, filed a complaint against us in the Supreme Court of the State of New York in the County of New York. Cendant's claims arise out of a letter signed by Cendant and by our company, and a Listings License Agreement and other agreements entered into with Cendant, in June 1998. Cendant claims that we fraudulently induced it to enter into the Listings License Agreement by promising in the letter to use reasonable good faith efforts to give Cendant the opportunity to invest in equity securities of our company with a "target valuation of $7.0 million" and that we breached an alleged agreement to offer Cendant the opportunity to make such an investment. Cendant also asserts claims for unjust enrichment and promissory estoppel relating to this alleged offer of an opportunity to invest.

   Cendant seeks damages to be determined at the time of the trial, but it has claimed that its damages range from $56 million to in excess of $300 million as well as punitive damages in an amount in excess of $300 million. Cendant also seeks an order compelling us to negotiate with Cendant for it to purchase an equity participation in our company.

   We have not yet filed an answer to this complaint, although we intend to do so within the statutory period of 30 days of the date the complaint was served. We believe that we have valid defenses to these claims and we intend to vigorously defend this lawsuit. We are also considering bringing counterclaims against Cendant.

   The outcome of litigation is inherently uncertain and, therefore, a court could find in favor of Cendant. Even if we do prevail in this litigation, defending and pursuing litigation is costly, particularly in a jurisdiction such as New York that is geographically distant from our headquarters. Litigation can also divert management's attention from day-to-day business operations. If we do not prevail in this litigation, we could be required to pay substantial damages to Cendant or issue Cendant a substantial amount of our securities.

   We entered into a Listings License Agreement with Cendant in June 1998. Under this agreement, Cendant granted us the right to obtain listing information from Cendant regarding new and existing homes for sale through Cendant real estate brokerage franchises. However, we currently receive all of our property listings from MLSs with which we have separate listings agreements. While we do not believe that Cendant has direct control over how these entities display or license their listings, Cendant claims to have approximately 200,000 real estate agents who are affiliated with franchises owned by Cendant. Therefore, it is possible that Cendant could seek to influence its affiliated brokers and agents to encourage MLSs not to renew their listings agreements with us in the future.

   On March 19, 1999, John D. Molinare filed a lawsuit against us, MultiSearch Solutions, New List Corporation, National New Homes Corporation and Fred White. This case was filed in the Chancery Division of the Circuit Court of Cook County, Illinois, case no. 99-04265. Mr. Molinare's claims arise out of the proposed formation by MultiSearch and New List of a new venture responsible for the delivery of information on new home construction projects and services to the public and REALTORS. Mr. Molinare claims that he was to be the President and Chief Executive Officer of the new venture under an alleged employment agreement among him, MultiSearch and New List. Mr. Molinare claims that this venture was never formed. In July 1998, we acquired MultiSearch.

   Mr. Molinare alleges that:

  . The other defendants breached an employment agreement with him, and Mr.
    White, a principal MultiSearch shareholder, did so fraudulently;

  . he was entitled to a 10% equity interest in the new venture;

  . we interfered with his relationship with MultiSearch and New List; and

  . we should be liable for damages caused by MultiSearch as a successor to MultiSearch.

   Mr. Molinare seeks damages of not less than $2.1 million, plus punitive damages, as well as his costs incurred. He is also seeking to receive "a 10% interest" in our company.

   While this complaint was filed with the court on March 19, 1999, Mr. Molinare has not yet properly served this complaint. Therefore, we have not had to respond. Based on currently available information, we believe that we have valid defenses to these claims and we intend to vigorously defend them. If served with this complaint, we intend to raise a number of counterclaims.

   Predicting the outcome of litigation is inherently uncertain and a court could find in Mr. Molinare's favor. Defending and pursuing litigation is costly and frequently diverts management's attention from day-to-day business operations. If Mr. Molinare's claims are successful, we could be required to pay the awarded amounts, which amounts could be material. However, the former principal MultiSearch shareholders, could be required to indemnify us against some or all of the costs or damages we incur as a result of this litigation.

                                  MANAGEMENT

Executive Officers and Directors

   The following table sets forth information regarding our executive officers and directors as of June 30, 1999.

          Name            Age                        Position
          ----            ---                        --------
Stuart H. Wolff, Ph.D...   36 Chairman of the Board and Chief Executive Officer
Michael A. Buckman......   51 President and Chief Operating Officer
John M. Giesecke, Jr....   38 Chief Financial Officer, Vice President and Secretary
M. Jeffrey Charney......   40 Vice President, Corporate Marketing and Communications
Catherine Kwong Giffen..   34 Vice President, Human Resources and Administration
David M. Rosenblatt.....   34 Vice President, Marketing and General Counsel
Joseph J. Shew..........   33 Vice President, Finance
Peter B. Tafeen.........   30 Vice President, Business Development
Nigel D. T. Andrews.....   52 Director
Michael C. Brooks.......   54 Director
L. John Doerr...........   49 Director
Joe F. Hanauer..........   61 Director
Richard R. Janssen......   50 Director
William E. Kelvie.......   51 Director
Kenneth K. Klein........   55 Director

   Our executive officers and directors are also executive officers and directors of our subsidiary RealSelect. Under the terms of our stockholders agreement for RealSelect, the NAR has the right to appoint two members to the RealSelect board of directors. The two directors of RealSelect appointed by the NAR are Mr. Hanauer and Dennis R. Cronk, a director of the NAR and the 1999 President-elect of the NAR.

   Stuart H. Wolff, Ph.D. joined homestore.com in November 1996 as Chairman and Chief Executive Officer. From September 1994 to September 1996, Dr. Wolff was Vice President of Business Services at TCI Interactive and at AND Interactive, subsidiaries of TCI Communications, Inc., a cable company. Prior to his tenure at TCI Communications, Inc. Dr. Wolff was an engineer at IBM and a research scientist at AT&T Bell Labs. In 1986 he was recognized by the Japanese Ministry of Education and awarded the Monbushu Fellowship at the Tokyo Institute of Technology. Dr. Wolff received a B.S. in electrical engineering from Brown University and an M.E.E. and Ph.D. in electrical engineering from Princeton University.

   Michael A. Buckman joined homestore.com in February 1999 as President and Chief Operating Officer. Prior to joining homestore.com, Mr. Buckman served as Chief Executive Officer for Worldspan Travel Information Services, a worldwide travel reservation and airline support services organization, since June 1995. From January 1992 to June 1995, Mr. Buckman was Executive Vice President of American Express Company. Prior to his tenure at American Express, he was Chief Operating Officer of Lifeco Services Corporation, a travel services company, and President of the Sabre Travel Information Network, a travel distribution company. Mr. Buckman received a B.B.A. from the University of Texas and an M.B.A. from the University of Missouri.

   John M. Giesecke, Jr. joined homestore.com in June 1998 as Vice President of Finance, was appointed as Secretary in August 1998 and was promoted to Chief Financial Officer in December 1998. From March 1994 to March 1998, Mr. Giesecke was Vice President of Corporate Controllership in charge of worldwide controllership activities for The Walt Disney Company. Prior to his tenure at The Walt Disney Company, Mr. Giesecke spent eight years as a certified public accountant with Price Waterhouse LLP, most recently as Senior Manager.
Mr. Giesecke received a B.S. in business and public administration from the University of Arizona.

   M. Jeffrey Charney joined homestore.com in June 1999 as Vice President of Marketing and Communications. From June 1994 to June 1999, Mr. Charney served as Senior Vice President of Marketing and Communications for Kaufman and Broad Home Corporation, a real estate development company. Prior to joining

Kaufman and Broad, Mr. Charney served as Director of Advertising and Employee Communications for Rockwell International from 1988 through 1994. Earlier, from 1982 through 1988, he managed public relations at Raytheon Corporation. Mr. Charney received his B.A. in Journalism (Advertising/Public Relations) from the University of South Carolina and his M.A. in Journalism from Ohio State University.

   Catherine Kwong Giffen joined homestore.com in April 1998 as Vice President of Human Resources and Administration. Prior to joining homestore.com, Ms. Giffen served from April 1994 to April 1998 as Vice President of Human Resources and Administration of Iwerks Entertainment, Inc., an entertainment company. Previously she has served as Vice President of Human Resources for the Real Estate Industries Division of BankAmerica Corporation and Vice President of Human Resources for the Securities Lending and Mortgage-Backed Securities Division of Security Pacific National Bank. Ms. Giffen received a B.A. in political science from the University of California at Los Angeles.

   David M. Rosenblatt joined homestore.com in October 1998 as Vice President, Marketing and General Counsel. Prior to joining us, Mr. Rosenblatt was Senior Product Manager for Intuit Inc.'s QuickenMortgage from August 1997 to October 1998. Prior to his tenure at Intuit, Mr. Rosenblatt founded and served as President of CyberSports, Inc., a software company, from January 1995 to February 1999. He practiced corporate law for Weil, Gotshal & Manges LLP and for Chadbourne & Parke LLP from 1990 to January 1996. Mr. Rosenblatt received an M.B.A. from the Harvard University Graduate School of Business, a J.D. from Northwestern University School of Law and a B.A. in accounting from Pennsylvania State University.

   Joseph J. Shew joined homestore.com in August 1998 as Controller and was promoted to Vice President of Finance in January 1999. From October 1994 to August 1998, Mr. Shew was Director of Corporate Controllership for The Walt Disney Company. Prior to his tenure at Disney, Mr. Shew spent six years as a certified public accountant with Price Waterhouse LLP, most recently as Manager. Mr. Shew received a B.S. in accounting from Villanova University.

   Peter B. Tafeen joined homestore.com in September 1997 as Vice President of Business Development. From June 1995 to September 1997, Mr. Tafeen served as Director of Business Development for PointCast Incorporated, an Internet software company. Prior to his tenure at PointCast, from March 1993 to June 1995, Mr. Tafeen served as an Area Director for the Gartner Group, Inc., a technology consulting company. Mr. Tafeen received a B.S. in political science from the University of Massachusetts at Amherst.

   Nigel D. T. Andrews has served as a director of homestore.com since July 1999. He is an Executive Vice President of General Electric Capital Corporation, or GE Capital, where he has served since August 1993. Prior to his present position with GE Capital, from August 1990 to August 1993, Mr. Andrews was Vice President and General Manager of GE Plastics Americas. Earlier, he was Vice President and General Manager of GE Silicones. He joined General Electric in 1987 as Vice President of Corporate Business Development and Planning after nearly 10 years with Booz, Allen & Hamilton, a management consulting firm. He serves on the boards of directors of Penske Corporation, Consumer Financial Network, and Weatherford Global. Mr. Andrews received a B.S. from the University of Sheffield, England and an M.B.A. from the London Business School.

   Michael C. Brooks, has served as a director of homestore.com since
November 1996. He has been a General Partner of J. H. Whitney & Co., and a managing member of the general partner of Whitney Equity Partners, L.P., two venture capital investment partnerships, since January 1985 and December 1995, respectively. Mr. Brooks serves as a director of Media Metrix, Inc., Pegasus Communications Corporation, SunGard Data Systems Inc., USinternetworking, Inc., and several private companies. Mr. Brooks received a B.A. from Yale University and an M.B.A. from the Harvard University Graduate School of Business.

   L. John Doerr has served as a director of homestore.com since August 1998. He has been a general partner of Kleiner Perkins Caufield & Byers since September 1980. Prior to his tenure at Kleiner Perkins, Mr. Doerr was employed by Intel Corporation for five years. He serves on the boards of directors of Amazon.com, Inc., @Home Corporation, Intuit Inc., Platinum Software Corporation and Sun Microsystems, Inc. Mr. Doerr received a B.S.E.E and an M.E.E from Rice University and an M.B.A. from the Harvard University Graduate School of Business.

   Joe F. Hanauer has served as a director of homestore.com since November 1996. Since 1988, Mr. Hanauer, through Combined Investments, L.P., has directed investments in companies primarily involved in real estate and financial services. Mr. Hanauer is former Chairman of Grubb & Ellis Company and former Chairman of Coldwell Banker Residential Group, Inc. Mr. Hanauer is a director of Grubb & Ellis Company, MAF Bancorp, Inc. and Regit, Inc., a national insurance broker. Mr. Hanauer is a member of the Executive Committees of the National Association of REALTORS. Mr. Hanauer received a B.S. in business administration from Roosevelt University.

   Richard R. Janssen served as President and Chief Operating Officer of homestore.com from December 1996 through March 1999. Mr. Janssen was a founder of InfoTouch. He served as President and Chief Executive Officer, and was a director of InfoTouch from July 1993 until February 1999, when InfoTouch merged with NetSelect. Previously, Mr. Janssen was President of Janssen & Associates, a consulting firm specializing in strategic planning, and co-founded Delphi Information Systems, Inc., an insurance software company, holding various positions, including Chairman of the Board, Chief Executive Officer, and President. Mr. Janssen received a B.S. in mathematics and computer science and in economics from the University of California at Los Angeles.

   William E. Kelvie has served as a director of homestore.com since August 1998. He is Chief Information Officer responsible for information technology systems at Fannie Mae, including its technology business and its internal systems. Mr. Kelvie joined Fannie Mae in 1990 as Senior Vice President and Chief Information Officer. Prior to his tenure at the Federal National Mortgage Association, Mr. Kelvie was a partner with Nolan, Norton & Co., a management consulting company specializing in information technology strategies and plans and served in various capacities with The Dexter Corporation, a specialized manufacturing company, and The Travelers Insurance Company, an insurance and financial services company. Mr. Kelvie received a B.S. in english literature from Tufts University and an M.S. in english literature from Trinity College.

   Kenneth K. Klein has served as a director of homestore.com since August 1998. He has served as President and Chief Executive Officer of Kleinco Construction Services, Inc., a general contracting company, since 1980.
Mr. Klein is National Vice President and a member of the Executive Committee of the National Association of Home Builders. Mr. Klein is a past Chairman of the Board of the Home Builders Institute, a national organization that teaches building-craft skills. Mr. Klein received a B.S. in accounting from Oklahoma State University.

   Under the stockholders agreement that we have with a number of our stockholders, the following stockholders or their affiliated entities have appointed a member to our board of directors:

  . CDW Internet LLC, whose representative is Dr. Wolff;

  . Whitney Equity Partners, whose representative is Mr. Brooks;

  . the former stockholders of InfoTouch, whose representative is Mr.
    Janssen;

  . GE Capital, whose representative is Mr. Andrews;

  . Kleiner Perkins Caufield & Byers, whose representative is Mr. Doerr;

  . the NAHB, whose representative is Mr. Klein;

  . the Federal National Mortgage Association, whose representative is Mr.
    Kelvie; and

  . the NAR, whose representative is Mr. Hanauer.

These provisions of the stockholders agreement will terminate after our underwritten initial public offering. After the consummation of our underwritten initial public offering, the NAR will be entitled to appoint one member to the Board of Directors of homestore.com through its ownership of the one share of Series A preferred stock to be issued to it.

   Our bylaws provide, that, following the offering, our board of directors will be divided into three classes as nearly equal in size as possible with staggered three-year terms. The term of office of our Class I directors will expire at the annual meeting of stockholders to be held in 2000; the term of office of our Class II directors will expire at the annual meeting of stockholders to be held in 2001; and the term of office of our Class III directors will expire at the annual meeting of the stockholders to be held in 2002. The classification of our board of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of homestore.com.

   Messrs. Brooks, Andrews, and Janssen are Class I directors; Messrs. Kelvie and Klein are Class II directors; and Messrs. Wolff, Doerr, and Hanauer are Class III directors. It is currently anticipated that Messrs. Brooks, Andrews and Janssen will not stand for re-election at the annual meeting of stockholders to be held in 2000.

Board Committees

   Our board has three committees, the audit committee, the compensation committee and the nominations committee. The audit committee consists of Messrs. Andrews and Kelvie. The compensation committee and nominations committee each consists of Messrs. Brooks, Doerr and Hanauer. The audit committee reviews our financial statements and accounting practices, makes recommendations to the board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors. The compensation committee makes recommendations to the board concerning salaries and incentive compensation for our officers and employees and administers our stock plans and employee benefit plans. The nominations committee makes recommendations to the board concerning board composition and recruiting of new members.

Compensation Committee Interlocks and Insider Participation

   None of the members of the compensation committee has at any time since the formation of homestore.com been an officer or employee of homestore.com. No executive officer of homestore.com serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Director Compensation

   Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable and necessary expenses in attending board and committee meetings.

   Each non-employee director who is or becomes a member of the board on or after the date of this offering will be granted an option to purchase 15,000 shares of our common stock under the 1999 Stock Incentive Plan with the exception of Messrs. Hanauer and Klein who will receive options to purchase 40,000 shares of our common stock. Immediately following each annual meeting of our stockholders, each non-employee director will automatically be granted an additional option to purchase 7,500 shares under that plan if the director has served continuously as a member of the board for a period of at least one year since the date of the director's initial grant. The Board may amend the number of options granted depending on the level of additional services performed by any particular member of the board. Each option will have an exercise price equal to the fair market value of our common stock on the date of grant and will have a ten year term, but will generally terminate within a specified time, as defined in the 1999 Stock Incentive Plan, following the date the optionholder ceases to be a director or a consultant. Except as otherwise provided by the Board, each of these options will be immediately exercisable and fully vested.

Executive Compensation

   The following table sets forth all compensation paid or accrued during 1998 to our Chief Executive Officer and our three other most highly compensated executive officers whose salary and bonus for 1998 was more than $100,000.

                          Summary Compensation Table

                                                                    Long Term
                                                                   Compensation
                                                                      Awards
                                                                   ------------
                                              Annual Compensation   Securities
                                              --------------------  Underlying
Name and Principal Positions                  Salary ($) Bonus ($) Options (#)
----------------------------                  ---------- --------- ------------
Stuart H. Wolff, Ph.D.
 Chairman of the Board and Chief Executive
  Officer....................................  $185,538  $100,000   1,475,000
Richard R. Janssen
 Former President and Chief Operating
  Officer....................................   183,603    40,000           -
John M. Giesecke, Jr.
 Chief Financial Officer, Vice President and
  Secretary(1)...............................    71,417    29,000     375,000
Peter B. Tafeen
 Vice President, Business Development........   156,442    52,500     125,000

--------
(1) Mr. Giesecke commenced his employment in June 1998.

                             Option Grants in 1998

   The following table sets forth grants of stock options to our Chief Executive Officer and our three other most highly compensated executive officers in 1998.

   All options granted to these executive officers are immediately exercisable and are either incentive stock options or nonqualified stock options and generally vest over four years at the rate of 25% of the shares subject to the option on the first anniversary of the date of grant and 2.083% each subsequent month. Some of these options are subject to acceleration upon a change of control of homestore.com or termination of the optionee's employment. See "--Employment-Related Agreements." The options expire ten years from the date of grant and were granted at an exercise price equal to the fair market value of our common stock on the date of grant, as determined by the board.

   Potential realizable values are computed by (a) multiplying the number of shares of common stock subject to a given option by the exercise price per share, (b) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten year term of the option and (c) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

                                                                         Potential
                                                                    Realizable Value at
                                     Percentage                       Assumed Annual
                          Number of   of Total                        Rates of Stock
                          Securities  Options                       Price Appreciation
                          Underlying Granted to Exercise              for Option Term
                           Options   Employees   Price   Expiration -------------------
Name                      Granted(#) in 1998(1)  ($/Sh)     Date       5%       10%
----                      ---------- ---------- -------- ---------- -------- ----------
Stuart H. Wolff, Ph.D...    375,000      7.8%    $1.00     1/26/08  $235,835 $  597,653
                          1,100,000     23.0      1.26     8/22/08   874,415  2,215,940
Richard R. Janssen......         --       --        --          --        --         --
John M. Giesecke, Jr. ..    175,000      3.7      1.20     6/15/08   132,068    334,686
                            200,000      4.2      1.60    12/18/08   201,246    509,998
Peter B. Tafeen.........     50,000      1.0      1.20      6/1/08    37,734     95,625
                             75,000      1.6      1.26    10/28/08    59,619    151,087

--------
(1) Based on options to purchase a total of 4,782,500 shares of common stock of homestore.com granted during 1998.

   Dr. Wolff's options vest monthly over four years. Mr. Giesecke's June 15, 1998 option vests over four years with 25% vesting on the first anniversary of the date of grant and 2.083% vesting each subsequent month. Mr. Giesecke's December 18, 1998 option vests monthly over four years. Mr. Tafeen's June 1, 1998 option vests over four years with 25% vesting on the first anniversary of the date of grant and 2.083% vesting each month thereafter. Mr. Tafeen's October 28, 1998 option vests monthly over four years.

      Aggregate Option Exercises in 1998 and Values at December 31, 1998

   The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 1998 and the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 1998 by our Chief Executive Officer and each of our three most highly compensated executive officers. Also reported are values of "in-the-money" options, which represent the positive spread between the exercise prices of outstanding stock options and the initial public offering price.

   The value received equals the fair market value of the purchased shares on the option exercise date, less the exercise price paid for those shares. The options are immediately exercisable to the extent it qualifies as an incentive stock option for federal income tax purposes for all of the option shares, but any shares acquired upon exercise of those options will be subject to repurchase by homestore.com, at the original exercise price paid per share, if the optionee ceases service with homestore.com before those shares are vested. The heading "Vested" refers to shares that are no longer subject to repurchase; the heading "Unvested" refers to shares subject to repurchase as of December 31, 1998.

                                                   Number of Securities
                                                        Underlying
                                                    Unexercised Options   Value of Unexercised
                           Number of                        at            In-the-Money Options
                            Shares                   December 31, 1998    at December 31, 1998
                           Acquired       Value    --------------------- ----------------------
Name                      on Exercise  Realized(1)  Vested    Unvested     Vested    Unvested
----                      -----------  ----------- --------- ----------- ---------- -----------
Stuart H. Wolff, Ph.D...    674,145     $724,519     200,302   1,147,143 $3,854,773 $27,888,426
Richard R. Janssen......    867,137(1)   856,280          --     217,645         --   4,340,712
John M. Giesecke, Jr. ..         --           --          --     375,000         --   6,970,000
Peter B. Tafeen.........         --           --      87,500     287,500  1,715,111   5,555,239

--------
(1) The number of shares acquired on exercise by Mr. Janssen include 431,842 shares of InfoTouch stock acquired when Mr. Janssen exercised options to purchase shares of InfoTouch stock. These shares were converted into shares of NetSelect stock in connection with the combination of InfoTouch and NetSelect described in "Related Party Transactions."

Employee Benefit Plans

   1996 Stock Incentive Plan. As of June 30, 1999, options to purchase 4,387,625 shares of common stock granted under the plan had been exercised, and options to purchase 2,579,255 shares of common stock at a weighted average exercise price of $1.04 per share were outstanding.

   This plan will terminate immediately prior to our underwritten initial public offering. As a result, no options will be granted under the plan after our underwritten initial public offering. However, the termination of this plan will not affect any outstanding options, all of which will remain outstanding until exercised or until they terminate or expire. Options granted under this plan are subject to terms substantially similar to those described below with respect to options to be granted under the 1999 Stock Incentive Plan.

   1999 Equity Incentive Plan. As of June 30, 1999, options to purchase 1,240,995 unvested shares of common stock granted under the plan had been exercised, options to purchase 3,342,380 shares of common stock at a weighted average exercise price of $7.07 per share were outstanding under this plan and 2,083,630 shares of common stock remain available for issuance upon the exercise of options that may be granted in the future under the plan. This plan will terminate immediately prior to our underwritten initial public offering, at which time homestore.com's 1999 Stock Incentive Plan will become effective. As a result, no options will be granted under the plan after our underwritten initial public offering. However, the termination of this plan will not affect any outstanding options, all of which will remain outstanding until exercised or until they terminate or expire. Options granted under the plan are subject to terms substantially similar to those described below with respect to options granted under the 1999 Stock Incentive Plan.

   1999 Stock Incentive Plan. The 1999 Stock Incentive Plan has been adopted by the board of directors and the stockholders, and 4.9 million shares are reserved for issuance under this plan. The number of shares reserved under this plan will be increased automatically on January 1 of each year thereafter by an amount equal to 4.5% of the total outstanding shares as of the immediately preceding December 31, unless the board of directors determines prior to such automatic increase that the increase shall not occur for such year. Also reserved under this plan are shares reserved under the 1996 Stock Incentive Plan and the 1999 Equity Incentive Plan not issued or subject to outstanding grants on the date of this prospectus and any shares issued under these plans that are forfeited or repurchased by homestore.com or that are issuable upon exercise of options that expire or become unexercisable for any reason without having been exercised in full. This plan is effective on the date of this prospectus. Shares that:

  . are subject to issuance upon exercise of an option granted under the 1999 Stock Incentive Plan that cease to be subject to that option for any reason other than exercise of the option;

  . have been issued pursuant to the exercise of an option granted under the 1999 Stock Incentive Plan that are subsequently forfeited or repurchased by homestore.com at the original purchase price;

  . are subject to an award granted pursuant to a restricted stock purchase agreement under the 1999 Stock Incentive Plan that are subsequently forfeited or repurchased by homestore.com at the original issue price; or

  . are subject to stock bonuses granted under the 1999 Stock Incentive Plan that otherwise terminate without shares being issued,

will again be available for grant and issuance under the 1999 Stock Incentive Plan.

   This plan will terminate after ten years, unless it is terminated earlier by the board. The plan authorizes the award of options, restricted stock and stock bonuses. No person is eligible to receive more than a specified number of shares in any calendar year under the plan other than a new employee of homestore.com who is eligible to receive no more than a specified number of shares in the calendar year in which the employee commences employment. These amounts will be determined by the board prior to our underwritten initial public offering.

   The plan is administered by the compensation committee, which currently consists of Messrs. Brooks, Doerr and Hanauer, all of whom are "non-employee directors" under applicable federal securities laws and "outside directors" as defined under applicable federal tax laws. The compensation committee will have the authority to construe and interpret the plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Each non-employee director who is or becomes a member of the board of directors on or after the date of this offering will be granted an option to purchase 15,000 shares of our common stock, with the exception of Messrs. Hanauer and Klein who will receive options to purchase 40,000 shares of our common stock, and each director will receive automatic annual grants of fully vested options to purchase 7,500 shares of our common stock, as described under "Management--Director Compensation."

   The plan provides for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code, and nonqualified stock options. Incentive stock options may be granted only to employees of homestore.com or of a parent or subsidiary of homestore.com. All other awards other than incentive stock options may be granted to employees, officers, directors, consultants, independent contractors and advisors of homestore.com or any parent or subsidiary of homestore.com, provided the consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of incentive stock options must be at least equal to the fair market value of homestore.com's common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of that value. The exercise price of non qualified stock options must be at least equal to 85% of the fair market value of homestore.com's common stock on the date of grant.

   Options may be exercisable only as they vest or immediately exercisable with the shares issued subject to our right of repurchase that lapses as the shares vest. In general, options will vest over a five-year period.

   The maximum term of options granted under the plan is ten years.

   Awards other than nonqualified stock options granted under the plan may not be transferred in any manner other than by will or by the laws of descent and distribution. Awards other than nonqualified stock options may be exercised during the lifetime of the optionee only by the optionee. The compensation committee could determine otherwise and provide for these provisions in the award agreement, but only with respect to awards that are not incentive stock options. Options granted under the plan generally may be exercised for a period of time after the termination of the optionee's service to homestore.com or a parent or subsidiary of homestore.com. Options will generally terminate no later than one month after termination of employment for cause.

   The purchase price for restricted stock will be determined by the compensation committee. Stock bonuses may be issued for past services or may be awarded upon the completion of services or performance goals.

   In the event of homestore.com's dissolution or liquidation or a "change in control" transaction, outstanding awards may be assumed or substituted by the successor corporation, if any. In the discretion of the compensation committee, the vesting of these awards may accelerate upon one of these transactions.

   Employee Stock Purchase Plan. The Employee Stock Purchase Plan has been adopted by the board of directors and stockholders, and 750,000 shares are reserved under this plan. On each January 1, the aggregate number of shares reserved for issuance under the plan will increase automatically by a number of shares equal to .5% of our outstanding shares on the preceding December 31. The aggregate number of shares reserved for issuance under the plan may not exceed a number of shares specified by the board of directors. The plan is administered by the compensation committee. The compensation committee has the authority to construe and interpret the plan, and its decision will be final and binding. The plan will become effective on the first business day on which price quotations for the common stock are available on the Nasdaq National Market.

   Employees generally are eligible to participate in the plan if they are employed ten days before the beginning of an offer period and they are customarily employed by homestore.com, or its parent or any subsidiaries that we designate, for more than 20 hours per week and more than five months in a calendar year and are not, and would not become as a result of being granted an option under the plan, 5% stockholders of homestore.com or its designated parent or subsidiaries.

   Under the plan, eligible employees are permitted to acquire shares of our common stock through payroll deductions. Eligible employees may select a rate of payroll deduction up to 15% of their compensation as defined in the plan, provided, however, that compensation may not exceed an aggregate amount of $100,000 per calendar year and eligible employees are subject to certain maximum purchase limitations described in the plan. Participation in the plan ends automatically upon termination of employment for any reason.

   Each offering period under the plan is for two years and consists of four six-month purchase periods. The first offering period is expected to begin on the first business day on which price quotations for our common stock are available on the Nasdaq National Market. The length of the first purchase period may be more or less than six months. Subsequent offering periods and purchase periods will begin on February 1 and August 1 of each year.

   The plan provides that, in the event of the proposed dissolution or liquidation, each offering period that commenced prior to the closing of the proposed event shall continue for the duration of the offering period, provided that the compensation committee may fix a different date for termination of the plan. The purchase price for our common stock purchased under the plan is 85% of the lesser of the fair market value of our common stock on the first or last day of the applicable offering period. The compensation committee will have the power to change the duration of offering periods without stockholder approval, if the change is announced at least 15 days prior to the beginning of the affected offering period.

   The plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code. Rights granted under the plan are not transferable by a participant other than by will or the laws of descent and distribution.

   The plan terminates on the date ten years following its inception, unless it is terminated earlier under the terms of the plan. The board has the authority to amend, terminate or extend the term of the plan, except that no action may adversely affect any outstanding options previously granted under the plan. Except for the annual increase of shares due to the automatic increase provision described above, stockholder approval is required to increase the number of shares that may be issued or to change the terms of eligibility under the plan. The board may make the amendments to the plan as it determines to be advisable if the financial accounting treatment for the plan is different from the financial accounting treatment in effect on the date the plan was adopted by the board.

   401(k) Plan. homestore.com sponsors the homestore.com, Inc. 401(k) Retirement Plan, a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code. Employees who are at least 21 years old and who have been employed with us for at least 90 days are generally eligible to participate and may enter the Plan as of the first day of any calendar quarter. Participants may make pre-tax contributions to the plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. Each participant is fully vested in his or her contributions and the investment earnings. We may make matching contributions on a discretionary basis to the plan, but we had not done so as of June 30, 1999. Contributions by the participants or homestore.com to the plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Contributions by us, if any, are generally deductible by homestore.com when made. Participant and company contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

Employment-Related Agreements

   Dr. Wolff

   In August 1998, we entered into a three-year employment agreement with Stuart H. Wolff, Ph.D. Under this agreement:

   Compensation. Dr. Wolff initially received a base salary equal to $200,000 per year for the first year of the agreement. His salary can be increased by the board in subsequent years. Dr. Wolff is also eligible to receive an annual bonus in an amount up to 100% of his base salary for that year. He also receives an automobile and cellular phone allowance of up to $4,800 per year.

   Acceleration of stock option vesting. If we are acquired or if a change in control of homestore.com occurs, 50% of his then unvested options will immediately become vested.

   Termination of employment. If Dr. Wolff's employment is terminated without cause or if Dr. Wolff resigns for "good reason," he will be entitled to receive an amount equal to his annual base salary and his stock options will continue to vest for another 12 months. Good reason includes a material reduction in his duties or responsibilities or a reduction in his salary.

   "Cause" is defined as:

    (a) the executive's material breach of the agreement,

    (b) conviction of the executive for any crime constituting a felony or moral turpitude, or any other criminal act against homestore.com, or

    (c) willful misconduct which damages homestore.com.

   Mr. Janssen

   In August 1998, we entered into a one-year employment agreement with Richard R. Janssen for him to serve as our interim President and Chief Operating Officer. Under this agreement:

   Compensation. Mr. Janssen initially received a base salary equal to $190,000 per year. Mr. Janssen was also eligible to receive an annual bonus in an amount up to 100% of his base salary. He also received an automobile and cellular phone allowance of up to $4,800 per year.

   Consulting option. Following Mr. Janssen's employment, we retained him as a consultant for three months and pay him $15,833 per month for these services, as provided in his employment agreement.

   Mr. Buckman

   In February 1999, we entered into an at-will employment agreement with Michael A. Buckman for him to serve as our President and Chief Operating Officer. Under this agreement:

   Compensation. Mr. Buckman initially received a base salary equal to $200,000 per year. Mr. Buckman may also be eligible to receive an annual bonus in an amount up to 125% of his base salary with a guaranteed first year bonus of $250,000. In addition, we granted Mr. Buckman an option to purchase 750,000 shares of our common stock, subject to vesting requirements. Mr. Buckman will also be entitled to receive a supplemental cash bonus based upon the market price of our common stock during (1) the eight week period following the anniversary of his employment agreement and (2) the year following the anniversary of his employment agreement. The total amount of this supplemental cash bonus will in no event exceed $450,000 for the first year or $700,000 for the second year and is subject to downward adjustment for the first year based on specified events occurring during the second year. Mr. Buckman will also receive customary employee benefits and reimbursement of relocation and travel expenses.

   Termination of employment. If we terminate Mr. Buckman's employment without cause prior to the first anniversary of his employment agreement, he will be entitled to receive $250,000 and 187,500 shares of our common stock subject to his option will immediately become vested. If we terminate Mr. Buckman's employment without cause on or after the first anniversary of his employment agreement, he will be entitled to receive a cash bonus based upon the price of our common stock on the date of termination that will in no event exceed $300,000.

   Change in Control. In the event of a change in control of homestore.com, an additional 30% of the then unvested shares subject to Mr. Buckman's stock option will immediately become vested.

   Mr. Giesecke

   In June 1998, we entered into an at-will employment agreement with John M. Giesecke, Jr. Under this agreement:

   Compensation. Mr. Giesecke initially received a base salary of $130,000 per year. Mr. Giesecke's current base salary is $160,000 per year. He is also eligible to receive an annual bonus in an amount up to 30% of his base salary.

   Termination. Upon termination other than for cause, Mr. Giesecke will receive a severance payment equal to four months base salary.

   Mr. Charney

   In June 1999, we entered into an at-will employment agreement with M. Jeffrey Charney for him to serve as our Vice President of Corporate Marketing and Communications. Under this agreement:

   Compensation. Mr. Charney received a base salary of $160,000 per year. Mr. Charney may also be eligible to receive an annual bonus in an amount up to 30% of his base salary. Mr. Charney's bonus may exceed 30% of his base salary at the discretion of the Chief Executive Officer. In addition, we granted Mr. Charney an option to purchase 250,000 shares of our common stock, subject to vesting requirements.

   Termination of employment. If we terminate Mr. Charney's employment without cause prior to the first anniversary of his employment agreement, he will be entitled to receive six months severance pay, plus any earned bonus payment and a total of one year (or 20%) accelerated option vesting.

   Ms. Giffen

   In March 1998, we entered into an at-will employment agreement with Catherine Kwong Giffen for her to serve as our Vice President of Human Resources and Administration. Under this agreement:

   Compensation. Ms. Giffen initially received a base salary of $120,000 per year. Ms. Giffen's current salary is $140,000. She is also eligible to receive an annual bonus in an amount up to 30% of her base salary.

   Mr. Rosenblatt

   In September 1998 we entered into an at-will employment agreement with David M. Rosenblatt. Under this agreement:

   Compensation. Mr. Rosenblatt initially received a base salary of $140,000 per year. Mr. Rosenblatt's current base salary is $155,000 per year. He is also eligible to receive an annual bonus in an amount up to 30% of his base salary.

   Mr. Tafeen

   In September 1997, we entered into an at-will employment agreement with Peter B. Tafeen. Under this agreement:

   Compensation. Mr. Tafeen initially received a base salary of $140,000 per year. Mr. Tafeen's current base salary is $160,000 per year. He is also eligible to receive an annual bonus in an amount up to 30% of his base salary.

   Termination. Upon termination other than for cause, death or disability, Mr. Tafeen will receive a severance payment equal to three months base salary.

Indemnification of Directors and Executive Officers and Limitation of
Liability

   Our certificate of incorporation includes a provision that eliminates the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to homestore.com or its stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

   Our bylaws provide that:

  . we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

  . we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, our bylaws or agreements to which we are party; and

  . we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions.

   Prior to the completion of our underwritten initial public offering, we intend to enter into indemnification agreements with each of our current directors and officers to give them additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought. We are not aware of any threatened litigation that may result in claims for indemnification.

   We currently have liability insurance for our directors and officers and intend to extend that coverage for public securities matters.

                          RELATED PARTY TRANSACTIONS

   Other than compensation agreements and other arrangements, which are described as required in "Management," and the transactions described below, since we were formed, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

  . in which the amount involved exceeded or will exceed $60,000, and

  . in which any director, executive officer, holder of more than 5% of our common stock on an as-converted basis or any member of their immediate family had or will have a direct or indirect material interest.

Stock Financings

   The share numbers and per share prices below are adjusted to reflect the conversion of convertible preferred stock into common stock at a ratio of one share of preferred stock to five shares of common stock.

   Series A Preferred Stock Financing

   In December 1996, we sold 8,235,295 shares of Series A preferred stock for approximately $.57 per share. The purchasers of the Series A preferred stock included, among others:

  . CDW Internet, LLC--2,058,825 shares;

  . J.H. Whitney & Co., Inc.--1,647,055 shares; and

  . Whitney Equity Partners, L.P.--2,470,590 shares.

   Stuart H. Wolff, Ph.D., our Chairman of the Board and Chief Executive Officer as well as our promoter, was a co-manager of CDW Internet, LLC. Michael C. Brooks, one of our directors, is a managing member of Whitney Equity Partners, L.P. and a general partner of J.H. Whitney & Co., Inc.
J. H. Whitney & Co., Inc. subsequently transferred all of its Series A preferred stock to Whitney Equity Partners, L.P., an affiliated entity.

   Series B Preferred Stock Financing

   In December 1996, we sold 1,764,705 shares of Series B preferred stock for approximately $1.32 per share. The purchasers of the Series B preferred stock included, among others:

  . Daniel A. Koch--138,655 shares.

   Daniel A. Koch holds more than 5% of our outstanding common stock on an as-converted basis.

   Series C Preferred Stock Financing

   In September 1997, we sold 3,071,870 shares of Series C preferred stock for approximately $1.46 per share. The purchasers of the Series C preferred stock included, among others:

  . CDW Internet, LLC--375,450 shares;

  . Ingleside Interests, L.P.--477,845 shares; and

  . Whitney Equity Partners, L.P.--614,375 shares.

   Joe F. Hanauer, one of our directors, is a general partner of Ingleside Interests, L.P.

   Series D Preferred Stock Financing

   In January 1998, we sold 3,406,005 shares of our Series D preferred stock for approximately $2.94 per share to GE Capital. Nigel D. T. Andrews, one of our directors, is an Executive Vice President of GE Capital.

   Bridge Financing

   In July 1998, we borrowed a principal amount of $12.0 million from, among others, venture capital funds affiliated with Kleiner Perkins Caufield & Byers. The lenders included:

  . Kleiner Perkins Caufield & Byers VIII L.P.-- $6,635,520;

  . KPCB VIII Founders Fund L.P.-- $384,480; and

  . KPCB Information Sciences Zaibatsu Fund II, L.P.--$180,000.

   All of these bridge loans, together with accrued interest, which accrued at a rate of six percent per year, were converted into shares of our Series F preferred stock as part of the purchase price for the Series F preferred stock and the common stock described below. Kleiner Perkins Caufield & Byers VIII, KPCB VIII Founders Fund and KPCB Information Sciences Zaibatsu Fund are affiliated entities. L. John Doerr, one of our directors, is a general partner of the general partner of these funds.

   Series F Preferred Stock Financing

   In August 1998, we sold 8,320,245 shares of Series F preferred stock at $4.80 per share and 8,369,955 shares of common stock at a purchase price of $1.26 per share. These shares were sold to a number of venture capital funds as well as other corporate investors. The purchasers in this financing included, among others:

                                                Series F
                                                Preferred  Common    Aggregate
                                                 Shares    Shares    Purchase
                   Purchaser                    Purchased Purchased    Price
                   ---------                    --------- --------- -----------
Kleiner Perkins Caufield & Byers VIII.......... 1,131,405 6,650,750 $13,823,990
KPCB VIII Founders Fund........................    65,560   385,370     801,025
KPCB Information Sciences Zaibatsu Fund II.....    30,690   180,410     374,989
Whitney Equity Partners, L.P. .................   184,075   400,535   1,389,035
General Electric Capital Corporation...........   132,495   288,300     999,811
Fannie Mae..................................... 2,083,335        --  10,000,008
National Association of REALTORS...............   132,520   288,355   1,000,000
Ingleside Interests, L.P. .....................    18,590    40,445     140,274

   William Kelvie, one of our directors, is the Chief Information Officer of Fannie Mae.

   The shares received by the NAR were issued in satisfaction of our obligation to make a payment of $1.0 million as our share of advertising costs for the association's advertising program which also features our web site. In addition, the NAR received 297,620 shares of RealSelect common stock to satisfy one of our payment obligations to the NAR under the operating agreement discussed below.

Operating Agreement with the National Association of REALTORS

   In November 1996, we entered into an operating agreement with the NAR which governs how our RealSelect subsidiary operates the REALTOR.com web site on behalf of the NAR. The agreement may be terminated if:

  . the number of real estate listings on REALTOR.com falls below 500,000;

  . we breach any of our obligations under the agreement and do not cure that breach within 30 days;

  . a third party acquires more than 50% of homestore.com's or RealSelect's voting stock; or

  . The individuals on RealSelect's board of directors, as it was constituted on November 1996, cease to constitute a majority of our board of directors without the approval of the board or directors approved by the board.

   Restrictions on How We Operate the REALTOR.com Web Site

   The operating agreement contains a number of restrictions on how our RealSelect subsidiary can operate the REALTOR.com web site. These include:

  . it cannot display any "for sale by owner" real estate listings;

  . it can only enter into agreements with parties that provide us with real estate listings, such as MLSs, on terms approved by the NAR;

  . there are specific provisions as to the types of information that the real property listings may contain as well as the manner in which they may be displayed;

  . the NAR has the right to approve the design and layout of the REALTOR.com home page;

  . the NAR can require RealSelect to include on REALTOR.com real estate related content it develops;

  . RealSelect cannot provide links from listings of existing real property listings to rental or new home listings with exceptions for our HomeBuilder.com and SpringStreet.com web sites;

  . we cannot market any data or information received from data content providers such as real estate agents or brokers other than aggregate statistical data without its consent; and

  . although we can collect fees for enhanced Internet services, we cannot charge fees to brokers or agents who provide us only basic real property listing information.

   We Are Subject to Noncompetition Provisions

   The REALTOR.com operating agreement with the NAR requires that our REALTOR.com site be our exclusive web site for displaying real property listings. This required us to obtain the consent of the NAR prior to our acquisition of the SpringStreet.com web site and the launch of our HomeBuilder.com and CommercialSource.com web sites. In the future, if we were to acquire or develop another service which provides real estate listings on an Internet site or through other electronic means, we will need to obtain the prior consent of the NAR in order to complete the acquisition. Any future consents from the NAR, if obtained, could be conditioned on our restricting the operations of the new web site or service. These conditions could include paying fees to the NAR, limiting the types of content or listings on the web sites or service or other terms and conditions. Our business could be adversely affected if we do not obtain consents from the NAR, or if a consent we obtain contains restrictive conditions.

   Performance Requirements for the REALTOR.com Web Site

   RealSelect must maintain adequate computer systems, communications and capacity to accommodate all the real property listings on the REALTOR.com web site. The computer system must also meet a number of other performance requirements. If another means of displaying electronic advertisements for real property emerges, and we do not adequately provide for the electronic display of these advertisements in the new medium, the NAR is entitled to select another real property listing provider for that new medium.

   Restrictions on the Types of Advertising We May Display on the REALTOR.com
   Site

   RealSelect cannot display advertisements in connection with a real property listing from many types of advertisers. For example, RealSelect cannot include advertisements related to political issues, religion, alcoholic beverages or adult-oriented products and services. Also, there are restrictions as to how RealSelect displays advertisements from banks, loan brokers, mortgage bankers and other participants in the real estate lending industry. For example, none of these advertisers can occupy or reserve more than 25% of the available advertising space for a geographic location or be given an exclusive right to advertise with respect to a particular business on the REALTOR.com web site.

   Compensation to the NAR

   As consideration for entering into the operating agreement with respect to REALTOR.com, we are obligated to pay amounts described below to the NAR.

   Fixed Fees. We paid the NAR $1.0 million to fund advertising activities of the NAR. This amount was paid by issuing shares of our Series F convertible preferred stock and common stock described above. We also paid the NAR an additional $1.0 million for advertising and for exceeding 1,300,000 real property listings, as specified in the operating agreement. This amount was paid by issuing the NAR shares of RealSelect common stock.

   Additional Payment. On May 28, 1999, we issued 187,500 shares of common stock to the NAR in cancellation of $600,000 of our $1.2 million outstanding obligation to the NAR. The remaining $600,000 will be repaid from the net proceeds of our underwritten initial public offering.

   Variable Fees. Beginning in 1999, we are required to make quarterly payments to the NAR based on RealSelect's operating revenues.

   In 1999, RealSelect must pay the NAR quarterly the lesser of:

  . 5% of RealSelect's operating revenues; or

  . 12.5% of RealSelect's operating revenues less the percentage of our quarterly operating revenues paid to parties that provide us with real estate listings.

   In 2000 and each year after 2000, RealSelect must pay the NAR annually the lesser of:

  . 5% of RealSelect's operating revenues; or

  . 15% of RealSelect's operating revenues less the percentage of our operating revenues paid to parties that provide us with real estate listings.

Protective Provisions in Agreements with Respect to RealSelect

   The board of directors of our RealSelect subsidiary consists of seven members, two of whom are appointed by the NAR under the RealSelect stockholders agreement. Without the consent of the approval of six of its seven board members, RealSelect cannot (1) enter into a merger or consolidation transaction, (2) sell substantially all of its assets, or (3) change its business purpose from that specified in its certificate of incorporation, which purpose is the operation of the REALTOR.com web site and real property advertising programming for electronic display and related businesses.

   It also cannot engage in a number of transactions without the approval of a majority of its board members and at least one member nominated by the NAR. These include:

  . amending its certificate of incorporation or bylaws;

  . establishing, or appointing any members to, a board committee;

  . approving transactions with affiliates, stockholders or employees in excess of $100,000;

  . changing its executive officers;

  . pledging its assets;

  . issuing more than 10 shares of RealSelect stock; and

  . declaring dividends or making other distributions to its stockholders.

   The RealSelect bylaws also contain protective provisions which could restrict portions of RealSelect's operations or require us to incur additional expenses. For instance, if the RealSelect board of directors cannot agree on an annual budget for RealSelect, it would use as its budget that from the prior year adjusted for inflation. Any expenditures in excess of that budget would have to be funded by homestore.com. In addition, if RealSelect desired to incur debt or invest in assets in excess of $2.5 million or review salaries for or award bonuses to executive officers of RealSelect without the approval of a majority of its board, including an NAR representative, we would also need to fund those expenditures.

Conversion of RealSelect Stock into homestore.com Stock

   Immediately prior to our underwritten initial public offering, the NAR will convert all of their shares of RealSelect for our common stock, except for one half of one share of RealSelect common stock, into an aggregate of 3,917,265 shares of our common stock. The NAR can require that we convert the remaining one half share into an aggregate of 124,815 shares of our common stock if we merge homestore.com and RealSelect within one year of our underwritten initial public offering.

Restrictions on How We Operate the SpringStreet.com Web Site

   We were required to obtain the consent of the NAR in connection with our pending SpringStreet acquisition. In agreeing to the proposed acquisition, the NAR imposed a number of important restrictions on how we can operate the SpringStreet.com web site. We must pay the NAR an annual royalty equal the lesser of (1) 5% of the rental site's operating revenues and (2) 15% of the rental site's operating revenues multiplied by the percentage of our real estate listings for REALTORS less the percentage of our operating revenues paid to data content providers.

   Under the consent, in addition to the SpringStreet.com web address, we must use a REALTOR-branded rental web address. If the consent is terminated we could be required to operate our rental properties web site at a different web address.

   Unless the consent is terminated as a result of a breach by the NAR, the NAR would be entitled to use the REALTOR-branded web address. As a result, we would face competition from the NAR. Other important restrictions include:

  . we cannot display advertisements from the same types of advertisers that we are prohibited from displaying on our REALTOR.com web site;

  . we are subject to the same restrictions as we are on the REALTOR.com site as to how we display advertisements from banks, loan brokers, mortgage brokers and other participants in the real estate industry on pages containing listings by a REALTOR;

  . the site will be owned by or through our RealSelect subsidiary;

  . we must offer REALTORS preferred pricing for home pages or enhanced advertising on the rental web site;

  . we must use our best efforts to ensure that operating the rental site will not impact the quality or timeliness of how we perform our obligations under the operating agreement for REALTOR.com;

  . without the consent of the NAR, prior to the time we are using only the REALTOR-branded web address, we cannot provide a link on the SpringStreet.com web site linking the REALTOR.com web site to the SpringStreet.com web site and vice versa;

  . we cannot display listings for rental of units in smaller properties unless those units are listed with a REALTOR or listed on a REALTOR-controlled MLS, unless the NAR agrees that in a particular market, fewer than 50% of the listings are listed through REALTORS, in which case these properties must be listed with other non-REALTOR real estate professionals; and

  . we cannot list properties for sale on this site for the duration of our REALTOR.com operating agreement and for an additional two years.

Trademark License and Joint Ownership of Software

   Under a trademark license agreement with the NAR, we are exclusively authorized to use the NAR's federally registered REALTOR membership mark, the domain name REALTOR.com and an NAR logo in conjunction with our REALTOR.com web site. Under a joint ownership agreement, the software we use to run the REALTOR.com web site and any enhancements to that software are jointly owned by the NAR and us. If the agreement under which we operate REALTOR.com is terminated, we must transfer a copy of this software and assign our agreements with data content providers, including MLSs, to the NAR. The NAR would then be entitled to use the software for "real estate related businesses" and could operate the REALTOR.com web site itself or through a third party. Following any termination of the operating agreement, the NAR could also terminate the trademark license agreement.

Right of First Refusal

   RealSelect has a stockholders agreement with the NAR which provides that we must give RealSelect a right of first refusal to invest in "real estate related" business opportunities prior to our entry into any of these businesses. "Real estate related" businesses include real estate brokerage, real estate management, mortgage financing, appraising, counseling, land development and building, title insurance, escrow services, franchising, operation of an association comprised of real estate licensees and operation of a Multiple Listing Service.

Board Representation

   Upon consummation of our underwritten initial public offering, we will issue to the NAR one share of our New Series A Preferred Stock. As long as the REALTOR.com operating agreement is in effect and the NAR continues to hold at least 20% of the shares of common stock it owned immediately prior to our underwritten initial public offering, through its ownership of the one share of our new Series A Preferred Stock the NAR will be entitled to nominate one member to our board. See "Description of Capital Stock." Under our RealSelect stockholders agreement, so long as our operating agreement remains in effect, the NAR will have the right to nominate two members to RealSelect's board of directors.

   Mr. Hanauer, the NAR designee to our board, is a member of the Executive Committee of the National Association of REALTORS.

Agreements with the National Association of Home Builders

   Operating Agreement

   In June 1998, we entered into an operating agreement with the NAHB. Under this agreement, we agreed to display electronic ads for new residential property.

   The NAHB's agreement not to compete. The NAHB agreed it would not, during the term of the operating agreement and for the one year period after the agreement terminates:

  . engage in the electronic display, other than through analog television, of advertisements for new residential property;

  . develop, maintain or house home pages for members of the NAHB; or

  . create Internet sites for persons affiliated with the sale or marketing of new residential real estate.

   Term of the agreement. This agreement runs through June 2003 and automatically renews for successive one year periods. However, starting in June 2000, the NAHB can terminate the agreement at any time, for any reason if it provides us with six months' prior notice. If the NAHB chooses to terminate the agreement in this manner, however, its non-competition obligation described above will last for a period of three years after the agreement terminates. In addition, if the termination occurs prior to June 2003, the NAHB must surrender all the shares received by it upon its exercise of the warrant described below. If the NAHB terminates the agreement between June 2003 and June 2008, it must surrender 50% of the shares it received upon its exercise of that warrant. The operating agreement may also be terminated if either of us materially breaches a term of the agreement or becomes bankrupt or insolvent.

   Warrant

   In June 1998, we issued a warrant to purchase 566,440 shares of our common stock to the NAHB at an exercise price of $.0002 per share. This warrant has been exercised.

   Restrictions on the NAHB's Ability to Sell Shares

   The NAHB cannot transfer any of the shares it received upon exercise of the warrant until June 2003. It cannot sell more than 50% of the shares unless the transferee agrees to be bound by the surrender provisions described above.

Repurchase of Mr. Janssen's InfoTouch Stock

   In February 1999, we repurchased 1,054,015 shares of InfoTouch common stock held by Mr. Janssen for cash at a purchase price of $4.10 per share under a stock redemption agreement that we entered into in August 1998.

Loans to Executive Officers

   In August 1998, Dr. Wolff exercised options to acquire 674,145 shares and Mr. Janssen exercised options to acquire 435,295 shares of our common stock, for an aggregate exercise price of $126,252 in the case of Dr. Wolff, and $24,377 in the case of Mr. Janssen. Dr. Wolff paid $126,117 and Mr. Janssen paid $24,289 of the purchase price with promissory notes. In April 1999, Dr. Wolff exercised options to acquire 1,671,445 shares, Mr. Buckman exercised options to acquire 750,000 shares, Mr. Giesecke exercised options to acquire 166,660 shares, Mr. Rosenblatt exercised options to acquire 229,545 shares, Mr. Tafeen exercised options to acquire 375,000 shares and Ms. Giffen exercised options to acquire 150,000 shares of our common stock. The aggregate exercise price of these stock option exercises in April 1999 was $1.7 million for Dr. Wolff, $199,992 for Mr. Giesecke, $348,254 for Mr. Rosenblatt, $229,650 for Mr. Tafeen and $150,000 for Ms. Giffen. Mr. Buckman paid $1.5 million, Mr. Giesecke paid $199,959, Mr. Rosenblatt paid $348,208, Mr. Tafeen paid $229,575 and Ms. Giffen paid $149,970 of the purchase price with promissory notes. Dr. Wolff issued promissory notes of $2.6 million to us in connection with the April 1999 exercise for the purchase price and related expenses.

Acquisition of SpringStreet

   In June 1999, we acquired SpringStreet. Kleiner Perkins Caufield & Byers VIII L.P., KPCB VIII Founders Fund L.P. and KPCB Information Sciences Zaibatsu Fund II, L.P., who are stockholders of homestore.com, were also stockholders of SpringStreet. In the merger, Kleiner Perkins Caufield & Byers VIII L.P. received 1,135,465 shares of our Series H preferred stock, KPCB VIII Founders Fund L.P. received 65,730 shares of our Series H preferred stock and KPCB Information Sciences Zaibatsu Fund II, L.P. received 30,795 shares of our Series H preferred stock. Each share of our Series H preferred stock will be converted into five shares of our common stock upon the closing of our underwritten initial public offering.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information with respect to beneficial ownership of our common stock as of June 30, 1999, as adjusted to reflect the exchange by the NAR of substantially all its shares of RealSelect common stock for shares of homestore.com common stock and the sale of our common stock in this offering, by (1) each stockholder known by us to be the beneficial owner of 5% or more of our common stock, (2) each of our directors,
(3) each executive officer listed in the summary compensation table, and (4) all executive officers and directors as a group.

   Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of June 30, 1999 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o homestore.com, Inc., 225 West Hillcrest Drive, Suite 100, Thousand Oaks, CA 91360.

   The number of shares of common stock outstanding after this offering includes 437,500 shares of common stock being offered in this prospectus as well as the 7,000,000 shares of common stock offered in our underwritten initial public offering. It does not include (1) the shares that are subject to the warrants issued in this offering or (2) the over-allotment option granted to the underwriters of our underwritten initial public offering. The percentage of common stock outstanding before this offering is based on 60,037,860 shares of common stock outstanding as of June 30, 1999, assuming that all outstanding preferred stock has been converted into common stock.

                                                    Percentage of Shares
                                          Shares     Beneficially Owned
                                       Beneficially ------------------------
                                       Owned Prior    Before        After
Name of Beneficial Owner               to Offering   Offering      Offering
------------------------               ------------  --------     ----------
L. John Doerr(1).....................    9,676,192          16.1%         14.4%
 Kleiner Perkins Caufield & Byers
Michael C. Brooks(2).................    5,316,630           8.9           7.9
 Whitney Equity Partners, L.P.
Joe F. Hanauer(3)(4).................    5,062,520           8.4           7.6
 Ingleside Interests, L.P.
National Association of REALTORS(4)..    4,525,640           7.5           6.8
Nigel D. T. Andrews(5)...............    3,826,800           6.4           5.9
 General Electric Capital Corporation
Stuart H. Wolff, Ph.D.(6)............    3,550,590           5.9           5.3
Daniel A. Koch(7)....................    2,715,730           4.5           4.1
 Independent Consultants, Inc.
William E. Kelvie(8).................    2,083,335           3.5           3.1
 Fannie Mae
Richard R. Janssen(9)................    1,747,975           2.5           2.2
Kenneth K. Klein(10).................      566,440             *             *
 National Association of Home
  Builders
Peter B. Tafeen(11)..................      509,375             *             *
John M. Giesecke, Jr.(12)............      475,000             *             *
All 14 directors and executive
 officers as a group(13).............   36,970,587          60.1          54.2

--------
  *  Represents beneficial ownership of less than 1%
 (1) Represents 8,917,629 shares held by Kleiner Perkins Caufield & Byers VIII, 516,663 shares held by KPCB VIII Founders Fund and 241,900 shares held by KPCB Information Sciences Zaibatsu Fund II. L. John

     Doerr is a general partner of the general partner of these funds. Mr. Doerr disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in these entities. The address of Kleiner Perkins Caufield & Byers and Mr. Doerr is 2750 Sand Hill Road, Menlo Park, CA 94025.
 (2) Represents 5,316,630 shares held by Whitney Equity Partners, L.P. Michael
     C. Brooks is a managing member of the general partner of this fund. Mr. Brooks disclaims beneficial ownership of shares held by this entity except to the extent of his pecuniary interest in these entities. The address of Whitney Equity Partners, L.P. is 177 Broad Street, Stamford,
     CT 06901.
 (3) Includes the shares held by the NAR, of which Mr. Hanauer is a member of the Executive Committees. Mr. Hanauer disclaims beneficial ownership of shares held by this association. Also includes 536,880 shares held by Ingleside Interests, L.P. Mr. Hanauer is a general partner of this entity. Mr. Hanauer disclaims beneficial ownership of shares held by this entity except to the extent of his pecuniary interest in this entity.
 (4) Includes 608,375 shares held by the NAR. Also includes 3,917,265 shares to be issued to the NAR prior to the closing of our underwritten initial public offering in exchange for substantially all of its shares of RealSelect stock. The address for the NAR is 430 North Michigan Avenue, Chicago, IL 60611.
 (5) Represents shares held by GE Capital. Mr. Andrews is an Executive Vice President of GE Capital. Mr. Andrews disclaims beneficial ownership of these shares. The address of General Electric Capital Corporation is 120 Long Ridge Road, Stamford, CT 06927. The percentage of shares beneficially owned after this offering reflects the purchase of 150,000 shares in this offering by GE Capital.
 (6) Includes 1,170,690 shares that are subject to our right to repurchase these shares. This right of repurchase lapses with respect to 50,076 shares per month. Also includes 500,000 shares subject to an immediately exercisable option issued to Dr. Wolff on July 6, 1999.
 (7) Includes 166,735 shares held by Independent Consultants, Inc., of which
     Mr. Koch is Chief Executive Officer. Mr. Koch disclaims beneficial ownership of shares held by this entity except to the extent of his pecuniary interest in this entity. The address of Daniel A. Koch is 12905 Lafayette Ave., Omaha NE 68154.
 (8) Represents shares held by Fannie Mae. Mr. Kelvie is the Chief Information Officer of Fannie Mae. Mr. Kelvie disclaims beneficial ownership of any shares held by Fannie Mae.
 (9) Includes 217,645 shares that are subject to our right to repurchase these shares.
(10) Represents 566,440 shares held by the NAHB, of which Mr. Klein is a member of the Executive Committee. Mr. Klein disclaims beneficial ownership of all shares held by this association.
(11) Includes 375,000 shares held by Mr. Tafeen, of which 235,028 are subject to our right to repurchase these shares. This right of repurchase lapses with respect to 7,813 shares per month. Also includes 134,375 shares subject to options that are exercisable as of August 28, 1999.
(12) Includes 166,660 shares held by Mr. Giesecke, of which 97,910 are subject to our right to repurchase these shares. This right of repurchase lapses with respect to 3,472 shares per month. Also includes 208,340 shares subject to options that are exercisable as of August 28, 1999. Also includes 100,000 shares subject to an immediately exercisable option issued to Mr. Giesecke on July 6, 1999.
(13) Includes the shares beneficially owned by the persons and entities described in footnotes (1)-(6) and (8)-(11). Also includes an additional 1,169,160 shares held by other officers and 530,840 shares subject to options held by those other officers that are exercisable as of August
     28, 1999.

                         DESCRIPTION OF CAPITAL STOCK

   Immediately following this offering and our underwritten initial public offering, the authorized capital stock of homestore.com will consist of 500,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $.001 par value per share. As of June 30, 1999, and assuming the conversion of all outstanding preferred stock into common stock, there were outstanding 60,037,860 shares of common stock held of record by approximately 275 stockholders, one share of our new Series A preferred stock to be issued to the NAR, options to purchase 6,643,550 shares of common stock and warrants to purchase 1,159,170 shares of common stock.

Common Stock

   Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the board may from time to time determine.

   Voting Rights. Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

   No preemptive or similar rights. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Preferred Stock

   Upon the closing of this offering, each outstanding share of our existing preferred stock will be converted into five shares of common stock, except our new Series A preferred stock, which will not convert and will remain outstanding. See Note 14 of homestore.com's Notes to Consolidated Financial Statements for a description of this preferred stock.

   Upon completion of this offering, we will have authorized and outstanding one share of our new Series A preferred stock which will be held by the NAR. The rights of this stock are identical to our common stock, except:

  . it is non voting, except that for so long as our operating agreement with the NAR has not been terminated and the NAR holds 20% of its stock owned prior to this offering, the NAR will be entitled to elect one director;

  . the holder of this stock is entitled to receive a non-cumulative, non-mandatory dividend preference of $.08 per annum and liquidation preference of $1.00 per share;

  . this stock is automatically converted to one share of common stock upon sale, transfer, pledge or other disposition of the share of Series A preferred stock;

  . this stock is subject to a right of first refusal at $1.00 in our favor upon any proposed transfer by the NAR; and

  . this stock is redeemable by us at $1.00 if the operating agreement is terminated or if the NAR fails to hold 20% of its stock owned prior to this offering.

   Following the offering, homestore.com will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. The board can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders. The board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of homestore.com and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Other Warrants

   For a description of the terms of the warrants being offered by this prospectus see "Description of Warrants." Warrants to purchase 1,159,170 shares of common stock were outstanding as of June 30, 1999.

   America Online. In connection with entering into a distribution agreement with America Online in April 1998, we issued a warrant to purchase 566,475 shares of our common stock at an exercise price of $1.26 per share. America Online also holds warrants to acquire 75,000 shares of common stock with an exercise price of $20.00 per share, 25,000 shares with an exercise price of $30.00 per share and 18,750 shares with an exercise price of $40.00 per share.

  Original MLSs. During 1998 and early 1999, we issued warrants to purchase up to 209,380 shares of common stock to MLSs that agreed to provide their real estate listings to us for publication on the Internet on a preferred national basis. The issuance of these warrants is contingent upon our underwritten initial public offering. The exercise price will be equal to the initial public offering price per share price in this offering. These warrants will expire at various times from May 2000 to January 2001.

  Broker Gold. In February 1999, we closed a private equity offering to real estate brokers under our Broker Gold program. We also agreed to issue warrants to purchase up to 358,315 shares of our common stock with an exercise price to be equal to the initial public offering price per share in our underwritten initial public offering. The issuance of these warrants is contingent upon our underwritten initial public offering.

  Additional Broker Warrants. In the future, we may offer up to 425,000 warrants to the Broker Gold program members who elect to renew their existing listing agreements with us after their original two year term expires. The broker must also maintain a minimum number of property listings as well as continue to hold our securities. If issued, we anticipate that these warrants would have an exercise price based upon the average of the closing market prices of the common stock for the ten trading days preceding the date which is one day before the warrant is issued.

   Other. There is an additional outstanding warrant to purchase 25,000 shares of our common stock at an exercise price of $4.80 per share. This warrant expires on January 19, 2002. These warrants will expire one year after the date of our initial public offering.

Registration Rights

   The holders of approximately 45,474,915 shares of common stock have the right to require us to register their shares with the Securities and Exchange Commission so that those shares may be publicly resold or to include their shares in any registration statement we file.

   Demand Registration

   Right to demand registration. At any time six months after our underwritten initial public offering, these stockholders can request that we file a registration statement so they can publicly sell their shares.

   Who may make a demand. Either General Electric Capital Corporation or funds affiliated with Kleiner Perkins Caufield & Byers can require that we file a registration statement. Otherwise, holders of at least 10% of the shares having registration rights must demand that we file a registration statement.

   Number of times holders can make demands. We will only be required to file two registration statements for General Electric Capital Corporation and no more than four total. However, if we are eligible to file a registration statement on Form S-3, there is no limit to the number of registration statements we could be asked to file so long as the aggregate amount of securities to be sold in each registration exceeds $1.0 million.

   Postponement. We may postpone the filing of a registration statement for up to 180 days once in a 12 month period if we determine that the filing would interfere with corporate transactions or would require premature disclosure of them.

   Expenses. We will pay only the expenses for two registrations effected on Form S-1 and two registrations effected on Form S-3. However, even with respect to these registrations, we are not obligated to pay the sellers' underwriting discounts or commissions.

   Piggyback Registration

   If we register any securities for public sale, these stockholders will have the right to include their shares in the registration statement. However, this right does not apply to a registration relating to securities to be sold under one of our stock plans or to be issued in a merger, consolidation or reorganization transaction. The underwriters of any underwritten offering will have the right to limit the number of shares to be so included in a registration statement.

   We will pay all of the expenses relating to any piggyback registration, other than underwriting discounts and commissions.

   Expiration of Registration Rights

   The registration rights described above will expire five years after our underwritten initial public offering is completed, or earlier with respect to a particular stockholder if that holder can resell all of its securities in a three month period under Rule 144 of the Securities Act or another exemption from the registration requirements of the Securities Act.

   In addition to these registration rights, America Online will have the right to demand the registration of the shares of common stock issuable upon the exercise of warrants held by it. See "-- Warrants."

Anti-Takeover Provisions

   The provisions of Delaware law, our certificate of incorporation, our bylaws, the NAR operating agreement and our stockholders agreement may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. Our certificate of incorporation and bylaws contain a number of provisions that could have the effect of delaying, preventing or discouraging a change of control of our company. These include:

  . We will have a classified board, which is divided into three classes with staggered three-year terms;

  . Our stockholders are unable to fill any interim vacancy on our board of directors;

  . Any action required or permitted to be taken by our stockholders at an annual meeting or a special meeting of the stockholders may only be taken if it is properly brought before that meeting and may not be taken by written consent;

  . Our stockholders are limited in their ability to remove any director or the entire board of directors without cause;

  . Our bylaws provide that special meetings of the stockholders may be called at any time by the board of directors, and must be called upon the request of the chairman of the board of directors, the chief executive officer, the president, or by a majority of the members of the board of directors and may not be called by stockholders; and

  . Stockholders must follow specified procedures in order to properly submit any business before a stockholder meeting.

   These provisions are designed to reduce the vulnerability of homestore.com to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of homestore.com. These provisions are also intended to discourage tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for our shares and, consequently, may also inhibit fluctuations in the market price for our shares that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in our management. See "Risk Factors--Our certificate of incorporation and bylaws, Delaware law and other agreements contain provisions that could discourage a takeover."

   Delaware Law

   We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets with any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of stockholder, for three years following the date that stockholder became an "interested stockholder" unless:

  . the transaction is approved by the board prior to the date the "interested stockholder" attained that status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  . on or subsequent to such date the "business combination" is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

   A Delaware corporation may "opt out" of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate or incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. However, we have not "opted out" of this provision. The statute could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

   NAR Operating Agreement

   The NAR operating agreement is subject to termination if:

  . a third party acquires 50% or more of our voting stock; or

  . a majority of our board ceases to serve on that board and their replacements have not been approved by the board or replacements approved by them.

   Stockholder Agreement

   The stockholder agreement entered into among stockholders holding approximately 67.5% of our outstanding capital stock at March 31, 1999, the NAR and us, will limit a change of control or a sale of all or substantially all of our assets. Under the agreement, without the prior consent of the NAR, which may not unreasonably be withheld:

  . the stockholders who are party to the agreement, including various entities affiliated with Kleiner Perkins Caufield & Byers and Whitney Equity Partners, are restricted from transferring in non-public market sales, other than to any other stockholder party to the agreement or in an underwritten public offering, their shares to any transferee whose primary business is real estate related or who will become a holder of more than 5% of our capital stock; and

  . we may not sell, lease or exchange all or substantially all of our assets.

Limitations on Liability and Indemnification of Officers and Directors

   Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We intend to enter into separate indemnification agreements with our directors and executive officers that provide them indemnification protection in the event the certificate of incorporation is subsequently amended.

   Our certificate of incorporation and bylaws provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in the management.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

                        DESCRIPTION OF WARRANTS OFFERED

MLS Warrants

   The warrants being offered under this prospectus to MLSs provide the holder of the warrant the right to purchase a specified number of shares of our common stock. The warrants will be subject to the following terms:

  . the exercise price will equal the per share price such common stock to the public in our underwritten initial public offering of common stock, which is being conducted simultaneously with this offering, if the particular MLS enters into a data content provider agreement. If the MLS enters into a data content provider agreement after our common stock becomes publicly traded on the Nasdaq National Market, the exercise price will equal the Nasdaq National Market closing price for our common stock on the day that the particular MLS enters into a data content provider agreement;

  . the warrants may also be exercised, or converted to common stock, on a "net exercise" or "cashless" basis as described below;

  . the warrants can be exercised at any time from the day of our initial public offering of common stock or the date of the related data content provider agreement, whichever is later, until the applicable resale restrictions have fully lapsed;

  . the number of shares issuable upon exercise or conversion of the warrant shall be subject to customary adjustments in the event of any stock split, combination or other similar event affecting the number of outstanding shares of our common stock;

  . in the event of a reorganization or recapitalization of homestore.com, upon subsequent exercise or conversion of the warrant, the holder will receive the stock, other securities or property to which the holder would be entitled to receive if the warrant were exercised immediately prior to the reorganization or recapitalization; and

  . the warrant may not be transferred or assigned without our prior written consent.

Home Builder Warrants

   The warrants being offered under this prospectus to home builders provide the holder of the warrant the right to purchase a specified number of shares of our common stock. The warrants will be subject to the following terms:

  . the exercise price will equal the per share price our common stock to the public in our initial public offering of common stock, which is being conducted simultaneously with this offering;

  . the warrants may also be exercised, or converted to common stock, on a "net exercise" or "cashless" basis;

  .  the warrants can be exercised by the holder for a period of 18 months;

  . the number of shares issuable upon exercise or conversion of the warrant shall be subject to customary proportional adjustments in the event of any stock split, combination or other similar event affecting the number of outstanding shares of our common stock;

  . in the event of a reorganization or recapitalization of homestore.com, upon subsequent exercise or conversion of the warrant, the holder will receive the stock, other securities or property to which the holder would be entitled to receive if the warrant were exercised immediately prior to the reorganization or recapitalization; and

  . the warrant may not be assigned by the holder without our prior written consent.

How To Exercise Warrants On A "Net Exercise" or "Cashless" Basis

   The warrants may be converted at the election of the holder, without the payment by the holder of any additional consideration, into shares of our common stock having a value equal to the fair market value of the total number of shares subject to the warrant less the exercise price for that number of shares. If upon any conversion of the warrant a fraction of a share results, in lieu of issuing of the fractional share, we will pay to the cash value of any such fractional share, calculated on the basis of the exercise price.

Norwest Mortgage, Inc. Warrant

   The warrant being offered under this prospectus to Norwest Mortgage will provide the holder of the warrant the right to purchase up to 500,000 shares of our common stock with an exercise price of $20.00 per share. The warrant will be subject to the following terms:

  .  the warrant can be exercised for a period of 12 months;

  . the number of shares issuable upon exercise of the warrant shall be subject to customary proportional adjustments in the event of any stock split, combination or similar event affecting the number of outstanding shares of our common stock;

  . in the event of a reorganization or recapitalization of homestore.com, upon subsequent exercise of the warrant, the holder will receive the stock, other securities or property to which the holder would be entitled to receive if the warrant were exercised immediately prior to the reorganization or recapitalization; and

  .  the warrant may not be assigned without our prior written consent.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of common stock including shares issued upon exercise of outstanding warrants or options in the public market after this offering and our underwritten initial public offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of equity securities. Furthermore, as described below, 7,095,150 shares currently outstanding will be available for sale after the expiration of contractual restrictions on resale with us and/or the underwriters of our underwritten initial public offering. Sales of substantial amounts of our common stock in the public market after contractual restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering and our underwritten initial public offering, we will have outstanding 67,037,860 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, 5,900,000 of the 7,437,500 shares sold in this offering and our underwritten initial public offering will be freely tradable without restriction under the Securities Act unless purchased by our "affiliates." The other 1,100,000 shares will become available for public sale 180 days after the date of our underwritten initial public offering. Based on shares outstanding as of June 30, 1999, the remaining shares will become eligible for public sale as follows:

                         Approximate
                          Number of
                           Shares
                          Eligible
                         For Future
          Date              Sale                       Comment
          ----           -----------                   -------
Date of this
 Prospectus.............          0
181 days after the date
 of this Prospectus..... 15,873,690  Lock-up released. These shares may be sold under Rules 144, 144(k) or 701.
February 4, 2000........ 36,747,250  Restricted securities held for at least one year that may be sold under Rule 144.
February 18, 2000.......  1,125,000  Restricted securities held for at least one year that may be sold under Rule 144.
April 9, 2000...........  1,704,775  Restricted securities held for at least one year that may be sold under Rule 144.
June 30, 2000...........  4,587,145  Restricted securities held for at least one year that may be sold under Rule 144.

   Lock-Up Agreements with the Underwriters

   Stockholders holding approximately 97% of our common stock on an as-converted basis, including all of our officers and directors, have signed lock-up agreements with the underwriters of our underwritten initial public offering under which they agreed not to sell, transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock without the prior consent of Morgan Stanley & Co. Incorporated for a period of 180 days after our underwritten initial public offering. In addition, all of the 1,100,000 shares offered in the directed share program of our underwritten initial public offering and the 3,222,456 shares and shares subject to warrants offered in this offering will be subject to identical lock-up provisions for 180 days after our underwritten initial public offering. The shares and shares subject to warranty offered to home builders and MLSs will be subject to additional restrictions on transfer as described in the section entitled "Plan of Distribution."

   Morgan Stanley & Co. Incorporated may choose to release some of these shares from these restrictions prior to the expiration of this 180-day period, although we are not aware of any current intention to request them to do so.

   Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately 670,379 shares immediately after this offering; or

  . the average weekly trading volume of the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about homestore.com.

   Rule 144(k)

   Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, 144(k) shares may be sold immediately upon the completion of this offering.

   Rule 701

   Any employee, officer or director of, or consultant to, homestore.com who purchased his or her shares under a written compensatory plan or contract may be entitled to sell their shares in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. Under this rule, all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares. However, because all shares that we have issued under Rule 701 are subject to lock-up agreements, they will only become eligible for sale when the 180-day lock-up agreements expire. As a result, they may be sold 90 days after the offering only if the holder obtains the prior written consent of Morgan Stanley & Co. Incorporated.

   Registration Rights

   Upon completion of this offering, the holders of 45,474,915 shares of common stock, or their transferees, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. See "Description of Capital Stock--Registration Rights." After these shares are registered, they will be freely tradable without restriction under the Securities Act.

   Stock Options

   Immediately after this offering, we intend to file a registration statement under the Securities Act covering shares of common stock reserved for issuance under our stock option and employee stock purchase plans. As of June 30, 1999, options to purchase 6,643,550 shares of common stock were issued and outstanding.

   Upon the expiration of the lock-up agreements described above, at least 3,031,137 shares of common stock will be subject to vested options, based on options outstanding as of June 30, 1999. This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under this registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.

   Warrants

   As of June 30, 1999, we had outstanding warrants to purchase 1,159,170 shares of common stock. If these warrants are exercised and the exercise price is paid in cash, the shares must be held for one year before they can be sold under Rule 144.

                             PLAN OF DISTRIBUTION

How We Are Offering the Warrants

   We are offering the securities described in this prospectus to home builders, MLSs and Norwest Mortgage. We have not entered into, and do not intend to enter into, any agreement, arrangement or understanding with any underwriter or any broker or market maker with respect to the securities offered by us under this prospectus.

   It is anticipated that we will obtain indications of interest from potential investors for the amount of the offering and confirm orders after the Registration Statement of which this prospectus is a part has been declared effective. We may sell less than all of the securities offered under this prospectus. There is no required minimum number of shares that must be sold as a condition to completion of the offering. Confirmations containing requests for written commitments from investors purchasing in the offering and final prospectuses will be distributed to all investors as soon as practicable after the Registration Statement of which this prospectus is a part has been declared effective. After that time, investors will be asked to execute and deliver an agreement covering the purchase of the securities in conjunction with a related data content provider agreement. No investor funds will be accepted prior to the effective date of the Registration Statement of which this prospectus is a part. Upon closing, we will deliver to each investor the number of shares of common stock and/or warrants to purchase shares of our common stock purchased by the investor according to instructions delivered by or on behalf of the investors. Each investor will also deliver to us immediately available funds in an amount equal to the aggregate purchase price of the securities being sold to the investor and/or the related data content provider agreement.

   The Registration Statement, of which this prospectus is a part, will also cover the issuance of our common stock upon exercise or conversion or the warrants being offered under this prospectus. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol: "HOMS." The warrants will not be listed on any stock market.

Terms Of The Data Agreements The MLSs Must Enter Into With Us

   Multiple Listing Services will be eligible to purchase warrants if they enter into, or extend their existing, data content provider agreements with us. The principal terms of these agreements are:

  . the MLS must grant to us the exclusive or preferred right to publish their listing data on the Internet on a national basis for an additional one to three year term;

  . the MLS may not sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior consent of the underwriters for our underwritten initial public offering for a period of 180 days after our initial pubic offering or the date of the data content provider agreement, whichever is later; and

  . after the 180 day lockup period, the MLS will be limited in the number of shares of our common stock issued upon exercise or conversion of the warrant that may be sold. This restriction will typically lapse ratably over a two to three year period as further described beginning on page 92.

   We will offer warrants to purchase an aggregate of 1,236,345 shares of our common stock to Multiple Listing Services. The number of shares subject to each MLS' warrant will represent the particular MLS's proportional share of 70% of all MLS home listings nationally determined as of September 30, 1998, including existing warrants held by the MLS, if any, subject to uniform cutback if MLSs participating in this offering exceed 70% of MLS listings nationally. There is no difference in the number of warrants for which MLSs are eligible based on whether the MLS grants preferred or exclusive rights to us. If the particular MLS enters into a data content provider agreement at the time of our underwritten initial public offering, which is being conducted simultaneously with this offering, the exercise price will equal the price to the public in our underwritten initial public offering of common stock. Otherwise, the exercise price will equal the Nasdaq National Market closing price for our common stock on the day that the particular MLS enters into a data content provider agreement.

Description On The Restrictions On Transfer For MLSs

   Group 1: Approximately 25 MLSs that have existing data content provider agreements, which provide for 18 months of exclusivity, that provide warrants without restrictions, or the "First Tranche". This group will have three choices, either of which will impose new restrictions on their existing First Tranche warrants but will provide for additional warrants, or the "Second Tranche":

 Additional
 Exclusivity Timing of   First Tranche Resale                                           Exercise
   Period    Election        Restrictions          Second Tranche Resale Restrictions     Price
 ----------- --------- ------------------------   ------------------------------------- ---------
 1 Year      Pre       Following the lockup       Following the lockup period, the      Initial
             Initial   period, the shares         shares issued upon exercise of the    Public
             Public    issued upon exercise of    warrant would be subject to a resale  Offering
             Offering  the warrant would be       restriction that would lapse with     Price
                       subject to a resale        respect to 6.25% at the start of each
                       restriction that would     new three month period over a
                       lapse with respect to      period of four years.
                       10% at the start of each
                       new three month period
                       over a period of 2 1/2
                       years.

 2 Years     Pre       Following the lockup       Same as First Tranche                 Initial
             Initial   period, the shares                                               Public
             Public    issued upon exercise of                                          Offering
             Offering  the warrant would be                                             Price
                       subject to a resale
                       restriction that would
                       lapse with respect to
                       10% at the start of each
                       new three month period
                       over a period of 2 1/2
                       years.

 2 Years     Post      Following the lockup       Same as First Tranche                 Fair
             Initial   period, the shares                                               Market
             Public    issued upon exercise of                                          Value on
             Offering, the warrant would be                                             day of
             up to     subject to a resale                                              Agreement
             180       restriction that would
             days.     lapse with respect to
                       10% at the start of each
                       new three month period
                       over a period of 2 1/2
                       years.

   Group 2: Approximately 160 MLSs that have existing data content provider agreements without warrants which provide for eighteen months of exclusivity. This group will have three choices:

                Timing of                                           Exercise
 Consideration   Election            Resale Restrictions              Price
 ------------- ------------ ------------------------------------   -----------
 2 Years       Pre Initial  Following the lockup period, the       Initial
 Additional    Public       shares issued upon exercise of the     Public
 Exclusivity   Offering     warrant would be subject to a resale   Offering
                            restriction that would lapse with      Price
                            respect to 10% at the start of each
                            new three month period over a period
                            of 2 1/2 years.

 2 Years       Post Initial Following the lockup period, the       Half at
 Additional    Public       shares issued upon exercise of the     IPO price
 Exclusivity   Offering,    warrant would be subject to a resale   and half at
               up to 180    restriction that would lapse with      Fair Market
               days.        respect to 10% at the start of each    Value on
                            new three month period over a period   day of
                            of 2 1/2 years.                        Agreement

 Publicity     Pre Initial  Following the lockup period, the       Initial
 Rights        Public       shares issued upon exercise of the     Public
               Offering     warrant would be subject to a resale   Offering
                            restriction that would lapse with      Price
                            respect to 10% at the start of each
                            new three month period over a period
                            of 2 1/2 years.

   Group 3: Approximately 140 MLSs that have existing data content provider agreements without warrants and without exclusivity, but which have historically provided listings to us exclusively. This group will have two choices:

 Exclusivity  Timing of                                              Exercise
   Period      Election             Resale Restrictions                Price
 ----------- ------------ ---------------------------------------   -----------
 3 Years     Pre Initial  Following the lockup period, the shares   Initial
             Public       issued upon exercise of the warrant       Public
             Offering     would be subject to a resale              Offering
                          restriction that would lapse with         Price
                          respect to 8.33% at the start of each
                          new three month period over a period of
                          three years.

 3 Years     Post Initial Following the lockup period, the shares   Fair Market
             Public       issued upon exercise of the warrant       Value on
             Offering,    would be subject to a resale              day of
             up to 180    restriction that would lapse with         Agreement
             days.        respect to 8.33% at the start of each
                          new three month period over a period of
                          three years.

Terms Of The Data Agreement The Home Builders Must Enter Into With Us

   The securities offered under this prospectus will be offered to home builders in units consisting of shares of our common stock and/or a warrant to purchase shares of our common stock, aggregating up to shares. Home builders will be eligible to purchase units of our securities if they enter into data content provider agreements with us. The principal terms of these agreements are:

  . the home builder must grant to us the exclusive right to publish their listing data on the Internet on a national basis for a three year term;

  . the home builder may not sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior consent of the underwriters for our underwritten initial public offering for a period of 180 days after our initial public offering.

  . after the 180 lockup period, the home builder will be limited in the number of shares of our common stock issued upon exercise or conversion of the warrant that may be sold. This restriction will lapse ratably over a three year period.

   Each unit of securities offered to home builders consists of 12,500 shares of common stock at a purchase price of $6.60 per share and, if eligible, a warrant to purchase up to 12,500 shares at an exercise price equal to the price to the public in our underwritten initial public offering of common stock, which is being conducted simultaneously with this offering. The precise number of shares subject to warrants offered to home builders will be determined based upon the number of subdivisions covered by the data content agreements. Those home builders with fewer than 50 subdivisions are not offered a warrant.

                                 LEGAL MATTERS

   Fenwick & West LLP, Palo Alto, California, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus.

                                    EXPERTS

   The consolidated financial statements of homestore.com, Inc. and subsidiaries as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of NetSelect, Inc. and subsidiaries as of December 31, 1997 and 1998 and for the period from October 28, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of NetSelect, LLC and subsidiaries as of December 31, 1997 and 1998 and for the period from October 28, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of The Enterprise of America, Ltd. as of December 31, 1997 and March 31, 1998 and for the year ended December 31, 1997 and the three months ended March 31, 1998 included in this prospectus statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of MultiSearch Solutions, Inc. and subsidiary as of December 31, 1997 and June 30, 1998 and for the year ended December 31, 1997 and the six months ended June 30, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of SpringStreet, Inc. at December 31, 1998 and 1997, and for the year ended December 31, 1998 and for the period from August 21, 1997 (commencement of operations) through December 31, 1997, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

   Effective January 21, 1999, PricewaterhouseCoopers LLP was engaged as our independent accountants. Prior to January 21, 1999, Deloitte & Touche LLP had been our independent accountants. The decision to change independent accountants was approved by our board of directors.

   For the period from October 28, 1996 through December 31, 1998 and for the period from January 1, 1999 through January 21, 1999, we and Deloitte & Touche LLP did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

   The report of Deloitte & Touche LLP on our financial statements for the periods from October 28, 1996 through December 31, 1996 and January 1, 1997 through December 31, 1997 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

                            ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules, may be inspected without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of it may be obtained from that office after payment of fees prescribed by the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov.

   We intend to provide our stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports containing unaudited consolidated financial data for the first three quarters of each year.

                              HOMESTORE.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Unaudited Pro Forma Condensed Consolidated Financial Information
  Overview................................................................  F-2
  Unaudited Pro Forma Condensed Consolidated Statement of Operations......  F-3
  Notes to Unaudited Pro Forma Condensed Consolidated Financial
   Information............................................................  F-5
homestore.com, Inc. Consolidated Financial Statements
  Report of Independent Accountants.......................................  F-7
  Consolidated Balance Sheets.............................................  F-8
  Consolidated Statements of Operations...................................  F-9
  Consolidated Statements of Stockholders' Equity (Deficit)............... F-10
  Consolidated Statements of Cash Flows................................... F-11
  Notes to Consolidated Financial Statements.............................. F-12
NetSelect, Inc. Consolidated Financial Statements
  Report of Independent Accountants....................................... F-32
  Consolidated Balance Sheets............................................. F-33
  Consolidated Statements of Operations................................... F-34
  Consolidated Statements of Stockholders' Equity......................... F-35
  Consolidated Statements of Cash Flows................................... F-36
  Notes to Consolidated Financial Statements.............................. F-37
NetSelect, LLC Consolidated Financial Statements
  Report of Independent Accountants....................................... F-50
  Consolidated Balance Sheets............................................. F-51
  Consolidated Statements of Operations................................... F-52
  Consolidated Statements of Stockholders' Equity......................... F-53
  Consolidated Statements of Cash Flows................................... F-54
  Notes to Consolidated Financial Statements.............................. F-55
The Enterprise of America, Ltd. Financial Statements
  Report of Independent Accountants....................................... F-68
  Balance Sheets.......................................................... F-69
  Statements of Operations................................................ F-70
  Statements of Stockholders' Deficit..................................... F-71
  Statements of Cash Flows................................................ F-72
  Notes to Financial Statements........................................... F-73
MultiSearch Solutions, Inc. Consolidated Financial Statements
  Report of Independent Accountants....................................... F-76
  Consolidated Balance Sheets............................................. F-77
  Consolidated Statements of Operations................................... F-78
  Consolidated Statements of Stockholders' Deficit........................ F-79
  Consolidated Statements of Cash Flows................................... F-80
  Notes to Consolidated Financial Statements.............................. F-81
SpringStreet, Inc. Financial Statements
  Report of Independent Auditors.......................................... F-84
  Balance Sheets.......................................................... F-85
  Statements of Operations................................................ F-86
  Statements of Shareholders' Equity (Deficit)............................ F-87
  Statements of Cash Flows................................................ F-88
  Notes to Financial Statements........................................... F-89

                              HOMESTORE.COM, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                                   Overview

   On February 4, 1999, NetSelect, Inc. ("NSI") was merged with and into the Company pursuant to a non-substantive share exchange, which was provided for in the agreements governing the formation and operation of RealSelect, Inc. The share exchange lacked substance since both the Company and NSI were shell companies for their respective investments in RealSelect, and because the respective underlying ownership interests of individual investors were unaffected. Accordingly, the non-substantive share exchange was accounted for at historical cost. The share exchange between the Company and NSI is referred to herein as the "Reorganization". See Note 1 of homestore.com, Inc. Notes to Consolidated Financial Statements for further discussion about the Reorganization.

   In March 1998, NSI acquired The Enterprise for 525,000 shares of common stock with an estimated fair value of $525,000, a note payable in the amount of $2.2 million, and $705,000 in cash and other acquisition related expenses. The acquisition has been accounted for as a purchase. The acquisition cost has been allocated to the assets acquired and liabilities assumed based on estimates of their respective fair values. The excess of purchase consideration over net tangible assets acquired of $3.9 million has been allocated to goodwill which is being amortized on a straight-line basis over five years.

   In July 1998, NSI acquired MultiSearch for 325,000 shares of Series E redeemable convertible preferred stock with an estimated fair value of approximately $4.8 million, a note payable in the amount of $3.6 million, and $875,000 in cash and other acquisition related expenses. The acquisition has been accounted for as a purchase. The acquisition cost has been allocated to the assets acquired and liabilities assumed based on estimates of their respective fair values. The excess of purchase consideration over net tangible assets acquired of $9.4 million has been allocated to goodwill which is being amortized on a straight-line basis over five years.

   In June 1999, the Company acquired SpringStreet for 844,569 shares of Series H convertible preferred stock and 1,086,213 shares of common stock, or an aggregate of 5,309,058 shares of common stock, including 721,915 shares of common stock to be subject to assumed options, assuming a five-for-one conversion of our convertible preferred stock into our common stock prior to our underwritten initial public offering (the "IPO"). The aggregate acquisition cost of $51.7 million was based on the terms and preferences of the shares issued in the transaction relative to the value received by the Company in the April 1999 Series G financing and direct acquisition expenses. The excess of purchase consideration over net tangible assets acquired of $41.3 million has been allocated to goodwill and is being amortized on a straight-line basis over five years.

   The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and the six months ended June 30, 1999 give effect to the Reorganization and the acquisitions of The Enterprise, MultiSearch and SpringStreet as if they had occurred on January 1, 1998.

   The unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the period presented and should not be construed as being representative of future operating results.

   The audited historical financial statements of the Company, NSI, The Enterprise, MultiSearch and SpringStreet are included elsewhere in this Prospectus and the unaudited pro forma financial information presented herein should be read in conjunction with those financial statements and related notes.

                              HOMESTORE.COM, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                    (in thousands, except per share amounts)

                                             Adjust-      Pro Forma                                       Adjust-       Pro
                     homestore.com   NSI      ments     homestore.com Enterprise MultiSearch SpringStreet  ments       Forma
                     ------------- --------  -------    ------------- ---------- ----------- ------------ -------     --------
Revenues...........     $  --      $ 15,003  $  --        $ 15,003       $969      $2,054      $ 1,099    $   --      $ 19,125
Cost of revenues...                   7,338                  7,338        524         947          721                   9,530
                        ------     --------  ------       --------       ----      ------      -------    -------     --------
Gross profit.......        --         7,665     --           7,665        445       1,107          378        --         9,595
                        ------     --------  ------       --------       ----      ------      -------    -------     --------
Operating expenses:
 Sales and
  marketing........                  25,560                 25,560        174         544        6,509                  32,787
 Product
  development......                   4,139                  4,139                     24        1,089                   5,252
 General and
  administrative...          3        6,929                  6,932        274         457        1,578                   9,241
 Amortization of
  intangible
  assets...........                   1,893                  1,893                                          9,349 (1)   11,242
 Stock-based
  compensation.....                  20,455                 20,455                                                      20,455
                        ------     --------  ------       --------       ----      ------      -------    -------     --------
   Total operating
    expenses.......          3       58,976                 58,979        448       1,025        9,176      9,349       78,977
                        ------     --------  ------       --------       ----      ------      -------    -------     --------
Loss from
 operations........         (3)     (51,311)               (51,314)        (3)         82       (8,798)    (9,349)     (69,382)
Interest income....                     583                    583                                 207        (18)(2)      772
Interest expense...                    (365)                  (365)       (32)        (24)                   (136)(3)     (557)
Other expense......                     (97)                   (97)                                                        (97)
                        ------     --------  ------       --------       ----      ------      -------    -------     --------
Net loss before
 minority
 interest..........         (3)     (51,190)               (51,193)       (35)         58       (8,591)    (9,503)     (69,264)
Minority interest..                     222                    222                                                         222
                        ------     --------  ------       --------       ----      ------      -------    -------     --------
Net loss...........         (3)     (50,968)               (50,971)       (35)         58       (8,591)    (9,503)     (69,042)
Accretion of
 redemption value
 and stock
 dividends on
 convertible
 preferred stock...                  (1,659)  1,659(4)         --                                                          --
Repurchase of
 convertible
 preferred stock...                  (7,727)                (7,727)                                                     (7,727)
                        ------     --------  ------       --------       ----      ------      -------    -------     --------
Net loss applicable
 to common
 stockholders......     $   (3)    $(60,354) $1,659       $(58,698)      $(35)     $   58      $(8,591)   $(9,503)    $(76,769)
                        ======     ========  ======       ========       ====      ======      =======    =======     ========
Historical basic
 and diluted net
 loss per share
 applicable to
 common
 stockholders......     $  --
                        ======
Shares used in the
 calculation of
 historical basic
 and diluted net
 loss per share
 applicable to
 common
 stockholders......      9,173
                        ======
Pro forma basic and
 diluted net loss
 per share
 applicable to
 common
 stockholders......                                                                                                   $  (1.79)(4)
                                                                                                                      ========
Shares used in the
 calculation of pro
 forma basic and
 diluted net loss
 per share
 applicable to
 common
 stockholders......                                                                                                     43,001 (4)
                                                                                                                      ========

      See accompanying notes to Pro Forma Condensed Consolidated Financial
                                  Information

                              HOMESTORE.COM, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999
                    (in thousands, except per share amounts)

                                                               Pro Forma
                         homestore.com   NSI    Adjustments  homestore.com SpringStreet Adjustments  Pro Forma
                         ------------- -------  -----------  ------------- ------------ -----------  ---------
Revenues................   $ 16,586    $ 2,433    $   --       $ 19,019      $  2,346     $    --    $ 21,365
Cost of revenues........      7,110        798                    7,908         1,675                   9,583
                           --------    -------    ------       --------      --------     -------    --------
Gross profit............      9,476      1,635        --         11,111           671          --      11,782
                           --------    -------    ------       --------      --------     -------    --------
Operating expenses:
 Sales and marketing
  (includes $1,250 in
  non-cash charges for
  homestore.com)........     25,611      4,064                   29,675         5,507                  35,182
 Product development....      1,368        174                    1,542         1,133                   2,675
 General and
  administrative........      5,918      1,053                    6,971         4,417                  11,388
 Amortization of
  intangible assets.....      1,311        261                    1,572                     4,136(5)    5,708
 Stock-based
  compensation..........      4,000        569                    4,569         2,243                   6,812
                           --------    -------    ------       --------      --------     -------    --------
   Total operating
    expenses............     38,208      6,121                   44,329        13,300       4,136      61,765
                           --------    -------    ------       --------      --------     -------    --------
Loss from operations....    (28,732)    (4,486)                 (33,218)      (12,629)     (4,136)    (49,983)
Interest income.........        153         51                      204            44                     248
Interest expense........        (67)       (31)                     (98)                                  (98)
Other expense...........       (120)       (25)                    (145)                                 (145)
                           --------    -------    ------       --------      --------     -------    --------
Net loss................    (28,766)    (4,491)                 (33,257)      (12,585)     (4,136)    (49,978)
Accretion of redemption
 value and stock
 dividends on
 convertible preferred
 stock..................     (1,477)      (207)    1,684(6)                                                --
                           --------    -------    ------       --------      --------     -------    --------
Net loss applicable to
 common stockholders....   $(30,243)   $(4,698)   $1,684       $(33,257)     $(12,585)    $(4,136)   $(49,978)
                           ========    =======    ======       ========      ========     =======    ========
Historical basic and
 diluted net loss per
 share applicable to
 common stockholders....   $  (1.48)
                           ========
Shares used in the
 calculation of
 historical basic and
 diluted net loss per
 share applicable to
 common stockholders....     20,502
                           ========
Pro forma basic and
 diluted net loss per
 share applicable to
 common stockholders....                                                                             $   (.89)(6)
                                                                                                     ========
Shares used in the
 calculation of pro
 forma basic and diluted
 net loss per share
 applicable to common
 stockholders...........                                                                               56,455 (6)
                                                                                                     ========

      See accompanying notes to Pro Forma Condensed Consolidated Financial
                                  Information

                              HOMESTORE.COM, INC.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED FINANCIAL INFORMATION

   Pro forma adjustments giving effect to the Reorganization and the acquisition of The Enterprise, MultiSearch and SpringStreet in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1998, reflect the following:

  (1) Amortization of goodwill for The Enterprise, MultiSearch and SpringStreet acquisitions of $188,000 $934,000 and $8.2 million, respectively.

  (2) Reduction in interest income related to interest earned on cash consideration prior to the March 1998 acquisition of the Enterprise and July 1998 acquisition of MultiSearch.

  (3) Increase in interest expense related to interest imputed on the non-interest bearing notes issued in connection with the acquisitions of The Enterprise ($39,000) and MultiSearch ($97,000) from January 1, 1998 to the respective acquisition dates. The notes have been discounted at a discount rate of 10%.

  (4) The difference between the historical and pro forma basic and diluted net loss per share applicable to common stockholders for the year ended December 31, 1998, other than the adjustments discussed above, is the result of the following:

    Decrease in net loss applicable to common stockholders:

    . Elimination of the accretion of redemption value and stock dividends on convertible preferred stock of $1,659,000 resulting from the assumed conversion of the Company's preferred stock into common stock in connection with the IPO.

    Increase in shares used in the calculation of pro forma net loss per share applicable to common stockholders:

    . Inclusion of shares issued in connection with the acquisitions of The Enterprise, MultiSearch and SpringStreet as if such shares were outstanding from January 1, 1998. The increase attributable to shares issued in The Enterprise, MultiSearch and SpringStreet acquisitions was 525,000, 1,625,000 and 4,587,000 shares, respectively.

    . Automatic exchange in connection with the IPO of RealSelect common stock owned by the NAR for shares of the Company's common stock as of January 1, 1998 of 3,917,000 shares.

    . Inclusion of shares of Company common stock issued to NSI stockholders in the Reorganization from January 1, 1998 or the date of original issuance by NSI, if later, of 5,823,000.

    . Automatic conversion in connection with the IPO of the Company's convertible preferred stock into shares of common stock as of January 1, 1998 or the date of issuance by NSI or the Company, if later, was 17,351,000.

   Pro forma adjustments giving effect to the Reorganization and the acquisition of SpringStreet in the unaudited pro forma consolidated statement of operations for the six months ended June 30, 1999, reflect the following:

  (5) Amortization of goodwill for the SpringStreet acquisition.

                              HOMESTORE.COM, INC.

  NOTES TO UNAUDITED PRO FORMA CONDENSEDCONSOLIDATED FINANCIAL INFORMATION--
                                  (Continued)


  (6) The difference between the historical and pro forma basic and diluted net loss per share applicable to common stockholders for the six months ended June 30, 1999, other than the adjustments discussed above, is the result of the following:

    Decrease in net loss applicable to common stockholders:

    . Elimination of the accretion of redemption value and dividends on convertible preferred stock of $1,684,000 resulting from the assumed conversion of the Company's preferred stock into common stock in connection with the IPO.

    Increase in shares used in the calculation of pro forma net loss per share applicable to common stockholders:

    . Increase resulting from inclusion from January 1, 1999 of the shares issued in connection with the SpringStreet acquisition of 4,587,000.

    . Increase resulting from the assumed conversion in connection with the IPO of RealSelect common stock owned by the NAR into shares of the Company's common stock as of January 1, 1999 or the date of issuance if later of 3,917,000 shares.

    . Increase resulting from the inclusion of shares of Company common stock issued to NSI stockholders in the Reorganization from January 1, 1999 or the date of original issuance by NSI if later of 2,080,000.

    . Increase resulting from the assumed conversion in connection with the IPO of the Company's redeemable and non-redeemable convertible preferred stock into shares of common stock as of January 1, 1999 or the date of issuance by NSI or the Company if later was 25,369,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders homestore.com, Inc.

   In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of homestore.com, Inc. (the "Company") at December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Century City, California
 March 31, 1999, except for
 the effect of the stock
 splits described in Note 20,
 as to which the dates are
 April 5, 1999 and August 4,
 1999

                              HOMESTORE.COM, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                                 Pro Forma
                                                               Stockholders'
                                    December 31,                 Equity at
                                   ----------------  June 30,  June 30, 1999
                                    1997     1998      1999
                                   -------  -------  --------  -------------
                                                          (unaudited)
             Assets
Current assets:
 Cash and cash equivalents.......  $   155  $    71  $ 18,183
 Accounts receivable, net of
  allowance for doubtful accounts
  of $873 at June 30, 1999.......                       4,826
 Current portion of prepaid
  distribution expense...........                       6,287
 Deferred royalties..............                       2,030
 Other current assets............                       2,159
                                   -------  -------  --------
Total current assets.............      155       71    33,485
Prepaid distribution expense.....                       6,348
Property and equipment, net......                       4,276
Intangible assets, net...........                      59,588
Other assets.....................                         606
                                   -------  -------  --------
  Total assets...................  $   155  $    71  $104,303
                                   =======  =======  ========
  Liabilities, Redeemable Convertible Preferred Stock and
               Stockholders' Equity (Deficit)
Current liabilities:
 Accounts payable................  $    --  $    --  $  5,351
 Accrued liabilities.............       49             12,995
 Due to related party............      143       70       600
 Deferred revenue................                      11,330
 Current portion of notes
  payable........................                       1,746
                                   -------  -------  --------
Total current liabilities........      192       70    32,022
Notes payable....................                       2,212
Other non-current liabilities....       96       96
                                   -------  -------  --------
                                       288      166    34,234
                                   -------  -------  --------
Commitments and contingencies
 (Note 19).......................

Series E redeemable convertible
 preferred stock, $.001 par
 value; 325 shares authorized,
 issued and outstanding at June
 30, 1999; and no shares pro
 forma, redemption value of
 $6,003..........................       --       --     5,094          --
                                   -------  -------  --------    --------
Stockholders' equity (deficit):
 Convertible preferred stock,
  $.001 par value; 9,675 shares
  authorized; 6,241 shares issued
  and 5,810 shares outstanding at
  June 30, 1999, respectively;
  liquidation preference of
  125,611 at June 30, 1999; no
  shares pro forma...............                           6          --
 Common stock, $.001 par value;
  10,000 authorized at December
  31, 1997 and 1998, 225,000
  shares authorized at June 30,
  1999; 8,650, 9,980 and 28,348
  shares issued at December 31,
  1997 and 1998, and June 30,
  1999, respectively; 8,650,
  9,980 and 25,445 outstanding at
  December 31, 1997 and 1998, and
  June 30, 1999, respectively;
  60,038 shares pro forma........        9       10        28          59
 Additional paid-in capital......    2,721    3,312   198,142     203,211
 Treasury stock, at cost; 431
  shares of convertible preferred
  stock at June 30, 1999; and
  2,903 shares of common stock at
  June 30, 1999..................                     (13,676)    (13,676)
 Notes receivable from
  stockholders...................              (551)   (5,814)     (5,814)
 Deferred stock compensation.....                     (22,219)    (22,219)
 Accumulated deficit.............   (2,863)  (2,866)  (91,492)    (91,492)
                                   -------  -------  --------    --------
  Total stockholders' equity
   (deficit).....................  $  (133) $   (95) $ 64,975    $ 70,069
                                   -------  -------  --------    ========
                                   $   155  $    71  $104,303
                                   =======  =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              HOMESTORE.COM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                            Six Months Ended
                                 Year Ended December 31,        June 30,
                                 -------------------------  ------------------
                                  1996     1997     1998     1998      1999
                                 -------  -------  -------  -------- ---------
                                                               (unaudited)
Revenues.......................  $ 1,360  $    42  $    --  $    --  $  16,586
Cost of revenues...............       42        6                        7,110
                                 -------  -------  -------  -------  ---------
Gross profit...................    1,318       36       --       --      9,476
                                 -------  -------  -------  -------  ---------
Operating expenses:
  Sales and marketing (includes
   $1,250 in non-cash charges
   for the six months ended
   June 30, 1999)..............      479       14                       25,611
  Product development..........      629                                 1,368
  General and administrative...      441       38        3        2      5,918
  Amortization of intangible
   assets......................                                          1,311
  Stock-based compensation.....                                          4,000
                                 -------  -------  -------  -------  ---------
Total operating expenses.......    1,549       52        3        2     38,208
                                 -------  -------  -------  -------  ---------
Loss from operations...........     (231)     (16)      (3)      (2)   (28,732)
Other expense..................      (21)      (1)                         (34)
                                 -------  -------  -------  -------  ---------
Net loss.......................  $  (252) $   (17) $    (3) $    (2) $ (28,766)
Accretion of redemption value
 and stock dividends on
 convertible preferred stock...                                         (1,477)
                                 -------  -------  -------  -------  ---------
Net loss applicable to common
 stockholders..................  $  (252) $   (17) $    (3) $    (2) $ (30,243)
                                 =======  =======  =======  =======  =========
Basic and diluted net loss per
 share applicable to common
 stockholders..................  $  (.07) $    --  $    --  $    --  $   (1.48)
                                 =======  =======  =======  =======  =========
Shares used to calculate basic
 and diluted net loss per share
 applicable to common
 stockholders..................    3,477    8,650    9,173    8,650     20,502
                                 =======  =======  =======  =======  =========
Pro forma basic and diluted net
 loss per share applicable to
 common stockholders...........                                      $    (.63)
                                                                     =========
Shares used to calculate pro
 forma basic and diluted net
 loss per share applicable to
 common stockholders...........                                         45,894
                                                                     =========


  The accompanying notes are an integral part of these consolidated financial statements.

                              HOMESTORE.COM, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                   Convertible
                    Preferred                                             Notes                                 Total
                      Stock        Common Stock   Additional           Receivable    Deferred               Stockholders'
                  ---------------  --------------  Paid-in   Treasury     From        Stock     Accumulated    Equity
                  Shares  Amount   Shares  Amount  Capital    Stock    Stockholder Compensation   Deficit     (Deficit)
                  ------  -------  ------  ------ ---------- --------  ----------- ------------ ----------- -------------
Balance at
 January 1,
 1996...........     532  $ 1,495   2,810   $ 3    $    947  $     --    $    --     $     --    $ (2,594)    $   (149)
Conversion of
 preferred
 stock..........    (532)  (1,495)  5,615     6       1,489                                                         --
Issuance of
 common stock...                      225               285                                                        285
Net loss........                                                                                     (252)        (252)
                  ------  -------  ------   ---    --------  --------    -------     --------    --------     --------
Balance at
 December 31,
 1996...........      --       --   8,650     9       2,721        --         --           --      (2,846)        (116)
Net loss........                                                                                      (17)         (17)
                  ------  -------  ------   ---    --------  --------    -------     --------    --------     --------
Balance at
 December 31,
 1997...........      --       --   8,650     9       2,721        --         --           --      (2,863)        (133)
Exercise of
 stock options..                    1,330     1         591                 (551)                                   41
Net loss........                                                                                       (3)          (3)
                  ------  -------  ------   ---    --------  --------    -------     --------    --------     --------
Balance at
 December 31,
 1998...........      --       --   9,980    10       3,312        --       (551)          --      (2,866)         (95)
Reorganization
 (unaudited)
 (Note 1).......   4,528        5  12,480    12      98,119    (1,770)    (3,230)     (10,079)    (60,860)      22,197
Issuance of
 common stock
 and Series F
 preferred stock
 (unaudited)....      96              643     1       3,552                                                      3,553
Issuance of
 common stock to
 minority
 interest
 (unaudited)....                                                                                    1,000        1,000
Exercise of
 stock options
 (unaudited)....                    4,530     5       5,701               (5,450)                                  256
Repurchase of
 common stock
 (unaudited)....                   (2,903)                    (11,906)     3,630                                (8,276)
Issuance of
 common stock
 (unaudited)....                      350             1,757                 (238)                                1,519
Repayment from
 shareholder
 (unaudited)....                                                              25                                    25
Issuance of
 Series G
 preferred stock
 (unaudited)....     341                             17,007                                                     17,007
Issuance of
 Series H
 preferred stock
 (unaudited) ...     845        1     365            51,433                                                     51,434
Deferred stock
 compensation
 (unaudited)....                                     11,390                           (17,390)                   6,000
Stock-based
 compensation
 and other non-
 cash charges
 (unaudited)....                                      6,000                             5,250                   11,250
Accretion of
 Series E
 redemption
 value
 (unaudited)....                                       (129)                                                      (129)
Net loss
 (unaudited)....                                                                                  (28,766)     (28,766)
                  ------  -------  ------   ---    --------  --------    -------     --------    --------     --------
Balance at June
 30, 1999
 (unaudited)....   5,810        6  25,445    28     198,142   (13,676)    (5,814)     (22,219)    (91,492)      64,975
Assumed
 conversion of
 convertible
 preferred stock
 (unaudited)....  (5,810)      (6) 29,050    29         (23)                                                        --
Assumed
 conversion of
 redeemable
 convertible
 preferred stock
 (unaudited)....                    1,625     2       5,092                                                      5,094
                  ------  -------  ------   ---    --------  --------    -------     --------    --------     --------
Balance at June
 30, 1999, pro
 forma
 (unaudited)....      --  $   --   56,120   $59    $203,211  $(13,676)   $(5,814)    $ 22,219    $(91,492)    $ 70,069
                  ======  =======  ======   ===    ========  ========    =======     ========    ========     ========


  The accompanying notes are an integral part of these consolidated financial statements.

                              HOMESTORE.COM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                           Year ended       Six months ended
                                          December 31,          June 30,
                                         -----------------  ------------------
                                         1996   1997  1998   1998      1999
                                         -----  ----  ----  ------------------
                                                               (unaudited)
Cash flows from operating activities:
Net loss...............................  $(252) $(17) $ (3) $   (2) $  (28,766)
Adjustments to reconcile net loss to
 net cash provided by (used in)
 operating activities:
Depreciation and amortization..........     39                           1,694
Provision for doubtful accounts........                                    376
Amortization of discount on notes
 payable...............................                                    146
Other non-cash items...................            6                     2,109
Stock-based charges....................                                  4,000
Changes in operating assets and
 liabilities, net of acquisitions:
  Accounts receivable..................   (349)    2             2      (1,982)
  Prepaid distribution expense.........                                 (2,082)
  Deferred royalties...................                                   (631)
  Other assets.........................     (6)   14                      (670)
  Accounts payable and accrued
   liabilities.........................    286   107  (122)      8       5,478
  Deferred revenues....................                                  5,173
                                         -----  ----  ----  ------  ----------
Net cash provided by (used in)
 operating activities..................   (282)  112  (125)      8     (15,155)
                                         -----  ----  ----  ------  ----------
Cash flows from investing activities:
Purchases of property and equipment....    (93)                         (1,520)
Proceeds from sale of property and
 equipment.............................           19
Cash assumed from the acquisition of
 SpringStreet..........................                                 10,186
                                         -----  ----  ----  ------  ----------
Net cash provided by (used in)
 investing activities..................    (93)   19    --      --       8,666
                                         -----  ----  ----  ------  ----------
Cash flows from financing activities:
Notes receivable from stockholders.....                                  3,655
Proceeds from exercise of stock
 options...............................                                    255
Net proceeds from issuance of common
 stock.................................                 41               1,776
Net proceeds from issuance of preferred
 stock.................................    285                          18,984
Proceeds from officer and director
 loans.................................    164
Repurchases of preferred and common
 stock.................................                                (11,906)
Repayment of notes payable.............                                 (1,200)
Repayment of capital lease obligation..    (43)  (12)
                                         -----  ----  ----  ------  ----------
Net cash provided by (used in)
 financing activities..................    406   (12)   41      --      11,564
                                         -----  ----  ----  ------  ----------
Change in cash and cash equivalents....     31   119   (84)      8       5,075

Cash assumed from NetSelect, Inc. .....                                 13,037
Cash and cash equivalents, beginning of
 period................................      5    36   155     155          71
                                         -----  ----  ----  ------  ----------
Cash and cash equivalents, end of
 period................................  $  36  $155  $ 71  $  163  $   18,183
                                         =====  ====  ====  ======  ==========
Supplemental disclosure of cash flow
 activities
Cash paid during the year for
 interest..............................  $  21  $  1  $ --  $   --  $       --
                                         =====  ====  ====  ======  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                              HOMESTORE.COM, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business:

   homestore.com, Inc. ("homestore.com" or "Company") offers a family of web sites, which include REALTOR.com, HomeBuilder.com, CommercialSource.com and SpringStreet.com, providing the most comprehensive source of real estate listings and content on the Internet. Through its family of web sites, the Company provides a wide variety of information and communications tools for consumers, real estate industry professionals, advertisers and providers of real estate related products and services. The Company has strategic relationships with key industry participants, including real estate market leaders such as the National Association of REALTORS, the National Association of Home Builders, Multiple Listing Services, real estate franchises, brokers and agents. The Company currently generates revenues from several sources, including web hosting fees from agents, brokers, home builders and rental property owners and fees from advertisers.

   Company History

   Initial Business--homestore.com, Inc. (the "Company") was incorporated in the State of Delaware in 1993 under the name of InfoTouch Corporation ("InfoTouch") with the objective of establishing an interactive network of real estate "kiosks" for consumers to search for homes. In 1996, the Company began to develop the technology to build and operate high traffic Internet sites with content related to real estate.

   The RealSelect Venture--Effective December 4, 1996, the Company entered into a series of agreements with the National Association of Realtors and its wholly owned subsidiary Realtors Information Network (together referred to as the "NAR") and several investors (the "Investors"). Under these agreements, the Company transferred its recently developed technology and certain of its assets relating to advertising the listing of residential real estate on the Internet into NetSelect, LLC ("LLC"), a Delaware limited liability corporation, in exchange for a 46% ownership interest. The Investors contributed capital to a newly formed company, NetSelect, Inc. ("NSI"). LLC received capital funding from NSI and in-turn contributed the assets, intellectual property and the NSI capital to RealSelect, Inc. ("RealSelect"), a Delaware corporation, in exchange for common stock representing an 85% ownership interest.

   Also effective December 4, 1996, RealSelect entered into a number of agreements with and issued cash and RealSelect common stock representing a 15% ownership interest to the NAR in exchange for the rights to operate the website REALTOR.com and pursue commercial opportunities relating to the listing of real estate on the internet.

   Pursuant to the agreements governing RealSelect, the Company was required to terminate its remaining activities, which were insignificant, and dispose of its remaining assets and liabilities. Accordingly, following the formation of RealSelect, NSI, LLC and the Company were only shell companies as they had no liabilities and no assets other than their respective ultimate investments in the RealSelect. In addition, under the agreements, NSI was the only entity permitted to raise capital to support RealSelect which, once invested, increased NSI's ownership interests and diluted the ownership interests of the Company and the NAR.

   Reorganization of RealSelect Holding Structure--Under the RealSelect agreements, the reorganization of the initial holding structure was provided for at an unspecified future date. On February 4, 1999, NSI stockholders entered into a non-substantive share exchange with and were merged into the Company (the "Reorganization"). The share exchange lacked economic substance since both the Company and NSI were shell companies for their respective investments in RealSelect, and because the respective underlying ownership interests of individual investors were unaffected. Accordingly, the non-substantive exchange was accounted for at historical cost. For further discussion about accounting for the non-substantive exchange, see Note 4.

                              HOMESTORE.COM, INC.

   Initial Public Offering and Unaudited Pro Forma Balance Sheet--In May 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of the Company's common stock in connection with our proposed underwritten initial public offering ("IPO"). If the IPO is consummated under the terms presently anticipated, upon the closing of the proposed IPO all of the then outstanding shares of the Company's convertible preferred stock will automatically convert into shares of common stock on a five-for-one basis. The conversion of the convertible preferred stock has been reflected in the accompanying unaudited pro forma stockholders' equity as if it had occurred on June 30, 1999.

2. Summary of Significant Accounting Policies:

   Basis of Presentation--The Company's consolidated financial statements reflect the financial position, results of operations and cash flows of homestore.com, Inc., formerly InfoTouch. Accordingly, the operations up through December 4, 1996, reflect operations prior to the formation of RealSelect. The consolidated financial statements for 1997 and 1998 primarily reflect the Company's investment in LLC accounted for under the equity method (Note 3). The consolidated financial statements following the date of the Reorganization include the accounts of RealSelect and its wholly owned subsidiaries, in which the Company held a 92% (unaudited) ownership interest at June 30, 1999. Minority stockholder's interest has been eliminated to the extent of the minority stockholder's investment in the Company. All material intercompany transactions and balances have been eliminated in consolidation.

   Unaudited Interim Financial Information--The interim consolidated financial information of the Company for the six months ended June 30, 1998 and 1999 is unaudited. The unaudited interim financial information has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows as of and for the six months ended June 30, 1998 and 1999.

   Use of Estimates--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

   Cash Equivalents--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds.

   Concentration of Credit Risk--Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States. Accounts receivable balances are typically settled through customer credit cards and, as a result, the majority of accounts receivable are collected upon processing of credit card transactions. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

   During the years ended December 31, 1996, 1997 and 1998, and the six months ended June 30, 1998 and 1999 (unaudited), no customers accounted for more than 10% of net revenues or net accounts receivable.

   Fair Value of Financial Instruments--The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and notes payable are carried at cost, which approximates

                              HOMESTORE.COM, INC.

their fair value because of the short-term maturity of these instruments and the relatively stable interest rate environment.

   Prepaid Distribution--The Company has entered into various web portal distribution and preferred alliance agreements, which are being amortized ratably, over the term of the agreement, generally two to five years.

   Property and Equipment--Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three years or less, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

   Intangible Assets--Intangible assets primarily consist of goodwill resulting from the acquisitions of The Enterprise of America, Ltd. ("The Enterprise") and MultiSearch Solutions, Inc. ("MultiSearch") acquired by NSI prior to the Reorganization and the acquisition of SpringStreet, Inc. ("SpringStreet"). This goodwill is being amortized on a straight-line basis over the estimated periods of benefit of five years (Note 5). In addition, in connection with its formation, RealSelect made various payments and issued common stock to the NAR for the right to use the REALTOR.com trademark and domain name, the "REALTORS" trademark and the exclusive rights to use the web site for real estate listings under an exclusive lifetime operating agreement. The stock issued and payments made to the NAR, as well as certain milestone-based amounts subsequently earned by the NAR are being amortized on a straight-line basis over the estimated period of benefit of 15 years.

   The Company reviews its long-lived and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

   Revenue Recognition--Following the Reorganization, the Company's revenues are derived principally from the sale of advertising products and services to real estate agents and brokers, home builders, property owners and managers. Revenues associated with the sale of agent products are recognized ratably over the term of the contract, generally 12 months. Royalties directly associated with these revenues are deferred and amortized over the same period. The Company also sells banner advertising pursuant to short-term contracts, which may include the guarantee of a minimum number of impressions or times that an advertisement appears in pages viewed by the users of the Company's online properties. This advertising revenue is recognized ratably based upon the lesser of impressions delivered over the total number of guaranteed impressions or ratably over the period in which the advertisement is displayed. Prior to the formation of RealSelect, the Company recognized revenue from customers of its kiosk business at the time of the advertisement placement. In addition, the Company recorded revenues totaling $1.0 million in 1996 under its development contract with the NAR whereby the NAR reimbursed the Company for costs of developing the Internet website.

   Product Development Costs--Product development costs incurred by the Company to develop, enhance, manage, monitor and operate the Company's web sites are expensed as incurred.

   Advertising Expense--Advertising costs are expensed as incurred and totalled $3.0 million during the six months ended June 30, 1999 (unaudited). No advertising costs were incurred during the years ended December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1998.

   Stock-Based Compensation--The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is recognized over the vesting period based on the difference, if any, on the date of grant between the

                              HOMESTORE.COM, INC.

deemed fair value for accounting purposes of the Company's stock and the exercise price on the date of grant. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18.

   Income Taxes--Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No.109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   Net Loss Per Share--Net loss per share is computed by dividing the net loss applicable to common stockholders for the period by the weighted average number of common shares outstanding. Shares associated with stock options, warrants and convertible preferred stock are not included to the extent they are anti-dilutive.

   Pro Forma Net Loss Per Share (Unaudited)--Pro forma net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1999 or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of 25,392 for the six months ended June 30, 1999.

   Comprehensive Income--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

   Segments--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments as of December 31, 1998 and June 30, 1999.

   Recent Accounting Pronouncements--In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of SOP 98-1 in the first quarter of 1999 did not have a significant impact on the Company's financial position, results of operations or cash flows.

   In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. The adoption of SOP No. 98-5 during the first quarter of 1999 did not have a significant impact on the Company's financial position, results of operations or cash flows.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation.

                              HOMESTORE.COM, INC.

Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the impact of adoption of SFAS No. 133 is not currently expected to have a material impact on financial position, results of operations or cash flows. The Company will be required to implement SFAS No. 133 in the first quarter of fiscal 2001.

3. Equity Investment in NetSelect, LLC:

   At the formation of RealSelect the Investors agreed to invest $7.0 million through NSI, which in turn was invested in LLC. For this investment, NSI received an ownership interest of 54% in LLC. The Company received a 46% interest in LLC for the transfer of substantially all of its assets, liabilities and intellectual property relating to the concept of listing residential real estate on the Internet. The book value of the net liabilities transferred amounted to $96,000. LLC agreed to transfer $5.8 million and the assets, liabilities and intellectual property contributed by the Company to RealSelect, for an ownership interest of 85%. The NAR received a 15% ownership interest in RealSelect. RealSelect received from the NAR the right to use certain trademarks and an agreement not to compete. As part of this transaction, RealSelect and the NAR entered into an operating agreement for the Internet site REALTOR.com, and RealSelect paid the NAR and its creditors $3.4 million and forgave debt of approximately $266,000.

   Pursuant to the terms contained in the RealSelect agreement, the Company has ceased all operations other than it's LLC ownership interest.

   The investment in LLC prior to the Reorganization is accounted for under the equity method. The Company's share of losses is limited to the extent of its investment since there are no obligations to support or provide further financial assistance to LLC. Since these amounts exceed the equity in common stock of LLC, based upon the historical cost of the technology and assets contributed, the investment has been recorded at no value.

   Summarized consolidated financial data for NetSelect, LLC and its subsidiary, RealSelect at December 31, 1997 and 1998 and for the period from October 28, 1996 (Inception of RealSelect) to December 31, 1996 and the years ended December 31, 1997 and 1998 are as follows (in thousands):

                                                                December 31,
                                                              -----------------
                                                               1997      1998
                                                              -------  --------
   Current assets............................................ $ 3,671  $ 23,632
   Total assets..............................................   8,728    54,908
   Current liabilities.......................................   2,580    20,685
   Total liabilities.........................................   2,727    23,921
   Redeemable preferred stock................................             4,939
   Accumulated deficit.......................................  (5,380)  (56,390)
   Stockholders' equity......................................   6,001    26,048

                                                 October 28,
                                                     1996
                                                 (Inception)    Year Ended
                                                      to       December 31,
                                                 December 31, ----------------
                                                     1996      1997     1998
                                                 ------------ ------  --------
   Revenues.....................................     $ --     $1,282  $ 15,003
   Loss from operations.........................     (391)    (6,031)  (51,278)
   Net loss applicable to common stockholders...     (248)    (5,132)  (60,396)

                              HOMESTORE.COM, INC.

   As a result of additional capital issued by NSI and NSI shares issued in connection with certain acquisitions, all of which were invested in RealSelect through LLC, the Company's ownership interest in LLC decreased to 34%, 21% and 21% (unaudited) at December 31, 1997, 1998 and February 4, 1999, respectively. Immediately following the Reorganization, the Company's ownership interest in RealSelect was 92%.

4. Reorganization of RealSelect:

   As described in Note 1, on February 4, 1999, RealSelect was reorganized through a non-substantive exchange of the Company's capital stock for all of the outstanding capital stock of NSI including the assumption of warrants and options to acquire common stock. Accordingly, the Company issued the following capital stock to NSI stockholders in exchange for an equivalent number of shares (in thousands, unaudited):

      Common Stock....................................................... 12,480
      Series A Convertible Preferred Stock...............................  1,378
      Series B Convertible Preferred Stock...............................    191
      Series C Convertible Preferred Stock...............................    614
      Series D Convertible Preferred Stock...............................    681
      Series E Redeemable Convertible Preferred Stock....................    325
      Series F Convertible Preferred Stock...............................  1,664

      Options to purchase Common Stock...................................  6,560
      Warrants to purchase Common Stock..................................    775
      Warrants to purchase Preferred Stock...............................      5

                              HOMESTORE.COM, INC.

   Because the exchange did not affect the economic interests of NSI and Company stockholders, the Reorganization has been accounted for as a combination of the historical assets and liabilities of the two individual companies at February 4, 1999. At the date of the Reorganization, NSI assets, liabilities and stockholders' equity were as follows (in thousands):

                                                                   February 4,
                                                                      1999
                                                                   -----------
                                                                   (unaudited)
                              Assets
Current assets:
 Cash and cash equivalents........................................  $ 13,037
 Other current assets.............................................     8,952
                                                                    --------
Total current assets..............................................    21,989
Prepaid distribution expense......................................     7,072
Property and equipment, net.......................................     2,373
Intangible assets, net............................................    19,463
Other.............................................................       286
                                                                    --------
                                                                    $ 51,183
                                                                    ========
     Liabilities, Redeemable Convertible Preferred Stock and
                       Stockholders' Equity
Current liabilities:
 Accounts payable and accrued liabilities.........................  $ 12,473
 Deferred revenue.................................................     6,065
 Current portion of notes payable.................................     1,746
                                                                    --------
Total current liabilities.........................................    20,284
Notes payable.....................................................     3,265
                                                                    --------
Total liabilities.................................................    23,549
                                                                    --------
Redeemable convertible preferred stock............................     4,963
                                                                    --------
Convertible preferred stock.......................................         5
Common stock......................................................         5
Additional paid-in capital........................................    98,126
Treasury stock at cost............................................    (1,770)
Notes receivable from stockholders................................    (3,230)
Deferred stock compensation.......................................   (10,079)
Accumulated deficit...............................................   (60,386)
                                                                    --------
   Total stockholders' equity.....................................    22,671
                                                                    --------
                                                                    $ 51,183
                                                                    ========

5.Acquisitions:

   The following acquisitions were consummated by NSI prior to the Reorganization.

   TouchTech Corporation

   Effective December 31, 1997, NSI acquired all the outstanding stock of TouchTech Corporation, a Canadian company, in exchange for 146,910 shares of common stock with a value of $53,000, which is based on the terms and preferences of the shares issued in the transaction relative to the value received by the Company in its most recent financing prior to the acquisition. The acquisition has been accounted for as a purchase. The excess of fair value of purchase consideration over net tangible assets has been allocated to goodwill and is being amortized on a straight-line basis over five years.

                              HOMESTORE.COM, INC.

   The Enterprise

   Effective March 31, 1998, NSI acquired all the outstanding stock of The Enterprise in exchange for aggregate consideration consisting of 525,000 shares of common stock with an estimated fair value of $525,000, which is based on the terms and preferences of the shares issued in the transaction relative to the value received by the Company in its most recent financing prior to the acquisition, a note payable in the amount of $2.2 million, $705,000 in cash and the assumption of $946,000 of net liabilities. The acquisition has been accounted for as a purchase. The excess of purchase consideration over net tangible assets of $3.9 million has been allocated to goodwill which is being amortized on a straight-line basis over five years. The purchase agreement also provides for certain contingent payments in the event that predetermined levels of sales are achieved. Such payments, if any, will be accounted for as compensation expense in the period earned and in no event shall such aggregate payments exceed $1.0 million. For the year ended December 31, 1998, no contingent payments were required under the terms of the agreement.

   MultiSearch

   Effective July 1, 1998, NSI acquired all the outstanding stock of MultiSearch, in exchange for issuing 325,000 shares of Series E redeemable convertible preferred stock with a value of $4.8 million, which is based on the terms and preferences of the shares issued in the transaction relative to the value received by the Company in its most recent financing prior to the acquisition, a note payable in the amount of $3.6 million, $875,000 in cash and the assumption of $657,000 of net liabilities. The acquisition has been accounted for as a purchase. The excess of total purchase consideration over net tangible assets acquired of $9.4 million has been allocated to goodwill which is being amortized on a straight-line basis over five years. The purchase agreement also provides for certain contingent payments in the event that predetermined levels of sales and earnings are achieved. Such payments, if any, will be accounted for as compensation expense in the period earned. For the year ended December 31, 1998, $360,000 of expense was recognized under the terms of the agreement.

6. Pro Forma Financial Information (Unaudited):

   The following summarized unaudited pro forma financial information assumes the Reorganization and the Enterprise, MultiSearch and SpringStreet, Inc. (Note 20) acquisitions occurred at the beginning of each period (in thousands, except per share amounts):

                                           Year Ended       Six Months Ended
                                          December 31,          June 30,
                                        ------------------  -----------------
                                          1997      1998      1998     1999
                                        --------  --------  --------  -------
   Revenues............................ $  8,629  $ 19,125  $  7,186  $21,365
   Net loss applicable to common
    stockholders.......................  (17,533)  (76,769)  (17,129) (49,978)
   Net loss per share applicable to
    common stockholders:
     Basic and diluted................. $  (1.55) $  (4.96) $  (1.50) $ (2.15)
     Weighted average shares...........   11,308    15,487    11,455   23,195

                              HOMESTORE.COM, INC.

7. Property and Equipment:

   Property and equipment consists of the following (in thousands):

                                                                      June 30,
                                                                        1999
                                                                     -----------
                                                                     (unaudited)
   Computer equipment...............................................   $ 3,285
   Furniture and fixtures...........................................     1,188
   Leasehold improvements...........................................     1,026
                                                                       -------
                                                                         5,499
   Less: Accumulated depreciation...................................    (1,223)
                                                                       -------
                                                                       $ 4,276
                                                                       =======

   Depreciation expense for the year ended December 31, 1996 was $39,000 and $384,000 for the six months ended June 30, 1999 (unaudited). The Company held no depreciable assets in 1997 and 1998.

8. Intangible Assets:

   Intangible assets consist of the following (in thousands):

                                                                      June 30,
                                                                        1999
                                                                     -----------
                                                                     (unaudited)
   Goodwill.........................................................   $54,578
   NAR operating agreement..........................................     7,405
   Other............................................................     1,367
                                                                       -------
                                                                        63,350
   Less: Accumulated amortization...................................    (3,762)
                                                                       -------
                                                                       $59,588
                                                                       =======

   Amortization expense for the six months ended June 30, 1999 was $1.3 million (unaudited).

9. Accrued Liabilities:

   Accrued liabilities consist of the following (in thousands):

                                        December 31, December 31,  June 30,
                                            1997         1998        1999
                                        ------------ ------------ -----------
                                                                  (unaudited)
   Accrued payroll and related
    benefits...........................     $33          $--        $ 3,776
   Accrued distribution fees...........                               4,225
   Accrued royalties...................                               1,883
   Other...............................      16                       3,111
                                            ---          ---        -------
                                            $49          $--        $12,995
                                            ===          ===        =======

                              HOMESTORE.COM, INC.

10. Related-Party Transactions:

   At June 30, 1999, the Company was indebted to an officer for $188,000 (unaudited). The loan is due on demand and bears interest at 10% per annum.

   In March 1999, the NAR received shares of RealSelect common stock convertible into 297,620 shares (unaudited) of Company common stock in satisfaction of certain obligations under the NAR operating agreement totaling $1.0 million. As of June 30, 1999, the Company was indebted to the NAR for $600,000 (unaudited) which bears interest at 9% and is payable on or before the earlier of October 31, 1999 or thirty days after the closing of the sale of the Company's common stock in connection with an initial public offering.

   In connection with a 1998 stock redemption agreement, NSI loaned $3.1 million to a stockholder. The non-interest bearing note, which is full recourse and collateralized by shares of common stock was repaid in February 1999 following the Reorganization. At December 31, 1998, the note was classified as a component of stockholders' equity.

   At December 31, 1998, the Company and NSI held notes receivable from employees and directors totalling $702,000 for the exercise of stock options. The notes bear interest at 5.3% per annum and are due on or before August 21, 2003. The notes, which are classified as a component of stockholders' equity, are full recourse and collateralized by shares of common stock owned by the employees and directors. Following the Reorganization in February 1999, $551,000 of the notes were repaid (unaudited).

   During the first quarter of 1999, the Company received a note receivable from an employee totalling $1.5 million (unaudited) representing amounts owed to the Company from the exercise of stock options. The note is full recourse and collateralized by shares of common stock of the Company and bears interest at 4.7%. The note, which is classified as a component of stockholders' equity, is due in 2005.

11. Notes Payable:

   As part of the acquisition of The Enterprise, NSI issued a $2.2 million non-interest bearing note payable which has been discounted at 10%. The note is payable in four installments, and matures March 31, 2001.

   As part of the acquisition of MultiSearch, NSI issued a $3.6 million non-interest bearing note payable which has been discounted at 10%. The note is payable in three installments, and matures April 1, 2001.

   As of December 31, 1998, future payments under the notes are as follows (in thousands):

      Year ending                                                      Principal
     December 31,                                                      Payments
     ------------                                                      ---------
      1999............................................................  $2,097
      2000............................................................   1,797
      2001............................................................   1,895
                                                                        ------
                                                                         5,789
     Less: Discount...................................................    (807)
                                                                        ------
     Present value of notes payable...................................   4,982
     Less current portion.............................................   1,746
                                                                        ------
     Long-term portion................................................  $3,236
                                                                        ======

                              HOMESTORE.COM, INC.

12. Stock Options:

   Prior to the Reorganization, the Company granted stock options under the InfoTouch 1994 Stock Incentive Plan. In connection with the formation of RealSelect, options to purchase 1,326,000 shares of common stock, representing all outstanding options granted prior to December 4, 1996, became fully vested. In December 1996, the Company granted options to purchase 275,000 shares of common stock with an exercise price per share of $.06. In 1997, options to purchase 258,000 shares at $.45 per share were canceled. In 1998, options to purchase 1,328,000 shares at a weighted average exercise price of $.45 were exercised. Accordingly, at December 31, 1998 and up through the date of the Reorganization, options to purchase 15,000 shares were outstanding with a weighted average exercise price of $.64 per share.

   In connection with the Reorganization, the Company assumed the NSI 1996 Stock Incentive Plan (the "Plan") which provides for the grant of options to purchase up to 10,000,000 common shares. Under the terms of the plan, options and other equity incentive awards may be granted to employees, officers, directors and consultants at the then-current market value of the Company's common shares, as determined by the Board of Directors. Options granted generally vest over four years, 25% for the first year and monthly thereafter over the remaining three years, and expire 10 years after the date of grant.

   The following table summarizes activity under the Plan (including the InfoTouch options) for the period from October 28, 1996 (Inception of NSI) to December 31, 1996, the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999 (shares in thousands):

                                                                       Weighted
                                                                       Average
                                               Number of   Price Per   Exercise
                                                Shares       Share      Price
                                               --------- ------------- --------
   Outstanding at October 28, 1996                  --   $          --  $  --
     Outstanding InfoTouch options at
      December 4, 1996.......................    1,326      .45 to .90    .54
     Granted.................................    1,949      .05 to .06    .06
                                                ------
   Outstanding at December 31, 1996..........    3,275      .05 to .90    .25
     Granted.................................    1,434             .30    .30
     Canceled................................     (256)            .45    .45
                                                ------
   Outstanding at December 31, 1997..........    4,453      .05 to .90    .26
     Granted.................................    4,782    1.00 to 1.60   1.21
     Exercised...............................   (2,434)    .06 to 1.00    .31
     Canceled................................     (426)    .30 to 1.00    .78
                                                ------
   Outstanding at December 31, 1998..........    6,375     .05 to 1.60    .91
     Granted (unaudited).....................    4,583    2.00 to 9.00   5.78
     Exercised (unaudited)...................   (4,530)    .06 to 3.00   1.26
     Canceled (unaudited)....................     (506)    .30 to 1.26    .99
                                                ------
   Outstanding at June 30, 1999 (unaudited)..    5,922                   4.41
                                                ======

   NSI options granted during the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999 resulted in total compensation of $1.0 million, $9.5 million and $13.4 million (unaudited), respectively, and were recorded as deferred stock compensation in stockholders' equity. This deferred compensation represented the difference between the deemed fair value of the Company's common stock for accounting purposes and the exercise price of these options at the date of grant. The deferred stock compensation is recognized as stock-based compensation in the consolidated statement of operations over the related vesting period of the options. Common stock available for future grants at December 31, 1998 was 2,535,000 shares.

   In connection with the acquisition of SpringStreet, Inc. (see Note 20), the Company assumed options to acquire 721,915 shares of common stock.

                              HOMESTORE.COM, INC.

   Additional information with respect to the outstanding options as of December 31, 1998 is as follows (shares in thousands):

                                                                     Options
                                      Options Outstanding          Exercisable
                                -------------------------------- ---------------
                                Number Weighted Average Average  Number Average
                                  of      Remaining     Exercise   of   Exercise
   Prices:                      Shares Contractual Life  Price   Shares  Price
   -------                      ------ ---------------- -------- ------ --------
   $.06........................   565        7.90        $ .06     40    $ .06
    .30........................ 1,300        8.70          .30    335      .30
    .90 to 1.00................ 1,085        9.20         1.00    105      .98
   1.20........................   905        9.50         1.20    115     1.20
   1.26........................ 2,105        9.70         1.26    135     1.26
   1.60........................   415        9.90         1.60      5     1.60
                                -----                             ---
                                6,375                             735
                                =====                             ===


   The Company calculated the minimum fair value of each option grant on the date of the grant using the minimum value option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                                   Years Ended
                                                                   December 31,
                                                                  ----------------
                                                                  1996  1997  1998
                                                                  ----  ----  ----
   Risk-free interest rates......................................   6%    6%    5%
   Expected lives (in years).....................................   4     5     4
   Dividend yield................................................   0%    0%    0%
   Expected volatility...........................................   0%    0%    0%

   The compensation expense associated with the stock-based compensation plans did not result in a material difference from the reported net loss for the years ended December 31, 1996, 1997 or 1998.

13. Warrants:

   In connection with the Reorganization, the Company assumed warrants to purchase common stock. The following describes the terms of and accounting for the warrants assumed in the Reorganization and issued subsequently.

   In connection with entering into a distribution agreement with America Online in April 1998, the Company issued a warrant to purchase 566,475 shares of the Company's common stock at an exercise price of $1.26 per share. America Online will also hold warrants to acquire $3.0 million of common stock with a weighted average exercise price of 137.5% of the initial public offering price. If warrants are purchased in connection with the IPO, the fair value will be measured at the date of the IPO and amortized to sales and marketing expense over the remaining term of the distribution agreement.

   Under the terms of an operating agreement entered into in 1998, the Company issued an immediately exercisable warrant to purchase 566,440 shares of common stock at an exercise price $0.0002 per share. The Company determined that the fair value of the warrant approximated $1.4 million at the date of issuance which is included in amortization of intangible assets over the estimated useful life of the operating agreement. The warrant was exercised in November 1998.

                              HOMESTORE.COM, INC.

   During 1998, the Company issued warrants to purchase up to 209,380 shares of common stock to Multiple Listing Services ("MLSs") that agreed to provide their real estate listings to us for publication on the Internet on a preferred national basis over an initial term of 18 months. The issuance of these warrants is contingent upon completion of the IPO. The exercise price will be equal to the IPO per share price. In this offering, the Company will offer up to 2,111,345 shares and shares subject to warrants (unaudited) to home builders and MLSs that agree to provide the Company their listings on a preferred national basis. The fair value of issuable warrants will be measured at the date the IPO is deemed to be probable and recognized as expense over the terms of the applicable agreements.

   In February 1999, the Company closed a private equity offering to real estate brokers under its Broker Gold program. The Company also issued warrants to purchase up to 358,315 shares (unaudited) of its common stock at an exercise price equal to the IPO per share price. The issuance of these warrants is contingent upon the completion of the IPO. The fair value of these warrants will be measured at the date the IPO is deemed to be probable and recognized as expense over the remaining term of the initial two year Broker Gold program agreements.

   In the future, the Company may offer up to 425,000 warrants to the Broker Gold program members who elect to renew their existing listing agreements with the Company after their original two year term expires. The broker must also maintain a minimum number of property listings as well as continue to hold the Company's securities. If issued, these warrants would have an exercise price based upon the average of the closing market price of the common stock for the ten trading days preceding the date which is one day before the warrant is issued. The Company would recognize the fair value of the warrants, as then determined, as expense over the term of the renewed agreement.

14. Capitalization:

   Convertible preferred stock at June 30, 1999 (unaudited) consists of the following (in thousands):

                                                      Shares
                                              ---------------------- Liquidation
                                              Authorized Outstanding   Amount
                                              ---------- ----------- -----------
   Series A..................................   1,647       1,378     $  4,541
   Series B..................................     353         191        1,372
   Series C..................................     614         614        5,030
   Series D..................................     681         681       10,937
   Series F..................................   2,100       1,760       44,459
   Series G..................................     341         341       17,140
   Series H..................................     845         845       42,132
   Undesignated..............................   3,094          --           --
                                                -----       -----     --------
                                                9,675       5,810     $125,611
                                                =====       =====     ========

   Voting--Each share of convertible preferred stock has a number of votes equal to the number of shares of common stock then issuable upon its conversion. The convertible preferred stock generally votes together with the common stock and not as a separate class.

   Dividends--The holders of each series of convertible preferred stock are entitled to receive dividends when, as and if declared by the Board of Directors at a rate of 6.5% of the respective issuance price per share per annum. The holders of Series D and Series F are entitled to receive cumulative dividends in preference to the holders of Series A, Series B, and Series C preferred stock and Series E redeemable convertible preferred stock and the common stock. In the event of a public offering of the Company's equity securities meeting certain minimum size requirements and timing, as defined in the Certificate of Incorporation, dividends declared, if any, will not be payable and will lapse. The holders of the Series D and Series F convertible preferred stock are

                              HOMESTORE.COM, INC.

entitled to dividends at their stated rate whether or not earned which are payable upon conversion provided the Company's public offering does not meet certain minimum size requirements and timing. Accordingly, the Company has recorded accretion from the date of the Reorganization of $1.3 million (unaudited) for the six months ended June 30, 1999 related to the Series D and Series F dividends. No dividends have been declared or paid from inception.

   Liquidation--In the event of any liquidation or winding up of the Company, the holders of each series of convertible preferred stock will be entitled to receive, in preference to the holders of common stock, any distribution of assets of the Company equal to the sum of the respective issuance price of such shares plus any accrued and unpaid dividends. The holders of Series D and Series F are entitled to receive any distribution of assets of the Company before the holders of Series A, Series B, and Series C convertible preferred stock and Series E redeemable convertible preferred stock. The holders of Series A, Series B, Series C and Series E preferred stock are also entitled to receive an amount equal to the dividend rate (6.5%) accruing on a quarterly basis on the last day of each calendar quarter for the period from the respective date of issuance of such shares to the date of liquidation.

   After the full liquidation preference on all outstanding shares of convertible preferred stock has been paid, any remaining funds and assets of the Company will be distributed pro rata among the holders of the common stock.

   Redemption--If a liquidation or initial public offering has not occurred by June 30, 2002, the holders of Series E redeemable convertible preferred stock are entitled to a redemption out of the assets of the Company equal to the Series E liquidation preference. The Company has recorded accretion from the date of the Reorganization of $129,000 (unaudited) for the six months ended June 30, 1999 related to the Series E redeemable preferred stock redemption value.

   Conversion--Each share of convertible preferred stock is convertible at the holder's option at any time into common stock, according to a ratio which is five-for-one, subject to adjustment for dilution. Each share of convertible preferred stock automatically converts into common stock at the then applicable conversion rate for each upon (i) the closing of an underwritten public offering pursuant to which the post-closing enterprise value is at least $300 million of Company stock at a price of at least $9.97 per share,
(ii) the consent of at least two-thirds of the outstanding preferred stock, or
(iii) as to each series of convertible preferred stock, upon the date that less than 100 shares of such series are outstanding.

                              HOMESTORE.COM, INC.

15. Net Loss Per Share:

   The following table sets forth the computation of basic and diluted net loss per share applicable to common stockholders per share for the periods indicated (in thousands, except per share amounts):

                                           Year Ended           Six Months
                                          December 31,        Ended June 30,
                                      ----------------------  -----------------
                                       1996    1997    1998   1998       1999
                                      ------  ------  ------  -----    --------
                                                              (unaudited)
Historical Presentation
Numerator:
 Net loss...........................  $ (252) $  (17) $   (3) $  (2)   $(28,766)
 Accretion of redemption value and
  stock dividends on convertible
  preferred stock...................                                     (1,477)
                                      ------  ------  ------  -----    --------
 Net loss applicable to common
  stockholders......................  $ (252) $  (17) $   (3) $  (2)   $(30,243)
                                      ======  ======  ======  =====    ========
Denominator:
 Weighted average shares............   3,477   8,650   9,173  8,650      20,502
                                      ======  ======  ======  =====    ========
Basic and diluted net loss per share
 applicable to common stockholders..  $ (.07) $  --   $  --   $ --     $  (1.48)
                                      ======  ======  ======  =====    ========
Pro forma presentation
Numerator:
 Net loss applicable to common
  stockholders......................                                   $(30,243)
 Accretion of redemption value and
  stock dividends on convertible
  preferred stock...................                                      1,477
                                                                       --------
 Net loss applicable to common
  stockholders......................                                   $(28,766)
                                                                       ========
Denominator:
Shares used above...................                                     20,502
Weighted average effect of
 convertible securities:
   Series A preferred stock.........                                      6,890
   Series B preferred stock.........                                        952
   Series C preferred stock.........                                      3,072
   Series D preferred stock.........                                      3,406
   Series E redeemable preferred
    stock...........................                                      1,625
   Series F preferred stock.........                                      8,671
   Series G.........................                                        753
   Series H.........................                                         23
                                                                       --------
Denominator for pro forma
 calculation (unaudited)............                                     45,894
                                                                       ========
Pro forma basic and diluted net loss
 per share applicable to common
 stockholders (unaudited)...........                                   $   (.63)
                                                                       ========

   The per share computations exclude preferred stock, options and warrants which are anti-dilutive. The number of such shares excluded from the basic and diluted net loss per share computation were 1,600,000, 1,342,500 and 15,000 for the years ended December 31, 1996, 1997 and 1998, respectively, and 1,342,500 (unaudited) and 37,756,000 (unaudited) for the six months ended June 30, 1998 and 1999, respectively. The number of such shares excluded from the unaudited pro forma basic and diluted net loss per share computation was 7,081,000 for the six months ended June 30, 1999.

                              HOMESTORE.COM, INC.

16. Supplemental Cash Flow Information:

   During the six months ended June 30, 1999 (unaudited):

  . The Company issued shares of RealSelect common stock convertible into 297,620 shares of Company common stock to the NAR in satisfaction of certain obligations under the operating agreement totalling $1.0 million.

  . The Company issued notes receivable to stockholders for $5.5 million in connection with exercising stock options.

  . The Company issued 364,000 shares of common stock valued at $3.3 million, 844,569 shares of Series H convertible preferred stock valued at $42.1 million and assumed net assets of $10.1 million as part of the SpringStreet acquisition.

  . The Company issued 187,500 shares of common stock to the NAR in satisfaction of certain obligations under the operating agreement totaling $1.3 million.

  . The Company issued 162,500 shares of common stock totaling $488,000 to an employee for cash of $250,000 and a note receivable of $238,000.

   During the year ended December 31, 1998:

  . The Company issued notes receivable to stockholders for $551,000 in connection with the exercise of stock options.

17. Defined Contribution Plan:

   The Company has a savings plan (the "Savings Plan") that qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 15%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All full-time employees on the payroll of the Company are eligible to participate in the Plan. The Company is not required to contribute to the Savings Plan and has made no contributions since the inception of the Savings Plan.

18. Income Taxes:

   As a result of net operating losses, the Company has not recorded a provision for income taxes. The components of the deferred tax assets and related valuation allowance at December 31, 1997 and 1998 are as follows (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
   Deferred tax assets:
     Net operating loss carryforwards........................... $  838  $  839
     Other......................................................     90      90
                                                                 ------  ------
                                                                    928     929
     Less: valuation allowance..................................   (928)   (929)
                                                                 ------  ------
   Net deferred taxes........................................... $   --  $   --
                                                                 ======  ======

   The Company has placed a valuation allowance against its otherwise recognizable deferred tax assets due to the likelihood that the Company may not generate sufficient taxable income during the carryforward period to utilize the net operating loss carryforwards.

                              HOMESTORE.COM, INC.

   At December 31, 1998, the Company had net operating losses for federal and state income tax purposes of approximately $2.3 million and $1.1 million, respectively, which begin to expire in 2007 for federal and 2001 for state income tax purposes. The net operating losses can be carried forward to offset future taxable income. Utilization of the above carryforwards may be subject to utilization limitations, which may inhibit the Company's ability to use carryforwards in the future.

19. Commitments and Contingencies:

   Operating Leases

   The Company leases certain facilities and equipment under noncancellable operating leases with various expiration dates through 2003. The leases generally contain renewal options and payments that may be adjusted for increases in operating expenses and increases in the Consumer Price Index.

   In connection with the Reorganization, the Company assumed noncancellable operating leases. Future minimum lease payments under these operating leases as of December 31, 1998 are as follows (in thousands):

     1999............................................................... $ 2,295
     2000...............................................................   2,686
     2001...............................................................   2,553
     2002...............................................................   1,636
     2003...............................................................   1,365
                                                                         -------
         Total.......................................................... $10,535
                                                                         =======

   Total NSI rental expense for operating leases was $7,000, $149,000 and $749,000 for the period from October 28, 1996 (Inception of NSI) to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

   Distribution Agreements

   In connection with the Reorganization, the Company assumed various Internet portal distribution agreements and marketing and listing agreements with real estate franchises. Payments remaining over the next five years for these agreements as of December 31, 1998 are as follows (in thousands):

     1999............................................................... $23,643
     2000...............................................................  21,536
     2001...............................................................  14,646
     2002...............................................................   4,250
     2003...............................................................     500
                                                                         -------
         Total.......................................................... $64,575
                                                                         =======

   Approximately $7.3 million of these payments are subject to acceleration upon consummation of an IPO.

   Contingencies

   From time to time, the Company has been party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Based on the advice of counsel, management believes that the resolution of these matters will not have a material adverse effect on the Company's business, results of operations, financial condition or cash flows.

                              HOMESTORE.COM, INC.

   On March 19, 1999, John D. Molinare filed a lawsuit against the Company, MultiSearch, New List Corporation ("New List") and Fred White in Cook County, Illinois. Mr. Molinare's claims arise out of the proposed formation by MultiSearch and New List of a new venture. Mr. Molinare claims that he was to be the President and Chief Executive Officer of the new venture under an alleged employment agreement among him, MultiSearch and New List. Mr. Molinare alleges that (1) the other defendants breached an employment agreement with him, (2) he was entitled to a 10% equity interest in the new venture, (3) the Company interfered with his relationship between MultiSearch and New List, and
(4) that the Company should be liable for damages caused by MultiSearch as a successor to MultiSearch.

   Mr. Molinare is seeking damages of not less than $2.1 million, plus punitive damages, as well as his costs incurred. He is also seeking to receive a "10% interest" in the Company. While this complaint was filed with the court, Mr. Molinare has not properly served this complaint. Therefore, the Company has not responded to the complaint. The Company believes that based on information currently available to it, it has valid defenses to these claims and management intends to vigorously defend these claims.

20. Subsequent Events (unaudited):

   Equipment Leasing Arrangement

   In January 1999, NSI entered into an equipment leasing arrangement which provided for the sale and leaseback of certain existing equipment and lease financing for additional equipment needs. As of March 31, 1999, the Company had leased $3.0 million of equipment, which covers the total availability under the agreement. In addition, the agreement provides the lessor with warrants to purchase up to 5,000 shares of Series F preferred stock at an exercise price of $24.00 per share. The Company determined that the fair value of the warrants approximated $115,000 on the date of grant.

   Stock Plans

   In January 1999, the Board of Directors adopted, and in March 1999 the Company's stockholders approved, the 1999 Equity Incentive Plan (the "Plan") to replace the 1996 Stock Incentive Plan ("1996 Plan"). The Plan provides for the issuance of both non-statutory and incentive stock options to employees, officers, directors and consultants of the Company. The total number of shares of common stock reserved for issuance under the Plan is equal to that number previously reserved and available for grant under the 1996 Plan. The Company will not issue new options under the 1996 Plan. In April 1999 and June 1999, the Board of Directors authorized, subject to stockholder approval, an increase in the number of shares reserved for issuance under the Plan by an additional 3,000,000 shares and 625,000 shares, respectively.

   In August 1999, the Board of Directors adopted, and the stockholders approved, the 1999 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan. The 1999 Stock Incentive Plan reserves 4,900,000 shares of common stock for future grants under terms similar to the 1999 Equity Incentive Plan. The 1999 Employee Stock Purchase Plan reserves 750,000 shares of common stock for purchase by employees through payroll deductions, with a purchase price equal to 85% of the lesser of the fair market value of the common stock on the Offering Date or the Purchase Date, as defined in the Plan.

   Repurchase of Common Stock

   In February 1999, the Company repurchased 2,903,865 shares of common stock for $11.9 million.

                              HOMESTORE.COM, INC.

   Sale of Common Stock and Series F Convertible Preferred Stock

   In February 1999, the Company closed a private equity offering to real estate brokers under its Broker Gold program. In the aggregate, the Company sold 94,248 shares of Series F convertible preferred stock and 628,760 shares of common stock for approximately $3.5 million. The Company recorded the $6.0 million difference between the deemed fair value of the stock for accounting purposes and the price paid by the brokers as deferred compensation and is being amortized ratably over the two year term of the Broker Gold agreement, resulting in a non-cash charge of $1.3 million for the six months ended June 30, 1999. Under the terms of the Broker Gold agreement, brokers provide the Company with the right to display their property listings on an exclusive basis.

   Notes Receivable from Stockholders

   During the six months ended June 30, 1999, the Company issued promissory notes to employees of the Company totaling $5.5 million for the exercise of stock options. These notes are full recourse and collateralized by common stock of the Company and bears interest at 4.7% per annum. These notes, which are classified as a component of stockholders' equity, are due in 2005.

   Advertising Sales Agreement

   The Company signed an agreement with America Online in March 1999, in which they agreed to act as the Company's exclusive third-party advertising sales agent on the REALTOR.com and HomeBuilder.com web sites through March 2001. In connection with this agreement, America Online has agreed to pay minimum quarterly payments, subject to adjustment based on the number of page views delivered on these web sites.

   Sale of Convertible Preferred Stock

   In April 1999, the Company issued 340,955 shares of Series G convertible preferred stock for $17.0 million. All holders of Series G shares have voting, dividend and liquidation preferences substantially the same as holders of Series D and Series F convertible preferred stock. There are no redemption rights.

   Stock Split

   On April 5, 1999, the Board of Directors effected a two-for-one stock split of the outstanding shares of common stock. All share and per share information included in these consolidated financial statements have been retroactively adjusted to reflect this stock split.

   On August 4, 1999, the Board of Directors effected a five-for-two stock split of the outstanding shares of common stock. All share and per share information included in these consolidated financial statements have been retroactively adjusted to reflect this stock split.

   Acquisition

   In June 1999, the Company acquired SpringStreet, Inc. ("SpringStreet") for 844,569 shares of Series H convertible preferred stock and 1,086,213 shares of common stock, or an aggregate of 5,309,058 shares of common stock, including 721,915 shares of common stock to be subject to assumed options, assuming five-for-one conversion of the Company's convertible preferred stock into common stock in exchange for all of the outstanding shares, including employee stock options, of SpringStreet. The acquisition costs aggregated approximately $51.7 million and were based on the privileges and preferences of the shares issued in the transaction relative to the value received by the Company in its April 1999 Series G financing and certain acquisition expenses. The SpringStreet acquisition was accounted for using the purchase method of accounting. The excess of total purchase consideration over net tangible assets acquired of $41.3 million has been allocated to goodwill which is being amortized on a straight line basis over 5 years.

                              HOMESTORE.COM, INC.

   Advertising Sales Agreement

   In exchange for entering into an advertising agreement with Norwest Mortgage, the Company will issue it a warrant to purchase an aggregate number of shares of the Company's common stock equal to $10 million divided by the IPO price, at an exercise price equal to the IPO price per share. All warrants issued will be fully vested, non-forfeitable and will be immediately exercisable upon the closing of this offering.

   Litigation

   On July 28, 1999, Cendant Corporation, the parent company of the Century21, ERA and Coldwell Banker real estate franchisers, filed a complaint against the Company in the Supreme Court of the State of New York in the County of New York, Cendant's claims arise out of a letter signed by Cendant and by the Company, and a Listings License Agreement and other agreements entered into with Cendant, in June 1998. Cendant claims that the Company fraudulently induced it to enter into the Listings License Agreement by promising in the letter to use reasonable good faith efforts to give Cendant the opportunity to invest in equity securities of the Company and that the Company breached an alleged agreement to offer Cendant the opportunity to make such an investment. Cendant also asserts claims for unjust enrichment and promissory estoppel relating to this alleged offer of an opportunity to invest.

   Cendant seeks damages to be determined at the time of the trial, but it has claimed that its damages range from $56 million to in excess of $300 million as well as punitive damages in an amount in excess of $300 million. Cendant also seeks an order compelling the Company to negotiate with Cendant for it to purchase an equity participation in the Company.

   The Company has not yet filed an answer to this complaint, although it intends to do so within the statutory period of 20 days of the date the complaint was served. The Company believes that it has valid defenses to these claims and intends to vigorously defend this lawsuit. The Company is also considering bringing counterclaims against Cendant.

   The outcome of litigation is inherently uncertain and, therefore, a court could find in favor of Cendant. Even if the Company prevails in this litigation, defending and pursuing litigation is costly, particularly in a jurisdiction such as New York that is geographically distant from the Company's headquarters. Litigation can also divert management's attention from day-to-day business operations. If the Company does not prevail in this litigation, it could be required to pay substantial damages to Cendant or issue Cendant a substantial amount of securities. An adverse resolution of this uncertainty could have a material impact on the Company's business, financial position, results of operations and cash flows. An estimate of the potential loss or range of loss that may result from an adverse resolution of this uncertainty can not be made in accordance with Statement of Financial Accounting Standards No. 5 "Accounting for Contingencies."

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
NetSelect, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of NetSelect, Inc. and its subsidiaries (the "Company") at December 31, 1997 and 1998 and the results of their operations and their cash flows for the period from October 28, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Century City, California
 March 31, 1999

                                NETSELECT, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                   December 31,
                                                 -----------------  February 4,
                                                  1997      1998       1999
                                                 -------  --------  -----------
                                                                    (unaudited)
                    Assets
Current assets:
 Cash and cash equivalents.....................  $ 3,094  $ 14,690   $ 13,037
 Accounts receivable, net of allowance for
  doubtful accounts of $42, $378 and $455 at
  December 31, 1997, 1998 and February 4, 1999,
  respectively.................................      282     2,070      2,333
 Current portion of prepaid distribution
  expense......................................              3,830      3,482
 Deferred royalties............................      137     1,327      1,398
 Other current assets..........................      158     1,674      1,739
                                                 -------  --------   --------
Total current assets...........................    3,671    23,591     21,989
Prepaid distribution expense...................              7,742      7,072
Property and equipment, net....................      397     4,118      2,373
Intangible assets, net.........................    5,019    19,724     19,463
Other assets...................................      169       187        286
                                                 -------  --------   --------
  Total assets.................................  $ 9,256  $ 55,362   $ 51,183
                                                 =======  ========   ========
 Liabilities, Redeemable Convertible Preferred
         Stock and Stockholders' Equity
Current liabilities:
 Accounts payable..............................  $   494  $  5,499   $  4,117
 Accrued liabilities...........................      772     5,801      6,156
 Due to related party..........................              2,200      2,200
 Deferred revenue..............................    1,314     5,439      6,065
 Current portion of notes payable..............              1,746      1,746
                                                 -------  --------   --------
Total current liabilities......................    2,580    20,685     20,284
Notes payable..................................              3,236      3,265
Minority interest..............................      222
                                                 -------  --------   --------
                                                   2,802    23,921     23,549
                                                 -------  --------   --------
Commitments and contingencies (Note 16)........
Series E redeemable convertible preferred
 stock, $.001 par value; 325 shares authorized,
 issued and outstanding at December 31, 1998
 and February 4, 1999; redemption value of
 $6,003........................................       --     4,939      4,963
                                                 -------  --------   --------
Stockholders' equity:
 Convertible preferred stock, $.001 par value;
  9,675 shares authorized; 2,614, 4,959 and
  4,959 shares issued at December 31, 1997 and
  1998 and February 4, 1999, respectively;
  2,614, 4,528 and 4,528 shares outstanding at
  December 31, 1997 and 1998 and February 4,
  1999, respectively; liquidation preference of
  $62,048 at December 31, 1998.................        3         5          5
 Common stock, $.001 par value; 90,000
  authorized; 383, 2,496 and 2,496 issued and
  outstanding at December 31, 1997 and 1998 and
  February 4, 1999, respectively...............                  2          2
 Additional paid-in capital....................   12,117    96,066     98,129
 Treasury stock, at cost; 431 shares of
  convertible preferred stock at December 31,
  1998 and February 4, 1999....................             (1,770)    (1,770)
 Notes receivable from stockholders............             (3,230)    (3,230)
 Deferred stock compensation...................     (739)   (8,676)   (10,079)
 Accumulated deficit...........................   (4,927)  (55,895)   (60,386)
                                                 -------  --------   --------
  Total stockholders' equity...................  $ 6,454  $ 26,502   $ 22,671
                                                 -------  --------   --------
                                                 $ 9,256  $ 55,362   $ 51,183
                                                 =======  ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                NETSELECT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                              Six
                           October 28,                      Months
                               1996         Year Ended       Ended    January 1
                          (Inception) to   December 31,      June        to
                           December 31,  -----------------    30,    February 4,
                               1996       1997      1998     1998       1999
                          -------------- -------  --------  -------  -----------
                                                                (unaudited)
Revenues................      $          $ 1,282  $ 15,003  $ 3,972    $ 2,433
Cost of revenues........                     335     7,338    2,186        798
                              -----      -------  --------  -------    -------
Gross profit............         --          947     7,665    1,786      1,635
                              -----      -------  --------  -------    -------
Operating expenses:
  Sales and marketing...          9        3,200    25,560    6,365      4,064
  Product development...          4          506     4,139    1,645        174
  General and
   administrative.......        348        2,687     6,929    2,128      1,053
  Amortization of
   intangible assets....         30          360     1,893      366        261
  Stock-based
   compensation.........                     257    20,455      240        569
                              -----      -------  --------  -------    -------
    Total operating
     expenses...........        391        7,010    58,976   10,744      6,121
                              -----      -------  --------  -------    -------
Loss from operations....       (391)      (6,063)  (51,311)  (8,958)    (4,486)
Interest income.........          1           98       583      209         51
Interest expense........                     (24)     (365)     (46)       (31)
Other expense...........                               (97)                (25)
                              -----      -------  --------  -------    -------
Net loss before minority
 interest...............       (390)      (5,989)  (51,190)  (8,795)    (4,491)
Minority interest.......        213        1,239       222      222
                              -----      -------  --------  -------    -------
Net loss................       (177)      (4,750)  (50,968)  (8,573)    (4,491)
Accretion of redemption
 value and stock
 dividends on
 convertible preferred
 stock..................                            (1,659)    (812)      (207)
Repurchase of
 convertible preferred
 stock..................                            (7,727)
                              -----      -------  --------  -------    -------
Net loss applicable to
 common stockholders....      $(177)     $(4,750) $(60,354) $(9,385)   $(4,698)
                              =====      =======  ========  =======    =======


  The accompanying notes are an integral part of these consolidated financial statements.

                                NETSELECT, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                     Convertible
                      Preferred                                          Notes
                        Stock      Common Stock  Additional            Receivable    Deferred                   Total
                    -------------- -------------  Paid-in   Treasury      from        Stock     Accumulated Stockholders'
                    Shares  Amount Shares Amount  Capital    Stock    Stockholders Compensation   Deficit      Equity
                    ------  ------ ------ ------ ---------- --------  ------------ ------------ ----------- -------------
Balance at October
 28, 1996
 (inception)......           $--           $ --   $    --   $    --     $    --      $     --    $     --     $     --
Issuance of common
 stock............                   353                                                                            --
Issuance of Series
 A preferred......    918      1                    2,354                                                        2,355
Issuance of Series
 B preferred......    242                           1,525                                                        1,525
Net loss..........                                                                                   (177)        (177)
                    -----    ---   -----   ----   -------   -------     -------      --------    --------     --------
Balance at
 December 31,
 1996.............  1,160      1     353            3,879        --          --            --        (177)       3,703
Issuance of Series
 A preferred......    729      1                    2,064                                                        2,065
Issuance of Series
 B preferred......    111                             686                                                          686
Issuance of Series
 C preferred......    614      1                    4,439                                                        4,440
Issuance of common
 stock for
 acquisition of
 TouchTech, Inc...                    30               53                                                           53
Deferred stock
 compensation.....                                    996                                (996)                      --
Stock-based
 compensation.....                                                                        257                      257
Net loss..........                                                                                 (4,750)      (4,750)
                    -----    ---   -----   ----   -------   -------     -------      --------    --------     --------
Balance at
 December 31,
 1997.............  2,614      3     383           12,117        --          --          (739)     (4,927)       6,454
Issuance of Series
 D preferred......    681      1                    9,999                                                       10,000
Issuance of common
 stock for
 acquisition of
 The Enterprise of
 America, Ltd.....                   105              525                                                          525
Issuance of Series
 F preferred......  1,664      1                   39,701                                                       39,702
Issuance of common
 stock............                 1,674      2    10,442                                                       10,444
Exercise of stock
 options for notes
 receivable.......                   221              151                  (151)                                    --
Note receivable
 from
 stockholder......                                                       (3,079)                                (3,079)
Exercise of
 warrants.........                   113
Deferred stock
 compensation.....                                  9,497                              (9,497)                      --
Issuance of
 warrants and
 common stock.....                                  2,637                                                        2,637
Stock-based
 compensation.....                                 18,895                               1,560                   20,455
Accretion of
 Series E
 redemption
 value............                                   (171)                                                        (171)
Repurchase of
 Series A and B
 preferred........   (431)                         (7,727)   (1,770)                                            (9,497)
Net loss..........                                                                                (50,968)     (50,968)
                    -----    ---   -----   ----   -------   -------     -------      --------    --------     --------
Balance at
 December 31,
 1998.............  4,528      5   2,496      2    96,066    (1,770)     (3,230)       (8,676)    (55,895)      26,502
Issuance of
 warrants
 (unaudited)......                                    115                                                          115
Deferred stock
 compensation
 (unaudited)......                                  1,972                              (1,972)
Stock-based
 compensation
 (unaudited)......                                                                        569                      569
Accretion of
 Series E
 redemption value
 (unaudited)......                                    (24)                                                         (24)
Net loss
 (unaudited)......                                                                                 (4,491)      (4,491)
                    -----    ---   -----   ----   -------   -------     -------      --------    --------     --------
Balance at
 February 4, 1999
 (unaudited)......  4,528    $ 5   2,496   $  2   $98,129   $(1,770)    $(3,230)     $(10,079)   $(60,386)    $ 22,671
                    =====    ===   =====   ====   =======   =======     =======      ========    ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                NETSELECT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                               Year ended      Six months ended January 1 to
                          October 28, 1996    December 31,         June 30,     February 4,
                            (Inception) to  -----------------  ---------------- ------------
                          December 31, 1996  1997      1998          1998           1999
                          ----------------- -------  --------  ---------------- ------------
                                                                        (unaudited)
Cash flows from
 operating activities:
Net loss................       $  (177)     $(4,750) $(50,968)     $(8,573)       $(4,491)
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities:
Depreciation and
 amortization...........            35          472     2,551          566            339
Provision for doubtful
 accounts...............           267                    416          230             68
Amortization of discount
 on notes payable.......                                  215           39             29
Other non-cash items....                                  961                         206
Minority interest in
 loss...................          (213)      (1,239)     (222)        (222)
Stock-based
 compensation...........                        257    20,455          240            569
Changes in operating
 assets and liabilities,
 net of acquisitions:
  Accounts receivable...           149          (91)   (1,638)        (660)          (330)
  Prepaid distribution
   expense..............                              (11,228)      (2,540)         1,018
  Deferred royalties....                       (137)   (1,190)        (187)           (71)
  Due from affiliated
   company..............             7         (119)       74            2             (6)
  Other assets..........           (18)        (241)       (3)         (70)           178
  Accounts payable and
   accrued liabilities..           282          441     8,350        2,439         (1,026)
  Deferred revenues.....            24        1,290     4,125        1,932            626
                               -------      -------  --------      -------        -------
Net cash provided by
 (used in) operating
 activities.............           356       (4,117)  (28,102)      (6,804)        (2,891)
                               -------      -------  --------      -------        -------
Cash flows from
 investing activities:
Purchases of property
 and equipment..........           (72)        (372)   (3,853)        (741)           (61)
Acquisition of The
 Enterprise of America
 Ltd., net of cash
 acquired...............                                 (705)        (705)
Acquisition of
 MultiSearch Solutions,
 Inc., net of cash
 acquired...............                                 (761)
Proceeds from sale of
 fixed assets...........                                                            1,299
Payments made in
 connection with
 operating agreement....        (2,371)      (1,260)
                               -------      -------  --------      -------        -------
Net cash provided by
 (used in) investing
 activities.............        (2,443)      (1,632)   (5,319)      (1,446)         1,238
                               -------      -------  --------      -------        -------
Cash flows from
 financing activities:
Repayment of notes
 payable................                               (1,490)        (836)
Proceeds from bridge
 loan...................                               12,000
Repayments on bridge
 loan...................                               (1,325)
Note receivable from
 stockholder............                               (3,079)
Net proceeds from
 issuance of common
 stock..................                          9     8,066
Net proceeds from
 issuance of preferred
 stock..................         3,730        7,191    40,342        9,995
Repurchase of preferred
 stock..................                               (9,497)          --
                               -------      -------  --------      -------        -------
Net cash provided by
 financing activities...         3,730        7,200    45,017        9,159             --
                               -------      -------  --------      -------        -------
Change in cash and cash
 equivalents............         1,643        1,451    11,596          909         (1,653)
                               -------      -------  --------      -------        -------
Cash and cash
 equivalents, beginning
 of period..............                      1,643     3,094        3,094         14,690
                               -------      -------  --------      -------        -------
Cash and cash
 equivalents, end of
 period.................       $ 1,643      $ 3,094  $ 14,690      $ 4,003        $13,037
                               =======      =======  ========      =======        =======
Supplemental disclosure
 of cash flow activities
Cash paid during the
 year for interest......       $    --      $    --  $    170      $    --        $    --
                               =======      =======  ========      =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                NETSELECT, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business:

   NetSelect, Inc. ("NSI" or the "Company") was incorporated in the state of Delaware on October 28, 1996. The Company's primary business activity has been managing its investment in NetSelect LLC ("LLC"). Effective December 4, 1996, the Company made its initial investment in LLC (see Note 3--Investment in NetSelect, LLC) along with InfoTouch Corporation ("InfoTouch"), the minority stockholder in LLC. LLC is the majority stockholder of RealSelect, Inc. ("RealSelect"), which is an operating company created to establish an Internet-based marketing service for real estate.

   Pursuant to a number of agreements governing the formation of RealSelect, both InfoTouch and the Company were required to remain shell companies for their respective investments in LLC. On February 4, 1999, the Company entered into a non-substantive share exchange and merged into InfoTouch, which then changed its name to NetSelect. InfoTouch issued shares of preferred and common stock and assumed all outstanding NSI options and warrants for InfoTouch common and preferred stock pursuant to an exchange ratio equivalent to the respective ownership in LLC of NSI and InfoTouch stockholders.

2. Summary of Significant Accounting Policies:

   Unaudited Interim Financial Information--The interim consolidated financial information of the Company for the six months ended June 30, 1998 and the period from January 1, 1999 to February 4, 1999 is unaudited. The unaudited interim consolidated financial information has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows at and for the period from January 1, 1999 to February 4, 1999 and for the six months ended June 30, 1998.

   Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. As a result of net losses, minority stockholders' interests have been eliminated to the extent of such minority stockholders' investments. All material intercompany transactions and balances have been eliminated in consolidation.

   Use of Estimates--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

   Cash Equivalents--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds.

   Concentration of Credit Risk--Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States. Accounts receivable balances are typically settled through customer credit cards and, as a result, the majority of accounts receivable are collected upon processing of credit card transactions. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

   During the period from October 28, 1996 (Inception) to December 31, 1996, the years ended December 31, 1997 and 1998, and the six months ended June 30, 1998 (unaudited) and the period from January 1, 1999 to February 4, 1999 (unaudited), no customers accounted for more than 10% of net revenues or net accounts receivable.

                                NETSELECT, INC.

   Fair Value of Financial Instruments--The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and notes payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments and the relatively stable interest rate environment.

   Prepaid Distribution--The Company has entered into various web portal distribution and preferred alliance agreements, which are being amortized ratably over the term of the agreements, generally two to five years.

   Property and Equipment--Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three years or less, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

   Intangible Assets--Intangible assets primarily consist of goodwill resulting from the acquisitions of The Enterprise of America, Ltd. ("The Enterprise") and MultiSearch Solutions, Inc. ("MultiSearch"). This goodwill is being amortized on a straight-line basis over the estimated periods of benefit of five years. In addition, in connection with its formation, the Company entered into an exclusive lifetime operating agreement with the NAR and received intellectual property from InfoTouch. Pursuant to an operating agreement, the Company made various payments and issued RealSelect common stock to the National Association of REALTORS (the "NAR") for the right to use the REALTOR.com trademark and domain name, the "REALTORS" trademark and the exclusive use of the web site for real estate listings. The InfoTouch intellectual property, the stock issued and payments made to the NAR, as well as certain milestone-based amounts subsequently earned by the NAR have been recorded as intangible assets and are being amortized on a straight-line basis over the estimated period of benefit of 15 years.

   The Company reviews its long-lived and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

   Revenue Recognition--The Company's revenues are derived principally from the sale of advertising products and services to real estate agents and brokers, home builders, property owners and managers. Revenues associated with the sale of agent products are recognized ratably over the term of the contract, generally 12 months. Royalties directly associated with these revenues are deferred and amortized over the same period. The Company also sells banner advertising pursuant to short-term contracts, which may include the guarantee of a minimum number of impressions or times that an advertisement appears in pages viewed by the users of the Company's online properties. This advertising revenue is recognized ratably based upon the lesser of impressions delivered over the total number of guaranteed impressions or ratably over the period in which the advertisement is displayed.

   Product Development Costs--Product development costs incurred by the Company to develop, enhance, manage, monitor and operate the Company's web sites are expensed as incurred.

   Advertising Expense--Advertising costs, including co-operative advertising costs, are expensed as incurred and totalled $5,000, $818,000 and $3.3 million during the period from October 28, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

   Stock-Based Compensation--The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting

                                NETSELECT, INC.

Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF 96-18.

   Income Taxes--Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No.109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   Comprehensive Income--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

   Segments--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments as of December 31, 1998 and February 4, 1999.

   Recent Accounting Pronouncements--In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of SOP 98-1 during the first quarter of 1999 did not have a significant impact on financial position, results of operations or cash flows.

   In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. The adoption of SOP No. 98-5 during the first quarter of 1999 did not have a significant impact on financial position, results of operations or cash flows.

3. Investment in NetSelect, LLC:

   Effective December 4, 1996, the Company entered into a series of agreements with the National Associations of Realtors, and its wholly owned subsidiary Realtors Information Network (together referred to as the "NAR"), InfoTouch and several investors (collectively referred to as the "Investors") in connection with the formation of RealSelect.

   The Company sold $7.0 million of common and preferred stock to the Investors which in turn was invested in LLC for an ownership interest of 54% in LLC. InfoTouch received a 46% interest in LLC for the transfer of its assets, liabilities and intellectual property relating to the concept of listing residential real estate on the Internet. The book value of the net liabilities transferred amounted to $96,000. LLC transfered $5.8 million and the InfoTouch intellectual property to RealSelect, for an 85% ownership interest in RealSelect. RealSelect received from the NAR the right to use certain trademarks, an agreement not to compete and in return assumed certain debt of the NAR. As part of this transaction, RealSelect and the NAR entered into an operating agreement for the Internet site REALTOR.com, an agreement not to compete and certain trademark agreements. RealSelect

                                NETSELECT, INC.

paid the NAR and its creditors $3.4 million, forgave debt of $266,000 and issued common stock representing a 15% ownership interest to the NAR.

   Since inception, the Company has raised additional capital and issued common and preferred stock in connection with acquisitions all of which has been completely invested in RealSelect through LLC. As a result, the ownership interests of the Company in LLC, and LLC's ownership interest in RealSelect, increased to 66% and 87%, respectively, as of December 31, 1997, and 79% and 93%, respectively, as of December 31, 1998. The minority investments of InfoTouch and the NAR in LLC and RealSelect, respectively, have been eliminated in the consolidated financial statements as each stockholder's share of the net investee losses have exceeded their investments and there is no future funding requirements.

4. Acquisitions:

   TouchTech Corporation

   Effective December 31, 1997, the Company acquired all the outstanding stock of TouchTech Corporation, a Canadian company, in exchange for 29,382 shares of common stock with a value of $53,000. The acquisition has been accounted for as a purchase. The excess of fair value of purchase consideration over net tangible assets has been allocated to goodwill and is being amortized on a straight-line basis over five years.

   The Enterprise

   Effective March 31, 1998, the Company acquired The Enterprise in exchange for aggregate consideration consisting of 105,000 shares of Company common stock with an estimated fair value of $525,000, a note payable in the amount of $2.2 million, $705,000 in cash and the assumption of $946,000 of net liabilities. Included in liabilities assumed were $836,000 of demand notes payable that were paid by the Company on the effective date of the acquisition. The acquisition has been accounted for as a purchase. The excess of purchase consideration over net tangible assets acquired of $3.9 million has been allocated to goodwill which is being amortized on a straight-line basis over five years. The purchase agreement also provides for certain contingent payments in the event that predetermined levels of sales are achieved. Such payments, if any, will be accounted for as compensation expense in the period earned and in no event shall such aggregate payments exceed $1.0 million. For the year ended December 31, 1998, no contingent payments were required under the terms of the agreement.

   MultiSearch

   Effective July 1, 1998, the Company acquired MultiSearch, in exchange for aggregate consideration consisting of 325,000 shares of Series E convertible preferred stock with a value of $4.8 million, a note payable in the amount of $3.6 million, $875,000 in cash and the assumption of $657,000 of net liabilities. Included in liabilities assumed were $654,000 of demand notes payable that were paid by the Company on the effective date of the acquisition. The acquisition has been accounted for as a purchase. The excess of total purchase consideration over net tangible assets acquired of $9.4 million has been allocated to goodwill which is being amortized on a straight-line basis over five years. The purchase agreement also provides for certain contingent payments in the event that predetermined levels of sales and earnings are achieved. Such payments, if any, will be accounted for as compensation expense in the period earned. For the year ended December 31, 1998, $360,000 of expense was recognized under the terms of the agreement.

                                NETSELECT, INC.

   The following summarized unaudited pro forma financial information assumes The Enterprise and MultiSearch acquisitions occurred at the beginning of each period (in thousands):

                                           December 31, December 31, June 30,
                                               1997         1998       1998
                                           ------------ ------------ --------
   Revenues...............................   $ 8,505      $ 18,026   $  6,026
   Net loss applicable to common
    stockholders..........................    (9,470)      (61,969)   (10,730)

5. Property and Equipment:

   Property and equipment consists of the following (in thousands):

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Computer equipment.................................    $ 394        $2,903
   Furniture and fixtures.............................       77         1,337
   Leasehold improvements.............................       50           700
                                                          -----        ------
                                                            521         4,940
   Less: Accumulated depreciation.....................     (124)         (822)
                                                          -----        ------
                                                          $ 397        $4,118
                                                          =====        ======

   Depreciation expense for the period from October 28, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 was $5,000, $119,000 and $659,000, respectively.

6. Intangible Assets:

   Intangible assets consist of the following (in thousands):

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Goodwill...........................................    $           $13,243
   RIN operating agreement............................     4,745        6,745
   Other..............................................       656        2,012
                                                          ------      -------
                                                           5,401       22,000
   Less: Accumulated amortization.....................      (382)      (2,276)
                                                          ------      -------
                                                          $5,019      $19,724
                                                          ======      =======

   Amortization expense for the period from October 28, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 was $30,000, $360,000 and $1.9 million, respectively.

7. Accrued Liabilities:

   Accrued liabilities consist of the following (in thousands):

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Accrued payroll and related benefits...............     $442        $1,973
   Accrued distribution fees..........................                  1,366
   Accrued royalties..................................                    979
   Other..............................................      330         1,483
                                                           ----        ------
                                                           $772        $5,801
                                                           ====        ======

                                NETSELECT, INC.

8. Related-Party Transactions:

   At December 31, 1997 and 1998, the Company was indebted to an officer for $168,000 and $188,000, respectively. The loan is due on demand and bears interest at 10% per annum.

   In August 1998, the Company issued 57,671 shares of common stock and 26,504 shares of Series F convertible preferred stock to the NAR in satisfaction of a $1.0 million obligation for the Company's share of advertising costs for a co-operative advertising program with the NAR. At December 31, 1998, the Company was indebted to the NAR for $2.2 million pursuant to certain provisions of the operating agreement.

   In connection with a 1998 stock redemption agreement, the Company loaned $3.1 million to a stockholder of InfoTouch. The note is non-interest bearing, full recourse and collateralized by the shares of common stock. At December 31, 1998, the note was classified as a component of stockholders' equity.

   At December 31, 1998, the Company held promissory notes from employees and directors totaling $151,000 for the exercise of stock options. The notes bear interest at 5.3% per annum and are due on or before August 21, 2003. The notes, which are classified as a component of stockholders' equity, are full recourse and collateralized by shares of common stock of the Company owned by the employees and directors.

9. Notes Payable:

   As part of the acquisition of The Enterprise, the Company issued a $2.2 million non-interest bearing note payable which has been discounted at 10%. The unamortized balance of the discount at December 31, 1998 was $354,000. The note is payable in four installments, and matures on March 31, 2001.

   As part of the acquisition of MultiSearch, the Company issued a $3.6 million non-interest bearing note payable which has been discounted at 10%. The unamortized balance of the discount at December 31, 1998 was $453,000. The note is payable in three installments, and matures on April 1, 2001.

   As of December 31, 1998, future payments under the notes are as follows (in thousands):

        Year Ending                                                    Principal
       December 31,                                                    Payments
       ------------                                                    ---------
        1999..........................................................  $2,097
        2000..........................................................   1,797
        2001..........................................................   1,895
                                                                        ------
                                                                         5,789
       Less: Discount.................................................    (807)
                                                                        ------
       Present value of notes payable.................................   4,982
       Less: Current portion..........................................   1,746
                                                                        ------
       Long-term portion..............................................  $3,236
                                                                        ======

                                NETSELECT, INC.

10. Stock Options:

   The Company's 1996 Stock Incentive Plan (the "Plan") provides for the grant of options to employees, officers, directors and consultants at the then-current market value of the Company's common stock, as determined by the Board of Directors. Options granted generally vest over four years, 25% on the first anniversary and monthly thereafter over the remaining three years, and expire 10 years from the date of grant.

   The following table summarizes activity under the Plan for the period from October 28, 1996 (Inception) to December 31, 1996, for the years ended December 31, 1997 and 1998, and for the period from January 1, 1999 to February 4, 1999 (shares in thousands):

                                                                      Weighted
                                                                      Average
                                               Number of    Price     Exercise
                                                Shares    Per Share    Price
                                               --------- ------------ --------
     Outstanding at October 28, 1996                --             --
       Granted................................     335   $        .28  $ .28
                                                 -----
     Outstanding at December 31, 1996.........     335            .28    .28
       Granted................................     287           1.50   1.50
                                                 -----
     Outstanding at December 31, 1997              622    .28 to 1.50    .84
       Granted................................     956   5.00 to 8.00   6.02
       Exercised..............................    (221)   .28 to 5.00    .68
       Canceled...............................     (85)  1.50 to 5.00   3.90
                                                 -----
     Outstanding at December 31, 1998            1,272    .28 to 8.00   4.56
       Granted (unaudited)....................      40          10.00  10.00
                                                 -----
     Outstanding at February 4, 1999
      (unaudited).............................   1,312   .28 to 10.00   4.74
                                                 =====

   Options granted during the years ended December 31, 1997 and 1998 resulted in total compensation of $1.0 million and $9.5 million, respectively and were recorded as deferred stock compensation in stockholders' equity. This deferred compensation represented the difference between the deemed fair value of the Company's common stock for accounting purposes and the exercise price of these options at the date of grant. The deferred stock compensation amount will be recognized as stock-based compensation over the related vesting period of the options. During the years ended December 31, 1997 and 1998, such stock-based compensation was $257,000 and $1.6 million, respectively. Options outstanding at December 31, 1998 were exercisable for 144,000 shares of common stock. Common stock available for future grants at December 31, 1998 was 507,000 shares.

   Additional information with respect to the outstanding options as of December 31, 1998 is as follows (shares in thousands):

                                                                     Options
                                         Options Outstanding       Exercisable
                                     --------------------------- ---------------
                                             Weighted
                                              Average
                                     Number  Remaining  Average  Number Average
                                       of   Contractual Exercise   of   Exercise
   Prices:                           Shares    Life      Price   Shares  Price
   -------                           ------ ----------- -------- ------ --------
   $.28.............................   113     7.90       $.28      8     $.28
   1.50.............................   250     8.70       1.50     67     1.50
   5.00.............................   224     9.20       5.00     18     5.00
   6.00.............................   181     9.50       6.00     23     6.00
   6.32.............................   421     9.70       6.32     27     6.32
   8.00.............................    83     9.90       8.00      1     8.00
                                     -----                        ---
                                     1,272                        144
                                     =====                        ===

                                NETSELECT, INC.

   The Company calculated the minimum fair value of each option grant on the date of the grant using the minimum value option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                          December 31, December 31, December 31,
                                              1996         1997         1998
                                          ------------ ------------ ------------
   Risk-free interest rates..............       6%           6%           5%
   Expected lives (in years).............       4            5            4
   Dividend yield........................       0%           0%           0%
   Expected volatility...................       0%           0%           0%

   The compensation expense associated with the stock-based compensation plans did not result in a material difference from the reported net loss for the period from October 28, 1996 (inception) to December 31, 1996 or years ended December 31, 1997 and 1998.

11. Warrants:

   In connection with entering into a distribution agreement with America Online in April 1998, the Company issued a warrant to purchase 113,295 shares of the Company's common stock at an exercise price of $6.32 per share. America Online will also hold warrants to acquire $3.0 million of common stock with a weighted average exercise price of 137.5% of the initial public offering price. If warrants are purchased in connection with the IPO, the fair value will be measured at the date of the IPO and amortized to sales and marketing expense over the remaining term of the distribution agreement.

   Under the terms of an operating agreement entered into in 1998, the Company issued an immediately exercisable warrant to purchase 113,288 shares of common stock at an exercise price $.001 per share. The Company determined that the fair value of the warrant approximated $1.4 million at the date of issuance which is included in amortization of intangible assets over the estimated useful life of the operating agreement. The warrant was exercised in November 1998.

   During 1998, the Company issued warrants to purchase up to 41,876 shares of common stock to Multiple Listing Services ("MLSs") that agreed to provide their real estate listings to us for publication on the Internet on a preferred national basis over an initial term of 18 months. The issuance of these warrants is contingent upon completion of the IPO. The exercise price will be equal to the IPO per share price. The fair value of issuable warrants will be measured at the date the IPO is deemed to be probable and recognized as expense over the terms of the applicable MLS agreement.

                                NETSELECT, INC.

12. Capitalization:

   Convertible preferred stock at December 31, 1998 consists of the following (in thousands):

                                                      Shares
                                              ---------------------- Liquidation
                                              Authorized Outstanding   Amount
                                              ---------- ----------- -----------
   Series A.................................    1,647       1,378      $ 4,416
   Series B.................................      353         191        1,334
   Series C.................................      614         614        4,884
   Series D.................................      681         681       10,543
   Series F.................................    2,100       1,664       40,871
   Undesignated.............................    4,280
                                                -----       -----      -------
                                                9,675       4,528      $62,048
                                                =====       =====      =======

   Voting--Each share of convertible preferred stock has a number of votes equal to the number of shares of common stock then issuable upon its conversion. The convertible preferred stock generally votes together with the common stock and not as a separate class.

   Dividends--The holders of each series of convertible preferred stock are entitled to receive dividends when, as and if declared by the Board of Directors at a rate of 6.5% of the respective issuance price per share per annum. The holders of Series D and Series F are entitled to receive cumulative dividends in preference to the holders of Series A, Series B, and Series C preferred stock and Series E redeemable convertible preferred stock and the common stock. In the event of a public offering of the Company's equity securities meeting certain minimum size requirements and timing, as defined in the Certificate of Incorporation, dividends declared, if any, will not be payable and will lapse. The holders of the Series D and Series F convertible preferred stock are entitled to dividends at their stated rate whether or not earned which are payable upon conversion provided the Company's public offering does not meet certain minimum size requirements and timing. Accordingly, the Company has recorded accretion of $1.5 million for the year ended December 31, 1998 related to the Series D and Series F dividends.

   No dividends have been declared or paid from inception through December 31, 1998.

   Liquidation--In the event of any liquidation or winding up of the Company, the holders of each series of convertible preferred stock will be entitled to receive, in preference to the holders of common stock, any distribution of assets of the Company equal to the sum of the respective issuance price of such shares plus any accrued and unpaid dividends. The holders of Series D and Series F are entitled to receive any distribution of assets of the Company before the holders of Series A, Series B, and Series C convertible preferred stock and Series E redeemable convertible preferred stock. The holders of Series A, Series B, Series C and Series E preferred stock are also entitled to receive an amount equal to the dividend rate (6.5%) accruing on a quarterly basis on the last day of each calendar quarter for the period from the respective date of issuance of such shares to the date of liquidation.

   After the full liquidation preference on all outstanding shares of convertible preferred stock has been paid, any remaining funds and assets of the Company will be distributed pro rata among the holders of the common stock.

                                NETSELECT, INC.

   Redemption--If a liquidation or initial public offering has not occurred by June 30, 2002, the holders of Series E redeemable convertible preferred stock are entitled to a redemption out of the assets of the Company equal to the Series E liquidation preference. The Company has recorded accretion of $171,000 for the year ended December 31, 1998 related to the Series E redeemable preferred stock redemption value.

   Conversion--Each share of convertible preferred stock is convertible at the holder's option at any time into common stock, according to a ratio which is two-for-one, subject to adjustment for dilution. Each share of convertible preferred stock automatically converts into common stock at the then applicable conversion rate for each upon (i) the closing of an underwritten public offering pursuant to which the post-closing enterprise value is at least $300 million of Company stock at a price of at least $24.93 per share,
(ii) the consent of at least two-thirds of the outstanding preferred stock, or
(iii) as to each series of convertible preferred stock, upon the date that less than 100 shares of such series are outstanding.

   Repurchase of Preferred Stock--In November 1998, the Company repurchased 431,664 shares of Series A and Series B convertible preferred stock for $9.5 million. The difference of $7.7 million between the carrying value of the preferred stock prior to repurchase and the price paid has been included in net loss for the year ended December 31, 1998 in the computation of net loss applicable to common stockholders.

   Sale of Common Stock--In connection with the August 1998 Series F financing, the Company sold an aggregate of 1,673,991 shares of common stock to certain investors and received gross proceeds of approximately $10.6 million. The Company recognized the $18.9 million difference between the estimated fair value of the stock and the price paid by investors as stock-based compensation in 1998.

13. Supplemental Cash Flow Information:

   During the the period from January 1, 1999 to February 4, 1999 (unaudited):

  . In connection with an equipment lease financing arrangement, the Company sold $749,000 of net property and equipment in exchange for assumption of third party payables.

   During the year ended December 31, 1998:

  . The Company issued common and convertible preferred stock valued at $1.9 million in connection with an advertising agreement.

  . The Company incurred a $2.0 million payable to a related party in connection with certain obligations under a lifetime operating agreement.

  . Convertible notes in the amount of $10.7 million, plus $64,000 in accrued interest, were converted into Series F convertible preferred stock.

  . The Company issued notes receivable to stockholders for $151,000 in connection with the exercise of stock options.

  .  The Company issued warrants with a fair value of $1.4 million.

  . The Company issued 105,000 shares of common stock valued at $525,000, a note payable of $2.2 million and assumed net liabilities of $946,000 as part of the acquisition of The Enterprise.

  . The Company issued 325,000 shares of Series E redeemable convertible preferred stock valued at $4.8 million, a note payable of $3.6 million and assumed net liabilities of $657,000 as part of the acquisition of MultiSearch.

                                NETSELECT, INC.

   During the year ended December 31, 1997:

  . The Company issued 29,382 shares of common stock with a value of $53,000 as part of the acquisition of TouchTech.

   During the period from October 28, 1996 (Inception) to December 31, 1996:

  . The Company issued common stock valued at $560,000 in exchange for intellectual property.

  . The Company issued common stock valued at $1.1 million in connection with the right to use certain trademarks and an operating agreement.

  . The Company assumed net liabilities totalling $1.2 million in exchange for trademarks and an operating agreement.

14. Defined Contribution Plan:

   The Company has a savings plan (the "Savings Plan") that qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 15%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All full-time employees on the payroll of the Company are eligible to participate in the Plan. The Company is not required to contribute to the Savings Plan and has made no contributions since the inception of the Savings Plan.

15. Income Taxes:

   As a result of net operating losses, the Company has not recorded a provision for income taxes. The components of the deferred tax assets and related valuation allowance at December 31, 1997 and 1998 are as follows (in thousands):

                                                                December 31,
                                                              -----------------
                                                               1997      1998
                                                              -------  --------
     Deferred tax assets:
      Net operating loss carryforwards....................... $ 2,036  $ 12,807
      Other..................................................     348     1,078
                                                              -------  --------
                                                                2,384    13,885
      Less: valuation allowance..............................  (2,384)  (13,885)
                                                              -------  --------
     Net deferred taxes...................................... $    --  $     --
                                                              =======  ========

   Due to the uncertainty surrounding the timing of the realization of the benefits from its favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets.

   NSI, LLC and RealSelect do not file income tax returns on a consolidated basis. As a result, net operating losses of one entity may not be available to offset future taxable income of another entity. NSI has net operating loss carryforwards for federal and state income tax purposes of approximately $161,000 and $80,000, respectively, which begin to expire in 2018 for federal and 2003 for state purposes. RealSelect has net operating loss carryforwards for federal and state purposes of approximately $34.4 million and $18.1 million, respectively, which begin to expire in 2007 for federal and 2001 for state purposes. LLC is treated as a partnership for federal and state purposes. As a result, all income and loss items flow through to its investors. Utilization of the above carryforwards may be subject to utilization limitations, which may inhibit the Company's ability to use carryforwards in the future.

                                NETSELECT, INC.

16. Commitments and Contingencies:

   Operating Leases

   The Company leases certain facilities and equipment under noncancellable operating leases with various expiration dates through 2003. The leases generally contain renewal options and payments that may be adjusted for increases in operating expenses and the Consumer Price Index. Future minimum lease payments under noncancellable operating leases at December 31, 1998 are (in thousands):

       1999............................................................. $ 2,295
       2000.............................................................   2,686
       2001.............................................................   2,553
       2002.............................................................   1,636
       2003.............................................................   1,365
                                                                         -------
         Total.......................................................... $10,535
                                                                         =======

   Total rental expense for operating leases was $7,000, $149,000 and $749,000 for the period from October 28, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, respectively.

   Distribution Agreements

   The Company has entered into various Internet portal distribution and marketing and listing agreements with real estate franchises. Payments remaining over the next five years for these agreements are as follows (in thousands):

       1999............................................................. $23,643
       2000.............................................................  21,536
       2001.............................................................  14,646
       2002.............................................................   4,250
       2003.............................................................     500
                                                                         -------
         Total.......................................................... $64,575
                                                                         =======

   Contingencies

   From time to time, the Company has been party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Based on the advice of counsel, management believes that the resolution of these matters will not have a material adverse effect on the Company's business, results of operations, financial condition or cash flows.

17. Subsequent Events (unaudited):

   Equipment Leasing Arrangement

   In January 1999, the Company entered into an equipment leasing arrangement which provided for the sale and leaseback of certain of the Company's existing equipment and lease financing for additional equipment needs. The total availability under the agreement is $3.0 million. In addition, the agreement provides the lessor with warrants to purchase up to 5,000 shares of Series F convertible preferred stock at an exercise price of $24.00 per share. The Company determined that the fair value of the warrants approximated $115,000 on the date of grant.

                                NETSELECT, INC.

   Stock Options

   In January 1999, the Board of Directors adopted the 1999 Equity Incentive Plan (the "Plan") to replace the 1996 Stock Incentive Plan ("1996 Plan"). The Plan provides for the issuance of both non-statutory and incentive stock options to employees, officers, directors and consultants of the Company. The total number of shares of common stock reserved for issuance under the Plan is equal to that number previously reserved and available for grant under the 1996 Plan. The Company will not issue new options under the 1996 Plan.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
NetSelect, LLC

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of NetSelect, LLC and its subsidiaries (the "Company") at December 31, 1997 and 1998 and the results of their operations and their cash flows for the period from October 28, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Century City, California
March 31, 1999

                                 NETSELECT, LLC

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                   December 31,     February 4,
                                                 -----------------  -----------
                                                  1997      1998       1999
                                                 -------  --------  -----------
                                                                    (unaudited)
                    Assets
Current assets:
 Cash and cash equivalents.....................  $ 3,094  $ 14,690   $ 13,037
 Accounts receivable, net of allowance for
  doubtful accounts of $42, $378 and $455 at
  December 31, 1997, 1998 and February 4, 1999,
  respectively.................................      282     2,070      2,333
 Current portion of prepaid distribution
  expense......................................              3,830      3,482
 Deferred royalties............................      137     1,327      1,398
 Other current assets..........................      158     1,715      1,780
                                                 -------  --------   --------
Total current assets...........................    3,671    23,632     22,030
Prepaid distribution expense...................              7,742      7,072
Property and equipment, net....................      397     4,118      2,373
Intangible assets, net.........................    4,491    19,229     18,989
Other assets...................................      169       187        286
                                                 -------  --------   --------
  Total assets.................................  $ 8,728  $ 54,908   $ 50,750
                                                 =======  ========   ========
 Liabilities, Redeemable Convertible Preferred
         Stock and Stockholders' Equity
Current liabilities:
 Accounts payable..............................  $   494  $  5,499   $  4,117
 Accrued liabilities...........................      772     5,801      6,156
 Due to related party..........................              2,200      2,200
 Deferred revenue..............................    1,314     5,439      6,065
 Current portion of notes payable..............              1,746      1,746
                                                 -------  --------   --------
Total current liabilities......................    2,580    20,685     20,284
Notes payable..................................              3,236      3,265
Minority Interest..............................      147
                                                 -------  --------   --------
                                                   2,727    23,921     23,549
                                                 -------  --------   --------
Commitments and contingencies (Note 15)........
Series E redeemable convertible preferred
 stock, $.001 par value; 325 shares authorized,
 issued and outstanding at December 31, 1998
 and February 4, 1999; redemption value of
 $6,003........................................    --        4,939      4,963
                                                 -------  --------   --------
Stockholders' equity:
 Convertible preferred stock, $.001 par value;
  9,675 shares authorized; 2,614, 4,959 and
  4,959 shares issued at December 31, 1997 and
  1998 and February 4, 1999, respectively;
  2,614, 4,528 and 4,528 shares outstanding at
  December 31, 1997 and 1998 and February 4,
  1999, respectively; liquidation preference of
  $62,048 at December 31, 1998.................        3         5          5
 Common stock, $.001 par value; 90,000
  authorized; 2,113, 4,492 and 4,492 issued and
  outstanding at December 31, 1997 and 1998 and
  February 4, 1999, respectively...............                  3          3
 Additional paid-in capital....................   12,117    96,657     98,720
 Treasury stock, at cost; 431 shares of
  convertible preferred stock at December 31,
  1998 and February 4, 1999....................             (1,770)    (1,770)
 Notes receivable from stockholders............             (3,781)    (3,781)
 Deferred stock compensation...................     (739)   (8,676)   (10,079)
 Accumulated deficit...........................   (5,380)  (56,390)   (60,860)
                                                 -------  --------   --------
  Total stockholders' equity...................  $ 6,001  $ 26,048   $ 22,238
                                                 -------  --------   --------
                                                 $ 8,728  $ 54,908   $ 50,750
                                                 =======  ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 NETSELECT, LLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                           October 28,                        Three
                               1996         Year Ended       Months    January 1
                          (Inception) to   December 31,       Ended       to
                           December 31,  -----------------  March 31, February 4,
                               1996       1997      1998      1998       1999
                          -------------- -------  --------  --------- -----------
                                                                 (unaudited)
Revenues................      $          $ 1,282  $ 15,003   $ 1,244    $ 2,433
Cost of revenues........                     335     7,338       735        798
                              -----      -------  --------   -------    -------
Gross profit............         --          947     7,665       509      1,635
                              -----      -------  --------   -------    -------
Operating expenses:
  Sales and marketing...          9        3,200    25,560     2,110      4,064
  Product development...          4          506     4,139       366        174
  General and
   administrative.......        348        2,687     6,929       708      1,053
  Amortization of
   intangible assets....         30          328     1,860        81        240
  Stock-based
   compensation.........                     257    20,455       104        569
                              -----      -------  --------   -------    -------
    Total operating
     expenses...........        391        6,978    58,943     3,369      6,100
                              -----      -------  --------   -------    -------
Loss from operations....       (391)      (6,031)  (51,278)   (2,860)    (4,465)
Interest income.........          1           98       583       126         51
Interest expense........                     (24)     (365)       (3)       (31)
Other expense...........                               (97)                 (25)
                              -----      -------  --------   -------    -------
Net loss before Minority
 Interest...............      $(390)     $(5,957) $(51,157)  $(2,737)   $(4,470)
Minority Interest.......        142          825       147       147
                              -----      -------  --------   -------    -------
Net loss................       (248)      (5,132)  (51,010)   (2,590)    (4,470)
Accretion of redemption
 value and stock
 dividends on
 convertible preferred
 stock..................                            (1,659)     (406)      (207)
Repurchase of preferred
 stock..................                            (7,727)
                              -----      -------  --------   -------    -------
Net loss applicable to
 common stockholders....      $(248)     $(5,132) $(60,396)  $(2,996)   $(4,677)
                              =====      =======  ========   =======    =======


  The accompanying notes are an integral part of these consolidated financial statements.

                                 NETSELECT, LLC

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                     Convertible
                      Preferred                                          Notes
                        Stock      Common Stock  Additional            Receivable    Deferred                   Total
                    -------------- -------------  Paid-in   Treasury      From        Stock     Accumulated Stockholders'
                    Shares  Amount Shares Amount  Capital    Stock    Stockholders Compensation   Deficit      Equity
                    ------  ------ ------ ------ ---------- --------  ------------ ------------ ----------- -------------
Balance at October
 28, 1996.........           $--           $--    $    --   $    --     $    --      $     --    $     --     $     --
Issuance of common
 stock............                 2,083                1                                                            1
Issuance of Series
 A preferred......    918      1                    2,353                                                        2,354
Issuance of Series
 B preferred......    242                           1,525                                                        1,525
Net loss..........                                                                                   (248)        (248)
                    -----    ---   -----   ---    -------   -------     -------      --------    --------     --------
Balance at
 December 31,
 1996.............  1,160      1   2,083            3,879        --          --            --        (248)       3,632
Issuance of Series
 A preferred......    729      1                    2,064                                                        2,065
Issuance of Series
 B preferred......    111                             686                                                          686
Issuance of Series
 C preferred......    614      1                    4,439                                                        4,440
Issuance of common
 stock for
 acquisition of
 TouchTech, Inc...                    30               53                                                           53
Deferred stock
 compensation.....                                    996                                (996)                      --
Stock-based
 compensation.....                                                                        257                      257
Net loss..........                                                                                 (5,132)      (5,132)
                    -----    ---   -----   ---    -------   -------     -------      --------    --------     --------
Balance at
 December 31,
 1997.............  2,614      3   2,113           12,117        --          --          (739)     (5,380)       6,001
Issuance of Series
 D preferred......    681      1                    9,999                                                       10,000
Issuance of common
 stock for
 acquisition of
 The Enterprise of
 America, Ltd.....                   105              525                                                          525
Issuance of Series
 F preferred......  1,664      1                   39,701                                                       39,702
Issuance of common
 stock............                 1,674     2     10,442                                                       10,444
Exercise of stock
 options for notes
 receivable.......                   487     1        742                  (702)                                    41
Note receivable
 from
 stockholder......                                                       (3,079)                                (3,079)
Exercise of
 warrants.........                   113
Deferred stock
 compensation.....                                  9,497                              (9,497)                      --
Issuance of
 warrants and
 common stock.....                                  2,637                                                        2,637
Stock-based
 compensation.....                                 18,895                               1,560                   20,455
Accretion of
 Series E
 redemption
 value............                                   (171)                                                        (171)
Repurchase of
 Series A and B
 preferred........   (431)                         (7,727)   (1,770)                                            (9,497)
Net loss..........                                                                                (51,010)     (51,010)
                    -----    ---   -----   ---    -------   -------     -------      --------    --------     --------
Balance at
 December 31,
 1998.............  4,528      5   4,492     3     96,657    (1,770)     (3,781)       (8,676)    (56,390)      26,048
Issuance of
 warrants
 (unaudited)......                                    115                                                          115
Deferred stock
 compensation
 (unaudited)......                                  1,972                              (1,972)                      --
Stock-based
 compensation
 (unaudited)......                                                                        569                      569
Accretion of
 Series E
 redemption value
 (unaudited)......                                    (24)                                                         (24)
Net loss
 (unaudited)......                                                                                 (4,470)      (4,470)
                    -----    ---   -----   ---    -------   -------     -------      --------    --------     --------
Balance at
 February 4, 1999
 (unaudited)......  4,528    $ 5   4,492   $ 3    $98,720   $(1,770)    $(3,781)     $(10,079)   $(60,860)    $ 22,238
                    =====    ===   =====   ===    =======   =======     =======      ========    ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 NETSELECT, LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                               Year ended      Three Months
                          October 28, 1996    December 31,        Ended     January 1 to
                            (Inception) to  -----------------   March 31,   February 4,
                          December 31, 1996  1997      1998        1998         1999
                          ----------------- -------  --------  ------------ ------------
                                                                      (unaudited)
Cash flows from
 operating activities:
Net loss................       $  (248)     $(5,132) $(51,010)   $(2,590)     $(4,470)
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities:
Depreciation and
 amortization...........            35          440     2,518        141          317
Provision for doubtful
 accounts...............           267                    416                      68
Amortization of discount
 on notes payable.......                                  215                      29
Other non-cash items....                                  961
Minority interest in
 loss...................          (142)        (825)     (147)      (147)
Stock-based
 compensation...........                        257    20,455        104          569
Changes in operating
 assets and liabilities,
 net of acquisitions:
 Accounts receivable....           149          (91)   (1,638)      (110)        (330)
 Prepaid distribution
  expense...............                              (11,228)      (518)       1,018
 Deferred royalties.....                       (137)   (1,190)                    (71)
 Due from affiliated
  company...............             7         (119)       74          2
 Other assets...........           (18)        (241)       (3)      (321)         (82)
 Accounts payable and
  accrued liabilities...           282          441     8,350      1,771         (565)
 Deferred revenues......            24        1,290     4,125        741          626
                               -------      -------  --------    -------      -------
Net cash provided by
 (used in) operating
 activities.............           356       (4,117)  (28,102)      (927)      (2,891)
                               -------      -------  --------    -------      -------
Cash flows from
 investing activities:
Purchases of property
 and equipment..........           (72)        (372)   (3,853)      (217)         (61)
Acquisition of The
 Enterprise of America
 Ltd., net of cash
 acquired...............                                 (705)      (705)
Acquisition of
 MultiSearch Solutions,
 Inc., net of cash
 acquired...............                                 (761)
Proceeds from sale of
 property and
 equipment..............                                                        1,299
Payments made in
 connection with
 operating agreement....        (2,371)      (1,260)
                               -------      -------  --------    -------      -------
Net cash provided by
 (used in) investing
 activities.............        (2,443)      (1,632)   (5,319)      (922)       1,238
                               -------      -------  --------    -------      -------
Cash flows from
 financing activities:
Repayment of notes
 payable................                               (1,490)      (836)
Proceeds from bridge
 loan...................                               12,000
Repayments on bridge
 loan...................                               (1,325)
Note receivable from
 stockholder............                               (3,079)
Net proceeds from
 issuance of common
 stock..................                          9     8,066
Net proceeds from
 issuance of preferred
 stock..................         3,730        7,191    40,342      9,995
Repurchase of preferred
 stock..................                               (9,497)
                               -------      -------  --------    -------      -------
Net cash provided by
 financing activities...         3,730        7,200    45,017      9,159           --
                               -------      -------  --------    -------      -------
Change in cash and cash
 equivalents............         1,643        1,451    11,596      7,310       (1,653)
                               -------      -------  --------    -------      -------
Cash and cash
 equivalents, beginning
 of period..............                      1,643     3,094      3,094       14,690
                               -------      -------  --------    -------      -------
Cash and cash
 equivalents, end of
 period.................       $ 1,643      $ 3,094  $ 14,690    $10,404      $13,037
                               =======      =======  ========    =======      =======
Supplemental disclosure
 of cash flow activities
Cash paid during the
 year for interest......       $    --      $    --  $    170    $    --      $    --
                               =======      =======  ========    =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                NETSELECT, LLC

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business:

   NetSelect, LLC ("LLC" or the "Company") is a Delaware limited liability corporation that was incorporated on October 28, 1996 between two corporate partners, NetSelect, Inc. ("NSI") and InfoTouch Corporation ("InfoTouch"). The Company's sole business activity has been managing its investment in RealSelect, Inc. ("RealSelect"), a Delaware corporation. RealSelect is an operating company created to establish an Internet-based marketing service for real estate.

   The RealSelect Venture--Effective December 4, 1996, InfoTouch entered into a series of agreements with the National Association of Realtors and its wholly owned subsidiary Realtors Information Network (together referred to as the "NAR") and several investors (the "Investors"). Under these agreements, InfoTouch transferred its recently developed technology and assets relating to advertising the listing of residential real estate on the Internet into the Company in exchange for a 46% ownership interest, including outstanding stock options. The Investors contributed capital to NSI. The Company received capital funding from NSI and in-turn contributed the InfoTouch assets, intellectual property and the NSI capital to RealSelect in exchange for common stock representing an 85% ownership interest.

   Also effective December 4, 1996, RealSelect entered into a number of agreements with and issued cash and RealSelect common stock representing a 15% ownership interest to the NAR in exchange for the rights to operate the website REALTOR.com and to pursue commercial opportunities relating to the listing of real estate on the internet.

   Pursuant to the agreements governing RealSelect, InfoTouch was required to terminate its remaining activities, which were insignificant, and dispose of its remaining assets and liabilities. Accordingly, following the formation, NSI and InfoTouch were only shell companies as they had no liabilities and no assets other than their respective investments in the Company. In addition, under the agreements, NSI was the only entity permitted to raise capital to support RealSelect which, once invested, increased NSI's ownership interest in the Company and RealSelect and diluted the ultimate ownership interests of InfoTouch and the NAR.

   Reorganization of Holding Structure--Under the RealSelect agreements, the reorganization of the initial holding structure was provided for at an unspecified future date. On February 4, 1999, NSI stockholders entered into a non-substantive share exchange with and were merged into InfoTouch (the "Reorganization"). The Company was dissolved into InfoTouch in connection with the Reorganization.

2. Summary of Significant Accounting Policies:

   Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. As a result of additional capital raised by NSI and NSI shares issued in connection with certain acquisitions, all of which was invested in RealSelect through the Company, the Company's ownership interest in RealSelect increased to 87%, 93% and 93% (unaudited) at December 31, 1997, 1998 and February 4, 1999, respectively. Minority interest of the NAR in RealSelect net losses have been eliminated to the extent of the NAR's net investment as the NAR has no future funding commitment.

   Unaudited Interim Financial Information--The interim financial information of the Company for the three months ended March 31, 1998 and the period from January 1 to February 4, 1999 is unaudited. The unaudited interim financial information has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows at and for the period from January 1 to February 4, 1999 and for the three months ended March 31, 1998.

                                NETSELECT, LLC

   Use of Estimates--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

   Cash Equivalents--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds.

   Concentration of Credit Risk--Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States. Accounts receivable balances are typically settled through customer credit cards and, as a result, the majority of accounts receivable are collected upon processing of credit card transactions. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

   During the period from October 28, 1996 (Inception) to December 31, 1996, the years ended December 31, 1997 and 1998, and the three months ended March 31, 1998 (unaudited) and the period from January 1, 1999 to February 4, 1999 (unaudited), no customers accounted for more than 10% of net revenues or net accounts receivable.

   Fair Value of Financial Instruments--The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and notes payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments and the relatively stable interest rate environment.

   Prepaid Distribution--The Company has entered into various web portal distribution and preferred alliance agreements, which are being amortized ratably over the term of the agreements, generally two to five years.

   Property and Equipment--Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three years or less, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

   Intangible Assets--Intangible assets primarily consist of goodwill resulting from the acquisitions of The Enterprise of America, Ltd. ("The Enterprise") and MultiSearch Solutions, Inc. ("MultiSearch"). This goodwill is being amortized on a straight-line basis over the estimated periods of benefit of five years. In addition, in connection with its formation, the Company entered into an exclusive lifetime operating agreement with the NAR. Pursuant to our operating agreement, the Company made various payments and issued RealSelect common stock to the NAR for the right to use the REALTOR.com trademark and domain name, the "REALTORS" trademark and the exclusive use of the web site for real estate listings. The RealSelect common stock issued and payments made to the NAR, as well as certain milestone-based amounts subsequently earned by the NAR have been recorded as intangible assets and are being amortized on a straight-line basis over the estimated period of benefit of 15 years.

   The Company reviews its long-lived and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

                                NETSELECT, LLC

   Revenue Recognition--The Company's revenues are derived principally from the sale of advertising products and services to real estate agents and brokers, home builders, property owners and managers. Revenues associated with the sale of agent products are recognized ratably over the term of the contract, generally 12 months. Royalties directly associated with these revenues are deferred and amortized over the same period. The Company also sells banner advertising pursuant to short-term contracts, which may include the guarantee of a minimum number of impressions or times that an advertisement appears in pages viewed by the users of the Company's online properties. This advertising revenue is recognized ratably based upon the lesser of impressions delivered over the total number of guaranteed impressions or ratably over the period in which the advertisement is displayed.

   Product Development Costs--Product development costs incurred by the Company to develop, enhance, manage, monitor and operate the Company's web sites are expensed as incurred.

   Advertising Expense--Advertising costs, including co-operative advertising costs, are expensed as incurred and totalled $5,000, $818,000 and $3.3 million during the period from October 28, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

   Stock-Based Compensation--The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF 96-18.

   Income Taxes--Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No.109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   Comprehensive Income--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

   Segments--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments as of December 31, 1998 and February 4, 1999.

   Recent Accounting Pronouncements--In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of SOP 98-1 during the first quarter of 1999 did not have a significant impact on financial position, results of operations or cash flows.

                                NETSELECT, LLC

   In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. The adoption of SOP No. 98-5 during the first quarter of 1999 did not have a significant impact on financial position, results of operations or cash flows.

3. Acquisitions:

   TouchTech Corporation

   Effective December 31, 1997, the Company acquired all the outstanding stock of TouchTech Corporation, a Canadian company, in exchange for 29,382 shares of common stock with a value of $53,000, which is based on the terms and preferences of the shares issued in the transaction relative to the value received by the Company in its most recent financing prior to the acquisition. The acquisition has been accounted for as a purchase. The excess of fair value of purchase consideration over net tangible assets has been allocated to goodwill and is being amortized on a straight-line basis over five years.

   The Enterprise

   Effective March 31, 1998, the Company acquired The Enterprise in exchange for aggregate consideration consisting of 105,000 shares of Company common stock with an estimated fair value of $525,000, which is based on the terms and preferences of the shares issued in the transaction relative to the value received by the Company in its most recent financing prior to the acquisition, a note payable in the amount of $2.2 million, $705,000 in cash and the assumption of $946,000 of net liabilities. Included in liabilities assumed were $836,000 of demand notes payable that were paid by the Company on the effective date of the acquisition. The acquisition has been accounted for as a purchase. The excess of purchase consideration over net tangible assets acquired of $3.9 million has been allocated to goodwill which is being amortized on a straight-line basis over five years. The purchase agreement also provides for certain contingent payments in the event that predetermined levels of sales are achieved. Such payments, if any, will be accounted for as compensation expense in the period earned and in no event shall such aggregate payments exceed $1.0 million. For the year ended December 31, 1998, no contingent payments were required under the terms of the agreement.

   MultiSearch

   Effective July 1, 1998, the Company acquired MultiSearch, in exchange for aggregate consideration consisting of 325,000 shares of Series E convertible preferred stock with a value of $4.8 million, which is based on the terms and preferences of the shares issued in the transaction relative to the value received by the Company in its most recent financing prior to the acquisition, a note payable in the amount of $3.6 million, $875,000 in cash and the assumption of $657,000 of net liabilities. Included in liabilities assumed were $654,000 of demand notes payable that were paid by the Company on the effective date of the acquisition. The acquisition has been accounted for as a purchase. The excess of total purchase consideration over net tangible assets acquired of $9.4 million has been allocated to goodwill which is being amortized on a straight-line basis over five years. The purchase agreement also provides for certain contingent payments in the event that predetermined levels of sales and earnings are achieved. Such payments, if any, will be accounted for as compensation expense in the period earned. For the year ended December 31, 1998, $360,000 of expense was recognized under the terms of the agreement.

   The following summarized unaudited pro forma financial information assumes The Enterprise and MultiSearch acquisitions occurred at the beginning of each period (in thousands):

                                           December 31, December 31, March 31,
                                               1997         1998       1998
                                           ------------ ------------ ---------
   Revenues...............................   $ 8,505      $ 18,026    $ 3,182
   Net loss applicable to common
    stockholders..........................    (9,470)      (61,969)    (3,922)

                                NETSELECT, LLC

4. Property and Equipment:

   Property and equipment consists of the following (in thousands):

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Computer equipment.................................    $ 394        $2,903
   Furniture and fixtures.............................       77         1,337
   Leasehold improvements.............................       50           700
                                                          -----        ------
                                                            521         4,940
   Less: Accumulated depreciation.....................     (124)         (822)
                                                          -----        ------
                                                          $ 397        $4,118
                                                          =====        ======

   Depreciation expense for the period from October 28, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 was $5,000, $119,000 and $659,000, respectively.

5. Intangible Assets:

   Intangible assets consist of the following (in thousands):

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Goodwill...........................................    $   --      $13,243
   NAR operating agreement............................     4,745        6,745
   Other..............................................        96        1,452
                                                          ------      -------
                                                           4,841       21,440
   Less: Accumulated amortization.....................      (350)      (2,211)
                                                          ------      -------
                                                          $4,491      $19,229
                                                          ======      =======

   Amortization expense for the period from October 28, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 was $30,000, $328,000 and $1.9 million, respectively.

6. Accrued Liabilities:

   Accrued liabilities consist of the following (in thousands):

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Accrued payroll and related benefits...............    $ 442        $1,973
   Accrued distribution fees..........................                  1,366
   Accrued royalties..................................                    979
   Other..............................................      330         1,483
                                                          -----        ------
                                                          $ 772        $5,801
                                                          =====        ======

7. Related-Party Transactions:

   At December 31, 1997 and 1998, the Company was indebted to an officer for $168,000 and $188,000, respectively. The loan is due on demand and bears interest at 10% per annum.

                                NETSELECT, LLC

   In August 1998, the Company issued 57,671 shares of common stock and 26,504 shares of Series F convertible preferred stock to the NAR in satisfaction of a $1.0 million obligation for the Company's share of advertising costs for a co-operative advertising program with the NAR. At December 31, 1998, the Company was indebted to the NAR for $2.2 million pursuant to certain provisions of the operating agreement.

   In connection with a 1998 stock redemption agreement, the Company loaned $3.1 million to a stockholder of InfoTouch. The note is non-interest bearing, full recourse and collateralized by the shares of common stock. At December 31, 1998, the note was classified as a component of stockholders' equity.

   At December 31, 1998, the Company held promissory notes from employees and directors totaling $702,000 for the exercise of stock options. The notes bear interest at 5.3% per annum and are due on or before August 21, 2003. The notes, which are classified as a component of stockholders' equity, are full recourse and collateralized by shares of common stock of the Company owned by the employees and directors.

8. Notes Payable:

   As part of the acquisition of The Enterprise, the Company issued a $2.2 million non-interest bearing note payable which has been discounted at 10%. The unamortized balance of the discount at December 31, 1998 was $354,000. The note is payable in four installments, and matures on March 31, 2001.

   As part of the acquisition of MultiSearch, the Company issued a $3.6 million non-interest bearing note payable which has been discounted at 10%. The unamortized balance of the discount at December 31, 1998 was $453,000. The note is payable in three installments, and matures on April 1, 2001.

   As of December 31, 1998, future payments under the notes are as follows (in thousands):

        Year Ending                                                    Principal
       December 31,                                                    Payments
       ------------                                                    ---------
        1999..........................................................  $2,097
        2000..........................................................   1,797
        2001..........................................................   1,895
                                                                        ------
                                                                         5,789
       Less: Discount.................................................    (807)
                                                                        ------
       Present value of notes payable.................................   4,982
       Less: Current portion..........................................   1,746
                                                                        ------
       Long-term portion..............................................  $3,236
                                                                        ======

9. Stock Options:

   The Company's 1996 Stock Incentive Plan (the "Plan") provides for the grant of options to employees, officers, directors and consultants at the then-current market value of the Company's common shares, as determined by the Board of Directors. Options granted generally vest over four years, 25% for the first year and monthly thereafter over the remaining three years, and expire 10 years from the date of grant.

   In connection with the 1996 formation of the Company, options to purchase 265,000 shares of common stock at a weighted average exercise price of $2.68 per share from the former InfoTouch stock option plan were assumed and fully vested.

                                NETSELECT, LLC

   The following table summarizes activity under the Plan (including the InfoTouch options assumed) for the period from October 28, 1996 (Inception) to December 31, 1996, the years ended December 31, 1997 and 1998 and the period from January 1, 1999 to February 4, 1999 (shares in thousands):

                                                                      Weighted
                                                                      Average
                                              Number of   Price Per   Exercise
                                               Shares       Share      Price
                                              --------- ------------- --------
   Outstanding at October 28, 1996                 --   $          --  $   --
     Assumed.................................     265    2.26 to 4.50    2.68
     Granted.................................     390             .28     .28
                                                -----
   Outstanding at December 31, 1996..........     655     .28 to 4.50    1.26
     Granted.................................     287            1.50    1.50
     Canceled................................     (52)           2.26    2.26
                                                -----
   Outstanding at December 31, 1997..........     890     .28 to 4.50    1.28
     Granted.................................     957    5.00 to 8.00    6.02
     Exercised...............................    (487)    .28 to 5.00    1.52
     Canceled................................     (85)   1.50 to 5.00    3.90
                                                -----
   Outstanding at December 31, 1998..........   1,275     .28 to 8.00    4.56
     Granted (unaudited).....................      40           10.00   10.00
                                                -----
   Outstanding at February 4, 1999
    (unaudited)..............................   1,315    .28 to 10.00    4.72
                                                =====

   Options granted during the years ended December 31, 1997 and 1998 resulted in total compensation of $1.0 million and $9.5 million, respectively, and were recorded as deferred stock compensation in stockholders' equity. This deferred compensation represented the difference between the deemed fair value of the Company's common stock for accounting purposes and the exercise price of these options at the date of grant. The deferred stock compensation will be recognized as stock-based compensation over the related vesting period of the options. During the years ended December 31, 1997 and 1998, such stock-based compensation was $257,000 and $1.6 million, respectively. Common stock available for future grants at December 31, 1998 was 507,000 shares.

   Additional information with respect to the outstanding options as of December 31, 1998 is as follows (shares in thousands):

                                                                     Options
                                         Options Outstanding       Exercisable
                                     --------------------------- ---------------
                                             Weighted
                                              Average
                                     Number  Remaining  Average  Number Average
                                       of   Contractual Exercise   of   Exercise
   Prices:                           Shares    Life      Price   Shares  Price
   -------                           ------ ----------- -------- ------ --------
   $ .28............................   113     7.90      $ .28      8    $ .28
    1.50............................   260     8.70       1.50     67     1.50
    4.50 to 5.00....................   217     9.20       5.00     21     4.92
    6.00............................   181     9.50       6.00     23     6.00
    6.32............................   421     9.70       6.32     27     6.32
    8.00............................    83     9.90       8.00      1     8.00
                                     -----                        ---
                                     1,275                        147
                                     =====                        ===

                                NETSELECT, LLC

   The Company calculated the minimum fair value of each option grant on the date of the grant using the minimum value option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                          December 31, December 31, December 31,
                                              1996         1997         1998
                                          ------------ ------------ ------------
   Risk-free interest rates..............       6%           6%           5%
   Expected lives (in years).............       4            5            4
   Dividend yield........................       0%           0%           0%
   Expected volatility...................       0%           0%           0%

   The compensation expense associated with the stock-based compensation plans did not result in a material difference from the reported net loss for the period from October 28, 1996 (inception) to December 31, 1996 or years ended December 31, 1997 and 1998.

10. Warrants:

   In connection with entering into a distribution agreement with America Online in April 1998, the Company issued a warrant to purchase 113,295 shares of the Company's common stock at an exercise price of $6.32 per share. America Online will also hold warrants to acquire $3.0 million of common stock with a weighted average exercise price of 137.5% of the initial public offering price. If warrants are purchased in connection with the IPO, the fair value will be measured at the date of the IPO and amortized to sales and marketing expense over the remaining term of the distribution agreement.

   Under the terms of an operating agreement entered into in 1998, the Company issued an immediately exercisable warrant to purchase 113,288 shares of common stock at an exercise price $.001 per share. The Company determined that the fair value of the warrant approximated $1.4 million at the date of issuance which is included in amortization of intangible assets over the estimated useful life of the operating agreement. The warrant was exercised in November 1998.

   During 1998, the Company issued warrants to purchase up to 41,736 shares of common stock to Multiple Listing Services ("MLSs") that agreed to provide their real estate listings to us for publication on the Internet on a preferred national basis over an initial term of 18 months. The issuance of these warrants is contingent upon completion of the IPO. The exercise price will be equal to the IPO per share price. The fair value of issuable warrants will be measured at the date the IPO is deemed to be probable and recognized as expense over the terms of the applicable MLS agreement.

                                NETSELECT, LLC

11. Capitalization:

   Convertible preferred stock at December 31, 1998 consists of the following (in thousands):

                                                      Shares
                                              ---------------------- Liquidation
                                              Authorized Outstanding   Amount
                                              ---------- ----------- -----------
   Series A.................................    1,647       1,378      $ 4,416
   Series B.................................      353         191        1,334
   Series C.................................      614         614        4,884
   Series D.................................      681         681       10,543
   Series F.................................    2,100       1,664       40,871
   Undesignated.............................    4,280
                                                -----       -----      -------
                                                9,675       4,528      $62,048
                                                =====       =====      =======

   Voting--Each share of convertible preferred stock has a number of votes equal to the number of shares of common stock then issuable upon its conversion. The convertible preferred stock generally votes together with the common stock and not as a separate class.

   Dividends--The holders of each series of convertible preferred stock are entitled to receive dividends when, as and if declared by the Board of Directors at a rate of 6.5% of the respective issuance price per share per annum. The holders of Series D and Series F are entitled to receive cumulative dividends in preference to the holders of Series A, Series B, and Series C preferred stock and Series E redeemable convertible preferred stock and the common stock. In the event of a public offering of the Company's equity securities meeting certain minimum size requirements and timing, as defined in the Certificate of Incorporation, dividends declared, if any, will not be payable and will lapse. The holders of the Series D and Series F convertible preferred stock are entitled to dividends at their stated rate whether or not earned which are payable upon conversion provided the Company's public offering does not meet certain minimum size requirements and timing. Accordingly, the Company has recorded accretion of $1.5 million for the year ended December 31, 1998 related to the Series D and Series F dividends.

   No dividends have been declared or paid from inception through December 31, 1998.

   Liquidation--In the event of any liquidation or winding up of the Company, the holders of each series of convertible preferred stock will be entitled to receive, in preference to the holders of common stock, any distribution of assets of the Company equal to the sum of the respective issuance price of such shares plus any accrued and unpaid dividends. The holders of Series D and Series F are entitled to receive any distribution of assets of the Company before the holders of Series A, Series B, and Series C convertible preferred stock and Series E redeemable convertible preferred stock. The holders of Series A, Series B, Series C and Series E preferred stock are also entitled to receive an amount equal to the dividend rate (6.5%) accruing on a quarterly basis on the last day of each calendar quarter for the period from the respective date of issuance of such shares to the date of liquidation.

   After the full liquidation preference on all outstanding shares of convertible preferred stock has been paid, any remaining funds and assets of the Company will be distributed pro rata among the holders of the common stock.

   Redemption--If a liquidation or initial public offering has not occurred by June 30, 2002, the holders of Series E redeemable convertible preferred stock are entitled to a redemption out of the assets of the Company equal to the Series E liquidation preference. The Company has recorded accretion of $171,000 for the year ended December 31, 1998 related to the Series E redeemable preferred stock redemption value.

                                NETSELECT, LLC

   Conversion--Each share of convertible preferred stock is convertible at the holder's option at any time into common stock, according to a ratio which is two-for-one, subject to adjustment for dilution. Each share of convertible preferred stock automatically converts into common stock at the then applicable conversion rate for each upon (i) the closing of an underwritten public offering pursuant to which the post-closing enterprise value is at least $300 million of Company stock at a price of at least $24.93 per share,
(ii) the consent of at least two-thirds of the outstanding preferred stock, or
(iii) as to each series of convertible preferred stock, upon the date that less than 100 shares of such series are outstanding.

   Repurchase of Preferred Stock--In November 1998, the Company repurchased 431,664 shares of Series A and Series B convertible preferred stock for $9.5 million. The difference of $7.7 million between the carrying value of the preferred stock prior to repurchase and the price paid has been included in net loss for the year ended December 31, 1998 in the computation of net loss applicable to common stockholders.

   Sale of Common Stock--In connection with the August 1998 Series F financing, the Company sold an aggregate of 1,673,991 shares of common stock to certain investors and received gross proceeds of approximately $10.6 million. The Company recognized the $18.9 million difference between the estimated fair value of the stock and the price paid by investors as stock-based compensation in 1998.

12. Supplemental Cash Flow Information:

   During the period from January 1, 1999 to February 4, 1999 (unaudited):

  . In connection with an equipment lease financing arrangement, the Company sold $749,000 of net property and equipment in exchange for assumption of third party payables.

   During the year ended December 31, 1998:

  . The Company issued common and convertible preferred stock valued at $1.9 million in connection with an advertising agreement.

  . The Company incurred a $2.0 million payable to a related party in connection with certain obligations under a lifetime operating agreement.

  . Convertible notes in the amount of $10.7 million, plus $64,000 in accrued interest, were converted into Series F convertible preferred stock.

  . The Company issued notes receivable to stockholders for $702,000 in connection with the exercise of stock options.

  .  The Company issued warrants with a fair value of $1.4 million.

  . The Company issued 105,000 shares of common stock valued at $525,000, a note payable of $2.2 million and assumed net liabilities of $946,000 as part of the acquisition of The Enterprise.

  . The Company issued 325,000 shares of Series E redeemable convertible preferred stock valued at $4.8 million, a note payable of $3.6 million and assumed net liabilities of $657,000 as part of the acquisition of MultiSearch.

   During the year ended December 31, 1997:

  . The Company issued 29,382 shares of common stock with a value of $53,000 as part of the acquisition of TouchTech.

                                NETSELECT, LLC

   During the period from October 28, 1996 (Inception) to December 31, 1996:

  . The Company issued common stock valued at $1.1 million in connection with the right to use certain trademarks and an operating agreement.

  . The Company assumed net liabilities totalling $1.2 million in exchange for trademarks and an operating agreement.

13. Defined Contribution Plan:

   The Company has a savings plan (the "Savings Plan") that qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 15%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All full-time employees on the payroll of the Company are eligible to participate in the Plan. The Company is not required to contribute to the Savings Plan and has made no contributions since the inception of the Savings Plan.

14. Income Taxes:

   LLC is treated as a partnership for federal and state income tax purposes. Consequently, all income and loss items flow through to its investors. Accordingly, the provision for income taxes is based on the operating results of RealSelect.

   As a result of net operating losses, RealSelect has not recorded a provision for income taxes. The components of the deferred tax assets and related valuation allowance at December 31, 1997 and 1998 are as follows (in thousands):

                                                                December 31,
                                                              -----------------
                                                               1997      1998
                                                              -------  --------
     Deferred tax assets:
      Net operating loss carryforwards....................... $ 2,036  $ 12,747
      Other..................................................     348     1,078
                                                              -------  --------
                                                                2,384    13,825
      Less: valuation allowance..............................  (2,384)  (13,825)
                                                              -------  --------
     Net deferred taxes...................................... $    --  $     --
                                                              =======  ========

   Due to the uncertainty surrounding the timing of the realization of the benefits from its favorable tax attributes in future tax returns, RealSelect has placed a valuation allowance against its otherwise recognizable deferred tax assets.

   At December 31, 1998, RealSelect has net operating losses for both federal and state income tax purposes of approximately $34.4 million and $18.1 million, respectively, which begin to expire in 2007 for federal and 2001 for state income tax purposes. The net operating losses can be carried forward to offset future taxable income. Utilization of the above carryforwards may be subject to utilization limitations, which may inhibit RealSelect's ability to use carryforwards in the future.

                                NETSELECT, LLC

15. Commitments and Contingencies:

   Operating Leases

   The Company leases certain facilities and equipment under noncancellable operating leases with various expiration dates through 2003. The leases generally contain renewal options and payments that may be adjusted for increases in operating expenses and increases in the Consumer Price Index. Future minimum lease payments under noncancellable operating leases at December 31, 1998 are (in thousands):

       1999............................................................. $ 2,295
       2000.............................................................   2,686
       2001.............................................................   2,553
       2002.............................................................   1,636
       2003.............................................................   1,365
                                                                         -------
         Total.......................................................... $10,535
                                                                         =======

   Total rental expense for operating leases was $7,000, $149,000 and $749,000 for the period from October 28, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, respectively.

   Distribution Agreements

   The Company has entered into various distribution and preferred alliance agreements. Payments remaining over the next five years for the distribution and preferred alliance agreements are as follows (in thousands):

       1999............................................................. $21,143
       2000.............................................................  19,036
       2001.............................................................  14,646
       2002.............................................................   4,250
       2003.............................................................     500
                                                                         -------
         Total.......................................................... $59,575
                                                                         =======

   Contingencies

   From time to time, the Company has been party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Based on the advice of counsel, management believes that the resolution of these matters will not have a material adverse effect on the Company's business, results of operations, financial condition or cash flows.

16. Subsequent Events (unaudited):

   Equipment Leasing Arrangement

   In January 1999, the Company entered into an equipment leasing arrangement which provided for the sale and leaseback of certain of the Company's existing equipment and lease financing for additional equipment needs. The total availability under the agreement is $3.0 million. In addition, the agreement provides the lessor with warrants to purchase up to 5,000 shares of Series F convertible preferred stock at an exercise price of $24.00 per share. The Company determined that the fair value of the warrants approximated $115,000 on the date of grant.

                                NETSELECT, LLC

   Stock Options

   In January 1999, the Board of Directors adopted the 1999 Equity Incentive Plan (the "Plan") to replace the 1996 stock Incentive Plan ("1996 Plan"). The Plan provides for the issuance of both non-statutory and incentive stock options to employees, officers, directors and consultants of the Company. The total number of shares of common stock reserved for issuance under the Plan is equal to that number previously reserved and available for grant under the 1996 Plan. The Company will not issue new options under the 1996 Plan.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of The Enterprise of America, Ltd.

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of The Enterprise of America, Ltd. (the "Company") at December 31, 1997 and March 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1997 and the three months ended March 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Century City, California
March 31, 1999

                        THE ENTERPRISE OF AMERICA, LTD.

                                 BALANCE SHEETS

                                                      December 31,   March 31,
                                                          1997         1998
                                                      ------------  -----------
                       Assets
Current assets:
  Cash............................................... $     3,214   $       414
  Accounts receivable, net of allowance for doubtful
   accounts of $100,000 for December 31, 1997 and
   $125,000 for March 31, 1998.......................     367,607       429,402
                                                      -----------   -----------
Total current assets.................................     370,821       429,816
Property and equipment, net..........................     529,534       763,057
Other assets.........................................      34,533        16,394
                                                      -----------   -----------
    Total assets..................................... $   934,888   $ 1,209,267
                                                      ===========   ===========
       Liabilities and Stockholders' Deficit:
Current liabilities:
  Cash overdraft..................................... $        --   $   126,332
  Accounts payable...................................     355,631       544,305
  Accrued liabilities................................     333,764       334,230
  Current portion of capital lease obligation........      43,832        51,747
  Related party notes payable........................     809,678       821,468
                                                      -----------   -----------
Total current liabilities............................   1,542,905     1,878,082
Capital lease obligation.............................     122,279       108,503
Commitments (Note 6)
Stockholders' deficit:
  Common stock, $1 par value; authorized 9,000
   shares, issued and outstanding 100 shares at
   December 31, 1997 and March 31, 1998..............         100           100
  Additional paid-in capital.........................     606,337       606,337
  Note receivable from stockholder...................    (294,108)     (305,597)
  Accumulated deficit................................  (1,042,625)   (1,078,158)
                                                      -----------   -----------
    Total stockholders' deficit......................    (730,296)     (777,318)
                                                      -----------   -----------
    Total liabilities and stockholders' deficit...... $   934,888   $ 1,209,267
                                                      ===========   ===========


   The accompanying notes are an integral part of these financial statements.

                        THE ENTERPRISE OF AMERICA, LTD.

                            STATEMENTS OF OPERATIONS

                                                                    Three Months
                                                        Year Ended     Ended
                                                       December 31,  March 31,
                                                           1997         1998
                                                       ------------ ------------
Net revenues..........................................  $4,182,776    $969,138
Cost of revenues......................................   2,226,698     524,418
                                                        ----------    --------
    Gross profit......................................   1,956,078     444,720
                                                        ----------    --------
Operating expenses:
  Sales and marketing.................................     551,183     174,094
  General and administrative..........................   1,428,630     273,905
  Loss on disposal of assets..........................      34,750
                                                        ----------    --------
    Total operating expenses..........................   2,014,563     447,999
                                                        ----------    --------
Loss from operations..................................     (58,485)     (3,279)
Interest expense......................................     (29,227)    (32,254)
                                                        ----------    --------
Net loss..............................................  $  (87,712)   $(35,533)
                                                        ==========    ========



   The accompanying notes are an integral part of these financial statements.

                        THE ENTERPRISE OF AMERICA, LTD.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                         Common Stock  Additional    Note
                         -------------  Paid-In   Receivable  Accumulated
                         Shares Amount  Capital   Stockholder   Deficit      Total
                         ------ ------ ---------- ----------- -----------  ---------
Balance at December 31,
 1996...................  100    $100   $606,337   $      --  $  (954,913) $(348,476)
Note receivable issued
 to stockholder.........                            (294,108)               (294,108)
Net loss................                                          (87,712)   (87,712)
                          ---    ----   --------   ---------  -----------  ---------
Balance at December 31,
 1997...................  100     100    606,337    (294,108)  (1,042,625)  (730,296)
Note receivable issued
 to stockholder.........                             (11,489)                (11,489)
Net loss................                                          (35,533)   (35,533)
                          ---    ----   --------   ---------  -----------  ---------
Balance at March 31,
 1998...................  100    $100   $606,337   $(305,597) $(1,078,158) $(777,318)
                          ===    ====   ========   =========  ===========  =========



   The accompanying notes are an integral part of these financial statements.

                        THE ENTERPRISE OF AMERICA, LTD.

                            STATEMENTS OF CASH FLOWS

                                                                  Three Months
                                                      Year Ended     Ended
                                                     December 31,  March 31,
                                                         1997         1998
                                                     ------------ ------------
Cash flows from operating activities:
Net loss............................................  $ (87,712)   $ (35,533)
Adjustments to reconcile net loss to net cash
 provided by operating activities:
Depreciation and amortization.......................    206,269       46,245
Provision for doubtful accounts.....................     65,684       25,000
Loss on sale of fixed assets........................     34,750
Changes in operating assets and liabilities:
  Accounts receivable...............................     33,996      (86,795)
  Other assets......................................    (22,677)      18,139
  Cash overdraft....................................    (75,064)     126,332
  Accounts payable..................................    (24,153)     187,808
  Accrued liabilities...............................    109,430        1,332
                                                      ---------    ---------
Net cash provided by operating activities...........    240,523      282,528
                                                      ---------    ---------
Cash flows from investing activities:
Purchases of property and equipment.................   (124,105)    (279,768)
Proceeds from sale of fixed asset...................    223,632
                                                      ---------    ---------
Net cash provided by (used in) investing
 activities.........................................     99,527     (279,768)
                                                      ---------    ---------
Cash flows from financing activities:
Note receivable from stockholder....................   (294,108)     (11,489)
Repayment of line of credit.........................   (852,855)
Proceeds from related party notes payable...........    809,678       11,790
Payments on capital lease obligation................                  (5,861)
                                                      ---------    ---------
Net cash used in financing activities...............   (337,285)      (5,560)
                                                      ---------    ---------
Change in cash......................................      2,765       (2,800)
Cash, beginning of period...........................        449        3,214
                                                      ---------    ---------
Cash, end of period.................................  $   3,214    $     414
                                                      =========    =========
Supplemental disclosure of cash flow activities:
Cash paid during the year for interest..............  $  29,312    $  32,254
                                                      =========    =========
Cash paid during the year for income taxes..........  $     807    $     510
                                                      =========    =========

   Supplemental schedule of non-cash investing and financing activities:

   During 1997, the Company acquired $166,110 of production equipment through a capital lease.

   The accompanying notes are an integral part of these financial statements.

                        THE ENTERPRISE OF AMERICA, LTD.

                         NOTES TO FINANCIAL STATEMENTS

1. The Company:

   The Enterprise of America, Ltd. (the "Company") is a Wisconsin corporation that was formed on November 1, 1990. The Company's primary business activity is an Internet-based marketing service for real estate and television production and editing of home real estate shows.

   On March 31, 1998, NetSelect, Inc. acquired all of the Company's outstanding shares of Common Stock, at which time the Company became a wholly owned subsidiary of NetSelect, Inc. which was subsequently renamed homestore.com, Inc.

2. Summary of Significant Accounting Policies:

   Use Of Estimates--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

   Property And Equipment--Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three years or less, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

   Long-Lived Assets--The Company continually reviews the recoverability of the carrying value of long-lived assets. The Company also reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

   Revenue Recognition--The Company's revenues are derived principally from the sale of Internet-based marketing services and tools for real estate professionals and production and editing of home real estate programs. Revenues from Internet-based marketing services are recognized as such services are rendered. Revenues associated with production and editing are recognized upon delivery of the completed program to the television station.

   Advertising Expense--Advertising costs are expensed as incurred and totalled $9,000 during the year ended December 31, 1997 and $52,500 for the three months ended March 31, 1998.

   Income Taxes--Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   Concentration Of Credit Risk--Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. Cash is deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

   During the year ended December 31, 1997 and the three months ended March 31, 1998, no customers accounted for more than 10% of net revenues or net accounts receivable.

                        THE ENTERPRISE OF AMERICA, LTD.

   Segments--Statement of Financial Accounting Standards No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments.

3. Property And Equipment:

   Property and equipment consists of the following:

                                                        December 31, March 31,
                                                            1997        1998
                                                        ------------ ----------
   Computer and production equipment...................  $  607,033  $  607,033
   Office furniture and fixtures.......................     439,127     451,062
   Leasehold improvements..............................      36,616     304,449
                                                         ----------  ----------
                                                          1,082,776   1,362,544
   Accumulated depreciation............................    (553,242)   (599,487)
                                                         ----------  ----------
                                                         $  529,534  $  763,057
                                                         ==========  ==========

4. Accrued Liabilities:

   Accrued liabilities consist of the following:

                                                          December 31, March 31,
                                                              1997       1998
                                                          ------------ ---------
   Accrued revenue sharing...............................   $151,159   $142,583
   Accrued compensation..................................     80,484     81,314
   Accrued legal.........................................     62,000     62,000
   Accrued other.........................................     40,121     48,333
                                                            --------   --------
                                                            $333,764   $334,230
                                                            ========   ========

5. Related Party Notes Payable:

   At December 31, 1997 and March 31, 1998, the Company was indebted to a related party for $96,568 and $108,358, respectively.

   At December 31, 1997 and March 31, 1998, the Company was indebted to a related party for $713,110.

   Notes payable and accrued interest to the related parties were subsequently repaid in April of 1998 when the Company was acquired by NetSelect, Inc. (see
Note 1). Therefore, all amounts due to related parties are classified as current liabilities.

6. Commitments:

   Leases

   The Company leases certain facilities and equipment under noncancellable operating leases. The operating leases generally contain renewal options and payments that may be adjusted for increases in operating expenses and increases in the Consumer Price Index. The Company also leases production equipment which is being accounted for as a capital lease.

                        THE ENTERPRISE OF AMERICA, LTD.

   Future minimum lease payments under noncancellable capital and operating leases as of March 31, 1998 are as follows:

                                                             Capital   Operating
                                                              Leases    Leases
                                                             --------  ---------
   1999..................................................... $ 75,329  $127,634
   2000.....................................................   75,329   137,854
   2001.....................................................   50,219   137,859
   2002.....................................................            141,135
   2003.....................................................            141,135
   Thereafter...............................................              5,678
                                                             --------  --------
       Total minimum obligations............................  200,877  $691,295
                                                                       ========
   Less interest............................................  (40,627)
                                                             --------
   Present value of minimum obligations.....................  160,250
   Less current portion.....................................  (51,747)
                                                             --------
   Long-term obligations at March 31, 1998.................. $108,503
                                                             ========

   Total rental expenses for operating leases was $13,159 for the three months ended March 31, 1998 and $227,762 for the year ended December 31, 1997.

7. Note Receivable from Stockholder:

   At December 31, 1997 and March 31, 1998, the Company held a note receivable from its stockholder totaling $294,108 and $305,597, respectively. The note, which is classified as a component of stockholders' equity, was forgiven by NetSelect, Inc. (Note 1) as part of the purchase price of the acquisition.

8. Income Taxes:

   The Company is a Subchapter S corporation for federal and state income tax purposes. In accordance with federal and state provisions, corporate earnings flow through to the stockholder and are taxed at the stockholder level. Deferred income tax assets and liabilities are not considered material to the financial position of the Company at December 31, 1997 and March 31, 1998. The provision for income taxes is comprised of the minimum Wisconsin franchise tax and is not material for the year ended December 31, 1997 and the three months ended March 31, 1998. Due to the acquisition of the Company by NetSelect, Inc. on March 31, 1998, the Company's Subchapter S status terminated (Note 1).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of MultiSearch Solutions, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of MultiSearch Solutions, Inc. and its subsidiary (the "Company") at December 31, 1997 and June 30, 1998, and the results of their operations and their cash flows for the year ended December 31, 1997 and the six months ended June 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Century City, California
March 31, 1999

                          MULTISEARCH SOLUTIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                       December 31,  June 30,
                                                           1997        1998
                                                       ------------ ----------
                       Assets:
Current assets:
 Cash.................................................  $   43,141  $  113,861
 Accounts receivable, net of allowance for doubtful
  accounts of $170,000 and $82,475 for December 31,
  1997 and June 30, 1998, respectively................     185,293     139,867
 Prepaid expenses.....................................      10,664         922
                                                        ----------  ----------
Total current assets..................................     239,098     254,650
Property and equipment, net...........................     145,682     130,200
Other assets..........................................       3,212      93,400
                                                        ----------  ----------
   Total assets.......................................  $  387,992  $  478,250
                                                        ==========  ==========
        Liabilities and Stockholders' Deficit:

Current liabilities:
 Accounts payable.....................................  $  394,810  $  322,125
 Accrued liabilities..................................     237,621     210,570
 Due to stockholders and related parties..............     322,637     454,390
 Customer deposit.....................................     100,000     100,000
                                                        ----------  ----------
Total current liabilities.............................   1,055,068   1,087,085
Commitments (Note 4)
Stockholders' deficit:
 Common stock, $1.00 par value; authorized 1,000,000
  shares, 1,000 shares issued and 409 shares
  outstanding at December 31, 1997 and June 30, 1998..         409         409
 Additional paid-in capital...........................     138,180     138,180
 Treasury stock.......................................    (409,409)   (409,409)
 Accumulated deficit..................................    (396,256)   (338,015)
                                                        ----------  ----------
   Total stockholders' deficit........................    (667,076)   (608,835)
                                                        ----------  ----------
   Total liabilities and stockholders' deficit........  $  387,992  $  478,250
                                                        ==========  ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                          MULTISEARCH SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1997        1998
                                                        ------------ ----------
Net revenues...........................................  $3,040,162  $2,054,055
Cost of revenues.......................................   1,563,969     947,265
                                                         ----------  ----------
Gross profit...........................................   1,476,193   1,106,790
                                                         ----------  ----------
Operating expenses:
  Sales and marketing..................................     725,478     543,853
  Product development..................................      73,519      23,621
  General and administrative...........................     980,862     456,705
                                                         ----------  ----------
    Total operating expenses...........................   1,779,859   1,024,179
                                                         ----------  ----------
Income (loss) from operations..........................    (303,666)     82,611
Interest expense.......................................     (28,973)    (24,370)
Other income...........................................     222,617         --
                                                         ----------  ----------
Net income (loss)......................................  $ (110,022) $   58,241
                                                         ==========  ==========



  The accompanying notes are an integral part of these consolidated financial statements.

                          MULTISEARCH SOLUTIONS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                Common Stock  Additional  Treasury Stock
                                -------------  Paid-In   ----------------  Accumulated
                                Shares Amount  Capital   Shares  Amount      Deficit     Total
                                ------ ------ ---------- ------ ---------  ----------- ---------
Balance at December 31, 1996..    580   $580   $138,180   420   $(349,580)  $(286,234) $(497,054)
Repurchase of stock...........   (171)  (171)             171     (59,829)               (60,000)
Net loss......................                                               (110,022)  (110,022)
                                 ----   ----   --------   ---   ---------   ---------  ---------
Balance at December 31, 1997..    409    409    138,180   591    (409,409)   (396,256)  (667,076)
Net income....................                                                 58,241     58,241
                                 ----   ----   --------   ---   ---------   ---------  ---------
Balance at June 30, 1998......    409   $409   $138,180   591   $(409,409)  $(338,015) $(608,835)
                                 ====   ====   ========   ===   =========   =========  =========




  The accompanying notes are an integral part of these consolidated financial statements

                          MULTISEARCH SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1997        1998
                                                        ------------ ----------
Cash flows from operating activities:
Net income (loss).....................................   $(110,022)   $ 58,241
Adjustments to reconcile net income (loss) to net cash
 used in operating activities:
Depreciation and amortization.........................      69,312      51,575
Provision for doubtful accounts.......................     170,000     (87,525)
Settlement of implied agreement.......................    (200,000)
Gain on sale of assets................................      (5,100)
Changes in operating assets and liabilities:
  Accounts receivable.................................    (150,421)    132,951
  Prepaid expenses....................................     (10,664)      9,742
  Other assets........................................      10,371     (90,188)
  Accounts payable....................................      38,564     (72,685)
  Accrued liabilities.................................     144,651     (27,051)
                                                         ---------    --------
Net cash used in operating activities.................     (43,309)    (24,940)
                                                         ---------    --------
Cash flows from investing activities:
Purchases of property and equipment...................    (146,799)    (36,093)
Proceeds from sale of assets..........................       5,100
                                                         ---------    --------
Net cash used in investing activities.................    (141,699)    (36,093)
                                                         ---------    --------
Cash flows from financing activities:
Net advances under line of credit agreement from
 stockholders.........................................     153,553     158,004
Loan repayments to related parties....................     (33,815)    (26,251)
                                                         ---------    --------
Net cash provided by financing activities.............     119,738     131,753
                                                         ---------    --------
Change in cash........................................     (65,270)     70,720
Cash, beginning of period.............................     108,411      43,141
                                                         ---------    --------
Cash, end of period...................................   $  43,141    $113,861
                                                         =========    ========
Supplemental disclosure of cash flow activities:
Cash paid during the year for interest................   $  24,153    $ 24,340
                                                         =========    ========
Cash paid during the year for income taxes............   $     800    $    800
                                                         =========    ========

   Supplemental schedule of non-cash investing and financing activities:

   During 1997, the Company utilized $60,000 of its line of credit agreement with its stockholders to repurchase 171 shares of its common stock.

  The accompanying notes are an integral part of these consolidated financial statements.

                          MULTISEARCH SOLUTIONS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company And Summary Of Significant Accounting Policies:

   The Company--MultiSearch Solutions, Inc. (the "Company") is a Texas corporation that was formed on May 27, 1993. The Company's primary business activity is an Internet-based marketing and publishing service for newly constructed real estate.

   Effective June 30, 1998, NetSelect, Inc. acquired all of the Company's outstanding shares of Common Stock, at which time the Company became a wholly owned subsidiary of NetSelect, Inc. which was subsequently renamed homestore.com, Inc.

   Summary Of Significant Accounting Policies

   Principles Of Consolidation--The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany transactions and balances have been eliminated in consolidation.

   Use Of Estimates--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

   Concentration Of Credit Risk--Financial instruments that potentially subject the Company to a concentration risk consist of cash and accounts receivable. Cash is deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

   During the year ended December 31, 1997 and the six months ended June 30, 1998, no customers accounted for more than 10% of net revenues or net accounts receivable.

   Property And Equipment--Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three years or less, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

   Long-Lived Assets--The Company continually reviews the recoverability of the carrying value of long-lived assets. The Company also reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

   Revenue Recognition--The Company's revenues are derived principally from the sale of advertising in its publications and web site hosting for new home builders. Revenues are recognized ratably over the periods in which advertisements are displayed and web site hosting and other services are provided.

   Product Development Costs--Product development costs include expenses incurred by the Company to develop, enhance, manage, monitor and operate the Company's web sites. Product development costs are expensed as incurred.

   Advertising Expenses--Advertising costs are expensed as incurred and totalled $44,000 during the year ended December 31, 1997 and $23,000 for the six months ended June 30, 1998.

                          MULTISEARCH SOLUTIONS, INC.

   Income Taxes--Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   Segments--Statement of Financial Accounting Standards No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments.


2. Property And Equipment:

   Property and equipment consists of the following:

                                                         December 31, June 30,
                                                             1997       1998
                                                         ------------ ---------
   Computer equipment...................................  $ 189,148   $ 189,148
   Office furniture and fixtures........................    267,686     303,452
                                                          ---------   ---------
                                                            456,834     492,600
   Less: Accumulated depreciation.......................   (311,152)   (362,400)
                                                          ---------   ---------
     Total..............................................  $ 145,682   $ 130,200
                                                          =========   =========

3. Accrued Liabilities:

   Accrued liabilities consist of the following:

                                                          December 31, June 30,
                                                              1997       1998
                                                          ------------ --------
   Accrued compensation..................................   $ 62,070   $158,499
   Accrued sales taxes...................................     51,329     52,071
   Accrued revenue sharing...............................     31,795
   Accrued legal.........................................     92,427
                                                            --------   --------
                                                            $237,621   $210,570
                                                            ========   ========

4. Commitments:

   The Company leases certain facilities and equipment. The leases generally contain renewal options and payments that may be adjusted for increases in operating expenses and increases in the Consumer Price Index. Future minimum lease payments under noncancellable operating leases with original terms of more than one year as of June 30, 1998 are as follows:

       1999............................................................ $335,447
       2000............................................................  262,737
       2001............................................................   58,411
                                                                        --------
                                                                        $656,595
                                                                        ========

   Rent expense was $128,500 for the year ended December 31, 1997 and $86,000 for the six months ended June 30, 1998.

                          MULTISEARCH SOLUTIONS, INC.

5. Other Income:

   During 1997, $200,000 in other income was recognized in connection with the settlement of an implied agreement entered into in 1996.

6. Due to Stockholders and Related Parties:

   At December 31, 1997 and June 30, 1998, the Company was indebted to certain of its stockholders under a revolving line of credit agreement in the amounts of $213,852 and $371,856, respectively. The line of credit is due on demand and bears interest at 12% per annum.

   At December 31, 1997 and June 30, 1998, the Company was indebted to a related party for $28,315 and $10,956, respectively. The loan was made in connection with the repurchase of the Company's common stock and is payable in 24 monthly installments of $2,307, bears interest at 10% per annum, and is due on March 1, 1999.

   At December 31, 1997 and June 30, 1998, the Company was indebted to a related party for $80,470 and $71,578, respectively. The loan is payable in 48 monthly installments, bears interest at 5.25% per annum, and is due on March 1, 2001.

   The amounts due to stockholders and related parties were subsequently repaid in July of 1998 in connection with the acquisition of the Company by NetSelect, Inc. (Note 1). Therefore, all amounts due to stockholders and related parties have been classified as current liabilities.

7. Income Taxes:

   As a result of the net operating losses, the Company has not recorded a provision for income taxes. The components of the deferred tax assets and related valuation allowance at December 31, 1997 and June 30, 1998 are as follows:

                                                          December 31, June 30,
                                                              1997       1998
                                                          ------------ --------
     Net operating loss carryforwards....................   $ 37,000   $ 49,000
     Other...............................................     47,000     12,000
                                                            --------   --------
     Deferred tax assets.................................     84,000     61,000
     Valuation allowance.................................    (84,000)   (61,000)
                                                            --------   --------
                                                            $     --   $     --
                                                            ========   ========

   Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns, the Company has recorded a valuation allowance against its otherwise recognizable deferred tax assets.

   At June 30, 1998, the Company has net operating losses for both federal and state income tax purposes of approximately $120,000 expiring beginning in the years 2007 for federal and 1998 for state purposes. The net operating losses can be carried forward to offset future taxable income. Utilization of the above carryforwards may be subject to utilization limitations, which may inhibit the Company's ability to use carryforwards in the future.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Shareholders
SpringStreet, Inc.

We have audited the accompanying balance sheets of SpringStreet, Inc., as of December 31, 1997 and 1998, and the related statements of operations, shareholders' deficit and cash flows for the period from August 21, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SpringStreet, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from August 21, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

San Francisco, California
April 12, 1999

                               SPRINGSTREET, INC.

                                 BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                      December 31,
                                                     ----------------   March 31,
                                                      1997     1998       1999
                                                     -------  -------  -----------
                                                                       (Unaudited)
                      Assets
 Current assets:
   Cash and cash equivalents......................   $ 2,805  $ 4,686   $ 16,738
   Accounts receivable, net of allowance for
    doubtful accounts of $50 at December 31, 1998
    and $88 at March 31, 1999.....................        --      970        491
   Other current assets...........................        40      225        743
                                                     -------  -------   --------
 Total current assets.............................     2,845    5,881     17,972
 Fixed assets, net................................       280      721        910
 Other assets.....................................        33       43        466
                                                     -------  -------   --------
     Total assets.................................   $ 3,158  $ 6,645   $ 19,348
                                                     =======  =======   ========
 Liabilities, convertible preferred stock subject
  to redemption and shareholders' equity (deficit)
 Current liabilities:
   Accounts payable and accrued expenses..........   $   178  $   236   $    824
   Accrued compensation and related expenses......       158      729      1,094
   Advance from shareholder.......................       245       --         --
 Deferred revenue.................................        --    1,092      1,169
                                                     -------  -------   --------
 Total current liabilities........................       581    2,057      3,087
 Convertible preferred stock subject to
  redemption:
   Series B--no par value; 3,684,210 shares
    authorized, issued and outstanding as of
    December 31, 1997, 1998 and March 31, 1999....     3,500    3,500      3,500
   Series C--no par value; 4,850,000 shares
    authorized and 4,689,080 shares issued and
    outstanding as of December 31, 1998 and March
    31, 1999......................................        --   10,274     10,274
                                                     -------  -------   --------
 Total convertible preferred stock subject to
  redemption......................................     3,500   13,774     13,774
 Shareholders' equity (deficit):
   Convertible preferred stock Series A--no par
    value; 3,750,000 shares authorized, issued and
    outstanding as of December 31, 1997, 1998 and
    March 31, 1999................................       202      202        202
   Convertible preferred stock Series D--no par
    value; 3,153,846 shares authorized and
    2,430,772 issued and outstanding as of March
    31, 1999......................................        --       --     15,800
   Common stock--no par value; 20,000,000 and
    25,000,000 shares authorized, 1,250,000,
    1,281,562 and 1,298,374 shares issued and
    outstanding as of December 31, 1997, 1998 and
    March 31, 1999, respectively..................         1    1,959      4,031
   Deferred stock compensation....................        --   (1,630)    (3,275)
   Accumulated deficit............................    (1,126)  (9,717)   (14,271)
                                                     -------  -------   --------
     Total shareholders' equity (deficit).........      (923)  (9,186)     2,487
                                                     -------  -------   --------
     Total liabilities, convertible preferred
      stock subject to redemption and
      shareholders' equity (deficit)..............   $ 3,158  $ 6,645   $ 19,348
                                                     =======  =======   ========

                            See accompanying notes.

                               SPRINGSTREET, INC.

                            STATEMENTS OF OPERATIONS
               (in thousands, except share and per share amounts)

                          Period through  Year ended  Three months ended March 31,
                           December 31,  December 31, ----------------------------
                               1997          1998          1998            1999
                          -------------- ------------ --------------  --------------
                                                               (unaudited)
Net revenue.............     $    82       $ 1,099    $           75  $          869
Cost of net revenue.....          73           721               118             341
                             -------       -------    --------------  --------------
Gross profit............           9           378               (43)            528
                             -------       -------    --------------  --------------
Operating expenses:
  Selling and
   marketing............         641         6,509               910           3,054
  General and
   administration.......         340         1,578               214           1,073
  Research and
   development..........         173         1,089               137             994
                             -------       -------    --------------  --------------
    Total operating
     expenses...........       1,154         9,176             1,261           5,121
                             -------       -------    --------------  --------------
Loss from operations....      (1,145)       (8,798)           (1,304)         (4,593)
Interest income.........          19           207                34              39
                             -------       -------    --------------  --------------
Net loss................     $(1,126)      $(8,591)   $       (1,270) $       (4,554)
                             =======       =======    ==============  ==============
Net loss per share--
 basic and diluted......     $ (1.77)      $(11.00)   $        (1.81) $        (4.78)
                             =======       =======    ==============  ==============
Number of shares used in
 net loss per share
 calculation--basic and
 diluted................     636,837       780,830           700,404         951,908
                             =======       =======    ==============  ==============


                            See accompanying notes.

                               SPRINGSTREET, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                                                             Shareholders' Equity (Deficit)
                           Convertible   ----------------------------------------------------------------------
                            Preferred     Convertible
                          Stock Subject    Preferred
                          to Redemption      Stock      Common Stock                                Total
                          -------------- -------------- -------------   Deferred   Accumulated  Shareholders'
                          Shares Amount  Shares Amount  Shares Amount Compensation   Deficit   Equity (Deficit)
                          ------ ------- ------ ------- ------ ------ ------------ ----------- ----------------
Issuance of common stock
 to founders............     --  $    --    --  $    -- 1,250  $    1   $    --     $     --       $     1
Issuance of Convertible
 Preferred Stock--Series
 A......................     --       -- 3,750      202    --      --        --           --           202
Issuance of Convertible
 Preferred Stock--Series
 B, subject to
 redemption.............  3,684    3,500    --       --    --      --        --           --            --
Net loss................     --       --    --       --    --      --        --       (1,126)       (1,126)
                          -----  ------- -----  ------- -----  ------   -------     --------       -------
Balances at December 31,
 1997...................  3,684    3,500 3,750      202 1,250       1        --       (1,126)         (923)
Issuance of common stock
 upon exercise of stock
 options................     --       --    --       --    32       3        --           --             3
Issuance of Convertible
 Preferred Stock--Series
 C, subject to
 redemption.............  4,689   10,274    --       --    --      --        --           --            --
Deferred stock
 compensation...........     --       --    --       --    --   1,955    (1,955)          --            --
Amortization of deferred
 stock compensation.....     --       --    --       --    --      --       325           --           325
Net loss................     --       --    --       --    --      --        --       (8,591)       (8,591)
                          -----  ------- -----  ------- -----  ------   -------     --------       -------
Balances at December 31,
 1998...................  8,373   13,774 3,750      202 1,282   1,959    (1,630)      (9,717)       (9,186)
Issuance of common stock
 upon exercise of stock
 options (unaudited)....     --       --    --       --    16       1        --           --             1
Issuance of Convertible
 Preferred Stock--Series
 D (unaudited)..........     --       -- 2,431   15,800    --      --        --           --        15,800
Deferred stock
 compensation
 (unaudited)............     --       --    --       --    --   2,071    (2,071)          --            --
Amortization of deferred
 stock compensation
 (unaudited)............     --       --    --       --    --      --       426           --           426
Net loss (unaudited)....     --       --    --       --    --      --        --       (4,554)       (4,554)
                          -----  ------- -----  ------- -----  ------   -------     --------       -------
Balance at March 31,
 1999 (unaudited).......  8,373  $13,774 6,181  $16,002 1,298  $4,031   $(3,275)    $(14,271)      $ 2,487
                          =====  ======= =====  ======= =====  ======   =======     ========       =======


                            See accompanying notes.

                               SPRINGSTREET, INC.

        For the period from August 21, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                               Three months
                                  Period through  Year ended  ended March 31,
                                   December 31,  December 31, ----------------
                                       1997          1998      1998     1999
                                  -------------- ------------ -------  -------
                                                                (unaudited)
Cash used in operating
 activities
Net loss........................     $(1,126)      $(8,591)   $(1,270) $(4,554)
Adjustments to reconcile net
 loss to net cash used in
 operating activities:
Depreciation and amortization...          17           161         26       62
Amortization of deferred stock
 compensation...................          --           325          8      426
Expenses paid through advance by
 a shareholder..................         232            --         --       --
Changes in operating assets and
 liabilities:
Accounts receivable.............          --          (970)       (31)     479
Other assets....................         (74)         (201)       (93)    (572)
Accounts payable and accrued
 expenses.......................         178            58        (87)     578
Accrued compensation and related
 expenses.......................         158           571        144      365
Deferred revenue................          --         1,092         --       77
                                     -------       -------    -------  -------
Net cash used in operating
 activities.....................        (615)       (7,555)    (1,303)  (3,139)
                                     -------       -------    -------  -------
Cash used in investing
 activities
Purchases of fixed assets.......         (93)         (596)      (116)    (220)
Business purchase, net of broker
 fees...........................          --            --         --     (390)
                                     -------       -------    -------  -------
Net cash used in investing
 activities.....................         (93)         (596)      (116)    (610)
                                     -------       -------    -------  -------


Cash provided in financing
 activities
Proceeds from issuance of
 Convertible Preferred Stock--
 Series B.......................       3,500            --         --       --
Proceeds from issuance of
 Convertible Preferred Stock--
 Series C, net of issuance
 costs..........................          --        10,274         --       --
Proceeds from issuance of
 Convertible Preferred Stock--
 Series D, net of issuance
 costs..........................          --            --         --   15,800
Proceeds from exercise of common
 stock options..................          --             3         --        1
Proceeds from advance from
 shareholder....................         100            --         --       --
Repayment of advance from
 shareholder....................         (87)         (245)      (245)      --
                                     -------       -------    -------  -------
Net cash provided by financing
 activities.....................       3,513        10,032       (245)  15,801
                                     -------       -------    -------  -------
Net increase in cash and cash
 equivalents....................       2,805         1,881     (1,664)  12,052
Cash and cash equivalents at
 beginning of period............          --         2,805      2,805    4,686
                                     -------       -------    -------  -------
Cash and cash equivalents at end
 of period......................     $ 2,805       $ 4,686    $ 1,141  $16,738
                                     =======       =======    =======  =======
Supplemental disclosure: non-
 cash transaction
Issuance of Convertible
 Preferred Stock--Series A in
 exchange for fixed assets......     $   202       $    --    $    --  $    --
                                     =======       =======    =======  =======



                            See accompanying notes.

                              SPRINGSTREET, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. The Company:

   SpringStreet Inc. (the "Company"), formerly AllApartments, Inc., provides a comprehensive selection of rental listings throughout the United States as well as links to relocation services including on-line change of address, truck rental, insurance and credit reports on the Company's Web site, www.springstreet.com. These services are packaged to assist individuals locate and transition into new rental residences.

   The Company commenced operations in its current form on October 13, 1997 upon the issuance of 1,250,000 shares of common stock to its two founding officers and 3,750,000 shares of Series A Convertible Preferred Stock to Marcus & Millichap Company ("M&M"). For the period from August 21, 1997 (commencement of operations) through October 12, 1997, the initial planning and development activities of the business were conducted by M&M as a separate division along with M&M's other businesses and such activity has been included in these revenues and expenses for 1997. Activity prior to August 21, 1997 was not separate or discrete and is not included here-in.

   Consideration for the common and preferred stock issued on October 13, 1997 was in the form of fixed assets, assignments of technology and cancellation of indebtedness which had stated values of $125,000 and $1,301,000, respectively. For the purposes of these financial statements, the basis of the technology and fixed assets transferred was the underlying basis to the shareholders:
$1,250 for the common shares and $202,000 for the preferred shares.

   The Company has experienced operating losses to date and had an accumulated deficit at December 31, 1998. Increasing and significant net losses are expected for the foreseeable future. Since its formation, the Company has raised significant capital through private placements of equity securities. At March 31, 1999, the Company had $16,738,000 (unaudited) in cash and cash equivalents. Future capital requirements are primarily dependent upon the Company's ability to execute its business plan. There can be no assurance that the Company, if necessary, will be able to raise additional financing, or that such financing will be available on terms satisfactory to the Company. Failure to raise additional funding when needed could adversely affect the ability of the Company to implement its current business plan.

   The financial statements of the Company reflect those of M&M's subsidiary prepared on a stand alone basis until the issuance of preferred shares to third party investors in amounts sufficient to provide for de-consolidation.

2. Summary of Significant Accounting Policies:

   Unaudited Interim Financial Information--The interim financial information of the Company for the three months ended March 31, 1998 and 1999 are unaudited. The unaudited interim financial information have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position at March 31, 1999 and the results of operations and cash flows for the three months ended March 31, 1998 and 1999.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and the accompanying notes. These estimates are based upon information available as of the date of the financial statements; therefore, actual results could differ from these estimates, although management does not believe that any differences would materially affect Springstreet's financial position or results of operations.

   Cash and Cash Equivalents--Cash and cash equivalents, which consist of cash and highly liquid short-term investments with insignificant interest rate risk and original maturities of three months or less at the date of purchase are stated at cost which approximates fair value.

                              SPRINGSTREET, INC.

   Concentrations of Credit Risk and Credit Risk Evaluations--Financial instruments which subject the Company to concentrations of credit risk consist primarily of temporary cash investments and trade accounts receivable. Cash equivalents consist principally of money market funds held with domestic financial institutions with high credit standing.

   The Company performs ongoing credit evaluations of its corporate customers and generally does not require collateral. Reserves are maintained for potential credit issues, and such losses to date have been within management's expectations.

   For the period August 21, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998, no single customer accounted for greater than 10% of net revenue.

   Fixed Assets--Fixed assets are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized over the shorter of the assets' useful life or the remaining lease term.

   Other Long-lived Assets, including Intangible Assets--The Company continually reviews the recoverability of the carrying value of long-lived assets. The Company also reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable.

   Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

   Income Taxes--The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), which requires the use of the liability method in accounting for income taxes. Under FAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rate and laws that are expected to be in effect when the differences are expected to reverse.

   Stock-Based Compensation--Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), encourages but does not require companies to record compensation expense for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has adopted the disclosure-only alternative provided by FAS 123.

   Revenue Recognition--The Company's revenues are derived primarily from the sale of "electronic brochure" listings to property owners, banner advertising sales and transaction fees generated from on-line referrals.

   The terms of electronic brochure contracts range from one month to one year. Revenue on these contracts is recognized ratably over the contract term. Deferred revenue is comprised of billings in excess of recognized revenue related to these contracts.

   Banner advertising revenue is recognized over the period in which the advertisement is displayed, provided that no significant Company obligations remain at the end of the period and collections are probable. To the extent minimum guaranteed "impressions" are not met, the Company defers recognition of the corresponding revenues until the remaining impression levels are achieved.

                              SPRINGSTREET, INC.

   Referral services generally involve Web site linking arrangements between the Company and its strategic business partners. Revenues from referral arrangements are recognized at the time the referral is completed or upon notification from the partner that revenues have been earned by the Company.

   Computation of Net Loss per Share--Basic and diluted net loss per common share are presented in conformity with Financial Accounting Standards Board Statement No. 128, "Earning Per Share", ("FAS 128") for all periods presented. In accordance with FAS 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. For the purposes of this computation, shares issued to the founders and to the Series A preferred shareholders are assumed to be outstanding from the date of commencement of operations. Shares associated with stock options and convertible preferred stock are not included in the computation of diluted net loss per share because their inclusion would be antidilutive. The total number of shares excluded from the calculations of diluted net loss per common share are 4,567,309, 11,250,219 and 14,338,909 for the period from August 21, 1997 through December 31, 1997, for the year ended December 31, 1998 and for the quarter ended March 31, 1999, respectively.

                                                                     Three
                                         Period                     Months
                                        through      Year ended      Ended
                                      December 31,  December 31,   March 31,
                                          1997          1998         1999
                                      ------------  ------------  -----------
                                                                  (unaudited)
   Net loss.......................... $(1,126,000)  $(8,591,000)  $(4,554,000)
                                      ===========   ===========   ===========
   Weighted-average shares of common
    stock outstanding................   1,250,000     1,258,000     1,295,467
   Less: weighted-average shares
    subject to repurchase............    (613,163)     (477,170)     (343,559)
                                      -----------   -----------   -----------
   Weighted-average shares used in
    computing basic and diluted net
    loss per share...................     636,837       780,830       951,908
                                      ===========   ===========   ===========
   Basic and diluted net loss per
    share............................ $     (1.77)  $    (11.00)  $     (4.78)
                                      ===========   ===========   ===========

   Recent Accounting Pronouncements--As of January 1, 1998 the Company adopted Financial Accounting Standards Board Statement No. 130 ("FAS 130"), "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in full set of general-purpose financial statements. The Company had no material components of comprehensive income. The adoption of this standard has had no impact on the Company's financial position, shareholders' equity (deficit), results of operations or cash flows. Accordingly, the Company's comprehensive loss for the year ended December 31, 1998 is equal to its reported loss.

   Additionally, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("FAS 131") "Disclosure about Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information in annual statements and interim financial reports regarding operating segments, products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The Company adopted FAS 131 in 1998. The Company operates in a single segment.

   In March 1998, The American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which establishes guidelines for accounting for the costs of all computer software developed or obtained for internal use. The Company was required to adopt SOP 98-1 effective January 1, 1999. The adoption of SOP 98-1 did not have a material impact on the Company's financial statements.

   Fair Value of Financial Instruments--As of December 31, 1997 and 1998, the respective carrying values of the Company's financial instruments approximated their fair values. These financial instruments include cash

                              SPRINGSTREET, INC.

and cash equivalents, accounts receivable, accounts payable, accrued expenses and certain other assets and liabilities that are considered financial instruments. Carrying values were estimated to approximate fair value for these financial instruments as they are short term in nature and are receivable or payable on demand.

3. Fixed Assets:

   Fixed assets consist of the following:

                                                  December 31,
                                               -------------------   March 31,
                                                 1997      1998        1999
                                               --------  ---------  -----------
                                                                    (unaudited)
   Computer equipment......................... $179,000  $ 430,000  $  442,000
   Computer software..........................   93,000    166,000     200,000
   Leasehold improvements.....................       --     95,000     119,000
   Furniture and equipment....................   23,000    200,000     380,000
                                               --------  ---------  ----------
   Total......................................  295,000    891,000   1,141,000
   Less: Accumulated depreciation.............  (15,000)  (170,000)   (231,000)
                                               --------  ---------  ----------
   Fixed assets, net.......................... $280,000  $ 721,000  $  910,000
                                               ========  =========  ==========

4. Line of Credit:

   At December 31, 1998 the Company has a line of credit agreement with a financial institution for $750,000 bearing interest on the outstanding balance at the bank's prime rate plus one half percent, which was 8.25% at December 31, 1998. The Company has an outstanding letter of credit for a lease of office space for $350,000 which reduces the availability of the line of credit. The net amount available under the line of credit is $400,000 as of December 31, 1998.

5. Income Taxes:

   The provision for income taxes results in an effective tax rate that differs from the federal statutory rate primarily due to net operating losses for which a valuation allowance has been established.

   The following is a summary of deferred tax assets:

                                                             December 31,
                                                         ----------------------
                                                           1997        1998
                                                         ---------  -----------
   Deferred tax assets
     Net operating loss carryforwards................... $ 420,000  $ 3,500,000
     Accruals and reserves..............................    40,000      260,000
     Other..............................................        --      100,000
                                                         ---------  -----------
   Total deferred tax assets............................   460,000    3,860,000
                                                         ---------  -----------
   Valuation allowance..................................  (460,000)  (3,860,000)
                                                         ---------  -----------
   Net deferred tax assets.............................. $      --  $        --
                                                         =========  ===========

   At December 31, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $8,700,000 which expire beginning in the tax year 2012.

   Realization of net operating losses is dependent on future earnings, if any, the timing and the amount of which are uncertain. Accordingly, a valuation allowance in an amount equal to the deferred tax assets as of December 31, 1997 and 1998 has been established to reflect these uncertainties. The valuation allowance increased by $460,000 and $3,400,000 during the period through December 31, 1997 and the year ended December 31, 1998, respectively.

                              SPRINGSTREET, INC.

   Because of the "change in ownership" provisions of the Internal Revenue Code, a portion of the Company's net operating loss carryforwards and tax credit carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future income tax liabilities.

6. Commitments and Related Party Transactions:

   The Company has entered into operating leases for certain office space and equipment. Minimum lease payments by year and in the aggregate under lease obligations with initial or remaining terms of one year or more consist of the following:

   1999.............................................................. $1,228,000
   2000..............................................................  1,352,000
   2001..............................................................  1,235,000
   2002..............................................................    489,000
   2003..............................................................    489,000
   Thereafter........................................................     40,000
                                                                      ----------
   Total............................................................. $4,833,000
                                                                      ==========

   Rent expense for the period August 21, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998 was $15,000 and $358,000, respectively.

   The Company entered into an agreement with a shareholder to co-brand a Web site and to share related revenue. This activity resulted in net revenues for 1998 of $58,000 and net receivables from the shareholder of $58,000 at December 31, 1998.

7. Shareholders' Equity (Deficit):

   The Company has two classes of authorized stock: common stock and preferred stock.

   Common Stock

   The Company has authorized 20,000,000 and issued 1,250,000 and 1,281,562 shares of common stock as of December 31, 1997 and 1998, respectively. Of the total shares, 1,250,000 shares were sold to founders of the Company on October 13, 1997 and are subject to the Company's right, but not its obligation, to repurchase the shares at $0.10, if certain events occur. Fifty percent of this right lapsed in October 1997 and the remaining portion lapses ratably over a 36 month period ending November 2000. In addition, these rights lapse in full at such time as the Company merges with or is sold to another company. As of December 31, 1997 and 1998, 590,278 and 381,946 shares, respectively were subject to repurchase by the Company.

   The Company is required to reserve and keep available out of its authorized but unissued shares of common stock such number of shares sufficient to effect the conversion of all outstanding shares of convertible preferred stock plus shares granted and available for grant under the Company's stock option plan. The amount of such shares of common stock reserved for these purposes is as follows:

                                                   December 31,
                                               --------------------  March 31,
                                                 1997       1998       1999
                                               --------- ---------- -----------
                                                                    (unaudited)
   Conversion of Convertible Preferred
    Stock....................................  7,434,210 12,123,290 14,554,062
   Outstanding stock options.................    623,634  1,642,801  2,047,779
   Additional shares available for grant
    under the Company's stock option plan....  1,001,366    450,637     28,847
                                               --------- ---------- ----------
   Total common stock reserved for issuance..  9,059,210 14,216,728 16,630,688
                                               ========= ========== ==========

                              SPRINGSTREET, INC.

   Preferred Stock

   The Company is authorized to issue 12,284,210 shares of convertible preferred stock in one or more series. Dividends on each series of convertible preferred stock are non cumulative and are payable when and if declared by the Company.

   Convertible preferred stock issued and outstanding is as follows:

                              December 31, 1997       December 31, 1998        March 31, 1999
                            ---------------------- ----------------------- -----------------------
                              Shares                 Shares                  Shares
                            Outstanding   Amount   Outstanding   Amount    Outstanding   Amount
                            ----------- ---------- ----------- ----------- ----------- -----------
                                                                                 (unaudited)
   Series A................  3,750,000  $  202,000  3,750,000  $   202,000  3,750,000  $   202,000
   Series B................  3,684,210   3,500,000  3,684,210    3,500,000  3,684,210    3,500,000
   Series C................         --          --  4,689,080   10,274,000  4,689,080   10,274,000
   Series D................         --          --         --           --  2,430,772   15,800,000
                             ---------  ---------- ----------  ----------- ----------  -----------
   Total...................  7,434,210  $3,702,000 12,123,290  $13,976,000 14,554,062  $29,776,000
                             =========  ========== ==========  =========== ==========  ===========

   Holders of Series B and C Convertible Preferred Stock are entitled to receive a liquidation preference prior and in preference to any distribution to the holders of Series A Convertible Preferred Stock and the common shareholders in the amount equal to all declared but unpaid dividends, if any, attributable to the Series B and C Convertible Preferred Stock, plus $0.95 and $2.20 per share, respectively, adjusted for any combinations, consolidations, stock distributions or dividends. The liquidation preference for the holders of Series B Convertible Preferred Stock was $3,500,000 at December 31, 1997 and 1998. The liquidation preference for the holders of Series C Convertible Preferred Stock was $10,315,800 at December 31, 1998.

   After payment of the prior liquidation preference to Series B and C Convertible Preferred Stock, holders of Series A Convertible Preferred Stock are entitled, prior and in preference to any distribution to the common shareholders to receive an amount equal to all declared but unpaid dividends, if any, attributable to the Series A Convertible Preferred Stock plus $0.347 per share, as adjusted for any combinations, consolidations, stock distributions or dividends. The aggregate liquidation preference for holders of Series A Convertible Preferred Stock at December 31, 1997 and 1998 was $1,301,250.

   If the distributable assets are insufficient to permit payment to the Series B and C preferred shareholders of their preferential amount, then the entire amount of distributable assets shall be distributed pro rata among the Series B and C preferred shareholders in proportion to their respective preferential amounts. Similarly, if the remaining distributable assets after payment of the Series B and C preferred shareholders' initial liquidation amount is insufficient to permit payment to the Series A preferred shareholders of their preferred amount, then the remaining distributable assets shall be distributed pro rata among the Series A preferred shareholders in proportion to their respective preferential amounts.

   Following payment of such liquidation preference, the remaining assets, if any, will be available for distribution to the holders of the Company's common stock and convertible preferred stock pro ratably based the number of shares of common stock and common stock into which the shares of convertible preferred stock could be converted at the time the remaining assets are distributed. However, the holders of the Series B and C Convertible Preferred Stock are not entitled to participate with the holders of the Company's common stock after holders of Series B Convertible Preferred Stock have received a total of $3.80 per share and the holders of Series C Convertible Preferred Stock have received a total of $8.80 per share. The holders of Series A Convertible Preferred Stock are not entitled to participate with the holders of common stock after the holders of Series A Convertible Preferred Stock have received an aggregate amount per share of Series A Convertible Preferred Stock equal to the Series A preference discussed above plus eighteen percent of the Series A preference, compounded annually from the date of issuance through the fifth anniversary of the date of issuance.

                              SPRINGSTREET, INC.

   Each share of Series A, B and C Convertible Preferred Stock ("Voting Preferred") carries voting rights. Each holder of Voting Preferred is entitled to the number of votes equal to the number of shares of common stock into which such shares of Voting Preferred held by such preferred shareholder could then be converted.

   Each share of Voting Preferred is convertible at the option of the holder into shares of common stock equal to the number of preferred shares multiplied by the then effective Conversion Rate. At December 31, 1997 and 1998, the conversion rate for each series of Convertible Preferred Stock was one share of common stock for each share of preferred stock.

   In addition, each share of Voting Preferred shall automatically be converted into shares of common stock at the then effective Conversion Rate for such share immediately prior to the consummation of a firmly underwritten public offering of common stock, provided that the price per share (prior to underwriter's discounts or commissions and offering expenses) is not less than $6.60 (subject to appropriate adjustment for stock splits, stock dividends, reclassifications, recapitalizations and the like) and the aggregate gross proceeds to the Company are not less than $20 million after deduction of underwriters' commissions and expenses.

   Series B and C Convertible Preferred Stock are redeemable after September 30, 2002 by the holders of Series B and C Convertible Preferred Stock at such time that sixty-six and two-thirds percent of the then outstanding Series B Convertible Preferred Stock and fifty percent of the then outstanding Series C Convertible Preferred Stock provide written notice to the Company. The redemption price shall be an amount equal to $0.95 and $2.20 per share, plus any dividends declared but unpaid, for the Series B and C Convertible Preferred Stock, respectively. In the event that the funds of the Company are insufficient to redeem the total number of shares of Series B and C Convertible Preferred Stock, those funds which are legally available will be used to ratably redeem the Series B and C Convertible Preferred Stock.

   Stock Option Plan

   Under the 1997 Incentive Stock Plan (the "Plan"), the Company offers options to purchase shares of common stock to employees and consultants. At December 31, 1997, the Company had reserved 1,625,000 shares of common stock for issuance through the Plan. At December 31, 1998 and March 31, 1999 (unaudited) the Company had reserved 2,125,000 shares of common stock for issuance through the Plan.

   The following summarizes stock option activity and related information since the Company's inception:

                                                                  Weighted-
                                                                   Average
                                                                  Exercise
                                                     Shares    Price per Share
                                                    ---------  ---------------
   Granted (exercise price of $0.10)...............   623,634       $.10
                                                    ---------       ----
   Outstanding at December 31, 1997................   623,634        .10
     Granted (exercise price ranging from $0.10 to
      $0.20)....................................... 1,486,005        .17
     Exercised.....................................   (31,562)       .10
     Canceled......................................  (435,276)       .12
                                                    ---------       ----
   Outstanding at December 31, 1998................ 1,642,801        .15
     Granted (exercise price ranging from $0.20 to
      $1.00) (unaudited)...........................   503,000        .43
     Exercised (unaudited).........................   (16,812)       .11
     Canceled (unaudited)..........................   (81,210)       .30
                                                    ---------       ----
   Outstanding as of March 31, 1999 (unaudited).... 2,047,779       $.21
                                                    =========       ====
   Options exercisable at December 31, 1997........        --       $ --
                                                    =========       ====
   Options exercisable at December 31, 1998........   138,328       $.10
                                                    =========       ====
   Options exercisable at March 31, 1999...........   182,566       $.10
                                                    =========       ====

                              SPRINGSTREET, INC.

   Exercise prices for stock options outstanding as of December 31, 1997 and 1998 and March 31, 1999 (unaudited) and the weighted-average remaining contractual life are as follows:

                                                   Weighted-Average
                                         Shares       Remaining       Shares
   Exercise Price                      Outstanding Contractual Life Exercisable
   --------------                      ----------- ---------------- -----------
   December 31, 1997
     $.10.............................    623,634     9.9 years            --
   December 31, 1998
     $.10.............................    744,196     9.0 years       138,328
     $.20.............................    898,605     9.7 years            --
                                        ---------     ---------       -------
   Total..............................  1,642,801     9.3 years       138,328
                                        =========     =========       =======

   March 31, 1999 (unaudited)
     $.10.............................    712,274     8.7 years       182,566
     $.20.............................  1,019,005     9.5 years            --
     $.40.............................    244,500     9.9 years            --
     $1.00............................     72,000     9.9 years            --
                                        ---------     ---------       -------
   Total..............................  2,047,779     9.3 years       182,566
                                        =========     =========       =======

   As discussed in Note 2, the Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for its employee stock-based awards because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing employee stock-based awards. Under APB Opinion No. 25, the Company does not recognize compensation expense with respect to such awards if the exercise price equals or exceeds the fair value of the underlying security on the date of grant and other terms are fixed.

   The fair value of these awards for the purpose of the alternative fair value disclosures required by FAS 123 was estimated as of the date of grant using the minimum value option pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the options. Because the Company's stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards. For the purposes of the Company's pro forma disclosures, the fair value of options granted during the period ended December 31, 1997, and the year ended December 31, 1998 was determined using the minimum value method with a risk-free interest rate of approximately 6.0%, an expected life of four years, and a dividend yield of zero.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information follows:

                                                        Period
                                                       through     Year ended
                                                     December 31, December 31,
                                                         1997         1998
                                                     ------------ ------------
   Net loss, as reported (in thousands).............   $(1,126)     $(8,591)
   Net loss, pro forma (in thousands)...............    (1,126)      (8,600)
   Net loss per share--basic and diluted, as
    reported........................................     (1.77)      (11.00)
   Net loss per share--basis and diluted, pro
   forma............................................     (1.77)      (11.01)

                              SPRINGSTREET, INC.

   The compensation expense associated with the Company's stock-based compensation plans determined using the minimum value method prescribed above did not result in a material difference from the reported net income for the period from August 21, 1997 (commencement of operations) through December 31, 1997 and the year ended December 31, 1998. Future pro forma statement of operations results may be materially different from actual amounts reported.

   Deferred Compensation

   The Company has recorded deferred stock compensation charges of $1,955,000 for the year ended December 31, 1998 for the difference between the exercise price and the deemed fair value of certain stock options granted by the Company. Such amount is included as an increase in shareholders' deficit and is being amortized by charges to operations, using an accelerated method, over the vesting periods of the individual stock options, which range from one month to four years. Amortization of deferred stock compensation totaled $325,000 for the year ended December 31, 1998.

8. Retirement Plan:

   The Company established a 401(k) Profit Plan (the "401(k) Plan") which is available to all employees who meet the Plan's eligibility requirements. Employees may elect to contribute up to 15% of their eligible earnings to the 401(k) Plan subject to certain limitations. This defined contribution plan provides that the Company may, at its discretion, make contributions to the 401(k) Plan on a periodic basis.

9. Subsequent Events:

   In March 1999, the Company authorized 3,153,846 shares of Series D Convertible Preferred Stock and issued 2,430,772 shares at $6.50 per share for net proceeds of $15,800,000 to new and existing investors. In addition, the Company authorized an additional 5,000,000 shares of common stock.

   In February and March 1999, the Company entered into co-branding agreements with several Internet services companies under which the Company is obligated to pay approximately $1,630,000 over a twelve month period.

   In March 1999, the Company entered into an Asset Purchase Agreement to purchase the assets of a rental listing service for $420,000.

10. Year 2000 Risks (Unaudited):

   Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

   The risks posed by Year 2000 issues could adversely affect our business in a number of significant ways. We are in the process of reviewing the Year 2000 compliance of our internally developed proprietary software, which includes substantially all of the systems for the operation of our website, such as our instant online approval system, customer interaction and transaction systems and our security, monitoring and back-up capabilities, including development of contingency plans. Our information technology systems also depend on information technology and services supplied by third parties. We are currently assessing the Year 2000 readiness of these third party vendors. Year 2000 problems experienced by us or any of such third parties could materially adversely affect our business. Additionally, the Internet could face serious disruptions arising from the Year 2000 problem.

                               SPRINGSTREET, INC.

11. Event Subsequent to Date of Auditors' Report (Unaudited):

   On June 30, 1999, homestore.com, Inc. acquired all of the Company's outstanding shares of common stock, at which time the Company became a wholly-owned subsidiary of homestore.com, Inc.

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